                                                                     EXHIBIT C-3

                           NEW AGENDA FOR ACHIEVEMENT

                                       THE
                                   BUDGET PLAN
                                      2004

      [LOGO] Department of Finance            Ministere des Finances
                   Canada                             Canada

              (C) HER MAJESTY THE QUEEN IN RIGHT OF CANADA (2004)
                               ALL RIGHTS RESERVED

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                             Cat. No.: F1-23/2004-3E
                               ISBN 0-660-19275-6

TABLE OF CONTENTS

1  INTRODUCTION AND OVERVIEW ..........................................           5

   Budget 2004--New Agenda for Achievement.............................           7

   Economic Developments and Prospects.................................           9

   Sound Financial Management..........................................          10

   Moving Forward on the Priorities of Canadians.......................          11

2  ECONOMIC DEVELOPMENTS AND PROSPECTS.................................          17

   Highlights..........................................................          18

   Introduction........................................................          19

   Economic Developments and Prospects.................................          20

   Private Sector Economic Forecasts...................................          36

   Risks and Uncertainties.............................................          42

3  SOUND FINANCIAL MANAGEMENT..........................................          45

   Highlights..........................................................          46

   Introduction........................................................          48

   Approach to Fiscal Planning.........................................          49

   Maintaining a Prudent Approach......................................          53

   Setting a Goal for Lowering the Debt-to-GDP Ratio...................          54

   Controlling Spending and Improving Expenditure Efficiency...........          56

   Fiscal Outlook Before the Measures Proposed in the 2004 Budget......          59

   Impact of Measures in Budget 2004 on the Fiscal Balance.............          62

   Debt Management.....................................................          77

   Financial Source/Requirement........................................          79

   Sensitivity of the Fiscal Outlook to Economic Shocks................          81

4  MOVING FORWARD ON THE PRIORITIES OF CANADIANS.......................          83

   Introduction........................................................          85

   Highlights--The Importance of Health................................          88

   Highlights--The Importance of Learning..............................         106

   Highlights--The Importance of Knowledge and Commercialization.......         132

   Highlights--The Importance of Communities...........................         161

   Highlights--The Importance of Canada's Relationship to the World....         190

ANNEXES

1  Update on Federal Tax Reductions.......................................         201
      Tax Measures to Support Economic and Social Objectives,
        Enhance Tax Fairness and Improve the Tax Structure................         211

2  Fiscal Performance of Canada's Federal-Provincial-Territorial
    Government Sector.....................................................         235

3  Canada's Financial Performance in an International Context.............         243

4  The Budgetary Balance, Financial Source/Requirement, and National
    Accounts Budget Balance...............................................         255

5  The Air Travellers Security Charge.....................................         261
      Notice of Ways and Means Motion to Amend the Air Travellers
       Security Charge Act................................................         269

6  Renewing Equalization and Territorial Formula Financing................         273

7  The Importance of Productivity Growth to the Long-Term Well-Being
     of Canadians.........................................................         289

8  The Government's Response to the Auditor General's Observations on
    the 2003 Financial Statements.........................................         307

9  Tax Measures: Supplementary Information and Notices of Ways and
    Means Motions.........................................................         317

1

INTRODUCTION
AND OVERVIEW

                           INTRODUCTION AND OVERVIEW

BUDGET 2004--NEW AGENDA FOR ACHIEVEMENT

INTRODUCTION

Canadians are united by a belief in equality of opportunity. It is a principle that defines us as a nation, a cause that unites us as a community and a goal that defines this government.

         In the Speech from the Throne, the Government set out an ambitious agenda to improve the standard of living and quality of life of all Canadians. Its three themes are to strengthen Canada's social foundations, build a dynamic 21st century economy and restore Canada's influence in the world.

         Just as Canadians are united by the belief in equality of opportunity, so too are the three themes of the Government's agenda. For it is by giving all Canadians the opportunity to succeed, to reach their potential, and to build a better life for themselves, their families and their communities that Canada will succeed and be a model for the world.

         At the core of this budget is the recognition that to achieve our goal of better lives for all Canadians, our social and economic policies must be mutually reinforcing. Quite simply, there can be no strong economy without a secure society, and no secure society without a strong economy to support it. And underlying this must be the prudence of balanced budgets that comes with living within our means.

         Therefore, this budget is built on the foundation of creating opportunity for individuals. It recognizes that opportunity has many dimensions and can be defined in many ways.

         The measures in this budget have been designed to meet the test of what Canadians believe are our priorities as a nation. They focus on the importance of health care, learning, communities, the economy and our place in the world, each of which is crucial to the creation of opportunity for each and every Canadian. Each is a step down the path towards a Canada of opportunity and achievement.

         This budget lays the foundation for that greater Canada, a nation where individual opportunity translates into economic achievement and social justice.

                           INTRODUCTION AND OVERVIEW

HIGHLIGHTS

ECONOMIC DEVELOPMENTS AND PROSPECTS

- During 2003 economic activity in Canada slowed because of a series of unforeseen shocks. As a result, real gross domestic product (GDP) expanded only
1.7 per cent for the year, well below the 3.2 per cent expected by private sector economists at the time of the 2003 budget.

- Nevertheless, strength in domestic demand through most of the year, supported by low interest rates, helped offset the weakness in exports.

- Canada's labour market strengthened in the latter part of 2003. Since December 2002 the economy has created 271,900 new jobs, all full-time.

- Solid domestic fundamentals, low interest rates and a more favourable global environment, particularly a stronger U.S. economy, are expected to support more robust Canadian economic growth this year.

- Private sector economists expect the Canadian economy to grow by an average of 2.7 per cent in 2004, significantly better than last year but still well below the 3.5 per cent forecast at the time of the 2003 budget.

- Private sector economists expect a further pickup in growth to 3.3 per cent in 2005.

-        There are two main risks to the Canadian economic outlook:

         - The uncertainty surrounding the economic impact of the rapid rise of the Canadian dollar.

         -        The sustainability of the U.S. economic recovery.

                              THE BUDGET PLAN 2004

SOUND FINANCIAL MANAGEMENT

- The seventh consecutive balanced budget is projected for 2003-04, the first time since Confederation, and balanced budgets or better are forecast for 2004-05 and 2005-06.

- The $3-billion Contingency Reserve is maintained, and $1 billion in economic prudence restored, for 2004-05 and 2005-06.

- The federal debt-to-GDP ratio is expected to fall to 42 per cent in 2003-04, down from its peak of 68.4 per cent in 1995-96. The ratio is forecast to decline to 38 per cent by 2005-06.

- To be in a better position to deal with pressures related to an aging population, the Government has set a new objective of reducing the federal debt-to-GDP ratio to 25 per cent within 10 years.

- In this budget program expenses are projected to grow an average of 4.4 per cent in 2004-05 and 2005-06, roughly in line with projected growth in the economy.

- As part of instituting a new management approach in government, the budget implements $1 billion in annual reallocation from existing spending in 2004-05 and beyond to meet Budget 2003 commitments.

- As well, the Cabinet Committee on Expenditure Review is examining all programs to identify at least $3 billion annually in savings within four years for reinvestment in the priorities of Canadians while improving government management.

- Furthermore, a new plan for better spending management and oversight is being introduced under the leadership of the President of the Treasury Board, which includes re-establishing the Office of the Comptroller General of Canada, strengthening departmental comptrollers and internal audits.

- The Government intends to sell its remaining shares in Petro-Canada in 2004-05.

                           INTRODUCTION AND OVERVIEW

MOVING FORWARD ON THE PRIORITIES OF CANADIANS

THE IMPORTANCE OF HEALTH

- Confirmation of an additional $2 billion for the provinces and territories for health, bringing to $36.8 billion the funding provided under the February 2003 First Ministers' Accord on Health Care Renewal.

- Establishment of a new Canada Public Health Agency as a focal point for disease control and emergency response.

- Immediate funding of $665 million in this fiscal year and over the next two years to improve Canada's readiness to deal with public health emergencies. This is in addition to the approximately $400 million to be transferred from Health Canada to the new Canada Public Health Agency.

-        Improved tax fairness for Canadians with disabilities and caregivers.

- Increased funding of $30 million annually to support employment assistance programming delivered by provinces and territories for Canadians with disabilities.

                              THE BUDGET PLAN 2004

THE IMPORTANCE OF LEARNING

- Introduction of a new Canada Learning Bond, which will provide up to $2,000 for children in low-income families born after 2003 for post-secondary education.

- Enhancement of the Canada Education Savings Grant matching rate for low- and middle-income families.

- Introduction of a new grant of up to $3,000 for first-year, post-secondary dependent students from low-income families.

- Introduction of an up-front annual grant of up to $2,000 for post-secondary students with disabilities.

- Increase in the ceiling for Canada Student Loans to $210 a week from $165.

- Increase in the income thresholds used for determining eligibility for student loan interest relief.

- Increase in the maximum amount of debt reduction for students facing financial difficulty to $26,000 from $20,000.

- Extension of the education tax credit to employees who pursue career related studies at their own expense.

- Investment of $125 million over five years for the Aboriginal Human Resources Development Strategy.

-        Doubling to $50 million support for the Urban Aboriginal Strategy.

                           INTRODUCTION AND OVERVIEW

THE IMPORTANCE OF KNOWLEDGE AND COMMERCIALIZATION

- Annual increase of $90 million to Canada's three federal granting councils.

- Increase of $20 million annually to help offset the indirect costs of research by universities and research hospitals.

-        An additional $60 million to Genome Canada to strengthen its research.

- Additional funding to improve the capacity for commercialization at universities, hospitals and other research facilities.

- New funding of $270 million set aside to enhance access to venture capital financing for companies turning promising research into new products and services.

- Acceleration by one year, from 2006 to 2005, of the increase in the small business deduction limit to $300,000.

- Increase in the capital cost allowance rate for computer equipment to 45 per cent from 30 per cent, and in the rate for broadband, Internet and other data network infrastructure equipment to 30 per cent from 20 per cent.

                              THE BUDGET PLAN 2004

THE IMPORTANCE OF COMMUNITIES

- $7 billion in GST/HST relief for municipalities of all sizes over the next 10 years.

- Acceleration of the $1-billion Municipal Rural Infrastructure Fund, with spending over the next 5 years instead of 10.

- A stronger voice for municipalities in the federal decisions that affect them.

- New funding of $15 million a year in support of enhanced language training to reduce labour market barriers faced by immigrants.

-        Increased funding for the Urban Aboriginal Strategy.

-        Funding of $4 billion over 10 years to clean up contaminated sites.

- New funding ($1 billion over 7 years) to support the development and commercialization of new environmental technologies, reflecting the sale of Petro-Canada.

- More effective tax rules for registered charities and ongoing support for the Voluntary Sector Initiative.

- Increased support for community-based economic development and the social economy.

                           INTRODUCTION AND OVERVIEW

THE IMPORTANCE OF CANADA'S RELATIONSHIP TO THE WORLD

- An additional $250 million to cover the costs of Canada's participation in peacekeeping missions in Afghanistan and the fight against terrorism.

- An additional $50 million for Canada's participation in the peacekeeping force in Haiti.

- Additional capital funding in 2005-06 to advance priority capital investments.

- Exemption from tax of the income earned by Canadian Forces personnel and police on high-risk international missions.

-        Commitment of a further $605 million to address security issues.

-        A reduction in the Air Travellers Security Charge.

- An increase of $248 million, or 8 per cent, in international assistance in 2005-06.

                                  THE BUDGET PLAN 2004

TABLE 1
Spending and Revenue Initiatives: 2004 Budget

                                                             2003-04   2004-05       2005-06
                                                             -------   -------       -------
                                                                   (millions of dollars)
IMPORTANCE OF HEALTH
    Canada Health and Social Transfer cash supplement         2,000
    Strengthening Canada's public health system                 500       80             85
    Inclusion of persons with disabilities                              50.5           57.9
                                                              -----     ----           ----
    TOTAL                                                     2,500      131            143

IMPORTANCE OF LEARNING
    Caring for Canada's children                                          91             93
    Helping families plan ahead for
      post-secondary education                                           105            302
    Encouraging lifelong learning                                         25             40
    Economic opportunities for
      Aboriginal Canadians                                                30             31
                                                                        ----           ----
    TOTAL                                                                251            466

IMPORTANCE OF KNOWLEDGE AND COMMERCIALIZATION
    Building research foundations                                        170            115
    Commercialization of research                                         20             20
    Venture capital financing(1)                                        (255)           (15)
    Investing in offshore development                                      7              7
    Small business and entrepreneurship                                    1           24.5
    Strengthening the Canadian tax advantage                              95            200
                                                                        ----           ----
    TOTAL                                                                293            367

IMPORTANCE OF COMMUNITIES
    New Deal for communities: first steps                       100      605            655
    The community-based and non-profit sector                             15             15
    Supporting the social economy                                         35             43
    Environment and sustainable development                              205             10
    Other initiatives in support of communities                         52.5             53
                                                                ---     ----           ----
    TOTAL                                                       100      913            776

IMPORTANCE OF CANADA'S RELATIONSHIP
    TO THE WORLD
    Defence                                                              277             85
    Security reserve                                                     115            115
    International assistance(2)                                                         248
    Canada Corps                                                           5             10
                                                                        ----           ----
    TOTAL                                                                397            458

OTHER
    Agriculture assistance                                    1,000
    Equalization and Territorial Formula
      Financing renewal                                                  195            202
    Other                                                               37.5            100
                                                              -----     ----           ----
    TOTAL                                                     1,000      233            302

TOTAL: SPENDING AND REVENUE INITIATIVES                       3,600    2,216          2,511
    of which:
      Spending initiatives                                    3,500    1,486          1,621
      Revenue initiatives                                       100      730            890
                                                              -----     ----           ----

--------------------
(1) Federal support will be in the form of an equity injection, i.e. the purchase of shares. As a result, there will be no budgetary impact.

(2) In the 2003 budget, the International Assistance Envelope was increased by 8 per cent in both 2003-04 and 2004-05.

2

ECONOMIC DEVELOPMENTS
AND PROSPECTS

                              THE BUDGET PLAN 2004

HIGHLIGHTS

- During 2003 economic activity in Canada slowed because of a series of unforeseen shocks. As a result, real gross domestic product (GDP) expanded only
1.7 per cent for the year, well below the 3.2 per cent expected by private sector economists at the time of the 2003 budget.

- Severe acute respiratory syndrome (SARS), bovine spongiform encephalopathy (BSE), the blackout in Ontario and the rapid appreciation of the Canadian dollar took their toll on the Canadian economy, with exports falling
2.1 per cent relative to their levels in 2002.

- Nevertheless, strength in domestic demand through most of the year, supported by low interest rates, helped offset the weakness in exports.

- Canada's labour market strengthened in the latter part of 2003. Since December 2002 the economy has created 271,900 new jobs, all full-time.

- Looking ahead, solid domestic fundamentals, low interest rates and a more favourable global economic environment, particularly a stronger U.S. economy, are expected to support Canadian growth. Private sector economists expect real GDP growth in Canada to average 2.7 per cent in 2004, significantly better than last year but still well below the 3.5 per cent expected at the time of the 2003 budget. Private sector economists expect growth of 3.3 per cent in 2005.

- Although the economy is expected to strengthen in 2004 and 2005, the level of economic activity will fall short of that expected at the time of the 2003 budget. Private sector forecasters now forecast the level of real GDP to be about $25 billion less through 2005 than what they anticipated at the time of the 2003 budget.

- There are two main risks to the Canadian economic outlook. The first is the uncertainty regarding the impact on the economy of the unprecedented appreciation of the Canadian dollar. The second is the sustainability of the U.S. economic recovery.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

INTRODUCTION

This chapter reviews recent economic developments and prospects. Using the average of private sector economic forecasts, it establishes the economic planning assumptions that underlie the Government's budget plan and presents an assessment of risks and uncertainties associated with the economic outlook.

         Canada was hit by a series of significant shocks last year, ranging from the outbreak of SARS and a major power blackout in Ontario to forest fires in British Columbia, a hurricane in Atlantic Canada and a case of BSE in the Prairies.

         At the same time, the Canadian dollar soared by more than 20 per cent against the U.S. dollar. This rise was mainly the result of sustained weakness in the American currency, which fell against all other major currencies. The rising Canadian dollar contributed to a decline in the volume of Canada's exports and an increase in imports during most of 2003.

         These developments cut heavily into Canada's growth rate last year. However, solid domestic fundamentals, low interest rates and a more favourable global economic environment should support growth going forward. And although private sector economists expect stronger growth this year and next, they do not expect the economy to regain the economic ground lost since the 2003 budget over this period.

-----------------
Note: This chapter incorporates data available up to March 12, 2004. Figures in this chapter are at annual rates unless otherwise noted.

                              THE BUDGET PLAN 2004

ECONOMIC DEVELOPMENTS AND PROSPECTS

2003 WAS A DIFFICULT YEAR FOR THE CANADIAN ECONOMY

CANADIAN REAL GDP GROWTH

          [BAR CHART SHOWING CANADIAN REAL GDP GROWTH FROM 2002-2003]

Sources: Statistics Canada and December 2002 Department of Finance survey of private sector forecasters.

- During 2003 Canadian economic growth slowed because of a series of shocks including the SARS outbreak, the mid-August power blackout in Ontario, the discovery of a case of BSE in Alberta, forest fires in British Columbia, a hurricane in Atlantic Canada, and a more than 20-per-cent appreciation of the Canadian dollar.

- After first-quarter growth of 2.5 per cent, the Canadian economy contracted 1.0 per cent in the April-to-June period--only the second quarter of negative growth since 1992. Growth resumed in the third quarter at a weak 1.3 per cent followed by a stronger 3.8 per cent in the fourth quarter.

- The Canadian economy expanded 1.7 per cent in 2003 as a whole, roughly half the rate expected at the time of the 2003 budget.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

ECONOMIC GROWTH IN 2003 SLOWED BECAUSE OF A SERIES OF SHOCKS ...

INDUSTRY OUTPUT

        [LINE GRAPH SHOWING INDUSTRY OUTPUT FROM DEC. 2002 TO DEC. 2003]

Source: Statistics Canada.

- The shocks Canada experienced last year affected output in a broad range of sectors. With the appearance of SARS during the spring of 2003, travel-related industries, including air transportation and accommodation services, suffered sharply reduced activity.

- The U.S. ban on imports of Canadian beef, imposed when a case of BSE was discovered, led to a sharp drop in the output of the animal slaughtering and meat processing industries between April and June. Forest fires struck British Columbia during the summer and affected the lumber industry in the interior of the province.

- In August the electricity blackout in Ontario crippled much of the province's manufacturing sector for several days and reduced the output of public administration.

                              THE BUDGET PLAN 2004

.... INCLUDING A RAPID AND SIZEABLE APPRECIATION OF THE CANADIAN DOLLAR,
REFLECTING A REALIGNMENT OF WORLD CURRENCIES

PERFORMANCE OF MAJOR                      EXPORTS OF GOODS
CURRENCIES VS. U.S. DOLLAR                AS A SHARE OF GDP IN 2002

[COMBINED BAR CHARTS SHOWING PERFORMANCE OF MAJOR CURRENCIES VS. U.S. DOLLAR AND
                  EXPORTS OF GOODS AS A SHARE OF GDP IN 2002]

Source: Bank of Canada.              Sources: International Monetary Fund and
                                     Organisation for Economic Co-operation and
                                     Development.

- Over the course of 2003 the Canadian dollar appreciated more than 20 per cent against its U.S. counterpart, returning to levels last reached in late 1993. The rise of the Canadian dollar reflected in part a general weakness of the U.S. dollar against all major currencies.

- While some of these currencies have appreciated more than the Canadian dollar over the past two years, on a trade-weighted basis the Canadian dollar has appreciated as much or more than other major currencies. Since Canada exports a larger share of its GDP to the U.S. than any other country, the depreciation of the U.S. dollar has been a more significant economic development for Canada than for other major economies.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

THE EFFECTS OF AN APPRECIATION OF THE CANADIAN DOLLAR ON THE ECONOMY

- Reduces profits and ultimately output and employment of export-oriented firms.

- Lowers the price businesses and consumers in Canada pay for imported goods and services.

- Encourages Canadian businesses and consumers to substitute their purchases away from domestic production towards cheaper imports.

-        Reduces the cost of buying new machinery and equipment from abroad.

         In general, a significant increase in the value of the Canadian dollar reduces the profits of exporters and lowers foreign demand for Canadian goods and services. To the extent that the exchange rate appreciation also results in lower import prices in Canada, Canadian businesses and consumers tend to substitute cheaper imported goods for domestic products. This reduces the revenues of domestic producers who compete with foreign companies in the Canadian market. As foreign and domestic demand for Canadian goods and services falls, output and ultimately employment can be negatively affected in some industries.

         On the other hand, a stronger Canadian dollar also leads to lower costs for imported materials, parts, and machinery and equipment, helping to mitigate the negative impact on profits and encouraging investment, which in turn should enhance productivity. In addition, importers of goods--such as those in the wholesale and retail industries--may see their sales increase because of a rise in the Canadian dollar.

         Further, the impact of a stronger Canadian dollar on the profits of exporters can be offset, to some degree, if there is more robust demand abroad and higher commodity prices.

                              THE BUDGET PLAN 2004

ECONOMIC SHOCKS, AS WELL AS A HESITANT U.S. RECOVERY EARLY IN THE YEAR, TOOK THEIR TOLL ON CANADIAN EXPORTS IN 2003

GROWTH IN CANADIAN REAL EXPORTS AND U.S. REAL GDP

[COMBINED BAR CHARTS SHOWING GROWTH IN CANADIAN REAL EXPORTS AND U.S. REAL GDP]

Source: Statistics Canada.                  Source: Bureau of Economic Analysis.

- The appreciation of the Canadian dollar in the first part of 2003 exacerbated an already difficult situation for Canadian exporters. They had been facing relatively weak and uneven external demand since the 2001 global slowdown, particularly from a sluggish U.S. economy, as well as from domestic shocks early in the year.

- In the second half of 2003 the external environment improved considerably. The U.S. economy grew an exceptional 8.2 per cent in the third quarter, led by surging sales of durable goods and investment in equipment and software. Growth continued at a robust 4.1-per-cent pace in the fourth quarter.

- While a reinvigorated U.S. economy generally implies increased demand for Canadian exports, they were negatively affected by the appreciation of the Canadian dollar. Exports fell during most of 2003 and, despite a sharp rebound in the fourth quarter, they remained below their average level of the previous year.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

THE BANK OF CANADA RESPONDED TO ECONOMIC SHOCKS BY LOWERING INTEREST RATES

           TOTAL AND CORE                           BANK OF CANADA KEY
           CPI INFLATION                            POLICY RATE

[COMBINED BAR AND LINE GRAPH SHOWING TOTAL AND CORE CPI INFLATION AND LINE GRAPH
                    SHOWING BANK OF CANADA KEY POLICY RATE]

(1) Core Consumer Price Index (CPI)                Source: Bank of Canada.
inflation is the all-items CPI excluding the eight most volatile components as well as the effect of changes in indirect taxes on the remaining components.

Sources: Statistics Canada and Bank of Canada.

- In the early part of 2003 upward pressure on prices and concerns about rising inflation expectations prompted the Bank of Canada to raise its key policy rate by a total of 50 basis points to 3.25 per cent.

- However, reduced pressure on prices as well as increased economic slack in the wake of SARS, BSE and the rapid appreciation of the Canadian dollar led the Bank to lower its key policy rate in July and again in September, back to
2.75 per cent.

- In January 2004 the Bank lowered the policy rate to 2.5 per cent, noting that despite strong global economic growth, the rapid appreciation of the Canadian dollar had cut into the overall growth of aggregate demand for Canadian goods and services through weaker exports and increased imports. The Bank again lowered the rate to 2.25 per cent on March 2, explaining that while external demand was slightly stronger than expected, final domestic demand in Canada was slightly weaker.

                              THE BUDGET PLAN 2004

STRENGTH IN DOMESTIC DEMAND HELPED TO OFFSET SHOCKS IN 2003

REAL GDP AND FINAL DOMESTIC DEMAND GROWTH

         [BAR AND LINE GRAPH SHOWING REAL GDP AND FINAL DOMESTIC DEMAND
                              GROWTH FOR 2002-03]

Source: Statistics Canada.

- While a series of shocks slowed real GDP growth in Canada over the course of 2003, growth in final domestic demand, particularly consumer spending, remained robust over much of last year thanks to low interest rates and solid consumer and business confidence.

- Although final domestic demand growth weakened in the fourth quarter, these factors should support consumer and business spending going forward.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

CONSUMER SPENDING CONTRIBUTED SIGNIFICANTLY TO GROWTH IN 2003 ...

               REAL CONSUMER                      INDEX OF CONSUMER
               SPENDING GROWTH                    ATTITUDES

[COMBINED BAR CHART SHOWING REAL CONSUMER SPENDING GROWTH AND LINE GRAPH SHOWING
                          INDEX OF CONSUMER ATTITUDES]

Source: Statistics Canada.              Note: Data are quarterly until January
                                        2002, monthly thereafter.

                                        Source: Conference Board of Canada.

- Consumer spending helped to support the Canadian economy during most of 2003. For the year as a whole, consumer spending grew 3.3 per cent. In particular, the booming housing market generated strong growth in purchases of furniture and appliances. Growth in consumer spending stalled in the fourth quarter of last year, mainly reflecting a sharp decline in sales of motor vehicles and parts. In fact, excluding sales of motor vehicles and parts, consumer spending increased 2.9 per cent in the fourth quarter.

- Consumer confidence remains at historically high levels which, along with low interest rates, rising incomes and good labour market prospects, should support consumer demand.

                              THE BUDGET PLAN 2004

.... ALONG WITH A STRONG HOUSING MARKET

                                         HOUSING AFFORDABILITY INDEX AND
           HOUSING STARTS                ONE-YEAR MORTGAGE RATE

   [COMBINED BAR CHART SHOWING HOUSING STARTS AND LINE GRAPH SHOWING HOUSING
                AFFORDABILITY INDEX AND ONE-YEAR MORTGAGE RATE]

Source: Canada Mortgage and Housing   (1)  Using one-year mortgage rate.
Corporation.
                                      Sources: Statistics Canada and Department of Finance calculations.

- The strength of residential investment has been an important contributor to economic growth in Canada over the past two years. Employment growth, rising incomes and favourable mortgage rates have improved affordability, encouraging consumers to purchase houses.

- By the end of December 2003, households were saving more than $2,100 on a one-year mortgage of $100,000 compared to what they would have paid at the beginning of 2001.

- To meet growing demand, housing starts have exceeded the 200,000 mark in each of the last six quarters--well above their historical average.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

HOUSEHOLD NET WORTH IS AT HISTORICALLY HIGH LEVELS

             PERSONAL ASSETS                            PERSONAL
             AND LIABILITIES                            NET WORTH

 [COMBINED LINE GRAPH SHOWING PERSONAL ASSETS AND LIABILITIES AND BAR AND LINE
                       GRAPH SHOWING PERSONAL NET WORTH]

Source: Statistics Canada.                     Source: Statistics Canada.

- Spending by consumers, notably on housing and associated durable goods, was the key ingredient of strong domestic demand growth during 2003. While increased spending by consumers raised the level of household debt during the year, the value of household assets, particularly housing, rose even more rapidly. As a result, personal net worth increased steadily during the year. By the end of the third quarter of 2003, total household assets stood at $4.5 trillion, more than five times the value of household debt.

- Rising personal net worth, along with low financing costs, should support consumer spending in the months ahead.

                              THE BUDGET PLAN 2004

RISING COMMODITY PRICES HAVE SUPPORTED CANADIAN INCOMES AND PROFITS

COMMODITY PRICES IN U.S. DOLLARS

  [COMBINED LINE GRAPH AND BAR CHART SHOWING COMMODITY PRICES IN U.S. DOLLARS]

Source: Department of Finance Commodity      Source: Department of Finance
Price Index.                                 Commodity Price Index.

- Prices of Canadian commodities have soared over the past two years, reflecting a stronger world economy and robust growth in international demand for raw materials. During 2003 commodity prices measured in U.S. dollars increased 19.1 per cent, with non-energy commodities leading the gains. In particular, prices of base metals rose 32 per cent.

- Higher commodity prices have had positive impacts on Canadian incomes and profits.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

LOW BORROWING COSTS, HEALTHY PROFITS AND STRONG BUSINESS CONFIDENCE ...

           CORPORATE PROFITS                  INDEX OF BUSINESS CONFIDENCE

          [COMBINED LINE GRAPHS SHOWING CORPORATE PROFITS AND INDEX OF
                              BUSINESS CONFIDENCE]

Source: Statistics Canada.                  Source: Conference Board of Canada.

- Despite the stronger Canadian dollar, corporate profits as a share of GDP in Canada remained above their historical average during 2003, thanks in part to low borrowing costs and rising commodity prices.

- As well, the Conference Board of Canada reports that business confidence for the fourth quarter of 2003 reached its highest level since the third quarter of 2000. In particular, an increasing proportion of firms believe that economic conditions will improve in the next six months, and more than half of the firms surveyed believe that now is a good time to invest.

                              THE BUDGET PLAN 2004

.... SUPPORTED BUSINESS INVESTMENT IN 2003

REAL BUSINESS INVESTMENT GROWTH

              [BAR CHART SHOWING REAL BUSINESS INVESTMENT GROWTH]

Source: Statistics Canada.

- Although the quarterly pattern was uneven, on average, non-residential business investment in 2003 was 3.4 per cent higher than its level in 2002, led by a 5-per-cent jump in investment in machinery and equipment. In particular, investment in information and communications technology goods showed a marked improvement in the second half of the year.

- The combination of healthy corporate profits, low borrowing costs, rising commodity prices and increased business confidence bodes well for investment.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

CANADA'S CURRENT ACCOUNT REMAINS IN SURPLUS WHILE THE U.S. CURRENT ACCOUNT DEFICIT REMAINS LARGE

        CURRENT ACCOUNT BALANCE                      NET FOREIGN DEBT

  [COMBINED BAR AND LINE GRAPH SHOWING CURRENT ACCOUNT BALANCE AND LINE GRAPH
                           SHOWING NET FOREIGN DEBT]

Sources: Statistics Canada and Bureau     Note: Canadian net foreign debt for
of Economic Analysis.                     2003 is third-quarter figure.

                                          Sources: Statistics Canada and Bureau
                                          of Economic Analysis.

- Canada's real trade balance has been negatively affected by the significant appreciation of the Canadian dollar, domestic economic shocks and a sluggish world recovery.

- However, the current account has remained in surplus, supported by favourable movements in the terms of trade (price of exports relative to imports).

- Canada's current account has now been in surplus for 18 consecutive quarters, averaging over 2 per cent of GDP. The string of current account surpluses pushed Canada's net foreign debt-to-GDP ratio down to 18.4 per cent by the third quarter of 2003, close to its lowest level in almost 50 years. The net foreign debt-to-GDP ratio increased slightly in 2003 due to the appreciation of the Canadian dollar.

- These developments stand in sharp contrast to the U.S., where large current account deficits have raised the stock of net foreign debt to over 22 per cent of GDP. Indeed, the current weakness in the U.S. dollar is likely a corrective response to the deteriorating current account balance.

                              THE BUDGET PLAN 2004

STRONG EMPLOYMENT GROWTH HAS HELPED TO REDUCE THE UNEMPLOYMENT RATE

CUMULATIVE EMPLOYMENT GROWTH AND THE UNEMPLOYMENT RATE

[BAR AND LINE GRAPH SHOWING CUMULATIVE EMPLOYMENT GROWTH AND UNEMPLOYMENT RATE]

Source: Statistics Canada Labour Force Survey.

- After net growth of only 73,100 between December 2002 and August 2003 reflecting the negative impact of the 2003 shocks on the Canadian economy, employment increased 205,100 during the last four months of 2003. This brought job gains during 2003 to 278,200.

- Modest employment gains in January 2004 were offset by a decline in employment in February, driven by a reduction in part-time positions. However, the economy created 58,200 new full-time positions during the first two months of 2004. Indeed, since December 2002, all of the jobs created have been full-time positions. Employment growth in the service sector was particularly strong, with nearly 300,000 jobs gained between December 2002 and February 2004. However, economic shocks and the stronger Canadian dollar took their toll on the manufacturing sector, where 62,700 jobs were lost over the same period.

- Strong employment growth during the last months of 2003 reduced the unemployment rate to 7.4 per cent by December 2003, after it had drifted up to 8 per cent by August 2003. The unemployment rate has now returned to the level recorded at the beginning of 2003, before the various shocks hit the economy.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

EMPLOYMENT AND PARTICIPATION RATES ARE AT RECORD HIGHS, INDICATING CONTINUED CONFIDENCE IN LABOUR MARKET PROSPECTS

EMPLOYMENT RATE AND PARTICIPATION RATE

          [LINE GRAPH SHOWING EMPLOYMENT RATE AND PARTICIPATION RATE]

Source: Statistics Canada Labour Force Survey.

- Canada's participation rate--the share of the working-age population that is either working or actively looking for work--increased steadily during 2003 and reached a record high in December 2003 (67.7 per cent) before edging back to 67.5 per cent in February 2004. The high participation rate indicates that Canadians are confident about their labour market prospects.

- Along with higher rates of participation in the labour market, the share of the working-age population with a job--or the employment rate--stood at
62.5 per cent in February 2004, just below its highest level on record reached in December 2003 (62.7 per cent).

                              THE BUDGET PLAN 2004

PRIVATE SECTOR ECONOMIC FORECASTS

The Department of Finance surveys about 20 private sector economic forecasters on a quarterly basis regarding their outlook for the Canadian economy. The Department also regularly reviews forecasts for the U.S. and major overseas economies from U.S. private sector forecasters and international organizations such as the Organisation for Economic Co-operation and Development (OECD) and the International Monetary Fund.

         Department officials also meet with a group of private sector economists to discuss Canada's economic outlook and the risks and uncertainties associated with the outlook. The Department's survey of private sector forecasters is the basis for the economic assumptions that underlie the fiscal projections for the budget.

         The economic forecasts reported here reflect the survey of private sector forecasters conducted by the Department following the release of the fourthquarter National Accounts by Statistics Canada on February 27, and the most recent forecasts by private sector economists in the U.S. and by the OECD.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

THE U.S. ECONOMY IS EXPECTED TO GROW AT A STRONGER PACE IN 2004

U.S. REAL GDP GROWTH OUTLOOK

                [BAR CHART SHOWING U.S. REAL GDP GROWTH OUTLOOK]

(1) Preliminary for 2003.

Sources: Bureau of Economic Analysis and Blue Chip Economic Indicators (February 2003 and March 2004).

- Following the U.S. recession in 2001, U.S. real GDP growth was relatively slow and uneven in 2002. This reflected geopolitical uncertainties, accounting scandals and the lingering effects of the bursting of the stock market bubble.

- In 2003 fiscal stimulus, low interest rates and a depreciating American dollar contributed to a significant strengthening of the U.S. recovery. In the third quarter U.S. GDP jumped 8.2 per cent, the strongest quarterly growth rate in nearly 20 years. The American economy grew another 4.1 per cent in the fourth quarter, bringing full year growth for 2003 to 3.1 per cent--the strongest annual growth rate since 2000.

- Consumer spending, business investment in equipment and software and exports are expected to support strong growth in the U.S. economy again in 2004. Private sector forecasters expect growth to average 4.7 per cent this year and
3.8 per cent in 2005.

- A stronger U.S. economy will to some degree offset the impact of the appreciation of the Canadian dollar on Canadian exporters.

                              THE BUDGET PLAN 2004

THE UPSWING IN THE U.S. ECONOMY HAS COINCIDED WITH AN IMPROVED OUTLOOK FOR EUROPE AND JAPAN AS WELL

OECD REAL GDP GROWTH OUTLOOK

                [BAR CHART SHOWING OECD REAL GDP GROWTH OUTLOOK]

(1) Forecast for the OECD aggregate.

Sources: OECD Economic Outlook, No. 74 (December 2003), Eurostat, Economic and Social Research Institute, Cabinet Office of the Government of Japan, UK Office for National Statistics.

- The upswing in the U.S. economy has coincided with modest improvements in the outlook for Europe and Japan.

- After months of near stagnation, growth in the major euro area economies is expected to strengthen in 2004 and further improve in 2005. According to the OECD, the improved outlook for the euro area over the next two years is underpinned by strengthening world trade, improving corporate balance sheets and supportive monetary policy. UK growth is also expected to remain strong over the next two years.

- As well, growth has recently accelerated in Japan after two years of weakness, supported in part by fast-growing markets in neighbouring Asian economies, particularly China, where real GDP surged 9.1 per cent in 2003 and is expected to remain above 7 per cent in 2004 and 2005. Nevertheless, despite the recent improvement, ongoing deflation and structural problems, including banking and corporate sector weakness, are expected to constrain domestic demand and real GDP growth in Japan in 2004 and 2005.

- Overall, however, the outlook for the external environment over the next two years is one of progressive recovery.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

FORECASTERS EXPECT ECONOMIC GROWTH IN CANADA TO STRENGTHEN IN 2004 AND 2005

CANADIAN REAL GDP GROWTH: PRIVATE SECTOR FORECASTERS

    [BAR CHART SHOWING CANADIAN REAL GDP GROWTH: PRIVATE SECTOR FORECASTERS]

Sources: Statistics Canada; December 2002, September 2003, December 2003 and March 2004 Department of Finance surveys of private sector forecasters.

- Private sector forecasters expect slightly weaker near-term economic growth than previously anticipated, with the dampening effect of a stronger dollar offsetting the positive impact of a more robust U.S. recovery.

- Forecasters now expect the economy to grow by 2.7 per cent in 2004, down from 3 per cent in the November 2003 Economic and Fiscal Update and 3.5 per cent in the February 2003 budget. For 2005, forecasters expect growth of 3.3 per cent, virtually unchanged from the February 2003 budget.

                              THE BUDGET PLAN 2004

THE ECONOMIC GROWTH OUTLOOK WOULD NOT BE SUFFICIENT FOR THE ECONOMY TO REGAIN THE GROUND LOST SINCE THE 2003 BUDGET

CHANGE IN REAL GDP GROWTH RELATIVE TO 2003 BUDGET

     [BAR CHART SHOWING CHANGE IN REAL GDP GROWTH RELATIVE TO 2003 BUDGET]

Sources: Statistics Canada; December 2002, September 2003, December 2003 and March 2004 Department of Finance surveys of private sector forecasters.

- Although the economy is expected to strengthen in 2004 and 2005, this would not be sufficient for Canada to achieve the level of economic activity forecast at the time of the 2003 budget. In summary, growth was slower than expected in 2003; the forecast for growth in 2004 has been lowered; and growth for 2005 is only marginally higher than expectations at the time of the 2003 budget. The result is that private sector forecasters are now predicting the level of real GDP to be about $25 billion lower in each of 2004 and 2005 than what they expected at the time of the 2003 budget.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

PRIVATE SECTOR FORECASTERS EXPECT INTEREST RATES TO REMAIN LOW WELL INTO 2004

                                                   10-YEAR GOVERNMENT
        3-MONTH TREASURY BILL RATE                 BOND RATE

          [COMBINED BAR CHARTS SHOWING 3-MONTH TREASURY BILL RATE AND
                         10-YEAR GOVERNMENT BOND RATE]

Sources: Bank of Canada; December 2002, Sources: Bank of Canada; December 2002, September 2003, December 2003 and March September 2003, December 2003 and March
2004 Department of Finance surveys of    2004 Department of Finance surveys of
private sector forecasters.              private sector forecasters.

- A stronger Canadian dollar and somewhat weaker-than-expected economic growth have led private sector forecasters to lower their projections for short- and long-term interest rates. They expect short-term interest rates in 2004 and 2005 to be 70 and 100 basis points lower than forecast last November and 230 and 180 basis points lower than anticipated at the time of the February 2003 budget. Reflecting these lower expected short-term rates, they have reduced their 2004 long-term interest rate forecast to 4.8 per cent, 110 basis points lower than forecast in the 2003 budget.

- Private sector forecasters have left their GDP inflation forecast roughly unchanged since the November Update. They have assumed that the impact of weaker growth and a stronger dollar on domestic prices will be offset by the impact of stronger commodity prices on export prices.

- Private sector forecasters project a decline in the unemployment rate from 7.6 per cent in 2003 to 7.2 per cent in 2005.

                              THE BUDGET PLAN 2004

RISKS AND UNCERTAINTIES

There are both upside and downside risks to the Canadian outlook. There is an unusual degree of uncertainty regarding the impact of a stronger dollar on the economy given the size and rapidity of the appreciation over the last year.

         The U.S. recovery also poses upside and downside risks to the Canadian outlook. On the downside, the most significant risk is continued labour market weakness in the U.S. Despite modest gains in payroll employment in recent months, the U.S. employment recovery so far has been the slowest of all cycles over the past 60 years. Without greater job creation, household spending might slow, which could dampen the momentum from fiscal stimulus and affect consumer confidence.

         However, on the upside, the recent strength in U.S. productivity growth is supporting incomes and translating into stronger corporate profits. Improved corporate balance sheets, together with low interest rates and improved business confidence, bode well for investment and hiring in the coming months.

         In the medium term, the main risk is the growing U.S. budget deficit, which could put upward pressure on interest rates, crowd out investment and dampen growth if not corrected. This would in turn negatively affect the Canadian outlook.

         Overall, with Canada's strong monetary and fiscal fundamentals, the Canadian economy is well positioned to deal with these risks.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS

Evolution of Private Sector Forecasts For 2003 to 2005

                                                        2003          2004            2005
                                                        ----          ----            ----
                                                                  (per cent)
REAL GDP GROWTH
February 2003 budget                                    3.2           3.5             3.2
November 2003 Economic and Fiscal Update                1.9           3.0             3.4
March 2004 budget                                       1.7           2.7             3.3

GDP INFLATION
February 2003 budget                                    2.2           1.9             1.7
November 2003 Economic and Fiscal Update                3.3           1.4             1.9
March 2004 budget                                       3.4           1.4             1.7

NOMINAL GDP GROWTH
February 2003 budget                                    5.4           5.4             5.0
November 2003 Economic and Fiscal Update                5.3           4.4             5.3
March 2004 budget                                       5.2           4.1             5.1

3-MONTH TREASURY BILL RATE
February 2003 budget                                    3.3           4.5             4.9
November 2003 Economic and Fiscal Update                2.9           2.9             4.1
March 2004 budget                                       2.9           2.2             3.1

10-YEAR GOVERNMENT BOND RATE
February 2003 budget                                    5.4           5.9             5.9
November 2003 Economic and Fiscal Update                4.8           5.0             5.4
March 2004 budget                                       4.8           4.8             5.4

UNEMPLOYMENT RATE
February 2003 budget                                    7.3           7.0             6.7
November 2003 Economic and Fiscal Update                7.7           7.7             7.4
March 2004 budget                                       7.6           7.5             7.2

EMPLOYMENT GROWTH
February 2003 budget                                    2.1           1.8             1.5
November 2003 Economic and Fiscal Update                1.9           1.3             1.7
March 2004 budget                                       2.1           1.6             1.5

Addendum:
U.S. REAL GDP GROWTH
February 2003 budget                                    2.7           3.6             n/a
November 2003 Economic and Fiscal Update                2.7           3.9             n/a
March 2004 budget                                       3.1           4.7             3.8

----------------
Sources: December 2002, September 2003, December 2003 and March 2004 Department of Finance surveys of private sector forecasters, and February 2003, October 2003 and March 2004 Blue Chip Economic Indicators.

SOUND FINANCIAL MANAGEMENT

                              THE BUDGET PLAN 2004

         HIGHLIGHTS

- The Government is committed to sound financial management. This includes maintaining a prudent approach to budget planning, controlling spending and improving expenditure efficiency and oversight.

- After accounting for the fiscal impact of proposed new spending initiatives and tax cuts, this budget projects balanced budgets or better in 2003-04--the seventh consecutive balanced budget, the first time this has happened since Confederation--and in each of the next two fiscal years.

- The 2004 budget maintains the annual $3-billion Contingency Reserve and restores $1 billion in economic prudence in 2004-05 and 2005-06 to provide greater assurance that the rolling two-year balanced budget targets will be met. The Contingency Reserve--if not needed to deal with unforeseen circumstances--will go each and every year to reduce federal debt.

- The federal debt (accumulated deficit) as a percentage of gross domestic product (GDP) is projected to fall to 42 per cent in 2003-04, down from its peak of 68.4 per cent in 1995-96. With the commitment to balanced budgets in each of the next two fiscal years, it is forecast to decline to about 38 per cent in 2005-06.

- To keep the federal debt-to-GDP ratio on a downward track so that the Government of Canada will be in a better position to address pressures resulting from an aging population, the Government is setting an objective of reducing the federal debt-to-GDP ratio to 25 per cent within 10 years.

- To help institute a new management approach in the Government of Canada, this budget implements $1 billion in annual reallocation from current spending in 2004-05 and beyond. The Cabinet Committee on Expenditure Review has been mandated to conduct a fundamental review of all programs with the goal of generating savings every year, building over time to at least $3 billion annually within four years. These savings will be reinvested in the priorities of Canadians while improving government management.

                           SOUND FINANCIAL MANAGEMENT

- The Government is also implementing significant new measures to strengthen financial management and accountability. These include re-establishing the Office of the Comptroller General of Canada and strengthening the mandates of departmental comptrollers and internal audit.

- Program expenses are expected to increase by 7.6 per cent in 2003-04, in part reflecting higher health-related spending and the March 2004 agricultural assistance package. They are projected to grow by an average of 4.4 per cent over the next two fiscal years, which would be no faster than projected economic growth. As a per cent of GDP, program expenses are projected to remain below 12 per cent over the 2003-04 to 2005-06 period.

- Budgetary revenues are estimated at 14.9 per cent of GDP in 2003-04--the lowest level since the early 1960s. This largely reflects the impact of the Government's Five-Year Tax Reduction Plan. This ratio is expected to continue to decline in 2004-05, reflecting the impact of the final stage of the Five-Year Tax Reduction Plan. In 2005-06 the ratio is expected to fall to 14.7 per cent, reflecting the tax reductions proposed in this and the 2003 budget.

- The Government intends to sell its remaining shares in Petro- Canada in 2004-05. Based on an average of recent prices and the book value of this investment, it is expected to provide approximately $2 billion in net budgetary revenues.

                              THE BUDGET PLAN 2004

INTRODUCTION

Sound fiscal management has been at the core of the Government's economic strategy over the past 10 years. This strategy has put an end to almost three decades of chronic deficits and replaced them with six consecutive years of budgetary surpluses--an achievement unique among the Group of Seven (G-7) countries. With this budget, a surplus is also expected for 2003-04, making it the seventh annual consecutive surplus, an accomplishment unparalleled since Confederation. Prudent planning has brought Canada's debt-to-GDP ratio from the second highest level in the G-7 in the mid-1990s to the second lowest level in 2003. According to the Organisation for Economic Co-operation and Development
(OECD), Canada is expected to have the lowest debt-to-GDP ratio among G-7 countries in 2004. Canada's fiscal management has been strongly endorsed by the OECD and the International Monetary Fund (IMF).

         Since the Government recorded its first budget surplus in 1997-98, Canada has led the G-7 in job creation and real GDP growth. The Government's fiscal credibility allowed monetary policy to support the economy during the global slowdown in 2001 and to cope with a series of significant shocks that hit the Canadian economy in 2003.

         The Government is committed to maintaining sound fiscal management. The 2004 budget maintains the annual $3-billion Contingency Reserve in 2004-05 and 2005-06. If it is not needed to deal with unforeseen circumstances, it will be used to reduce the debt. The budget also restores economic prudence to provide greater assurance that the rolling two-year balanced budget targets will be met.

         In order to keep federal debt as a percentage of GDP on a downward track so that the Government of Canada will be better prepared to cope with the pressures resulting from population aging, the Government is setting the objective of reducing the federal debt-to-GDP ratio to 25 per cent within the next 10 years. Maintaining balanced budgets or better and using the Contingency Reserve to reduce debt, coupled with sustained economic growth, should make this objective attainable within 10 years. As a result, debt-servicing costs will absorb a smaller share of revenues, thereby freeing up resources to address the rising costs of programs on which the elderly population depends.

         On December 16, 2003, the Government of Canada announced that new approaches to expenditure management and control would be implemented. The Prime Minister directed the President of the Treasury Board to complete the commitment in the 2003 budget to reallocate $1 billion of spending annually from existing programs in 2004-05 and beyond. This has been done. This is a step toward an extensive review of all government spending by the Cabinet Committee on Expenditure Review. The committee is to

                           SOUND FINANCIAL MANAGEMENT

submit its first set of recommendations to the Prime Minister in the fall of 2004. These measures will be complemented by initiatives led by the President of the Treasury Board to strengthen comptrollership and improve public sector management and accountability.

         This chapter provides projections for the Government of Canada's finances for 2003-04 and the next two fiscal years of the budget plan. It updates the fiscal projections contained in the November 2003 Economic and Fiscal Update for:

- The impact of the revised economic outlook, reflecting consultations with the private sector economic advisory group following the release of the fourth-quarter National Income and Expenditure Accounts on February 27, 2004.

-        Recent financial developments.

- The impact of the spending and revenue measures proposed in this budget.

APPROACH TO FISCAL PLANNING

The Government's approach to budget planning involves a number of important elements.

         The first element involves using private sector economic forecasters for budget-planning purposes.

- The Department of Finance conducts surveys of private sector economic forecasters. In total, about 20 forecasters are surveyed on a regular basis, usually following the release of the quarterly National Income and Expenditure Accounts by Statistics Canada.

- Each fall and prior to the budget, the Department of Finance conducts extensive consultations with an economic advisory group, which includes the chief economists of Canada's major chartered banks and leading economic forecasting firms, to determine the economic assumptions appropriate for fiscal planning. The group was recently expanded to ensure representation from all regions of the country.

         The second element involves using these economic assumptions to develop status quo fiscal projections for the regular fall Economic and Fiscal Update.

- Major private sector economic forecasting firms develop detailed fiscal projections, on a National Accounts basis, based on current tax and spending policies. These forecasts are then translated into Public Accounts projections, in consultation with the private sector economic forecasting firms, and presented in the fall Economic and Fiscal Update.

                              THE BUDGET PLAN 2004

         The third element involves updating the status quo projections presented in the fall Economic and Fiscal Update for the budget and adjusting these projections for prudence.

- Based on the most recent survey of private sector economic forecasters and the most recent financial results, the fiscal projections are updated by the Department of Finance.

- While the fall Economic and Fiscal Update presents fiscal projections over five years for the purposes of public debate on policy options, the budget plan covers only the current fiscal year and the next two years.

- Fiscal projections are adjusted for the Contingency Reserve and economic prudence to derive the fiscal surpluses for budget-planning purposes. The annual $3-billion Contingency Reserve is set aside to guard against unforeseen circumstances. If not needed to protect the fiscal targets against unforeseen developments, it goes to reducing the federal debt (accumulated deficit). Economic prudence has often been built in to provide further assurance against falling back into deficit. If the economic prudence is not needed, it can be directed to tax cuts, increased spending in priority areas or further debt reduction.

         In its recent report on Canada, the IMF noted that "Canada's fiscal framework has yielded considerable success." The Government has put an end to 27 consecutive years of deficits. The federal debt (accumulated deficit) has been reduced by $52.3 billion over the past six years and, coupled with sustained economic growth, the federal debt-to-GDP ratio has been reduced from a post World War II peak of 68.4 per cent in 1995-96 to 44.2 per cent in 2002-03.

                           SOUND FINANCIAL MANAGEMENT

CANADA IS THE ONLY G-7 COUNTRY EXPECTED TO MAINTAIN A FINANCIAL SURPLUS

TOTAL GOVERNMENT FINANCIAL BALANCES
(NATIONAL ACCOUNTS BASIS)

             [BAR CHART SHOWING TOTAL GOVERNMENT FINANCIAL BALANCES
                           (NATIONAL ACCOUNTS BASIS)]


Sources: OECD Economic Outlook, No. 74 (December 2003), Department of Finance calculations.

         The strength of Canada's fiscal progress was demonstrated during the global economic slowdown that began in 2001, when all G-7 countries experienced considerable pressure on their finances. Canada was the only G-7 country to record a surplus in 2002 and is expected to be the only one to post a total government surplus in 2003. And according to the latest OECD forecast, Canada is expected to be the only G-7 country to be in surplus in 2004.

                              THE BUDGET PLAN 2004

CANADA HAS ACHIEVED THE LARGEST DECLINE IN THE DEBT BURDEN AMONG THE G-7
COUNTRIES

TOTAL GOVERNMENT NET FINANCIAL LIABILITIES
(NATIONAL ACCOUNTS BASIS)

         [BAR CHART SHOWING TOTAL GOVERNMENT NET FINANCIAL LIABILITIES
                           (NATIONAL ACCOUNTS BASIS)]

Sources: OECD Economic Outlook, No. 74 (December 2003); Federal Reserve, Flow of Funds Accounts of the United States (January 2004); Department of Finance calculations.

(1) Adjusted to exclude certain government employee pension liabilities to enhance comparability with other countries' debt measures.

         Since the mid-1990s Canada's total government sector has achieved the largest decline in the debt burden of the G-7 countries. Between 1995 and 2003 the net debt-to-GDP ratio was reduced by 34.3 percentage points. As a result, Canada's total government debt burden has moved from being the second highest in the G-7 to the second lowest in 2003. And according to the OECD, Canada's debt burden is expected to be the lowest in the G-7 in 2004.

                           SOUND FINANCIAL MANAGEMENT

MAINTAINING A PRUDENT APPROACH

Prudence is included in the budget plan to absorb the fiscal impact of short-and longer-term economic and other shocks. It provides a buffer to protect the annual balanced budget targets against the impact of possible negative economic developments. During periods of economic slowdown and/or shocks, such as those witnessed in 2003, this prudence can be drawn down to offset the impact of weaker economic growth on government revenues and expenses and to protect the annual balanced budget targets. This allows the automatic stabilizers to operate, thereby providing support to the economy, while protecting the balanced budget target.

         Prudence also gives the Government the fiscal capacity to respond to emergency needs without having to reverse previous budget initiatives or going back into deficit. During 2003 there were a number of unexpected shocks that affected Canadians and required special assistance by the Government of Canada. Funding of $330 million was provided to the province of Ontario in the fight against severe acute respiratory syndrome (SARS). Assistance of $1 billion was provided in March 2004 to the agricultural sector. Funding was provided to Nova Scotia and British Columbia to compensate for some of the costs related to natural disasters in those provinces. Additional funding was also provided to National Defence to support Canada's expanded commitments in Afghanistan.

         In the November 2003 Economic and Fiscal Update, responding to changed economic circumstances, the Contingency Reserve was reduced to $2.3 billion and the economic prudence was fully used. For 2004-05 and beyond, the Contingency Reserve was maintained but there was no economic prudence left in either 2004-05 or 2005-06.

         In this budget the Contingency Reserve is set at $1.9 billion for 2003-04. This is after the $1-billion agricultural assistance package announced in March 2004. Thereafter the normal Contingency Reserve of $3 billion is maintained. If it is not needed for unexpected events, it will go each and every year towards debt reduction. As well, with this budget economic prudence of $1 billion is restored for both 2004-05 and 2005-06.

                              THE BUDGET PLAN 2004

SETTING A GOAL FOR LOWERING THE DEBT-TO-GDP RATIO

The achievement of six consecutive annual budgetary surpluses, coupled with sustained economic growth, has resulted in a substantial reduction in the federal debt-to-GDP ratio--from a post World War II peak of 68.4 per cent in 1995-96 to 44.2 per cent in 2002-03.

         Nevertheless, the federal debt-to-GDP ratio remains well above average levels observed in the 1970s. A high debt burden leaves any country vulnerable to fluctuations in global interest rates. A high debt burden also means that a large portion of the revenue that the Government collects from taxpayers must go towards debt service payments rather than to fund valued programs and services, reduce taxes or reduce the stock of debt.

         While public debt charges as a percentage of budgetary revenues have come down significantly from the peak of 37.6 per cent observed in the first half of the 1990s, they remain relatively high today. Federal debt charges still consumed 21 cents of every dollar of revenue in 2002-03, compared to 11 cents
30 years ago. These revenues, which are going to service the debt, are not available to fund priorities of Canadians such as health and education.

FEDERAL DEBT (ACCUMULATED DEFICIT)
(Public Accounts Basis)

 [BAR CHART SHOWING FEDERAL DEBT (ACCUMULATED DEFICIT) (PUBLIC ACCOUNTS BASIS)]

                           SOUND FINANCIAL MANAGEMENT

         Reducing the debt burden, and hence the burden of interest charges on public debt, is made even more necessary in light of the economic and fiscal pressures that are going to result from population aging. The aging of the population will reduce the employment-to-population ratio over the coming decades, which in turn will slow the growth of government revenue. Simultaneously, the growing proportion of the population that is elderly will put pressure on government programs such as health care and pension benefits.

FEDERAL DEBT-TO-GDP PROJECTIONS (ACCUMULATED DEFICIT)
(Public Accounts Basis)

    [BAR CHART SHOWING FEDERAL DEBT-TO-GDP PROJECTIONS (ACCUMULATED DEFICIT)
                            (PUBLIC ACCOUNTS BASIS)]

         To ensure that the federal debt burden continues to fall, the Government of Canada is setting an objective of reducing the debt-to-GDP ratio to 25 per cent within the next 10 years. This will bring the federal debt-to-GDP ratio back to where it was in the mid-1970s. It will also bring public debt charges as a per cent of revenues down to 12 per cent within 10 years, freeing up resources for other priorities.

                              THE BUDGET PLAN 2004

CONTROLLING SPENDING AND IMPROVING EXPENDITURE EFFICIENCY

Sound financial management means more than simply avoiding deficits and reducing debt. It also means managing tax dollars well and responsibly and delivering cost-effective and efficient government services. On December 16, 2003, the Government of Canada launched an extensive set of measures to review government spending and control costs. Led by the President of the Treasury Board, this effort will implement effective management and oversight practices throughout the Government, ensuring it has the flexibility to meet the priorities of Canadians.

CONTROLLING SPENDING

On December 16, 2003, the Government announced that new approaches to expenditure management and control would be implemented. Immediate measures included a freeze on major capital projects, a freeze on reclassifications, a limit on the rate of growth of the public service, and a detailed scrutiny of every expenditure.

         These immediate measures helped to launch the Government's efforts to find substantial and ongoing sustainable savings, as well as new management oversight systems, as described below.

REALLOCATION AND EFFICIENCY IMPROVEMENTS--SECURING THE $1 BILLION

The 2003 budget committed to reallocate $1 billion from existing program expenses to fund part of the new initiatives announced in that budget. In October 2003 the then President of the Treasury Board announced that the savings for 2003-04 had been realized.

         The President of the Treasury Board has completed the reallocation exercise and secured the savings for 2004-05 and beyond. As a result, reductions have been made to every portfolio, with the exception of those agencies reporting directly to Parliament. Previously approved departmental funding levels will be reduced by $1 billion in 2004-05 and ongoing, consistent with the commitment made in last year's budget. This follows a careful review of spending by the Treasury Board. Reductions to departmental funding levels will be reflected in the revised Main Estimates that the President of the Treasury Board plans to table next fiscal year. Examples of programs eliminated or reduced include: the cancellation of the Sponsorship Program, the cancellation of the Canada History Centre, cuts to VIA Rail's capital program, reductions to professional services budgets and advertising programs, and the deferral of some new building projects in Ottawa.

                           SOUND FINANCIAL MANAGEMENT

REALLOCATION AND EFFICIENCY IMPROVEMENTS--THE CABINET COMMITTEE ON EXPENDITURE REVIEW

The Government is taking additional actions to institute a new management culture in the Government of Canada. A new Cabinet Committee on Expenditure Review, chaired by the President of the Treasury Board, has been established with a mandate to conduct a fundamental review of all programs and expenditures.

         The committee will assess existing program spending against a number of specific tests:

- The public interest test--whether the program area or activity continues to serve the public interest.

- The role of government test--whether there is a legitimate and necessary role for government.

- The federalism test--whether the current role of the federal government is appropriate.

- The partnership test--whether activities should or could be transferred in whole or in part to the private/voluntary sector.

- The value for money test--whether Canadians are getting the value for their tax dollar.

- The efficiency test--whether and how the efficiency of the program or activity could be improved.

-        The affordability test.

         The committee has also been tasked with examining other issues that contribute to government expenses, including compensation, procurement, capital assets, corporate and administrative services, information management, service delivery infrastructure, professional services, federal institutional governance and legal services.

         The purpose of these reviews is to ensure that spending remains under control, that government programs are closely aligned with the evolving priorities of Canadians, and that they are delivered in an efficient and costeffective manner. These reviews will be ongoing and will help foster a new management culture in government. The committee is to submit its first set of recommendations to the Prime Minister in the fall of 2004.

         These reviews will generate savings every year, building to at least $3 billion in annual ongoing savings within four years. These savings are intended for reinvestment in the priorities of Canadians, including investments in modern public management. However, the expected savings will not be committed until they are realized.

                              THE BUDGET PLAN 2004

STRONGER FINANCIAL MANAGEMENT AND ACCOUNTABILITY

The Government is undertaking significant new initiatives to strengthen financial management, oversight and accountability in departments and agencies.

         Under the leadership of the President of the Treasury Board, the Government will:

- Re-establish the Office of the Comptroller General of Canada to rigorously oversee all aspects of government spending.

- Appoint professionally accredited comptrollers to sign off on all new spending initiatives in every government department.

- Reorganize and bolster the internal audit function on a government-wide basis to ensure comprehensive audit programs, based on sound risk analysis of all departmental activities, with the authority to delve into every corner of every portfolio, no matter how small or seemingly "special." The results of these internal audits will be posted upon their completion.

- Introduce modern, real-time information systems to track all spending and provide appropriate tools for effective scrutiny and decision making. This will include the automatic electronic public disclosure of every contract entered into by the Government of Canada for amounts over $10,000, with limited exceptions such as national security.

- Introduce new corporate governance rules for Crown corporations and require that their five-year special audits, conducted by the Auditor General of Canada, be tabled in Parliament and posted on their Web sites.

         Taken together, these measures will enhance scrutiny, improve administration and increase oversight and accountability. Further information of these new financial management and accountability measures is available on the Treasury Board of Canada Secretariat Web site at www.tbs-sct.gc.ca.

                           SOUND FINANCIAL MANAGEMENT

FISCAL OUTLOOK BEFORE THE MEASURES PROPOSED IN THE 2004 BUDGET

Table 3.1 shows the impact of changes in the financial results to date and of the revised economic outlook on the fiscal projections presented in the November 2003 Economic and Fiscal Update. These updated projections are on a status quo basis--that is, before including any of the measures proposed in this budget.

         In the November 2003 Economic and Fiscal Update, based on the fiscal results for the first five months of 2003-04 and after accounting for the policies announced since the February 2003 budget in response to the shocks that hit the economy in 2003, the budgetary surplus for 2003-04 was estimated at $2.3 billion. This amount was allocated to the Contingency Reserve. Based on the average of the four private sector economic forecasting firms, the budgetary surplus was forecast at $3.0 billion for both 2004-05 and 2005-06. These surpluses were also allocated to the Contingency Reserve. The economic prudence established in the February 2003 budget for 2004-05 and 2005-06 was eliminated, largely reflecting the impact of the weaker economy.

         Since the November Economic and Fiscal Update there have been three main financial developments that have had an impact on the fiscal outcome for 2003-04 and future years.

- First, as indicated in the December 2003 Fiscal Monitor, corporate income tax revenues were almost triple the level in December 2002, reflecting final corporate income tax payments from those corporations with a taxation year ending October 31. As a result, corporate income tax revenues for 2003-04 will be much stronger than what had been estimated at the time of the November 2003 Economic and Fiscal Update.

- Second, tax data for 2002 from the Canada Revenue Agency, which became available in late January 2004, indicated that income growth in Ontario had been significantly lower than previously estimated, resulting in lower equalization entitlements for both 2002-03 and 2003-04 of roughly $1 billion per year. Although these amounts will be recovered from the equalization-receiving provinces over time, under generally accepted accounting policies a receivable for these recoveries must be established in the 2003-04 financial statements of the Government of Canada.

- Dampening the impact of these developments on 2003-04 outcome were lower goods and services tax (GST) revenues, reflecting the weakness in consumer demand in 2003.

                              THE BUDGET PLAN 2004

         As a result, before accounting for the measures in this budget, the surplus for 2003-04 is now estimated at $5.5 billion, $3.2 billion higher than the estimate of $2.3 billion in the November 2003 Economic and Fiscal Update.

         This estimate is consistent with the fiscal results to the end of January 2004, as published in the January 2004 Fiscal Monitor.

         For 2004-05 and 2005-06 the status quo fiscal projections incorporate the impact of the revised private sector economic outlook as described in Chapter 2. The private sector forecasters expect somewhat weaker economic growth in both 2004 and 2005 from that expected at the time of the November 2003 Economic and Fiscal Update. They have left their inflation forecast roughly unchanged since the November Update, with the result that nominal income--the applicable tax base for budgetary revenues--is somewhat lower in both 2004 and 2005. However, the negative impact of the changed economic forecast on the fiscal outlook is partially offset by the developments described above affecting 2003-04, especially the higher corporate income tax revenues and the lower equalization entitlements, as these largely carry forward into 2004-05 and 2005-06.

         In addition, the private sector forecasters have lowered their projections for short- and long-term interest rates, which results in lower public debt charges than those assumed in the November 2003 Economic and Fiscal Update. Changes in the other components primarily result from somewhat higher assumed revenue yields from those projected in the November 2003 Economic and Fiscal Update.

         The budgetary surplus before accounting for the measures in this budget and before adjusting for prudence is now projected at $4.2 billion for 2004-05 and $6.6 billion for 2005-06.

                           SOUND FINANCIAL MANAGEMENT

TABLE 3.1
Changes in the Status Quo Fiscal Outlook Since the November 2003 Economic and Fiscal Update

                                                                 2003-04      2004-05        2005-06
                                                                 -----------------------------------
                                                                         (billions of dollars)
NOVEMBER 2003 PRIVATE SECTOR
 AVERAGE PLANNING SURPLUS                                          0.0           0.0            0.0
  Prudence
    Contingency Reserve                                            2.3           3.0            3.0
    Economic prudence                                                -             -              -
                                                                  ---------------------------------
    TOTAL                                                          2.3           3.0            3.0
  November Update budgetary surplus                                2.3           3.0            3.0
IMPACT OF ECONOMIC CHANGES(1)
  Budgetary revenues
    Personal income tax                                            0.1           1.0            1.4
    Corporate income tax                                           2.5           1.6            2.0
    Other income tax                                              -0.1          -0.2           -0.1
    Goods and services tax                                        -1.5          -2.0           -2.0
    Other excise taxes and duties                                  0.1          -0.4           -0.6
    Employment insurance premiums                                 -0.4          -0.2            0.6
    Non-tax revenues                                              -0.1          -0.1            0.0
                                                                  ---------------------------------
    TOTAL                                                          0.7          -0.4            1.3
  Program expenses
    Major transfers to persons
      Elderly benefits                                             0.0           0.0            0.2
      Employment insurance benefits                               -0.1          -0.2           -0.5
    Major transfers to other levels of government
      Federal transfer support for health
       and other social programs                                   0.0          -0.2           -0.2
      Fiscal arrangements                                          2.3           1.1            1.0
      Alternative Payments for Standing Programs                   0.0           0.1            0.1
    Direct program expenses                                       -0.1          -0.1            0.4
                                                                  ---------------------------------
    TOTAL                                                          2.2           0.8            0.9
  Public debt charges                                              0.4           0.8            1.4
  NET CHANGE                                                       3.2           1.2            3.6
REVISED "STATUS QUO" BUDGETARY SURPLUS                             5.5           4.2            6.6

--------------------------------
(1) A positive number implies an improvement in the budgetary balance. A negative number implies a deterioration in the budgetary balance.

Note: Numbers may not add due to rounding.

                              THE BUDGET PLAN 2004

IMPACT OF MEASURES IN BUDGET 2004 ON THE FISCAL BALANCE

Table 3.2 summarizes the impact of the measures proposed in Budget 2004 on the fiscal surplus for planning purposes.

         The specific measures and their costs are described in Chapter 4. In addition, Table 3.2 includes the proposed costs of the March 2004 agricultural assistance package of $1 billion, the equalization and Territorial Formula Financing renewal and the restoration of funding to the Canadian Television Fund.

         The net impact of the measures proposed in the 2004 budget amounts to $3.6 billion in 2003-04, primarily reflecting the $2.0-billion Canada Health and Social Transfer (CHST) cash payments to the provinces and territories for health care, funding of $0.5 billion to address gaps in public health readiness and the March 2004 $1-billion agricultural assistance package.

         The net impact of the measures proposed in the 2004 budget amounts to $2.2 billion in 2004-05, rising to $2.5 billion in 2005-06.

         The Government intends to sell its remaining shares in Petro-Canada in 2004-05. Based on an average of recent prices and the book value of this investment, it is expected to provide approximately $2 billion in net budgetary revenues.

         As a result, the remaining budgetary surplus is $1.9 billion in 2003-04, $4.0 billion in 2004-05 and $4.0 billion 2005-06. For 2003-04 the $1.9 billion is allocated to the Contingency Reserve. A Contingency Reserve of $3 billion per year is set aside for both 2004-05 and 2005-06. If the monies allocated to the Contingency Reserve are not needed, they will reduce the federal debt. In this budget economic prudence has been established at $1 billion for 2004-05 and 2005-06.

                           SOUND FINANCIAL MANAGEMENT

TABLE 3.2
Fiscal Outlook Including March 2004 Budget Measures

                                                               2003-04         2004-05    2005-06
                                                               ----------------------------------
                                                                      (billions of dollars)
REVISED "STATUS QUO" BUDGETARY SURPLUS                           5.5             4.2         6.6

BUDGET 2004 MEASURES
   March 2004 agricultural assistance package                    1.0
   The importance of health                                      2.5             0.1         0.1
   The importance of learning                                                    0.3         0.5
   The importance of communities                                 0.1             0.9         0.8
   The importance of knowledge and commercialization                             0.3         0.4
   The importance of Canada's relationship to the world                          0.4         0.5
   Equalization/Territorial Formula Financing                                    0.2         0.2
   Other                                                                         0.0         0.1
                                                                 -------------------------------
   NET IMPACT                                                    3.6             2.2         2.5

Asset sale                                                                      -2.0

REMAINING BUDGETARY SURPLUS                                      1.9             4.0         4.0

PRUDENCE
   Contingency Reserve                                           1.9             3.0         3.0
   Economic prudence                                                             1.0         1.0
                                                                 -------------------------------
   TOTAL                                                         1.9             4.0         4.0

BUDGETARY BALANCE                                                0.0             0.0         0.0

----------------
Note: Numbers may not add due to rounding.

SUMMARY STATEMENT OF TRANSACTIONS

Table 3.3 provides the summary statement of transactions, including the impact of all the measures proposed in this budget. The following sections describe the current fiscal outlook in more detail.

                              THE BUDGET PLAN 2004

TABLE 3.3
Summary Statement of Transactions (Including March 2004 Budget Measures)

                                                  ACTUAL
                                                  2002-03     2003-04     2004-05     2005-06
                                                  -------------------------------------------
                                                             (billions of dollars)
BUDGETARY TRANSACTIONS
   Budgetary revenues                               177.6      181.1       187.2        195.8
   Total expenses
     Program expenses                              -133.3     -143.4      -147.9       -156.1
     Public debt charges                            -37.3      -35.8       -35.4        -35.7
                                                  -------------------------------------------
     TOTAL EXPENSES                                -170.6     -179.2      -183.3       -191.8
   Underlying budgetary surplus                       7.0        1.9         4.0          4.0
   Prudence
     Contingency Reserve                                         1.9         3.0          3.0
     Economic prudence                                                       1.0          1.0
                                                  -------------------------------------------
     Total                                                       1.9         4.0          4.0
   BUDGETARY BALANCE                                  7.0        0.0         0.0          0.0
FEDERAL DEBT (ACCUMULATED DEFICIT)
   Balanced budget (no debt reduction)              510.6      510.6       510.6        510.6
   Apply Contingency Reserve to debt                510.6      508.7       505.7        502.7
Non-budgetary transactions                            0.7        2.0        -4.5         -4.0
FINANCIAL SOURCE/REQUIREMENT                          7.6        2.0        -4.5         -4.0
                                                  -------------------------------------------
PER CENT OF GDP
   Budgetary revenues                                15.4       14.9        14.8         14.7
   Program expenses                                  11.5       11.8        11.7         11.7
   Public debt charges                                3.2        2.9         2.8          2.7
   Budgetary balance                                  0.6        0.2         0.3          0.3
   Federal debt (accumulated deficit)
     Balanced budget (no debt reduction)             44.2       42.0        40.4         38.4
     Apply Contingency Reserve to debt               44.2       41.9        40.0         37.8
OTHER
   Public debt charges as a share of revenues        21.0       19.8        18.9         18.2
   Annual per cent change
     Budgetary revenues                               3.4        2.0         3.4          4.6
     Program expenses                                 6.6        7.6         3.1          5.6
     Total expenses                                   3.6        5.0         2.3          4.7

---------------
Note: Numbers may not add due to rounding.

                           SOUND FINANCIAL MANAGEMENT

CONSECUTIVE ANNUAL BALANCED BUDGETS OR BETTER SINCE 1997-98

BUDGETARY BALANCE

         [BAR CHART SHOWING BUDGETARY BALANCE FOR THE 1993-2003 PERIOD]

Sources: Public Accounts of Canada and Statistics Canada.

         From the early 1980s to the mid-1990s, the federal deficit was stuck at about $30 billion or more per year. However, with structural reforms introduced principally in the 1995 and 1996 budgets, the deficit was eliminated and a surplus was recorded in 1997-98--the first surplus after 27 consecutive years of deficits.

         The Government of Canada has recorded six consecutive annual surpluses since then, and on the basis of this budget a balanced budget or better is expected again for 2003-04. This will mark the seventh consecutive balanced budget, the first time this has occurred since Confederation.

         Balanced budgets or better are also projected for 2004-05 and 2005-06.

                              THE BUDGET PLAN 2004

FEDERAL DEBT-TO-GDP RATIO DROPPING TOWARDS 25 PER CENT

FEDERAL DEBT-TO-GDP RATIO

                 [LINE GRAPH SHOWING FEDERAL DEBT-TO-GDP RATIO]

Sources: Public Accounts of Canada and Statistics Canada.

         The federal debt-to-GDP ratio is the most appropriate measure of the debt burden, as it measures the federal debt (accumulated deficit) relative to the ability of the nation's taxpayers to finance it.

         With the reduction of federal debt of $52.3 billion in the last six years and strong economic growth, the federal debt-to-GDP ratio fell to 44.2 per cent in 2002-03, a decline of nearly 25 percentage points from its peak of
68.4 per cent in 1995-96.

         The debt-to-GDP ratio is expected to decline further to 42 per cent in 2003-04. With balanced budgets or better and forecast economic growth, it is projected to decline to about 38 per cent by 2005-06.

         The Government is committed to keeping the federal debt-to-GDP ratio on a downward track. In this budget it has announced its objective to lower the ratio to 25 per cent within 10 years.

                           SOUND FINANCIAL MANAGEMENT

OUTLOOK FOR BUDGETARY REVENUES

Budgetary revenues are expected to increase by 2.0 per cent in 2003-04, following an increase of 3.4 per cent in 2002-03 (Table 3.4). The slowdown in the rate of growth in 2003-04 reflects the impact of the various shocks that hit the Canadian economy in 2003 and the impact of the 2000 Five-Year Tax Reduction Plan. In both 2004-05 and 2005-06 budgetary revenues are again expected to increase more slowly than the growth in the economy, primarily reflecting the impact of tax reduction measures introduced in this and previous budgets, as well as the downward revisions to economic growth as described in Chapter 2.

         Personal income tax revenues are the largest component of budgetary revenues, amounting to just over 45 per cent of total revenues. Based on the financial results to the end of January 2004 and estimates for the balance of the year based on previous years' experience, personal income tax revenues are expected to increase by 2.2 per cent in 2003-04, down from the increase of 2.8 per cent in 2002-03. The lower growth in 2003-04 reflects the impact of the shocks that hit the economy in 2003. The increase in personal income tax revenues in 2003-04 is consistent with the underlying increase in the tax base, after adjusting for the impact of the tax reductions announced in previous budgets. In 2004-05 personal income tax revenues are expected to increase slightly slower than nominal GDP, reflecting the fiscal impact of the final year of the tax reduction measures introduced as part of the $100-billion Five-Year Tax Reduction Plan. In 2005-06 personal income tax revenues are projected to increase broadly in line with the growth in nominal GDP.

         Corporate profits increased by 10.1 per cent in 2003. This is the main factor contributing to the strong rebound in corporate income tax revenues in 2003-04. Corporate income tax revenues are expected to increase by 16.7 per cent in 2003-04, after declining in each of the previous two fiscal years. At $25.9 billion, corporate income tax revenues are still below their peak of $28.3 billion in 2000-01. The increase in 2003-04 primarily reflects robust profitability in the financial sector and lower refunds relating to previous years' reassessments. Corporate income taxes are projected to increase only marginally in 2004-05 and broadly in line with the growth in the economy in 2005-06.

                              THE BUDGET PLAN 2004

         Excise taxes and duties are expected to decline by 1.5 per cent in 2003-04, following an increase of 11.4 per cent in 2002-03. The decline in GST revenues primarily reflects weak consumer expenditures in 2003. Customs import duties are expected to decline by 9.0 per cent in 2003-04, primarily reflecting the impact of the appreciation of the Canadian dollar. Other excise taxes and duties are expected to be virtually unchanged, as the impact of lower tobacco consumption offsets increases in the other components. Thereafter the growth in excise taxes and duties is expected to be broadly in line with the growth in the economy.

         Employment insurance (EI) premium revenues are expected to decline by
4.2 per cent in 2003-04 and 0.8 per cent in 2004-05. This reflects the impact of the premium rate reductions for both 2003 and 2004, which more than offsets the increase in the number of Canadians employed and therefore paying premiums. The employee premium rate for 2003 was $2.10 per $100 of insurable earnings, down from $2.20 in 2002. For 2004 the employee rate is $1.98. EI premium revenues are projected to rise slightly more than 3 per cent in 2005-06.

         Other revenues include Crown corporation revenues, return on investments, foreign exchange revenues and revenues from the sale of goods and services. The increase in 2004-05 reflects the inclusion of the expected net proceeds from the sale of the Government's remaining shares in Petro-Canada.

                           SOUND FINANCIAL MANAGEMENT

TABLE 3.4
The Revenue Outlook

                                                    ACTUAL
                                                   2002-03    2003-04     2004-05        2005-06
                                                   ---------------------------------------------
                                                              (millions of dollars)
TAX REVENUES
   Income tax
     Personal income tax                            81,707     83,500      86,940         92,455
     Corporate income tax                           22,222     25,940      26,245         27,840
     Other income tax                                3,291      3,250       3,285          3,450
                                                   ---------------------------------------------
     TOTAL INCOME TAX                              107,220    112,690     116,470        123,745
   Excise taxes/duties
     Goods and services tax                         28,248     27,685      28,540         30,310
     Customs import duties                           3,221      2,930       3,000          3,085
     Energy taxes                                    4,992      5,275       5,290          5,455
     Other excise taxes/duties                       4,475      4,475       4,490          4,680
     Air Travellers Security Charge                    421        390         355            370
                                                   ---------------------------------------------
     TOTAL                                          41,357     40,755      41,675         43,900

   TOTAL TAX REVENUES                              148,577    153,445     158,145        167,645

EMPLOYMENT INSURANCE REVENUES                       17,870     17,125      16,980         17,515

OTHER REVENUES                                      11,115     10,510      12,110         10,660

TOTAL BUDGETARY REVENUES                           177,562    181,080     187,235        195,820
                                                   ---------------------------------------------
PER CENT OF GDP
   Personal income tax                                 7.1        6.9         6.8            6.9
   Corporate income tax                                1.9        2.1         2.1            2.1
   Other income tax                                    0.3        0.3         0.3            0.3
   Goods and services tax                              2.4        2.3         2.2            2.3
   Excise taxes/duties (excluding GST)                 1.1        1.1         1.0            1.0
                                                   ---------------------------------------------
   TOTAL TAX REVENUES                                 12.9       12.6        12.4           12.5
   Employment insurance revenues                       1.5        1.4         1.3            1.3
   Other revenues                                      1.0        0.9         1.0            0.8
   TOTAL BUDGETARY REVENUES                           15.4       14.9        14.8           14.7

-----------------
Note: Numbers may not add due to rounding.

                              THE BUDGET PLAN 2004

EMPLOYMENT INSURANCE

The Employment Insurance Act required that the Canada Employment Insurance Commission set premium rates at levels that cover program costs while keeping rates relatively stable over the business cycle. However, the December 1999 Report of the Standing Committee on Finance noted that the current rate-setting process "involves not only a 'look forward' process in assessing the level of revenues sufficient to cover program costs over a business cycle, but also a 'look back' process by taking into consideration the level of any past excesses or shortfalls of revenues relative to program costs." As EI premium revenues and program costs are consolidated in the Government's budgetary balance, the "look back" provision, the report concluded, would cause serious disruptions to the overall management of the Government's budget. The report recommended, therefore, that EI rates be set on the basis of the level of revenues needed to cover program costs over the business cycle looking forward and not take into account the level of the cumulative surplus or deficit.

Recognizing these difficulties, the Government announced that it would undertake a review of the premium rate-setting process. In the interim Bill C-2 gave power to the Governor in Council to set the rates for 2002 and 2003. In the 2003 budget the Government set the employee premium rate at $1.98 for 2004. Based on the private sector economic forecasts used in that budget, this was the rate estimated that would generate premium revenues equal to the projected program costs for 2004.

In the 2003 budget the Government also launched consultations on a new permanent rate-setting mechanism based on the following principles:

- Premium rates should be set transparently.

- Premium rates should be set on the basis of independent expert advice.

- Expected premium rates should correspond to expected program costs.

- Premium rate-setting should mitigate the impact on the business cycle.

- Premium rates should be relatively stable over time.

The results of the consultations are now being reviewed. A summary of the consultations is available at www.fin.gc.ca. It is the Government's intention to introduce legislation to implement a new mechanism that would be consistent with these principles, taking into account the views expressed during the consultations.

However, to ensure against the risk that such legislation may not be passed in time to set the rate for 2005, the Government proposes to give the Governor in Council the authority to set, in the fall of 2004, the rate for 2005. In doing so, it would set the rate in a manner consistent with the new rate-setting mechanism. For planning purposes, the Government is assuming an employee premium rate of $1.98 (per $100 of insurable earnings) for 2005, which is the rate expected to generate revenues sufficient to cover expected program costs, based on the economic assumptions used in this budget.

                           SOUND FINANCIAL MANAGEMENT

REVENUE RATIO LOWERED DUE TO TAX CUTS

BUDGETARY REVENUES-TO-GDP RATIO

              [LINE GRAPH SHOWING BUDGETARY REVENUES-TO-GDP RATIO]

Sources: Public Accounts of Canada and Statistics Canada.

         A useful perspective on movements in budgetary revenues can be obtained by examining the "revenue ratio"--federal revenues in relation to total income in the economy (or GDP). This represents an approximate measure of the overall federal "tax burden" in that it compares the total of all federal revenues accrued to the size of the economy.

         There is a cyclical element to the revenue ratio. It tends to decline during economic downturns and to increase during recoveries, reflecting the progressive nature of the tax system and the cyclical nature of corporate profits and capital gains. This was the primary factor underlying the increase in the revenue ratio between 1994-95 and 1997-98, as the economy recovered from the 1990-1991 recession.

         The revenue ratio dropped significantly in 2001-02 due to the economic slowdown in 2001, the decline in the stock market as well as the tax reductions that came into effect in January 2001 as part of the $100-billion Five-Year Tax Reduction Plan.

         The revenue ratio is expected to continue to decline to 2005-06 due to the ongoing impact of the tax reductions announced in previous budgets as well as further tax measures proposed in this budget.

                              THE BUDGET PLAN 2004

OUTLOOK FOR PROGRAM EXPENSES

Table 3.5 presents the program expenses outlook to 2005-06. Total program expenses are expected to increase by 7.6 per cent in 2003-04. This increase reflects the $2.5 billion of health-related spending included in this budget, $1.4 billion in assistance to the agricultural sector and funding to the province of Ontario to assist in the fight against SARS. Program expenses are projected to increase 3.1 per cent in 2004-05 and 5.6 per cent in 2005-06. Average annual growth in program expenses over the years 2003-04 to 2005-06 period is projected to be 5 1/2 per cent, slightly above average annual nominal GDP growth. For the next two fiscal years--2004-05 and 2005-06--it averages about 4 1/2 per cent, slightly less than the growth in nominal GDP over this period. Program expenses reflect the $1 billion of savings from reallocation from current spending referred to in the section "Reallocation and Efficiency Improvements--Securing the $1 Billion" on page 56.

         Major transfers to persons are projected to increase, reflecting both higher elderly and EI benefits. The growth in elderly benefits is largely determined by the growth in the elderly population and average benefits, which are fully indexed to quarterly changes in consumer prices. The growth in EI benefits reflects the projected increase in the number of people eligible for benefits and increases in average benefits.

         Major transfers to other levels of government include cash transfers to support health and other social programs, fiscal arrangements, and Alternative Payments for Standing Programs. In the 2003 budget incremental funding was provided to the provinces and territories for health care and other social programs as part of the February 2003 First Ministers' Accord on Health Care Renewal (see "The Importance of Health" in Chapter 4). As a result, liabilities with respect to the $2.5-billion health supplement and the $1.5-billion Diagnostic/Medical Equipment Fund were recorded in 2002-03. In January 2004 the Prime Minister committed an additional $2 billion to the provinces and territories for health. This liability is recorded in 2003-04. In addition, this budget provides an additional $400 million to the provinces and territories to support a national immunization strategy and to assist in enhancing their public health capacities. Thereafter the funding levels reflect the measures in the 2003 Health Accord.

         The major programs under fiscal arrangements are equalization and transfers to the territories. The federal government provides equalization payments to less prosperous provinces so they can provide their residents with public services that are reasonably comparable to those in other provinces, at reasonably comparable levels of taxation.

                           SOUND FINANCIAL MANAGEMENT

TABLE 3.5
The Program Expenses Outlook

                                                    ACTUAL
                                                    2002-03    2003-04     2004-05        2005-06
                                                   ----------------------------------------------
                                                               (millions of dollars)
MAJOR TRANSFERS TO PERSONS
     Elderly benefits                                25,692     27,020      27,925         28,815
     Employment insurance benefits                   14,496     15,505      15,715         16,085
                                                   ----------------------------------------------
     TOTAL                                           40,188     42,525      43,640         44,900
MAJOR TRANSFERS TO OTHER LEVELS
   OF GOVERNMENT
     Federal transfer support for
        health and other social programs             22,600     22,725      22,050         24,725
     Fiscal arrangements                             10,366      8,720      11,170         11,985
     Alternative Payments for
        Standing Programs                            -2,321     -2,430      -2,620         -2,775
                                                   ----------------------------------------------
     TOTAL                                           30,645     29,015      30,600         33,935
DIRECT PROGRAM EXPENSES                              62,490     71,885      73,610         77,235
TOTAL PROGRAM EXPENSES                              133,323    143,425     147,850        156,070
                                                   ----------------------------------------------
PER CENT OF GDP
MAJOR TRANSFERS TO PERSONS
     Elderly benefits                                   2.2        2.3         2.4            2.5
     Employment insurance benefits                      1.3        1.3         1.2            1.2
                                                   ----------------------------------------------
     TOTAL                                              3.5        3.5         3.4            3.4
MAJOR TRANSFERS TO OTHER LEVELS
   OF GOVERNMENT
     Federal transfer support for
        health and other social programs                2.0        1.9         1.7            1.8
     Fiscal arrangements                                0.9        0.7         0.9            0.9
     Alternative Payments for
        Standing Programs                              -0.2       -0.2        -0.2           -0.2
                                                   ----------------------------------------------
     TOTAL                                              2.7        2.4         2.4            2.5
DIRECT PROGRAM EXPENSES                                 5.4        5.9         5.8            5.8
TOTAL PROGRAM EXPENSES                                 11.5       11.8        11.7           11.7

----------------
Note: Numbers may not add due to rounding.

                              THE BUDGET PLAN 2004

         As discussed in the section "Fiscal Outlook Before the Measures Proposed in the 2004 Budget," final personal income tax data for 2002, received from the Canada Revenue Agency in January 2004, resulted in a lowering of equalization entitlements for 2002-03. This has been carried forward to 2003-04 and the outer years. For 2003-04 a receivable has been established for the overpayments in both 2002-03 and 2003-04, even though these amounts will be recovered over a number of years. This accounts for the decline observed for 2003-04.

         The equalization program is renewed every five years. Over the past five years, the federal and provincial governments have worked together to develop an approach that will make equalization payments more stable and predictable and improve the measurement of provinces' abilities to raise revenues. This budget sets out the changes that the Government will propose to Parliament for the period 2004-05 to 2008-09, including a smoothing mechanism by which payments will be made more stable and predictable. These changes are expected to add an extra $1.5 billion to equalization transfers to provinces over the next five years (2004-05 to 2008-09). For further details, see Annex 6, "Renewing Equalization and Territorial Formula Financing."

         The federal government is also putting in place new five-year funding arrangements with territorial governments that will commit additional resources to assist territories to invest in key priorities and respond to the unique challenges and higher costs in the North. Territorial Formula Financing (the principal federal transfer to the territories) will be increased, providing an additional $150 million over five years. The health transition funding of $20 million annually will be extended, providing another $60 million over the five-year period. The Parliamentary Secretary to the Minister of Indian Affairs and Northern Development with special emphasis on Northern Economic Development, and the Minister of Indian Affairs and Northern Development, are working to develop a northern strategy that will aim to ensure that economic development opportunities are developed in partnership with northern Canadians. This budget provides $90 million over the next five years to support this strategy. The proposals set out in this budget total $300 million over five years.

         The Alternative Payments for Standing Programs represent recoveries of federal tax point abatements under contracting-out arrangements. These arrangements allow provinces to assume the administrative and financial authority for certain federal programs. In turn, the Government of Canada provides provinces with tax points, the value of which are netted against total entitlements and accordingly recovered from cash transfers. These recoveries reflect the growth in the value of the tax points.

                           SOUND FINANCIAL MANAGEMENT

         Direct program expenses consist of subsidies and other transfers (such as assistance to farmers, students and Aboriginal peoples and for international and regional development), payments to Crown corporations and the operating expenses for departments and agencies, including National Defence. This component is expected to increase by 15.0 per cent in 2003-04, primarily reflecting the impact of new initiatives announced in the 2003 budget and since that budget. In the 2003 budget incremental funding was provided for National Defence, infrastructure, affordable housing and the advancement of sustainable development.

         Since the 2003 budget the Government of Canada announced a number of initiatives, primarily to respond to unexpected developments during 2003. These included:

- Incremental funding for National Defence to support Canada's international commitments.

- Funding to assist in the fight against SARS, including $330 million to help the province of Ontario in recognition of its extraordinary effort to protect public health.

-        Agricultural assistance of nearly $1.4 billion.

         In addition, as outlined in the Annual Financial Report of the Government of Canada for 2002-03, direct program expenses in 2002-03 were affected by the impact of one-time adjustments, which lowered expenses in this component. Beyond 2003-04 this component is projected to grow broadly in line with the growth in nominal GDP.

                              THE BUDGET PLAN 2004

PROGRAM EXPENSES-TO-GDP RATIO REMAINS BELOW 12 PER CENT

PROGRAM EXPENSES-TO-GDP RATIO

               [LINE GRAPH SHOWING PROGRAM EXPENSES TO GDP RATIO]

Sources: Public Accounts of Canada and Statistics Canada.

         The program expenses-to-GDP ratio has declined significantly, from about 16 per cent in 1993-94 to 11 per cent in 2000-01. This decline was largely attributable to the expenditure reduction initiatives announced in the 1995 and 1996 budgets aimed at eliminating the deficit and strong economic growth in 1999 and 2000.

         Since 2000-01 the ratio has increased to an estimated 11.8 per cent in 2003-04. The increase in the ratio in both 2001-02 and 2002-03 primarily reflects the impact of higher cash transfers to the provinces and territories as specified under the September 2000 and February 2003 health accords. The increase in 2003-04 again reflects, in part, additional funding to the provinces and territories for health care, as well as special assistance to those most affected by the unexpected shocks in 2003.

         Over the next two years the ratio is projected to stabilize at 11.7 per cent.

                           SOUND FINANCIAL MANAGEMENT

PUBLIC DEBT CHARGES CONSUME FEWER DOLLARS

PUBLIC DEBT CHARGES AS A SHARE OF BUDGETARY REVENUES

   [LINE GRAPH SHOWING PUBLIC DEBT CHARGES AS A SHARE OF BUDGETARY REVENUES]

Sources: Public Accounts of Canada and Statistics Canada.

         Public debt charges are projected to decline by $1.5 billion in 2003-04 due to a decline in the average effective interest rate on interest-bearing debt. Over the next two fiscal years they are projected to remain relatively unchanged.

         Public debt charges as a percentage of government revenues are estimated to have declined from their peak of 37.6 per cent in 1995-96 to just under 20 per cent in 2003-04. This means that in 2003-04 the Government spent just under 20 cents of each revenue dollar on interest on the federal debt.

         This ratio is expected to continue to decline, falling to about 18 per cent in 2005-06.

DEBT MANAGEMENT

Effective management of the federal debt is important to all Canadians as the annual debt-servicing cost is the largest single federal government expense. The Government maintains a prudent debt structure to protect its fiscal position from unexpected increases in interest rates and to limit annual refinancing needs. One of the measures of prudence is the share of the debt that pays a fixed rate of interest, compared to a floating rate of interest. Debt that matures within the next year is considered floating, as it will be refinanced at prevailing market rates.

                              THE BUDGET PLAN 2004

         In the early 1990s the Government raised the fixed-rate portion of the federal debt from one-half to two-thirds to provide more cost stability in an environment of annual deficits, volatile interest rates and high debt levels. However, the increase in the fixed-rate portion of the debt increased debt-servicing costs because long-term fixed-rate debt (e.g. bonds) tends to be more costly than short-term floating-rate debt (e.g. Treasury bills).

         Over the past six years the economic and fiscal position has strengthened. Canada now has low and stable inflation and interest rates, strong employment growth, lower foreign indebtedness and a current account surplus. The federal debt level has fallen by $52.3 billion and is at its lowest level, relative to the size of the economy, in nearly two decades. Over this time period market debt has been reduced by $37.1 billion. This reduction has provided the Government of Canada with greater financial stability, reduced its vulnerability to events happening beyond Canada's borders, and contributed to the restoration of Canada's triple-A credit rating.

         As a result of these positive economic and fiscal developments, the Government announced in the 2003 budget that it would reduce the fixed-rate portion of the market debt in order to lower debt-servicing costs, while maintaining a prudent level of cost stability. The target for the fixed-rate portion of the debt is being reduced from two-thirds to 60 per cent. The reduction is being implemented in an orderly and transparent manner over the next few years to allow the market time to adjust.

FEDERAL DEBT AND MARKET DEBT
(Public Accounts Basis)

            [BAR AND LINE GRAPH SHOWING FEDERAL DEBT AND MARKET DEBT
                            (PUBLIC ACCOUNTS BASIS)]

Sources: Public Accounts of Canada and Statistics Canada.

                           SOUND FINANCIAL MANAGEMENT

         Further details on the outlook for 2004-05 borrowing programs and the Government's debt structure will be provided in the 2004-05 Debt Management Strategy, to be released in late March.

         Market debt consists of debt issued on credit markets, including Government of Canada bonds, Canada Savings Bonds and Treasury bills. The decline of $37.1 billion in market debt since 1996-97, coupled with sustained economic growth, has resulted in a decline in the market debt-to-GDP ratio from 57.0 per cent in 1995-96 to 38.1 per cent in 2002-03, a decline of 18.9 percentage points. This decline mirrors the rapid fall in the federal debt-to-GDP ratio.

FINANCIAL SOURCE/REQUIREMENT

The budgetary balance is presented on a full accrual basis of accounting, recording government liabilities and assets when they are incurred or acquired, regardless of when the cash payment or receipt is made.

TABLE 3.6
The Budgetary Balance, Non-Budgetary Transactions and Financial Source/Requirement

                                                     ACTUAL
                                                     2002-03    2003-04     2004-05        2005-06
                                                     ---------------------------------------------
                                                                 (billions of dollars)
BUDGETARY SURPLUS                                       7.0        0.0         0.0            0.0
NON-BUDGETARY TRANSACTIONS
   Capital investing activities                        -0.9       -1.6        -1.5           -1.7
   Other investing activities                          -2.2       -2.3        -2.3           -2.3
   Pensions and other accounts                          0.4        1.7        -2.2           -1.7
   Other transactions                                   3.4        4.2         1.6            1.7
                                                     ---------------------------------------------
   Total                                                0.7        2.0        -4.5           -4.0
FINANCIAL SOURCE/REQUIREMENT                            7.6        2.0        -4.5           -4.0

------------------
Note: Numbers may not add due to rounding.

         In contrast, the financial source/requirement measures the difference between cash coming in to the Government and cash going out. This measure is affected not only by the budgetary balance but by the cash source/requirement resulting from the Government's investing activities through loans, investments and advances; its acquisition and disposal of capital assets; and its operating activities, primarily through the federal employee pension accounts. These activities are included in non-budgetary transactions.

                              THE BUDGET PLAN 2004

         With a balanced budget and a source of $2.0 billion in non-budgetary transactions, a financial source of $2.0 billion is estimated in 2003-04, down from $7.6 billion in 2002-03. Financial requirements are forecast in each of the next two fiscal years, primarily because of the transfer of Canada Pension Plan assets to the Canada Pension Plan Investment Board, as described below.

- CAPITAL INVESTING ACTIVITIES include the cash outlay for the acquisition of new tangible capital assets, proceeds from the sale of tangible capital assets, the amortization of existing tangible assets, any loss on the disposal of tangible capital assets and the change in inventories and prepaid expenses. In the calculation of the budgetary balance, the acquisition of new capital assets is not included but the amortization of existing tangible assets is. However, in the calculation of the financial source/requirement, these entries are reversed. A net cash requirement of $1.6 billion is estimated for 2003-04, reflecting a net increase in the acquisition of tangible capital assets, with similar amounts projected for each of the next two fiscal years.

- OTHER INVESTING ACTIVITIES include the Government's investments in enterprise Crown corporations, such as the Canada Mortgage and Housing Corporation, Canada Post Corporation, Export Development Canada and the Business Development Bank of Canada. In addition, it includes loans, investments and advances to national and provincial governments and international organizations, and for government programs. The requirements in this component throughout the outlook period are largely attributable to borrowings on behalf of the Canada Student Loans Program.

- PENSIONS AND OTHER ACCOUNTS include the activities of the Government of Canada's employee superannuation plans, as well as those for federally appointed judges and members of Parliament. Since April 2000 the net amount of contributions less benefit payments related to post-March 2000 service is invested in capital markets. Contributions and payments pertaining to pre-April 2000 service are recorded in the pension accounts. The Government also sponsors a variety of future benefit plans, such as health care and dental plans and disability and other benefits for war veterans and others. In addition, there are a number of other accounts, including the Canada Pension Plan Account, which the Government manages. The expected coming into force in 2004-05 of Bill C-3, An Act to amend the Canada Pension Plan and the Canada Pension Plan Investment Board Act, will, among other things, permit the transfer of the Canada Pension Plan operating balances to the Canada Pension Plan Investment Board. The operating balances are projected to be about $7 billion at the end of 2003-04. The transfer involves replacing non-market debt with market debt, with the overall level of federal debt unaffected, thereby resulting in a net financial requirement in both 2004-05 and 2005-06.

                           SOUND FINANCIAL MANAGEMENT

- OTHER TRANSACTIONS primarily include the conversion of other accrual adjustments included in the budgetary balance into cash, as well as foreign exchange activities. A net financial source is expected in each year of the outlook period.

         Given the impact of the expected transfer of the Canada Pension Plan operating balances, the Government may seek special borrowing authority to fund the transfer through the issuance of new market debt. Under the Financial Administration Act, the Government has standing authority to refinance market debt maturing in a fiscal year. The need for additional borrowing authority will be considered later in 2004-05, in light of the Government's prevailing fiscal position at that time.

SENSITIVITY OF THE FISCAL OUTLOOK TO ECONOMIC SHOCKS

The fiscal projections are extremely sensitive to changes in economic assumptions--particularly to changes in real economic (GDP) growth, inflation and interest rates. Table 3.7 illustrates this sensitivity to a number of economic shocks.

TABLE 3.7
Estimated Change in Fiscal Position

                                                                             YEAR 1         YEAR 2
                                                                             ---------------------
                                                                             (billions of dollars)
1-per-cent decrease in real GDP growth
   Revenue impact                                                             -1.9           -1.9
   Expense impact                                                              0.6            0.7
                                                                             --------------------
   Deterioration in fiscal balance                                            -2.5           -2.6
1-per-cent decline in GDP inflation
   Revenue impact                                                             -1.9           -1.8
   Expense impact                                                             -0.5           -0.5
                                                                             --------------------
   Deterioration in fiscal balance                                            -1.4           -1.3
100-basis-point decrease in interest rates
   Revenue impact                                                             -0.4           -0.5
   Expense impact                                                             -1.4           -2.0
                                                                             --------------------
   Improvement in fiscal balance                                               1.1            1.5

-----------------
Note: Numbers may not add due to rounding.

                              THE BUDGET PLAN 2004

         A decrease in the growth of real GDP (through equal reductions in employment and productivity) would lead to lower federal government revenues through a contraction in various tax bases and an increase in spending, primarily due to higher employment insurance benefits. Using standard sensitivity analysis, a 1-per-cent decrease in real GDP growth for one year would lower the budgetary balance by $2.5 billion in the first year and by $2.6 billion in the second year.

         A 1-per-cent reduction in the growth in nominal GDP resulting solely from a one-year decline in the rate of GDP inflation would lower the budgetary balance by $1.4 billion in the first year and by $1.3 billion in year two. Most of the impact would be on budgetary revenues, as wages and profits would be lower, as well as the price of goods and services subject to sales and excise taxes. The impact on expenses would be largely reflected in those programs that are indexed to inflation, such as elderly benefit payments.

         A sustained 100-basis-point decline in all interest rates would improve the budgetary balance by $1.1 billion in the first year, rising to $1.5 billion in year two. This improvement comes solely from the reduction in public debt charges, which reduces overall budgetary expenses. Expenses would fall by $1.4 billion in the first year and by $2.0 billion in year two, as longer-term debt matures and is refinanced at the lower rates. This impact is slightly larger than that presented in previous years, reflecting the reduction in the fixed-rate portion of the market debt in order to lower debt-servicing costs. Moderating this impact are somewhat lower interest earnings on the Government's interest-bearing assets, which are recorded as part of non-tax revenues.

4

MOVING FORWARD ON THE
PRIORITIES OF CANADIANS

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

INTRODUCTION

Canadians are united by a belief in equality of opportunity. It is a principle that defines us as a nation, a cause that unites us as a community and a goal that defines this government.

         In the Speech from the Throne, the Government set out an ambitious agenda to improve the standard of living and quality of life of all Canadians. Its three themes are to strengthen Canada's social foundations, build a dynamic 21st century economy and restore Canada's influence in the world.

         Just as Canadians are united by the belief in equality of opportunity, so too are the three themes of the Government's agenda. For it is by giving all Canadians the opportunity to succeed, to reach their potential, and to build a better life for themselves, their families and their communities that Canada will succeed and be a model for the world.

         At the core of this budget is the recognition that to achieve our goal of better lives for all Canadians, our social and economic policies must be mutually reinforcing. Quite simply, there can be no strong economy without a secure society, and no secure society without a strong economy to support it. And underlying this must be the prudence of balanced budgets that comes with living within our means.

         Therefore, this budget is built on the foundation of creating opportunity for individuals. It recognizes that opportunity has many dimensions and can be defined in many ways.

         The measures in this budget have been designed to meet the test of what Canadians believe are our priorities as a nation. They focus on the importance of health care, learning, communities, the economy and our place in the world, each of which is crucial to the creation of opportunity for each and every Canadian. Each is a step down the path towards a Canada of opportunity and achievement.

         This budget lays the foundation for that greater Canada, a nation where individual opportunity translates into economic achievement and social justice.

THE IMPORTANCE OF:
        HEALTH
        LEARNING
        KNOWLEDGE AND COMMERCIALIZATION
        COMMUNITIES
        CANADA'S RELATIONSHIP TO THE WORLD

                              THE BUDGET PLAN 2004

     HIGHLIGHTS--THE IMPORTANCE OF HEALTH

- Confirmation of an additional $2 billion for the provinces and territories for health, bringing to $36.8 billion the funding provided under the February 2003 First Ministers' Accord on Health Care Renewal.

- Establishment of a new Canada Public Health Agency as a focal point for disease control and emergency response.

- Immediate funding of $665 million in this fiscal year and over the next two years to improve Canada's readiness to deal with public health emergencies.

-    Improved tax fairness for Canadians with disabilities and caregivers.

- Increased funding of $30 million annually to support employment assistance programming delivered by provinces and territories for Canadians with disabilities.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

INTRODUCTION

Canadians are justly proud of their social programs and are determined to see them maintained and improved.

         Canada's publicly funded, universal health care system stands as a clear testament to its commitment to ensuring equality of opportunity for all Canadians.

         The Government of Canada is committed to:

- Providing growing and predictable funding for Canada's health care system.

-        Improving transparency and accountability of health care spending.

- Ensuring the sustainability of Canada's health care system by facilitating needed reform and renewal of the system.

-    Strengthening Canada's public health system.

GROWING AND PREDICTABLE FUNDING FOR CANADA'S HEALTH CARE SYSTEM

In fulfillment of the February 2003 First Ministers' Accord on Health Care Renewal and the important reform and reporting objectives it contained, the 2003 budget increased federal support for health care by $34.8 billion over five years. It also committed to an additional payment of $2 billion, contingent on funds being available in 2003-04.

         At the January 2004 First Ministers' Meeting, the Prime Minister announced that the additional $2 billion would be provided to the provinces and territories as a cash supplement to the Canada Health and Social Transfer (CHST) and allocated on an equal per capita basis. The supplement will be paid into third-party trusts upon passage of legislation. This will provide provinces and territories with the flexibility to draw upon their share of the $2 billion immediately or at any time during the next two years, according to their respective priorities, in support of the 2003 Health Accord and its objective of ensuring that all Canadians have timely access to quality health services.

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                              THE BUDGET PLAN 2004

         This brings the total increase in federal support over the five-year period of the Health Accord to $36.8 billion. The majority of this funding is being provided to provinces and territories through increased transfer payments, including:

-        $16 billion over five years through the new Health Reform Transfer.

- $14 billion (including the $2 billion in additional funding) for increases to health and social transfers (the CHST).

-        $1.5 billion for diagnostic and medical equipment.

         The remaining $5.3 billion has been allocated to meet other commitments made under the Health Accord, notably increased funding for federal health programs for First Nations and Inuit, the creation of a compassionate care benefit under employment insurance, support for research hospitals, and improved health care technology and pharmaceuticals management.

         The Government of Canada's investments over the 2003-04 to 2007-08 period covered by the Health Accord--and its other investments in health and social programs in recent years--have been implemented as part of a long-term legislated framework of predictable and growing support for provinces and territories that includes both cash and tax transfers.

- Legislated cash transfers to the provinces and territories for health and social programs will reach $28.1 billion in 2007-08. This constitutes an average annual growth rate of 8 per cent beginning in 2003-04--significantly higher than the projected 4.9 per cent rate of growth in nominal gross domestic product (GDP) over the same period (see Table 4.1).

- To help fund their health and social programs, the provinces and territories are also able to draw on the significant and predictable revenue growth they receive from tax transfers. The funds generated by these tax transfers will continue to grow in line with the overall growth of the Canadian economy, bringing overall cash and tax transfers to $49.3 billion in 2007-08 (see Table 4.2).

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

TABLE 4.1
Legislated Framework of Federal Transfers Supporting Health and Other Social Programs

                                                               LEGISLATED FRAMEWORK
                                                 -----------------------------------------------
                                         2002-    2003-     2004-     2005-    2006-       2007-
                                         2003     2004      2005      2006     2007        2008
                                         -------------------------------------------------------
                                                         (millions of dollars)
TOTAL CASH TRANSFERS(1), (2)             19,100  21,825    24,050    26,225   26,400      28,050

                                                         Average annual growth rate of
                                                 ------------total cash support: 8%-------------

HEALTH CASH TRANSFERS(3)                 11,840  13,900    15,770    17,810   17,900      19,250
                                                         Average annual growth rate of
                                                 ----------health cash support: 10.2%-----------

                                                          Average annual growth rate
                                                 ----------------of GDP: 4.9%-------------------

--------------------
(1) Includes cash transfers provided under the Canada Health and Social Transfer (CHST) up to 2003-04 and under the Canada Health Transfer (CHT) and the Canada Social Transfer (CST) for 2004-05 and beyond; 2003 CHST cash supplement and 2004 CHST cash supplement for health (subject to passage of authorizing legislation) based on notional drawdown schedules; and the Health Reform Transfer (HRT).

(2) Includes $900 million over five years in support of the 2003 agreement on early learning and child care, and new incremental funding of $75 million annually in 2004-05 and 2005-06; will reach $350 million annually in 2007-08.

(3) 2002-03 and 2003-04 amounts are based on the notional share of CHST allocated to health. Includes funding under the CHT, the portion of the 2003 CHST cash supplement allocated to health, the 2004 CHST cash supplement for health and the HRT.

Note: Total cash levels beyond the legislated period are set out on a planning basis to 2010-11 ($29,250 million in 2008-09, $30,550 million in 2009-10 and $31,850 million in 2010-11). Planned levels include the roll-in of the HRT in 2008-09, subject to a review by first ministers by the end of 2007-08.
The 2010-11 planned level is more than double the 2000-01 level of $15.5 billion, which represents an average annual growth rate of 7.5 per cent over the decade.

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                              THE BUDGET PLAN 2004

TABLE 4.2
New Canada Health Transfer (CHT) and Canada Social Transfer (CST)
Growing to $49.3 Billion in 2007 - 08

                                                                LEGISLATED FRAMEWORK
                                                  ------------------------------------------------
                                      2002-         2003-    2004-     2005-    2006-        2007-
                                      2003          2004     2005      2006     2007         2008
                                      ------------------------------------------------------------
                                                         (millions of dollars)
PRE-2003 HEALTH ACCORD CANADA HEALTH
     AND SOCIAL TRANSFER (CHST)
   2002-03 CHST cash level            19,100       19,100   19,100    19,100   19,100       19,100
FUNDING INCREASES
     (2003 HEALTH ACCORD)                           2,700    4,800     6,900    7,000        8,600
     of which
     CHST cash increases                              700    1,300     1,900    2,500        3,100
     2003 CHST cash supplement(1)                   1,000    1,000       500
     2004 CHST cash supplement for health(2)                 1,000     1,000
     Health Reform Transfer (HRT)                   1,000    1,500     3,500    4,500        5,500
FUNDING INCREASES
     (EARLY LEARNING AND CHILD CARE)(3)                25      150       225      300          350
TOTAL NEW CASH TRANSFERS              19,100       21,825   24,050    26,225   26,400       28,050
     of which
     For health:
        Canada Health Transfer
        (CHT) and HRT                                       15,770    17,810   17,900       19,250
     Canada Social Transfer (CST)(3)                         8,280     8,415    8,500        8,800
TOTAL TAX TRANSFERS(4)                15,900       16,700   17,500    18,700   19,900       21,250
     of which
     CHT tax transfer                                       10,850    11,600   12,350       13,150
     CST tax transfer                                        6,650     7,100    7,550        8,100
TOTAL                                 35,000       38,525   41,550    44,925   46,300       49,300

-----------------
(1) 2003 CHST cash supplement allocated over three years based on notional drawdown schedule.

(2) 2004 CHST cash supplement for health allocated in 2004-05 and 2005-06 based on notional drawdown schedule and subject to passage of authorizing legislation; to be accounted for by the federal government in 2003-04.

(3) Includes $900 million over five years in support of the 2003 agreement on early learning and child care, and new incremental funding of $75 million annually in 2004-05 and 2005-06.

(4) For 2002-03 and 2003-04, values reflect total tax transfers under the CHST. Estimates up to 2004-05 and projections for 2005-06 and beyond.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

IMPROVED TRANSPARENCY AND ACCOUNTABILITY OF HEALTH CARE SPENDING

In addition to ensuring predictable, growing financing for Canada's health care system, it is essential that the need for reform and renewal of the system--including greater transparency and accountability--also be met.

         The February 2003 First Ministers' Accord on Health Care Renewal reflects a cooperative undertaking by federal, provincial and territorial governments to improve access to health care, to enhance accountability for how health dollars are spent and for the results they achieve, and to ensure that the system remains sustainable over the long term. All governments agreed that each jurisdiction would report to its citizens annually on health care spending. Provinces and territories also agreed to report to their citizens annually on health reform initiatives and on enhancements to diagnostic and medical equipment and services.

         Another key element of the Accord was the establishment of a Health Council, which began its operations in December 2003. The Council brings together diverse perspectives and a wealth of expertise in the health domain. It will monitor and make annual public reports on the implementation of the Accord, with an emphasis on its accountability and transparency provisions. The work of the Council will enable Canadians to assess the performance of the health system and the pace of implementation of the various commitments made in the Accord.

         The Government has also fulfilled another commitment it made as part of the Accord, namely to ensure that its own contributions to health care be made more transparent--and thereby more accountable--to Canadians. The CHST is being restructured into two new transfers. Effective April 1, 2004, the CHST will be apportioned between the Canada Health Transfer (CHT), supporting provincial and territorial health programs, and the Canada Social Transfer
(CST), supporting post-secondary education and social programs, including early childhood development and early learning and child care services. The apportionment reflects the percentage of health spending within overall provincial spending in the health and social sectors supported by federal transfers (see box on next page and Table 4.2).

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                              THE BUDGET PLAN 2004

THE CANADA HEALTH TRANSFER AND CANADA SOCIAL TRANSFER

The new Canada Health Transfer (CHT) and Canada Social Transfer (CST) will:

- Provide growing and predictable support for health and social programs (through both cash and tax transfers) on an equal per capita basis.

- Improve the transparency and accountability of the Government of Canada's support for health and social programs.

- Maintain the provinces' and territories' flexibility to allocate federal funding according to their respective priorities.

The cash and tax transfer support currently provided through the Canada Health and Social Transfer (CHST) has been apportioned between the CHT and CST to reflect provincial spending patterns related to the program areas formerly supported by the CHST.

These new transfers--along with the Health Reform Transfer, which provides targeted funding over five years to support reform related to primary care, home care and catastrophic drug coverage--will support the Government of Canada's ongoing commitment to maintain the five principles of the Canada Health Act (comprehensiveness, universality, portability, accessibility and public administration) and to prohibit residency requirements for social assistance.

GOVERNMENT OF CANADA SUPPORT REPRESENTS 40 PER CENT OF PUBLICLY FUNDED HEALTH SPENDING

The Government of Canada contributes significant support for health care in Canada through a number of large transfer programs designed to both respect provincial and territorial jurisdiction and program responsibility, and to promote national health care objectives.

For 2003-04 the Government of Canada's support for health in Canada includes:

- Cash transfers to provinces and territories: funding for health through the CHST, the Health Reform Transfer and the Diagnostic/Medical Equipment Fund amounts to $14 billion.

- Tax transfers, which provide over $10 billion in support of health care alone.

- Equalization payments, of which an estimated $3 billion is used by provinces for health.

- Direct federal spending and tax measures worth $6 billion annually in support of areas of federal responsibility, including First Nations, Inuit and veterans' health, the employment insurance compassionate care benefit, health protection and disease prevention, and health-related research and information technology.

Federal support for health is about $34 billion, approximately 40 per cent of the $85 billion spent by governments on publicly funded health in Canada.

For more information, please see Federal Support for Health Care: The Facts at www.fin.gc.ca.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

ENSURING THE SUSTAINABILITY OF CANADA'S HEALTH CARE SYSTEM

The framework of predictable and growing support for health care could not have been established without the successes achieved in restoring overall fiscal sustainability. The Government of Canada and provincial and territorial governments have all reinvested heavily in health care since 1998--at a rate of growth well beyond that of the economy as a whole:

- Publicly funded health spending is expected to reach nearly $85 billion in 2003, representing 7 per cent of Canada's GDP.

- Canada's combined private and publicly funded health spending is expected to reach $121 billion in 2003, representing 10 per cent of its GDP.

- Canada now ranks as the fourth highest spender on health among Organisation for Economic Co-operation and Development (OECD) countries (see chart at the bottom of next page).

         Increasing concerns are being raised as to whether these trends are sustainable, concerns that are made more acute by future pressures on the health system, including the aging of Canada's population. The result is a growing need for a thorough examination of whether Canada is getting the best possible results for what it is already spending on health care and how the performance of its health care system can be improved. To identify areas where improvement is required and to evaluate the progress of health reforms that are being pursued, Canadians need reliable, up-to-date information on the performance of the health system. Canadians also want assurances that new investments in health care will result in measurable progress toward reform.

         Federal, provincial and territorial governments are all committed to meeting these objectives. As announced at the January 2004 First Ministers' Meeting, the Prime Minister will convene a First Ministers' Meeting this summer to discuss the sustainability of the health care system.

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

                              THE BUDGET PLAN 2004

RECENT TRENDS IN CANADIAN HEALTH SPENDING

     [BAR AND LINE GRAPH SHOWING RECENT TRENDS IN CANADIAN HEALTH SPENDING]

Source: Canadian Institute for Health Information, National Health Expenditure Trends, 1975-2003.

CANADA'S INTERNATIONAL RANKING IN HEALTH CARE SPENDING

   [BAR CHART SHOWING CANADA'S INTERNATIONAL RANKING IN HEALTH CARE SPENDING]

Sources: OECD Health Data, 3rd Edition (2001 data). According to the OECD, health spending represents 9.7 per cent of GDP in Canada for 2001. More recent Canadian Institute for Health Information (CIHI) data show that health spending is expected to represent 10 per cent of GDP in Canada in 2003 (National Health Expenditure Trends, 1975-2003). Comparable international data for 2003 are not yet available.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

STRENGTHENING CANADA'S PUBLIC HEALTH SYSTEM

The recent experience with severe acute respiratory syndrome (SARS) has been challenging to Canada's health system and to the health workers who worked tirelessly to protect Canadians' well-being. Canadians have been vividly reminded that their physical and economic security remain vulnerable to infectious diseases and other threats to public health. They have also made it clear that significant reforms to Canada's public health system are required to address future health emergencies resulting from global infectious disease outbreaks, such as SARS and avian flu.

THE CHALLENGE

In the wake of the SARS outbreak, governments commissioned several studies to shed light on how the crisis came about and identify needed reforms and investments in Canada's public health system (see box on page 99). A key objective that was identified for improving Canada's public health system was to develop a seamless public health system where all stakeholders play their appropriate role in ensuring that gaps and weaknesses in the system are addressed so that Canada is ready to respond promptly to an infectious disease outbreak similar to SARS. Rising trends of chronic diseases also pose a threat to the health of Canadians.

         The Government of Canada is committed to addressing these challenges through new mechanisms for coordination, new investments in public health capacity, and collaboration with the provinces and territories. To help achieve these objectives, this budget proposes a number of measures to strengthen international coordination, improve emergency response capacity, enhance public health surveillance, and establish regional centres of excellence.

A NEW CANADA PUBLIC HEALTH AGENCY AND A CHIEF PUBLIC HEALTH OFFICER

The need to strengthen federal leadership and better coordinate federal resources in the field of public health were identified as critical challenges in the recent reports of the National Advisory Committee on SARS and Public Health, as well as the Standing Senate Committee on Social Affairs, Science and Technology.

         A new Canada Public Health Agency will be established to strengthen Canada's public health and emergency response capacity, and to develop national strategies for managing infectious diseases and chronic diseases. In the first instance, the new agency will draw on the $404 million in resources and expertise currently devoted to these activities in Health Canada, primarily

                              THE BUDGET PLAN 2004

the Population and Public Health Branch. The Government of Canada will identify programs and activities of Health Canada that will become part of the new agency and review how the resources associated with these programs and activities can be optimally refocused, as required, to meet the needs of the new agency and to achieve the objectives of public health.

         The new agency, which will report to the Minister of Health, will focus on the management of infectious diseases, emergency preparedness and response, and chronic diseases. The agency will make citizen engagement a key priority. It will ensure that the Government's public health activities are more accountable and transparent to Canadians, and it will make an important contribution to the development of an effective pan-Canadian public health network.

         In addition to establishing the new agency, the Government of Canada will appoint, for the first time, a Chief Public Health Officer for Canada, who will lead the agency and will report to the Minister of Health. The Government of Canada will begin a national search with a view to recruiting and appointing the new Chief Public Health Officer as soon as possible. The Chief Public Health Officer will be actively involved in the design and creation of the agency--including its organizational structure and its role in developing a national approach to public health--in close consultation with all stakeholders. The Chief Public Health Officer will provide timely, objective and evidence-based advice on all matters pertaining to public health and national readiness for public health threats; provide leadership in advancing Canada's interests in international agencies focused on public health matters; and help coordinate the national public health response during public health disasters and emergencies.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

LESSONS LEARNED FROM THE SARS OUTBREAK

In early May 2003, the federal Minister of Health established a National Advisory Committee on SARS and Public Health, chaired by Dr. David Naylor. The committee's mandate was to provide a "third party assessment of current public health efforts and lessons learned for ongoing and future infectious disease control." The committee released its report, entitled Learning From SARS--Renewal of Public Health in Canada, on October 7, 2003.

In addition, in November 2003, the Standing Senate Committee on Social Affairs, Science and Technology, chaired by Senator Michael Kirby, issued a report entitled Reforming Health Protection and Promotion in Canada: Time to Act.

These two reports and the ongoing work by the Ontario Expert Panel on SARS and Infectious Disease Control, chaired by Dr. David Walker, have provided valuable insights into the steps that need to be taken to improve the national public health system.

These reports have all come to similar conclusions regarding the need for a major reinforcement of Canada's public health system to address several long-standing vulnerabilities, including:

- A lack of clarity in leadership, legislative authority and roles and responsibilities among jurisdictions.

- Uneven capacity and coordination within and between jurisdictions, particularly in relation to surveillance.

-        A shortage of public health human resources, including surge capacity.

-        Gaps in laboratory capacity and emergency response.

-        Uncoordinated research efforts.

-        Unclear risk communications.

IMMEDIATE FUNDING TO ADDRESS GAPS IN READINESS

This budget provides, as a first installment, incremental funding of $665 million in this fiscal year and over the next two years to improve Canada's readiness to deal with public health emergencies and address immediate gaps. This funding builds on the Health Canada resources to be transferred to the new Canada Public Health Agency and will be used to increase the capacity of federal, provincial and territorial public health systems.

         Specifically, in addition to the $404 million to be drawn on from Health Canada, this budget sets aside $165 million over the next two years to assist in creating the new agency and to take immediate steps to address identified gaps, including:

- INCREASING EMERGENCY RESPONSE CAPACITY by establishing Health Emergency Response Teams; replenishing the National Emergency Stockpile System with the necessary supplies (portable hospitals, mini clinics, blankets, etc.); expanding the Canadian Field Epidemiology Program to address human

                              THE BUDGET PLAN 2004

resource shortages in this important area; and providing funding for fellowships, bursaries, chairs and community-based public health apprenticeships.

- ENHANCING SURVEILLANCE by working with the provinces and other stakeholders to develop and implement improved data collection standards to facilitate sharing of public health information on a national basis. As described below, funding is also being provided to Canada Health Infoway to support the development and implementation of a national surveillance system.

- ESTABLISHING REGIONAL CENTRES OF EXCELLENCE in public health and laboratory facilities to advance understanding and action on key priority areas such as communicable disease epidemiology.

- EXPANDING LABORATORY CAPACITY through capital expansion at the National Microbiology Laboratory in Winnipeg and the Laboratory for Foodborne Zoonoses in Guelph, including acquisition of new equipment and creation of a new emergency operations centre for use during urgent situations like SARS. Increased funding will also be provided to support laboratory-based research to increase Canada's diagnostic capacity.

- STRENGTHENING INTERNATIONAL COORDINATION AND COLLABORATION by linking the new agency to an international network for disease control and emergency response, alongside the World Health Organization, Centers for Disease Control and Prevention in the U.S., and other agencies in Europe and Asia.

         A further investment of $500 million will be made available to assist in the development and implementation of a public health surveillance system, to help support a national immunization strategy and to help enhance public health capacity at the provincial and territorial levels, including:

- $100 MILLION WILL BE PROVIDED TO CANADA HEALTH INFOWAY to allow the provinces and territories to invest in software and hardware with the goal of assessing, developing and implementing a high-quality, real-time public health surveillance system, with a particular focus on infectious disease monitoring, and including the integration of current disease-based surveillance systems. The Government of Canada is committed to ensuring that Canada's public health system has the information technology systems needed to deal with future public health outbreaks or epidemics. Canada Health Infoway will work in partnership with all governments to build and implement a national surveillance system to assist public health professionals in the timely identification of infectious disease outbreaks such as SARS, and allow for evidence-based development and modification of public health programs.

                                      100
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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

- $400 MILLION WILL BE MADE AVAILABLE TO THE PROVINCES AND TERRITORIES OVER THE NEXT THREE YEARS(1) to support a national immunization strategy and to assist in enhancing their public health capacities.

         - $300 million for a national immunization strategy that would support the introduction of new and recommended childhood and adolescent vaccines (as proposed by the National Advisory Committee on Immunization). The SARS outbreak reminded Canadians about the importance of immunization to Canada's public health system. This unexpected event suggested that the Government of Canada needs to do more in this key public health area. This new funding will build on the $45 million provided in the 2003 budget to improve the safety and effectiveness of vaccines, enhance coordination and efficiency of immunization procurement, and ensure better information on immunization coverage rates within Canada.

         - $100 million will be made available to relieve stresses on provincial and territorial public health systems that were identified during the SARS outbreak, and to help the provinces and territories address their immediate gaps in capacity by supporting front-line activities, specific health protection and disease prevention programs, information systems, laboratory capacity, training and emergency response capacity.

         The funding announced in this budget addresses immediate gaps in Canada's public health system. Through these changes, Canada's public health system will have greater capacity in surveillance, diagnosis and response, along with improved information sharing, training and education, and collaboration across jurisdictions. The Government of Canada expects to make further investments once the new Canada Public Health Agency is operational, the Chief Public Health Officer has developed a comprehensive public health plan, and the Government has had the opportunity to evaluate the need for additional resources.

--------------------
(1) The $400 million will be paid into a third-party trust upon passage of legislation and will be allocated to the provinces and territories on an equal per capita basis. The funds will be accounted for by the Government of Canada in fiscal year 2003-04. Provinces and territories will have the flexibility to draw down funds as they require at any time before the end of 2006-07.

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                              THE BUDGET PLAN 2004

OTHER HEALTH-RELATED MEASURES

In addition, as described in the section "The Importance of Knowledge and Commercialization," this budget will provide further support for health research. This includes new funding for the Canadian Institutes of Health Research as part of the increase in granting council funding, and $60 million in 2004-05 for Genome Canada, of which a significant portion is expected to fund health-related genomics research.

INCLUSION OF PERSONS WITH DISABILITIES

The Government of Canada views greater inclusion of Canadians with disabilities as a national priority. Greater inclusion contributes not only to the well-being of persons with disabilities themselves, but also to the life and economy of the country through the contributions citizens make as they learn, work and volunteer.

IMPROVING TAX FAIRNESS FOR PERSONS WITH DISABILITIES AND CAREGIVERS

The Government is committed to improving tax fairness for persons with disabilities and those who care for them. In recent years a number of tax measures have been enhanced to recognize that persons with disabilities and those who care for them face extra non-discretionary costs that reduce their ability to pay tax. Since 1996 tax relief for persons with disabilities or above average medical expenses and those who care for them has more than doubled from $600 million to more than $1.2 billion annually.

         In the 2003 budget the Government established the Technical Advisory Committee on Tax Measures for Persons with Disabilities to advise the Minister of Finance and the Minister of National Revenue on tax issues affecting the community of persons with disabilities. The Technical Advisory Committee comprises members of organizations representing persons with disabilities, medical practitioners and private sector tax experts. It is scheduled to report in the fall of 2004. The 2003 budget also set aside $25 million in 2003-04 and $80 million annually, starting in 2004-05, to improve the fairness of the tax system for persons with disabilities and those who care for them, based on the findings of the committee. The $25 million set aside for 2003-04 has been reprofiled to future years.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         This budget acts on an early proposal by the Technical Advisory Committee to provide better tax recognition of disability supports expenses, and improves the tax recognition of medical expenses incurred by caregivers on behalf of dependent relatives.

BETTER TAX RECOGNITION OF DISABILITY SUPPORTS EXPENSES

Based on its work to date, the Technical Advisory Committee has proposed that the Government address concerns raised by the community of persons with disabilities regarding the recognition of the costs of disability supports required for employment or education (for example, sign language interpreters and talking textbooks). Currently such supports are recognized under the medical expense tax credit (METC), which can result in income-tested benefits such as the goods and services tax credit being reduced and tax being paid on the income (including government assistance) used to purchase disability supports.

         The budget proposes to create a new deduction for disability supports, which will allow expenses in respect of disability supports to be deducted from income if they are incurred for education or employment purposes. As a result, income used to pay for these expenses will not be taxed and will not affect income-tested benefits.

         This measure will be effective as of the 2004 taxation year. It is estimated to cost $15 million annually and will be funded from amounts set aside in the 2003 budget.

BETTER TAX RECOGNITION OF CAREGIVER EXPENSES

This budget also proposes a measure to better recognize expenses incurred by caregivers.

         Many Canadians provide care and support to adult family members, particularly elderly parents or grandparents or adult children with disabilities. Through measures such as the eligible dependant credit, the infirm dependant credit and the caregiver credit, the personal income tax system currently provides tax relief in recognition of the extra basic living expenses associated with providing support or care.

         However, in many cases, caregivers incur medical and disability-related expenses, in addition to basic living expenses, for a dependent relative. While taxpayers paying such expenses for a spouse (and, in most cases, a minor child) can generally claim these expenses under the METC, the ability to claim medical expenses incurred for other dependent relatives under the METC is very limited.

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                              THE BUDGET PLAN 2004

         To address this issue, this budget proposes to allow caregivers to claim more of the medical and disability-related expenses they incur on behalf of dependent relatives. The amount of this claim will be capped at $5,000. This measure will better recognize the costs of caregivers and ensure they receive fair recognition under the income tax system for medical and disability-related costs they incur on behalf of dependent relatives.

         This measure will be effective as of the 2004 taxation year and is estimated to cost $20 million in 2004-05 and $25 million in 2005-06.

BETTER WORKPLACE INTEGRATION

The Government will also work with its partners--provincial and territorial governments, employers and communities--to increase support for workplace integration of persons with disabilities.

         This budget provides increased funding of $30 million annually in 2004-05 and subsequent fiscal years for the recently negotiated federal-provincial-territorial Multilateral Framework for Labour Market Agreements for Persons with Disabilities. The Multilateral Framework is the successor to the Employability Assistance for Persons with Disabilities program, under which the Government of Canada currently contributes an ongoing $193 million annually to support employment assistance programming for persons with disabilities delivered by provincial and territorial governments. This budget will bring total support under the Multilateral Framework to $223 million annually.

         The Government will also ensure that its policies as the nation's largest employer do more to promote the hiring and retention of Canadians with disabilities in government employment. It also intends to encourage similar action on the part of private sector employers in the federally regulated sector.

         Reliable, up-to-date information is also essential for identifying and addressing needs for better workplace integration. Accordingly, this budget provides funding to enable a second Participation and Activity Limitation Survey to be conducted as part of the next census in 2006.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

FACILITATING TRANSITIONS INTO EMPLOYMENT

In addition to providing greater support for workplace integration, governments need to ensure that persons with disabilities are not penalized when they decide to take up the challenge of reintegrating into the workforce. In particular, both the federal and provincial governments--the joint stewards of the Canada Pension Plan (CPP)--acknowledge the need to facilitate voluntary reintegration by recipients of CPP disability benefits into the workforce.

         Currently recipients of CPP disability benefits who attempt to return to work, but abandon their efforts because of difficulties in overcoming their disability, are required to reapply for disability benefits. The delays and uncertainty associated with the need to reapply can discourage individuals from returning to work. Accordingly, this budget proposes an amendment to the CPP legislation that would allow for the reinstatement of disability benefits if a former recipient is required to cease working for reasons relating to his or her disability within two years of returning to work.

TABLE 4.3
The Importance of Health

                                                          2003-04            2004-05       2005-06
                                                          ----------------------------------------
                                                                     (millions of dollars)
2004 CHST CASH SUPPLEMENT FOR HEALTH                        2,000
STRENGTHENING CANADA'S PUBLIC HEALTH SYSTEM
   Federal capacity                                                               80            85
   Canada Health Infoway                                      100
   Support to provinces and territories                       400
                                                          ----------------------------------------
   Total                                                      500                 80            85
INCLUSION OF PERSONS WITH DISABILITIES
   Better tax recognition of
     disability supports expenses(1)                Funded from funds set aside in the 2003 budget
   Better tax recognition of caregiver expenses(1)                                20            25
   Participation and Activity Limitation Survey                                  0.5           2.9
   Multilateral Framework for
     Labour Market Agreements
     for Persons with Disabilities                                                30            30
                                                          ----------------------------------------
   Total                                                                        50.5          57.9
TOTAL                                                       2,500              130.5         142.9

------------
(1) Tax initiative.

                              THE BUDGET PLAN 2004

         HIGHLIGHTS--THE IMPORTANCE OF LEARNING

-        $150-million increase in funding for early learning and child care.

- Introduction of a new Canada Learning Bond that will provide up to $2,000 for each child entitled to the National Child Benefit supplement born on or after January 1, 2004.

- Enhancement of the 20-per-cent Canada Education Savings Grant matching rate to 40 per cent for low-income families and to 30 per cent for middle-income families.

- Introduction of a new grant of up to $3,000 for first-year, post-secondary students from low-income families.

- Introduction of an up-front annual grant of up to $2,000 for students with disabilities.

- Increase in the ceiling for Canada Student Loans to $210 a week from $165.

- Increase in the income thresholds used for determining eligibility for interest relief by 5 per cent.

- Increase in the maximum amount of debt reduction for students facing financial difficulty to $26,000 from $20,000.

- Extension of the education tax credit to employees who pursue career-related studies at their own expense.

- Investment of $125 million over five years for the Aboriginal Human Resources Development Strategy.

-        Doubling to $50 million support for the Urban Aboriginal Strategy.

                  MOVING FORWARD ON THE PRIORITIES OF CANADIANS

INTRODUCTION

Learning is the cornerstone of Canada's economic and social foundations. Investments in learning are key to a strong economy. Learning produces a workforce qualified to meet the demands of a growing economy and fosters advances in knowledge, the development of new technologies, new products and improved production processes. These in turn increase productivity, generate economic growth and promote Canada's international competitiveness.

         Support for learning is an important instrument for ensuring equality of opportunity for all Canadians:

- For individuals and their families, learning provides greater opportunities, higher incomes and lower unemployment over a working career--benefits that increase with the number of years of education. In times of rapid change, learning is the means by which workers adapt their skills and capacities to the new social and economic environments.

- For society as a whole, ensuring broad access to learning is the key to enhanced equality of opportunity, increased social mobility and greater social stability and cohesion. It also provides the necessary foundation for the active participation of all Canadians in a progressive and democratic society.

                              THE BUDGET PLAN 2004

         It is clear (see chart below) that in order to create, find and keep good jobs in the knowledge-based economy, Canadians will increasingly need to pursue learning opportunities--both during their youth and as working adults later in life.

EMPLOYMENT GROWTH BY LEVEL OF EDUCATIONAL ATTAINMENT, 1990-2003

         [LINE GRAPH SHOWING EMPLOYMENT GROWTH BY LEVEL OF EDUCATIONAL
                             ATTAINMENT, 1990-2003]

Source: Statistics Canada Labour Force Survey.

         By international standards, Canada has been highly successful in providing access to post-secondary education. Canada has the highest post-secondary education attainment among the Organisation for Economic Co-operation and Development (OECD) countries. In 2000, 41 per cent of the population aged 25 to 64 had completed post-secondary education, i.e. college or university. However, the proportion of those with university education is lower than in four other countries, and 8 per cent more Americans aged 25-64 have university degrees (see chart on next page).

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

INTERNATIONAL RANKING OF POST-SECONDARY EDUCATION ATTAINMENT (PER CENT OF POPULATION AGED 25-64)

[COMBINED BAR CHARTS SHOWING INTERNATIONAL RANKING OF POST-SECONDARY EDUCATION ATTAINMENT (PER CENT OF POPULATION AGED 25-64) BY ALL POST-SECONDARY EDUCATION AND BY UNIVERSITY EDUCATION]

Source: OECD, Education at a Glance 2003, Table A2.3.

         The challenge is to ensure that all Canadians have access to learning opportunities. This requires support that is adequate and effective. The Government helps by providing direct support to individual Canadians and their families at various stages of learning throughout their lives. The Government also provides indirect support through partnerships with provincial and territorial governments, educational and research institutions, and employers and labour unions.

                              THE BUDGET PLAN 2004

KEY FEDERAL PROGRAMS AND TAX EXPENDITURES IN SUPPORT OF LEARNING

- The Government provides funding to the provinces and territories for post-secondary education through cash and tax transfers under the Canada Health and Social Transfer and, after April 1, 2004, under its successor, the Canada Social Transfer.

- The Government supports access to post-secondary education by providing financial assistance to post-secondary students through the Canada Student Loans Program ($1.5 billion annually in loans to nearly 330,000 students) and Canada Study Grants ($75 million annually in grants to some 55,000 students). The Government also provides more than $300 million annually to support 27,000 First Nations, Inuit and recognized Innu students who pursue post-secondary education. The Government provided a $2.5-billion endowment to the Canada Millennium Scholarship Foundation in 1998; the foundation provides $300 million annually in bursaries and scholarships to 100,000 students.

- The federal personal income tax system contains several measures that recognize the costs incurred by students for their education. Together, in 2003 they provided nearly $1.3 billion a year in tax relief to students and those who financially support them. Key measures include the tuition tax credit ($290 million claimed by 1.3 million students), the education tax credit ($265 million claimed by 1.3 million students), and the transfer and carry-forward of unused credits ($530 million claimed by 1.1 million tax filers).

- The Government helps families save for their children's post-secondary education by providing $365 million annually in Canada Education Savings Grants (CESGs) for contributions made into registered education savings plans (RESPs). The Government also helps working Canadians use their registered retirement savings plan (RRSP) savings to finance their own learning (nearly 15,000 withdrawals in 2002).

- The Government supports university research through the granting councils ($1.4 billion in 2003-04), funding for the indirect costs of university research ($225 million in 2003-04), and Canada Research Chairs ($240 million in 2003-04). The Government has provided endowments to Genome Canada and the Canada Foundation for Innovation; the foundations provided $89 million and $360 million, respectively, in research funding in 2003-04.

- Through Labour Market Development Agreements with the provinces and territories and other programs, the Government provides over $2 billion a year under Employment Insurance Part II in funding for the delivery of employment benefits and support measures, including skills upgrading and training, to over 600,000 Canadians.

- The Aboriginal Human Resources Development Strategy, launched in 1999, is a five-year, $1.6-billion government initiative, that addresses the training and employment needs of Aboriginal people.

- The Government currently provides $50 million in annual direct support, growing to $60 million by 2006 - 07, to 29 sector councils--industry-wide partnerships that bring together employers, unions, workers and educators to assess future employment patterns, skills requirements and training practices, and to develop measures to help employers and workers meet and adapt to the changing needs of each sector.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         In its support of learning, a key government goal is to ensure that no qualified Canadian misses out on post-secondary education because of a lack of financial resources. Low income should not be a barrier to achieving learning potential. Accordingly, this budget takes significant steps to enhance support for those who need help in obtaining access to learning for themselves and for their children, including measures to:

-        Support early childhood learning.

- Help low- and middle-income families plan ahead and accumulate savings for their children's post-secondary education by introducing the new Canada Learning Bond and enhancing the Canada Education Savings Grant.

- Ease the transition to post-secondary education for first-year students from disadvantaged backgrounds.

-        Enhance the Canada Student Loans Program.

- Ease undue financial burdens at repayment on borrowers after leaving school.

-        Encourage lifelong learning.

         These measures fully recognize that support for learning starts with the birth of a child and extends well into adulthood. The chart on the next page identifies the core federal programs available at the four main stages of a lifetime of learning, starting with childhood and continuing through postsecondary education and adult learning. These programs assist students and their families, with assistance particularly targeted at low- and middle-income families. The programs that are enhanced or introduced in this budget are highlighted.

                              THE BUDGET PLAN 2004

FEDERAL SUPPORT FOR LEARNING OVER INDIVIDUAL LIFETIMES

[TABLE SHOWING FEDERAL SUPPORT FOR LEARNING OVER INDIVIDUAL LIFETIMES, PLOTTING PROGRAMS ON A GRID WITH LOW INCOME, MIDDLE INCOME AND HIGH INCOME COLUMNS AND CHILDHOOD AND PRIMARY/SECONDARY EDUCATION YEARS, POST-SECONDARY EDUCATION YEARS, POST-GRADUATION (EARLY ADULTHOOD) AND LATER ADULTHOOD ROWS]

(1) The terms low, middle and high income refer to the general level of income. Precise definitions of eligibility vary among the programs listed.

(2) The Government helps finance post-secondary education studies for First Nations, Inuit and recognized Innu students and provides support to students through granting councils and Canada Graduate Scholarships.

(3) Includes existing up-front equipment grants of up to $8,000 per year for students with disabilities, grants for students with dependants, part-time students with high needs and female students pursuing doctoral studies.

CARING FOR CANADA'S CHILDREN--EARLY LEARNING AND CHILD CARE

Ensuring that all children get the best possible start in life and equal opportunities throughout their early lives is a fundamental part of the legacy Canadians leave to future generations. Over the years the Government, in partnership with provincial and territorial governments, has developed a strong agenda in support of Canada's children. Budget 2004 builds on this commitment by increasing its support of early learning and child care, strengthening the community's knowledge about their children, and taking steps to protect children from harm.

         This national commitment is embodied in both the 2000 Early Childhood Development Agreement (see box on next page) and the Multilateral Framework on Early Learning and Child Care agreed to in 2003 by federal, provincial and territorial ministers responsible for social services.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

EARLY CHILDHOOD DEVELOPMENT AGREEMENT

In September 2000, the Government entered into an Early Childhood Development Agreement with provincial and territorial governments. The Agreement's objectives are:

- To promote early childhood development to ensure that children are -- to the fullest extent possible--physically and emotionally healthy, safe and secure, ready to learn, and socially engaged and responsible.

- To help families support their children within strong communities. To meet these objectives, governments agreed on four key areas for action:

-        Promoting healthy pregnancy, birth and infancy.

-        Improving parenting and family supports.

-        Strengthening early childhood development, learning and care.

-        Strengthening community supports.

Governments are committed to making significant new investments in these areas, in accordance with the needs and priorities of their respective jurisdictions. To give Canadians a clear picture of progress, governments also agreed to report annually on their investments in early childhood development programs and services and to provide regular reports on how young children are doing.

Under the Agreement, the Government committed to provide $2.2 billion in funding over five years to provincial and territorial governments through the Canada Health and Social Transfer, including $300 million in 2001-02, $400 million in 2002-03 and $500 million annually from 2003-04 to 2005-06. In 2003 the
Government announced it would continue its funding commitment after 2005-06 at the level of $500 million per year. Beginning in 2004-05 these early childhood development transfers will be paid to provinces and territories under the new Canada Social Transfer.

In addition, the Government set aside a further $320 million over five years ($65 million annually) for early childhood development programming for First Nations and other Aboriginal children.

         The Multilateral Framework on Early Learning and Child Care (ELCC) was agreed to in March 2003 by federal, provincial and territorial ministers responsible for social services. This Framework builds on the foundation of the earlier Early Childhood Development (ECD) Agreement by increasing funding for the third of its key areas for action (strengthening early childhood development, learning and care). Under the Framework:

- Federal, provincial and territorial ministers responsible for social services committed to improving access to affordable, quality and provincially regulated early learning and child care programs.

                              THE BUDGET PLAN 2004

- The Government agreed to provide $900 million in funding over five years--ramping up to $350 million a year from 2007-08--through the Canada Health and Social Transfer and its successor as of April 2004, the Canada Social Transfer.

This budget proposes to accelerate implementation of the Framework by increasing cash transfers to provinces and territories under the Canada Social Transfer over the next two fiscal years, for a total commitment to early learning and child care of $150 million in 2004-05 and $225 million in 2005-06 (see box). The combined amount of $375 million over those two years, which represents an increase of two-thirds over previously committed funds for those two years, could fund up to 48,000 new child care spaces or provide up to 70,000 fully subsidized spaces for children from low-income families.

SUMMARY OF FEDERAL INVESTMENTS UNDER THE EARLY CHILDHOOD DEVELOPMENT AGREEMENT AND THE MULTILATERAL FRAMEWORK ON EARLY LEARNING AND CHILD CARE

                            2003-04      2004-05    2005-06      2006-07      2007-08
                            -------      -------    -------      -------      -------
                                               (millions of dollars)
2000 ECD AGREEMENT(1)         500          500        500          500          500

2003 Multilateral
   Framework on ELCC           25           75        150          300          350

Acceleration of ELCC
   in this budget                           75         75

REVISED FUNDING
   FOR ELCC                    25          150        225          300          350
                              ---          ---        ---          ---          ---
TOTAL ECD AND
   ELCC INVESTMENTS           525          650        725          800          850
                              ---          ---        ---          ---          ---

---------------
(1) The 2000 Early Childhood Development Agreement covers the five-year period from 2001-02 to 2005-06.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         To complement the ECD Agreement with provinces and territories, the Government also provided $320 million over five years for early childhood development programming for First Nations and other Aboriginal children.

         With the ELCC Framework, the Government committed a further $35 million over four years for early learning and child care services for First Nations children living on reserves. This budget proposes to add a further $10 million over four years to this funding for early learning and child care subsidies, bringing its total investment to $45 million.

UNDERSTANDING THE EARLY YEARS

In 1999 the Government launched a community research pilot project, Understanding the Early Years, in which 12 communities across Canada have participated. The purpose of this initiative was to provide research information to strengthen the capacity of communities to make informed decisions about the best policies and most appropriate programs to support families with young children.

         The pilot project is widely regarded as a success. The information collected in the participating communities has positively influenced policy and program decisions both at the community level and at the provincial and territorial level. As a result, Budget 2004 proposes to extend the pilot project to 100 communities over the next seven years. This would make significant progress towards ensuring that Canada's children reach their full potential, and that their families and the communities in which they live have the information they need to support them effectively. Over the next two years this budget will invest $14 million in extending this project.

PROTECTING CHILDREN FROM EXPLOITATION AND ABUSE

Protecting children from the risk of sexual exploitation on the Internet is a priority for Canada. While widespread Internet access and usage benefits Canadians in many ways, it has also provided opportunities for criminals to exploit children for sexual purposes. Canada's laws against child pornography are among the toughest in the world and were further strengthened in 2002 with the addition of provisions to address the increasing misuse of the Internet.

                              THE BUDGET PLAN 2004

         Building on this legal framework, this budget proposes funding of $8 million a year to launch a national strategy to counter the sexual exploitation of children on the Internet. The major part of these funds will be provided to the RCMP to enhance its ability to gather evidence and conduct investigations so that offenders can be successfully prosecuted. Some funding will also be used to enhance public awareness, in part by using the SchoolNet program and reporting suspicious activity through a national Internet tip line.

HELPING FAMILIES PLAN AHEAD FOR POST-SECONDARY EDUCATION

Parents want their children to achieve their full learning potential. They know how important education will be for their children to succeed in life and want to help them get the best possible education.

         At the same time, particularly in low-income families, parents face immediate challenges in tending to the needs of their children. This limits opportunities to accumulate savings for the future, including for the education of their children. To help these families realize their aspirations, the Government has introduced programs to help lower-income families address their children's current needs and future educational goals.

         For current needs, the Government provides significant income support through the Canada Child Tax Benefit (CCTB), including the National Child Benefit (NCB) supplement that is paid to low-income families. In program year 2004, the CCTB is providing $9.1 billion of assistance to 3.5 million families with children. Budget 2003 announced significant additional investments in the NCB supplement. By 2007 the maximum CCTB benefit for a first child in a low-income family will reach $3,243--more than double the level of benefits in 1996. Total annual assistance to families with children through the CCTB is projected to reach $10 billion by 2007.

         To help fund future learning goals, the Government helps Canadian families to save for their children's post-secondary education through registered education savings plans (RESPs) and the Canada Education Savings Grant (CESG). The RESP and CESG provide a solid foundation for saving for the future education of Canada's children.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

HOW DO RESPS AND THE CESG WORK?

- An RESP is a registered saving instrument in which investment income grows tax-free.

-        Since 1998 the CESG has supplemented private education savings in
RESPs: the first $2,000 contributed each year to an RESP for a child attracts a 20-per-cent CESG.

- The CESG makes family savings in RESPs more effective by providing up to $400 per year for each child, up to a lifetime maximum of $7,200.

- Over 1.8 million Canadian children have benefited from the CESG program, which added about $365 million to family RESP savings in 2003.

         While the CESG has resulted in a substantial increase in education savings--with RESP saving increasing from $2.4 billion in 1997 to $11.4 billion in 2003--RESP savings among low- and middle-income families have been relatively modest. The Government wants to provide greater support for low-income Canadians to help offset the costs of post-secondary education, and to encourage families to save to help finance their children's post-secondary education.

         To that end, the budget proposes two measures:

- The creation of a new Canada Learning Bond for children in low-income families.

-        An enhanced CESG for low- and middle-income families.

THE CANADA LEARNING BOND

To kick-start education saving for low-income families, the budget proposes to introduce the Canada Learning Bond (CLB). The CLB will provide up to $2,000 of education savings by age 16 for children in families entitled to the NCB supplement.

         Starting in 2004 an initial $500 CLB will be provided at birth for children in families that are entitled to the NCB supplement--generally, those are families with incomes under $35,000. Subsequently these children will qualify for up to 15 additional $100 CLB instalments (until age 15), one for each year in which they are entitled to the NCB supplement. Children born after 2003 who are not entitled to the CLB in the year of birth but become entitled to the NCB supplement in a subsequent year will also qualify at that time for a $500 CLB. They may also subsequently qualify for annual $100 CLB instalments.

                              THE BUDGET PLAN 2004

         The CLB will be paid into an RESP for the benefit of the child. An additional $25 will be paid with the initial $500 CLB to help families cover transaction and other incidental costs of establishing an RESP. The CLB will earn and accumulate investment income in the RESP. A child in a family entitled to the NCB supplement throughout his or her childhood would receive CLB payments of $2,000, which could accumulate, with a 3.5-per-cent real rate of return, for example, to about $3,000 (in 2004 dollars) by age 18.

         As with the CESG, the CLB will be a source of savings for the student solely to cover costs for post-secondary education. The CLB will generally be subject to the same conditions as the CESG.

         It is proposed that the CLB be effective starting January 1, 2004. The first payment of the CLB will be made after Royal Assent and once delivery systems are in place. Therefore, it is not expected that CLB payments will be made before January 2005.

         At maturity, the CLB is expected to cost about $325 million annually and to benefit about 2.2 million children each year. It is estimated that the CLB will cost $85 million in each of 2004-05 and 2005-06, and that in 2004 - 05 the CLB will benefit over 120,000 newborns.

ENHANCING THE CANADA EDUCATION SAVINGS GRANT FOR LOW- AND MIDDLE-INCOME FAMILIES

The new CLB provides low-income families with a solid foundation for saving for their children's post-secondary education. To complement the CLB, and to strengthen assistance for low- and middle-income families that wish to save for their children's post-secondary education, Budget 2004 proposes changes to make the CESG more responsive to the needs of these families. More specifically, the budget proposes to:

-    Double the CESG matching rate--from 20 to 40 per cent--on the first
$500 of annual contributions to an RESP for the child of a family with income up to $35,000.

- Increase the CESG matching rate--from 20 to 30 per cent--on the first $500 of annual contributions to an RESP for the child of a family with income between $35,000 and $70,000.

         Other eligible contributions will continue to qualify for the 20-per-cent matching rate.

         It is proposed that the enhanced CESG matching rate be effective starting January 1, 2005. The enhanced CESG is expected to cost $80 million annually and will be available to over 4.5 million children.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         By ensuring a guaranteed source of savings for the post-secondary education of children from low-income families and by assisting education saving for low- and middle-income families, the CLB and the enhanced CESG signal the importance the Government places on early planning for post-secondary education and provide a solid foundation towards the future education of children (see box below). Additional information on the CLB and the enhanced CESG is provided in Annex 9.

         In the coming months the Government will work with provinces and territories, as well as with RESP providers, to ensure that low-income families have access to saving opportunities and realize the full benefit of their efforts to save for their children's education.

HOW THE NEW CANADA LEARNING BOND AND ENHANCED CANADA EDUCATION SAVINGS GRANT WILL HELP FAMILIES SAVE FOR THEIR CHILDREN'S EDUCATION

HOW THE CLB AND ENHANCED CESG WILL HELP A CHILD IN A FAMILY EARNING $30,000 ANNUALLY

- Meg is born in 2004. Her parents earn $30,000 annually and receive $2,060 under the Canada Child Tax Benefit each year.

- Meg would qualify for an initial Canada Learning Bond of $500 (plus $25 to cover incidental fees) plus $100 in each year in which her family remains entitled to the National Child Benefit supplement, until Meg turns 15.

- Therefore, Meg could qualify for CLB payments totalling $2,000. If invested in an RESP, this money could grow to $3,000 by the time she reaches age 18.

- In addition, if her parents start at her birth to put $4 per week into an RESP for her, after 18 years, there would be up to an additional $7,500 in the RESP. In total, about $10,500 could be available to finance Meg's post-secondary education.

- This would be enough to finance three years of tuition and other ancillary fees at a typical community college (assuming these fees increase at the same pace as inflation).

HOW THE ENHANCED CESG WILL HELP A CHILD IN A FAMILY EARNING $60,000 ANNUALLY

- John's parents earn $60,000 annually and receive $945 each year under the Canada Child Tax Benefit.

- If his parents start at his birth to put $6 per week into an RESP for him, after 18 years, about $10,300 could be available to finance John's education.

- This would be enough to finance three years of tuition and other ancillary fees at a typical community college.

Note: All figures are in 2004 dollars. It is assumed that amounts in the RESP earn a 3.5-per-cent real rate of return.

                              THE BUDGET PLAN 2004

EASING THE TRANSITION TO POST-SECONDARY EDUCATION FOR STUDENTS FROM LOW-INCOME BACKGROUNDS AND STUDENTS WITH DISABILITIES

For many prospective students from low-income families and students with disabilities, the immediate financial consequences of starting down the road of pursuing post-secondary education may appear challenging.

         Existing federal, provincial and territorial support to students in post-secondary education has facilitated access to post-secondary education for large numbers of Canadian students over the past four decades. For some individuals from low-income backgrounds, however, the prospect of accumulating student debt may cause them to hesitate about going on to post-secondary education. For persons with disabilities looking to undertake post-secondary education, the prospect of having to take on major new expenses associated with pursuing post-secondary education may be even more challenging.

         This budget proposes the following measures for implementation by August 1, 2005:

- A NEW UP-FRONT GRANT OF UP TO $3,000 WILL BE AVAILABLE TO FIRST-YEAR STUDENTS FROM LOW-INCOME FAMILIES WHO ARE ELIGIBLE FOR CANADA STUDENT LOANS.

         This grant will be available to dependent students whose family income falls within the range of entitlement to the NCB supplement (generally, those are families with incomes under $35,000). It will provide a comparable level of support to that given to students who will be eligible to accumulate savings for post-secondary education through Canada Learning Bonds. The grant will cover one half of tuition, up to the lesser of $3,000 or the student's assessed federal need. It will reduce the amount of federal student debt that would otherwise be incurred. It is estimated that more than 20,000 students will receive the new grant each year, at a cost of $30 million starting in 2005-06. For students in subsequent years of study, bursaries will continue to be offered by the Canada Millennium Scholarship Foundation.

- A NEW UP-FRONT GRANT OF UP TO $2,000 A YEAR WILL ALSO BE INTRODUCED FOR STUDENTS WITH DISABILITIES.

         The grant will cover the lesser of $2,000 or the student's assessed federal need, thereby reducing barriers to access associated with the high costs faced by students with disabilities. The new grant will replace the existing grant for students with disabilities that is paid only to those who have financial needs in excess of the weekly loan ceiling. The Canada Study Grant for students with disabilities to cover the cost of education-related services and equipment (up to $8,000 per year) will still be available.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         Over 6,000 students are expected to receive the new grant each year--a significant number of whom would not have qualified for the previous grant for students with disabilities--at a cost of $15 million starting in 2005-06.

ENHANCING CANADA STUDENT LOANS

Since the Canada Student Loans Program was created in 1964, the Government's goal has been to ensure that lack of financial resources does not deny the opportunity to pursue educational opportunities at a private education institution, a community college or university, to those with the motivation and capacity to pursue them. The box below provides information on average federal and provincial student loan debts at graduation.

INDEBTEDNESS AT CONSOLIDATION

AVERAGE FEDERAL AND PROVINCIAL STUDENT LOAN INDEBTEDNESS(1)
AT CONSOLIDATION BY TYPE OF INSTITUTION

It is estimated that in 2000-01, some 40 per cent of students did not have a federal or provincial student loan in that year. Of those who did borrow, the average estimated combined federal and provincial debt from student loans at graduation was $14,453 in 2001-02.

Loan Year      University     Community College    Private       Average
---------      ----------     -----------------    -------       -------
                                         (dollars)
1989-90          12,514            6,840            5,900         8,839
1991-92          12,917            7,285            6,509         9,261
1993-94          12,917            7,917            6,817         9,783
1995-96          14,782            9,844            8,870        11,629
1997-98          16,747           10,244           10,435        13,181
1999-00          18,520           11,369           11,136        14,421
2001-02          18,520           12,192           11,912        14,453

(1) For students who receive federal and provincial student loans. Does not include private sources of debt.

    Source: Human Resources and Skills Development Canada estimates. Takes into account provincial student loan remission programs. Student loans are consolidated six months after graduation.

                              THE BUDGET PLAN 2004

         The Canada Student Loans Program has been very effective in promoting access to post-secondary education over the years, and Canadians have the highest attainment rate with respect to post-secondary education in the world. In this budget, some of the program's features will be updated in order to ensure its continuing effectiveness. Specifically, the Government proposes that:

- THE WEEKLY LOAN CEILING FOR THE FEDERAL LOAN BE INCREASED FROM $165 TO $210 TO TAKE INTO ACCOUNT INCREASING COSTS AND THE GROWING NEED FOR STUDY TOOLS, SUCH AS COMPUTERS.

         Since the weekly loan ceiling was last increased in 1994, rising costs have eroded the ability of the program to meet the financial needs of some students. It is estimated that this measure would result in a $74-million increase in student loan costs for the Government starting in 2005-06, rising thereafter. This measure will provide 185,000 students with more support (see example on next page).

         The ceiling will be reviewed periodically in light of the rising cost of education to ensure that post-secondary students in financial need continue to have the financial support required to pursue their studies.

         Students with dependants often have financial needs in excess of the current weekly loan ceiling of $165 per week and are eligible for Canada Study Grants of up to $3,000 a year to help cover their additional costs. Students with dependants will continue to receive the same level of support they currently collect even with the increase in the loan ceiling.

-        THE PARENTAL CONTRIBUTIONS EXPECTED FROM MIDDLE-INCOME FAMILIES BE
REDUCED.

         The cost of post-secondary education as a percentage of family income has risen for moderate- and middle-income families whose children are not currently eligible for Canada Student Loans (or eligible for only limited assistance) because of the expected high parental contribution included in the assessment of needs. The proposed change will ensure that students from such families have access to additional financial support of up to $2,550 per family to pursue their studies (see examples on next page).

         It is estimated that this measure would result in a $10-million increase in student loan costs starting in 2005-06, rising thereafter. It would provide more access to student loans for 40,000 students from families with incomes in the $60,000 to $100,000 range, half of which were not able to access student loans prior to this change.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

EXAMPLES

INCREASED LOAN CEILING

Richard is a student at a community college and has total assessed financial needs of $11,900 for the school year, comprising 34 weeks of study. Under the current loan ceiling, the Government covers 60 per cent of assessed need, to a maximum of $165 per week, and the provinces usually cover 40 per cent to a maximum of $110 per week. Therefore, Richard would receive $5,610 in Canada Student Loans and $3,740 in provincial loans for a total of $9,350. With the increase in the weekly loan ceiling, Richard would get a Canada Student Loan of $7,140 and $4,760 from the province for a total of $11,900, an increase of $2,550 from the current level.

REDUCTIONS TO PARENTAL CONTRIBUTIONS

Julie is a second-year university student in Ontario. She studies away from home, so has relatively high needs, and is dependent on her parents. Her parents earn a total of $70,000 annually and the expected parental contribution before the changes is $4,996. Julie is eligible for federal and provincial student loans totalling $8,012. After the proposed changes take effect, the expected parental contribution falls to $2,775. As a result, Julie is now eligible for federal and provincial student loans totalling $10,233.

Jonathan and his sister Linda are both studying at university in Nova Scotia. They also study away from home, and are dependent on their parents. Their parents earn a total of $90,000 annually and are currently assessed an annual contribution of $11,982 (or $5,991 per child). Jonathan and Linda are each eligible for federal and provincial student loans totalling $6,572. After the proposed changes, the expected parental contribution falls to $9,432 (or $4,716 per child). As a result, Jonathan and Linda are each eligible for federal and provincial student loans totalling $7,847.

EASING UNDUE FINANCIAL BURDENS AFTER LEAVING SCHOOL

For the majority of graduates, repaying their student debt does not represent a problem. Reflecting the significant benefits post-secondary education brings in terms of employability and income, some 10 per cent of Canada Student Loans are repaid in full within the first two years and 80 per cent are repaid within the 9.5-year normal repayment period.

         The current design of the Canada Student Loans Program recognizes that, for some former students, the transition from school to workplace can be difficult, and debt management measures are available.

                              THE BUDGET PLAN 2004

CANADA STUDENT LOANS: DEBT MANAGEMENT MEASURES

For some graduates, the transition from post-secondary education to the job market can be difficult, making it hard to make ends meet while servicing their student debt obligations. For this reason, the Canada Student Loans Program provides assistance, in exceptional circumstances, for former students facing financial difficulty in repaying their student debt. The key features are as follows:

- INTEREST RELIEF: The Government provides interest relief by paying all interest costs for up to 54 months in the first five years after students leave school if a borrower's monthly family income falls below an established income threshold (adjusted for family size) in relation to the required monthly payment on the loan. Nearly 130,000 borrowers benefited from interest relief in 2002-03. Budget 2004 increases the income thresholds for interest relief eligibility by 5 per cent.

- EXTENSION OF REPAYMENT PERIOD: At any time during the repayment of the loan, borrowers can request an extension of the repayment period to 15 years, which can reduce monthly payments to an affordable level. This extension is done automatically for all borrowers who have received interest relief for 30 months.

- DEBT REDUCTION IN REPAYMENT (DRR): For students who are still in financial difficulty (below the DRR income threshold for debt level) after exhausting available interest relief, the Government may now forgive up to $26,000 of their outstanding debt over a three-year period. The DRR measure was significantly enhanced in Budget 2003 and it is further enhanced in this budget. Currently close to 2,000 borrowers a year benefit from this measure.

         Budget 2004 proposes to set aside resources to ease the eligibility criteria for interest relief. This will be done by increasing the income thresholds used for determining eligibility for interest relief by 5 per cent.

         For borrowers who remain in financial difficulty after exhausting interest relief, the maximum amount of debt reduction will also be increased to $26,000 from the current maximum of $20,000 to ensure that the increase in the weekly loan ceiling does not result in greater financial hardship for borrowers experiencing long-term difficulty in repaying their loans.

         The cost of these two measures is estimated to be $8 million in 2005-06. Current debt management measures will be reviewed, in consultation with the participating provinces and territories, with the aim of simplifying and improving them to ensure that they accurately reflect the capacity of borrowers to repay their student debt.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

EXAMPLES

INTEREST RELIEF

Stephanie is a single individual with monthly income of $1,800 (annual income:
$21,600). With the proposed 5-per-cent increase in the interest relief (IR) income thresholds, Stephanie would qualify with a monthly payment of $100 or more (corresponding to Canada Student Loan debts of $8,500), rather than $150 or more (debt of $12,700) under the current system.

David, a single father with one son, has monthly income of $3,000 (annual income: $36,000). With the proposed 5-per-cent increase in the IR income thresholds, David would qualify for IR with a monthly payment of $250 or more (debt of $21,200) instead of $325 (debt of $27,600) under the current system.

DEBT REDUCTION IN REPAYMENT

Karen is a single mother with one child. She has federal student debt of $18,520 with monthly payments of $176 after extension of the repayment period to 15 years (she has used up the IR available to her). Her gross income is $2,000 a month ($24,000 a year).

Under Debt Reduction in Repayment, Karen can afford a debt level of $5,257. Karen's debt will be reduced by $10,000 (the maximum amount of debt reduction in the first year), resulting in remaining debt of $8,520, and monthly payments of $81.

If Karen is still experiencing financial difficulty one year after the initial debt reduction, her debt will be reduced by a further $3,263, to produce a monthly payment of $53.

After the changes proposed in this budget, if Karen graduates with $28,560 of student debt under the new loan ceiling and is in similar circumstances, her debt would be reduced by over $23,300.

                              THE BUDGET PLAN 2004

ENCOURAGING LIFELONG LEARNING

The upgrading of skills by Canadians working full- or part-time enables them to meet the challenges of a rapidly evolving economy. While Canadians start out with a solid base of education and skills, they and their employers are increasingly aware of the need to constantly upgrade their skills.

ENHANCING THE EDUCATION TAX CREDIT

The current education tax credit recognizes the non-tuition costs of post-secondary education and training, such as textbooks. The credit amount is $400 per month for full-time students and $120 per month for part-time students. However, employed individuals are not eligible to claim the credit in relation to the costs of programs directly connected with their current employment, even if they pay out-of-pocket for the courses.

         In order to help more students undertake lifelong learning connected to their current employment, the budget proposes, starting January 1, 2004, to allow students to claim the education tax credit for education related to current employment, when the costs are not reimbursed by the employers. This will give Canadians who are upgrading their skills in their field of work access to the same tax benefit that is available to other post-secondary students, at a cost of $5 million in 2004-05 and about $10 million per year thereafter.

         As well, existing measures in support of part-time students under the Canada Student Loans Program will be reviewed with the aim to increasing the number of students with low incomes who take advantage of opportunities for part-time studies.

IMPLEMENTING A NEW WORKPLACE SKILLS STRATEGY

Labour market challenges are changing. It is now more important than ever to ensure that Canada's labour force is made up of the highly skilled, knowledge workers needed to compete in the 21st century. This means more emphasis on skills for, and acquired in, the workplace in addition to education.

         The Government is developing a Workplace Skills Strategy in cooperation with its partners--provinces, labour unions, employers and sector councils. It is critical to better understand the needs of workers and employers--and of Canada's economy as a whole--and to identify how each of them can best play their parts in responding to changing needs.

         As a first step, the Minister of Human Resources and Skills Development will be seeking the advice of representatives of employers and workers, industry associations, skills providers, provinces and

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

communities with a view to developing a strategic plan for workplace skills of the future and to identify practical options and priorities for action. Key issues to be considered would include literacy training and essential skills upgrading for workers; measures to encourage apprenticeships in skilled trades; and employer-based training. The role that sector councils can play in contributing to the Strategy will be assessed.

         As an immediate measure, this budget proposes to put in place a three-year Training Centre Infrastructure Fund pilot project with funding of $15 million over the first two years. This measure will address a growing need for union training centres to replace aging equipment and simulators that are not up to current industry standards. The pilot project will match employer and union investments in new machinery and equipment for selected training centres, with a particular focus on trades that have undergone significant technological change or whose scope has broadened or have new curricula.

         As well, this budget provides increased funding of $30 million annually for the federal-provincial-territorial Multilateral Framework for Labour Market Agreements for Persons with Disabilities that supports the workplace integration of persons with disabilities (see the section "The Importance of Health").

ENHANCING THE INTEGRATION OF NEW IMMIGRANTS INTO THE LABOUR MARKET

An important dimension of lifelong learning for new immigrants to Canada is the need to acquire and perfect their language skills. Most newcomers destined for the labour force have adequate conversational language skills upon arrival in Canada. Nevertheless, many employers report gaps in recent immigrants' mastery of specialized workplace language skills and vocabulary. Last year the Government of Canada provided $5 million per year for pilot projects under which community-based partners deliver labour market language training at more advanced levels.

         The Government is working with several provinces and employers to set up these pilot projects. To expand the program and reach more new immigrants in need of such training, Budget 2004 proposes to invest an additional $15 million a year. The focus will be on language training at advanced levels that is custom-designed for the immigrant and his or her potential job. The pilots will also provide local labour market orientation and assistance in finding employment within the immigrant's field of expertise. This is another element of the New Deal for Communities (see the section "The Importance of Communities").

         Immigrants have much to offer in terms of education, training and experience. Yet some meet difficulties in getting their credentials recognized. This budget sets aside an additional $5 million per year beginning in

                              THE BUDGET PLAN 2004

2005-06 to further enhance the work of sector councils in raising awareness about the integration of skilled immigrants and in assessing and recognizing the credentials of internationally trained workers. This builds on funds provided last year for work to be undertaken by sector councils, the key mechanism for reaching employers in non-regulated occupations.

OPPORTUNITIES FOR ABORIGINAL CANADIANS

The Government of Canada is committed to bringing about concrete improvements in the economic opportunities and living standards of Aboriginal Canadians. In recent years the Government of Canada has implemented a range of measures aimed at improving the lives of Aboriginal Canadians and strengthening their communities.

RECENT GOVERNMENT MEASURES AIMED AT IMPROVING THE LIVES OF ABORIGINAL PEOPLE AND THEIR COMMUNITIES

Budget 2001 identified $60 million over two years for special education to support children living on reserve who have special learning needs at school. The budget for this program is $95 million a year.

In 2002 the Government announced $320 million over five years for early childhood development (ECD) for First Nations and other Aboriginal children, including head start and child care programs, as well as measures to reduce the incidence of fetal alcohol syndrome on reserves. These funds complemented the $2.2 billion over five years transferred to provinces and territories under the ECD Agreement to help augment their support for young children and their families.

In 2003 the Government committed $1.9 billion over five years to priority areas for Aboriginal people, such as health and infrastructure, including:

- $1.3 billion over five years for the First Nations and Inuit Health Program, including $32 million for a national on-reserve immunization strategy.

- $600 million over five years to upgrade, maintain and monitor water and wastewater systems on reserves.

Further new investments in the areas of education, skills development and economic development were also launched last year, including:

- A $12-million post-secondary education scholarship program to be administered by the National Aboriginal Achievement Foundation.

- $25 million per year to address high teacher turnover and support active parental involvement in First Nations schools.

- $85 million over five years for new Aboriginal Skills and Employment Partnerships to facilitate Aboriginal access to training and employment opportunities.

-        Additional support of $10 million per year to Aboriginal Business
Canada.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         In 1999 the Government initiated its Aboriginal Human Resources Development Strategy--a five-year, $1.6-billion strategy to help Aboriginal people develop their skills and find and keep jobs with the help and support of a network of Aboriginal organizations across Canada.

         Budget 2004 renews the Strategy, providing $125 million over five years ($25 million in each year) to replace funds that are scheduled to end on March 31, 2004. This will enable the Government to deepen its commitment to working with provincial and municipal governments and Aboriginal communities to meet the skills and employment needs of Aboriginal people, and will contribute to the New Deal for Communities.

         This funding will enable the continuation of programs and services provided to urban Aboriginal clients, training for the organizations administering the Strategy and access to quality child care for many First Nations and Inuit clients while they pursue training or employment opportunities.

         The Government of Canada recognizes the importance of post-secondary education in closing the gap in life chances between First Nations and Inuit people and other Canadians. The Government is committed to working with First Nations and Inuit people in order to better meet their educational needs and aspirations. In partnership with First Nations and Inuit people, the Government will work toward reducing drop-out rates, improving access to post-secondary education and successful completion of a post-secondary education. In addition, special efforts will be made to make Aboriginal students aware of the various access programs that are available to eligible individuals from low-income families to help them meet the costs of post-secondary education, such as grants for first-year students from low-income families and student loans, and to encourage their use.

URBAN ABORIGINAL STRATEGY

All too often, the face of poverty and disadvantage in Canadian cities is Aboriginal. The Government of Canada is committed to working with its partners --provincial, territorial and municipal governments, service providers, Aboriginal organizations and others--on practical solutions to the important issues of Aboriginal people in urban communities.

         Under the current Urban Aboriginal Strategy (UAS), $25 million is provided through to 2005-06, providing funding to support innovative, multi-partner pilot projects that address the needs and priorities of Aboriginal people in eight urban centres.

                              THE BUDGET PLAN 2004

URBAN ABORIGINAL STRATEGY

Projects are currently underway in eight urban centres: Vancouver, Calgary, Edmonton, Saskatoon, Regina, Winnipeg, Toronto and Thunder Bay. These projects have mobilized community efforts to address a wide range of Aboriginal priorities.

Some of these projects are linked to larger initiatives addressing inner-city concerns and urban revitalization.

- In Winnipeg UAS projects focus on supportive housing needs, transitional services, inner city schools and youth, and employment.

- As part of the Regina Inner City Community Partnership, the UAS is supporting projects that will help to reduce poverty and improve community safety and housing conditions for urban Aboriginal people, in partnership with the private sector, three levels of government and a cross section of service organizations including First Nations and Metis service providers.

-        In Vancouver UAS pilot projects are focused on three priorities:
Aboriginal youth, health and homelessness. Project partners include the cities of Vancouver and Surrey, the province of British Columbia and local Aboriginal organizations.

         This budget proposes to extend the UAS through to 2006-07 and to double its total budget from $25 million to $50 million. This would allow current projects with promising results to be expanded and, in partnership with willing provincial and municipal governments, would support projects in up to six more communities.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

TABLE 4.4
The Importance of Learning

                                                                2004-05         2005-06
                                                                -------         -------
                                                                 (millions of dollars)
CARING FOR CANADA'S CHILDREN
       Accelerating the Multilateral Framework
          on Early Learning and Child Care                         77             77
       Understanding the early years                                6              8
       Protecting children from exploitation and abuse              8              8
                                                                  ---            ---
       Total                                                       91             93

HELPING FAMILIES PLAN AHEAD FOR
   POST-SECONDARY EDUCATION
       Canada Learning Bond                                        85             85
       Enhancing the Canada Education
          Savings Grant                                            20             80
       Easing the transition to post-secondary education                          45
       Enhancing student loans and debt management                                92
                                                                  ---            ---
       Total                                                      105            302

ENCOURAGING LIFELONG LEARNING
       Enhancing the education tax credit(1)                        5             10
       Implementing a new Workplace
          Skills Strategy                                           5             10
       Enhancing language training for immigrants                  15             15
       Foreign credential recognition                                              5
                                                                  ---            ---
       Total                                                       25             40

OPPORTUNITIES FOR ABORIGINAL CANADIANS
       Aboriginal Human Resources
          Development Strategy                                     25             25
       Urban Aboriginal Strategy                                    5              6
                                                                  ---            ---
       Total                                                       30             31
TOTAL                                                             251            466
                                                                  ---            ---

--------------
(1) Tax initiative.

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

                              THE BUDGET PLAN 2004

HIGHLIGHTS--THE IMPORTANCE OF KNOWLEDGE
AND COMMERCIALIZATION

- Annual increase of $90 million to Canada's three federal granting councils.

- Increase of $20 million annually to help offset the indirect costs of research by universities and research hospitals.

-        An additional $60 million for Genome Canada to strengthen its research.

- A total of $100 million over five years to improve the capacity for commercialization at universities, hospitals and other research facilities.

- New funding of $270 million set aside to enhance access to venture capital financing for companies turning promising research into new products and services.

- Acceleration by one year, from 2006 to 2005, of the increase in the small business deduction limit to $300,000.

- Increase in the capital cost allowance rate for computer equipment to 45 per cent from 30 per cent, and in the rate for broadband, Internet and other data network infrastructure equipment to 30 per cent from 20 per cent.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

INTRODUCTION

Nations that wish to compete and prosper in the 21st century global economy must build a sustained advantage in the discovery and application of new knowledge. This new knowledge enables us to understand the world around us better, while leading to the new products and services that improve our quality of life and generate economic opportunities. An investment in knowledge is therefore an investment in a better future for Canadians.

         Creating a knowledge advantage begins with a commitment to research excellence. Not only is leading-edge research a key source of new knowledge and ideas, but it also helps develop the highly qualified personnel that Canada needs. A skilled workforce capable of rapidly absorbing, applying and diffusing new ideas and technologies is critical for success in the 21st century economy.

         Making knowledge central to how Canadians learn and work is a pivotal challenge for all sectors. A knowledge advantage can make Canada a world leader in emerging technology-based industries, but it is equally important for more traditional sectors such as agriculture, fisheries, mining, and oil and gas development, because new knowledge can help us derive better and more sustainable value from our natural resources.

         The Government's investments in recent years have significantly strengthened Canada's capacity for conducting world-leading research. However, if Canada is to capitalize on the momentum generated by these investments, we must improve our commercialization performance by increasingly transforming research outcomes into economic benefits for Canadians. Commercialization is the process through which research discoveries are brought to the marketplace and new ideas or discoveries are developed into new products, services or technologies that are sold around the world.

         Beyond supporting ideas and the emergence of new ventures, the Government must establish an environment that allows Canadian businesses to develop, grow, prosper and take on the world. It must encourage the supply of early financing such as angel and venture capital, support small businesses that turn ideas into jobs, and encourage businesses to expand their reach and ambitions. This requires a fair, efficient and competitive tax system as well as a sound regulatory and governance framework.

         In this budget the Government is introducing a number of complementary measures to further strengthen research, help accelerate commercialization, and enhance the availability of early-stage capital. It proposes new measures to support small businesses, strengthen investment, and improve the fairness and effectiveness of the tax system. It also proposes initiatives to enhance regulatory efficiency and corporate governance.

                                      133
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                              THE BUDGET PLAN 2004

BUILDING RESEARCH FOUNDATIONS

Scientific inquiry, both basic and applied, is the foundation upon which future social and economic advancement will be based. Since the budget was balanced in 1997-98, the Government has pursued a long-term strategy for strengthening research, with federal support for research increasing each year since 1997. The Government has targeted much of this new support to strengthening research capacity at universities, colleges and research hospitals. Indeed, by 2005-06 annual federal support for research in the higher education sector will be almost $2.0 billion higher than in 1997-98 (see Table 4.5), representing a cumulative investment of nearly $9.0 billion over that period.

         Through these complementary investments, the Government has helped Canada's higher education sector double the amount of research it performs, compared to 1997-98. Canada now ranks among the top five in the Organisation for Economic Co-operation and Development (OECD) and is first in the Group of Seven (G-7) in terms of publicly performed research (at universities, research hospitals and government laboratories) as a proportion of gross domestic product
(GDP).

TABLE 4.5

Increased Funding for University-Based Research Provided in Previous Budgets

                                     1998-      1999-      2000-     2001-       2002-     2003-      2004-       2005-
                                     1999       2000       2001      2002        2003      2004       2005        2006
                                     ----       ----       ----      ----        ----      ----       ----        ----
                                                                   (millions of dollars)
Canada Foundation
   for Innovation(1)                   30        115        185        240        480        360        450        550

Genome Canada(1)                                                        43         60         90        125         40

Canada Research Chairs                                       60        120        180        240        300        300

Canada Graduate Scholarships                                                                  25         55         85

Medical Research Council of
   Canada/Canadian Institutes
   of Health Research                  40         72        145        255        330        385        385        385

Natural Sciences and
   Engineering Research Council
   of Canada                           71        111        118        118        154        209        209        209

Social Sciences and
   Humanities Research Council
   of Canada                            9         26         38         58         67         82         82         82

Indirect costs of research                                             200                   225        225        225

Networks of
   Centres of Excellence                          30         30         30         30         30         30         30
                                      ---        ---      -----      -----      -----      -----      -----      -----
TOTAL (ANNUAL)                        150        354        576      1,064      1,301      1,646      1,861      1,906
TOTAL (CUMULATIVE)                    150        504      1,080      2,144      3,445      5,091      6,952      8,858
                                      ---        ---      -----      -----      -----      -----      -----      -----

-------
(1) Amounts shown represent actual or anticipated spending flowing from the $3.65 billion invested in the Canada Foundation for Innovation, and the $375 million invested in Genome Canada by the Government through previous budgets.

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         To sustain the momentum generated through previous investments, the
Government will provide an additional $280 million over the next two years to further strengthen Canada's research advantage.

THE FEDERAL GRANTING COUNCILS

The three federal granting councils--the Canadian Institutes of Health
Research (CIHR), the Natural Sciences and Engineering Research Council of Canada (NSERC) and the Social Sciences and Humanities Research Council of Canada (SSHRC)--fund basic research across all disciplines to promote research excellence and ensure that Canada can compete successfully with the best the world has to offer. The councils also have an important role in promoting the commercialization of the research they sponsor.

         The Government has substantially increased its support for the granting councils in every budget since 1998. Annual funding for the councils now stands at approximately $615 million for the CIHR, $615 million for NSERC and $180 million for SSHRC. This brings their combined annual budgets to over $1.4 billion in 2003-04, 90 per cent higher than funding provided in 1997-98.

         To sustain the strong research base built over the past five years, Budget 2004 will increase the annual budgets of the granting councils by an additional $90 million per annum, beginning in 2004-05. This means an increase of $39 million per year for the CIHR, $39 million per year for NSERC and $12 million per year for SSHRC. This will support additional opportunities for new and talented researchers, and help promote the translation of knowledge into commercial and social benefits for Canadians.

         The Government and the councils are committed to ensuring that federal funding supports true research excellence. To this end, the granting councils will develop a more comprehensive system to track, evaluate and report on the outputs of the research they fund. This will improve accountability for federal support for university research and contribute to the high standards of excellence researchers strive for.

INDIRECT COSTS OF RESEARCH

The rise in direct federal support for research has led to an increase in the indirect costs associated with world-class research facilities (for example, maintenance of facilities, administration and intellectual property management). Recognizing this, the Government provided a payment of $200 million in 2001-02 to help universities and research hospitals meet these costs. Budget 2003 established a permanent program, providing $225 million per year to enable institutions to address these pressures on a stable and predictable basis.

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                              THE BUDGET PLAN 2004

         This budget will increase the annual amount provided for indirect costs by an additional $20 million, to $245 million per year beginning in 2004-05. This funding will help universities and research hospitals further strengthen their capacity for research. It is also expected that institutions will use the additional funding to enhance the commercialization of research discoveries.

GENOME CANADA

Genomics is one of the breakthrough disciplines that are poised to transform the landscape of the 21st century. Genome researchers study the genetic codes in people, animals, plants and other living things, and apply this knowledge to improve our approach to health, nutrition and sustainable development. Canadians stand to benefit directly from these improvements, and from the economic returns of bringing these discoveries to the market. The benefits of genomics research were demonstrated last year, when a Canadian research team based in Vancouver was able to map the genetic code of the severe acute respiratory syndrome (SARS) virus, leading the way to quicker diagnosis and more effective treatment.

         The Government has invested $375 million to date in Genome Canada to strengthen genomics research in Canada and position Canadian researchers for global leadership. Through its regional genome centres in Atlantic Canada, Quebec, Ontario, the Prairies and British Columbia, Genome Canada has launched three research competitions to date, and has also established five major science and technology platforms. Genome Canada's investments are matched by its partners from the public, non-profit and private sector, levering further support beyond the Government's original investment.

         To build on these efforts, this budget provides Genome Canada with an additional investment of $60 million in 2004-05.

         Genome Canada's original five-year mandate will conclude in 2005. Over the next year the Government will review the foundations for world-leading genomics research enabled by Genome Canada's investments, and develop a long-term strategy for excellence in this important field.

COMMERCIALIZATION OF RESEARCH

Commercialization is important to realizing the benefits of our investment in research because it opens new markets, helps create new jobs and improves the well-being of Canadians through better products and services. Moreover, by stimulating wealth creation and economic growth, commercialization

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

helps provide additional resources that can be used to finance other important priorities. However, there is evidence that Canada is not doing as well as other nations in bringing new research discoveries to the market, preventing us from capitalizing fully on our research investment. Improving our commercialization performance must therefore become a priority.

         The commercialization challenge is a complex one, as the process requires contributions from individual researchers, institutions, entrepreneurs and capital providers, among others. While the private sector must be the driver in bringing research results to the market, the Government can also make important contributions by improving the commercialization environment and bringing together the business and research communities to identify and remove barriers to commercialization. The Prime Minister has tasked the Minister of Industry and Minister responsible for the Economic Development Agency of Canada for the Regions of Quebec, the Parliamentary Secretary to the Prime Minister with special emphasis on Science and Small Business, and the new National Science Advisor with studying how the commercialization environment could be improved, and how in the long term Canada can be at the leading edge of commercializing its intellectual property assets.

COMMERCIALIZING FEDERALLY SPONSORED RESEARCH AT UNIVERSITIES

Government-sponsored research, primarily through the granting councils, now accounts for one-quarter of all research performed in Canada's higher education sector. More can be done to encourage the commercialization of this research.

         The granting councils currently provide direct support for commercialization through a number of initiatives, including the tri-council Intellectual Property Management Program, and funding for pre-commercial development. Combined council spending on these programs currently amounts to about $10 million per annum. To help accelerate the commercialization of university-based research, the granting councils are expected to triple their annual investments in programs directly supporting commercialization over the next three years.

         To further strengthen the commercialization of university research, this budget sets aside $50 million over the next five years for a pilot competitive fund to be managed by Industry Canada. The granting councils, as well as consortia of universities and research hospitals, will be eligible to submit proposals designed to improve the capacity for commercialization in Canada's higher education sector, with the best initiatives receiving funding.

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                              THE BUDGET PLAN 2004

The Government recognizes that the success of these initiatives will depend on their responsiveness to the needs of the private sector. To ensure a role for private sector perspectives and expertise, an advisory committee will be established by Industry Canada to provide guidance in designing and implementing this competitive process, including setting objectives and the criteria for evaluating proposals.

COMMERCIALIZING RESEARCH PERFORMED IN FEDERAL LABS

In addition to being a funder of research, the Government is also a major performer of research. In 2002 - 03 research performed in federal government laboratories (including the National Research Council of Canada) totalled over $2.2 billion. This research supports a broad spectrum of responsibilities, including regulation, public health, environmental stewardship, and social and economic development. More can be done to take advantage of federally performed research with commercial potential.

         As a first step, the Government will initiate a pilot program to encourage the commercialization of research conducted in non-regulatory federal laboratories, similar to the approach being taken for university-based research. Through this initiative, $25 million will be made available over the next five years, on a competitive basis, to support proposals by federal science-based departments and agencies aimed at improving their research commercialization activities. An advisory committee will be established by Industry Canada, in coordination with science-based departments and agencies, to provide guidance in designing and implementing this competitive process, including setting objectives and the criteria for evaluating proposals.

COMMERCIALIZATION AND THE NATIONAL RESEARCH COUNCIL OF CANADA

The National Research Council of Canada (NRC) is a significant funder and performer of research across Canada. Since Budget 2000 the Government has provided $360 million to the NRC to support 11 new regional innovation strategies across Canada. In partnership with universities, provinces and the private sector, these strategies are expected to generate leading-edge technologies, create jobs and fuel economic growth. This budget provides an additional $5 million per year to the Industrial Research Assistance Program to strengthen its support for the regional innovation and commercialization strategies.

         Canada must enhance the flow of discoveries, inventions and new concepts from laboratories into commercial products and processes for the marketplace to accelerate the growth of innovative small and medium-sized

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

companies. Over the coming year the Government will examine opportunities to strengthen its contribution to addressing Canada's technology, innovation and commercialization challenges. In this context, the NRC has a strong track record of supporting technology-intensive clusters in areas such as biopharmaceuticals in Montreal and plant biotechnology in Saskatoon. The NRC's research laboratories and regional innovation strategies have significant potential to accelerate the growth of small- and medium-sized firms by providing technology transfer support, and to improve the commercialization activities of small firms.

COMMERCIALIZATION OF UNIVERSITY AND RESEARCH HOSPITAL DISCOVERIES

Canada's universities and research hospitals are increasingly recognized as being among the world leaders in the development of new scientific and medical knowledge. This knowledge can have a huge impact on the way we live. The full potential of this knowledge is realized when it is converted into new and better products, services and medicines, and through their production, into new and better jobs for Canadians. This process is called commercialization -- the bridge between the worlds of science and business. Commercialization is a complicated process that requires scientists and engineers to expand their ideas in new directions, and entrepreneurs to take risks on new concepts.

To advance a new discovery to market readiness, researchers and technology transfer officers at research institutions often need to:

- Further develop research findings to confirm the practical application of new technologies, products or processes.

- Protect the intellectual property rights of researchers and research institutions.

-        Undertake prototyping and testing.

-        Secure personnel and financial resources.

-        Make licensing and product development decisions.

-        Create business plans and conduct market research.

The granting councils currently spend about $10 million per annum on commercialization programs, including:

Intellectual Property Management Program--A tri-council program that provides funds that support activities related to managing and transferring intellectual property, particularly through technology transfer offices.

Proof of Principle and Proof of Principle Partnered Program--CIHR programs that provide funding to demonstrate the scientific rationale and commercial application of research.

Idea to Innovation Program--An NSERC program that supports proof of concept and technology enhancement research and development (R&D) activities, leading to technology transfer to a new or established Canadian company.

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                              THE BUDGET PLAN 2004

VENTURE CAPITAL FINANCING

Investors in the early stages of company development--business angels and venture capital (VC) firms--play a critical role in the transformation of ideas into R&D and ultimately into products, before revenues are available to support a bank line of credit and the anticipated and sought-after issuance of debt and equity securities. Access to financing early in the life of new companies is therefore a crucial element of a successful commercialization framework.

         While entrepreneurs can typically start a company using their own money and borrowing from family and friends, they need additional sources of financing before their ideas reach a commercial stage. Firms that exploit leading-edge research and new technologies are ill suited to traditional forms of financing such as bank loans because their assets consist mainly of intangibles such as ideas and employee expertise, which cannot be used as collateral. Since these companies are likely at early stages of their development and not near commercialization of their products, it may take some time before they deliver revenues or profits needed to service interest payments. Hence they need private equity investors--those willing to take an ownership stake in the company in the expectation that it will grow and prosper.

         Entrepreneurial companies developing an idea usually require more than just money. They also need the business know-how that experienced venture capitalists can provide. This hands-on management advice is why VC is sometimes referred to as "smart money." To facilitate this process, VC firms tend to invest locally, which means that to develop new companies in Canada, it is critical to have a healthy and active VC industry across the country.

         The Government of Canada has played an important role in the development of the Canadian VC industry. In the 1980s it created the labour-sponsored venture capital corporation program in cooperation with several of the provinces. This program provides individuals with federal and provincial tax credits for investing in eligible, union-sponsored funds mandated to make investments in smaller businesses. The Government has also been active in venture capital through the direct involvement of the Business Development Bank of Canada and, more recently, Farm Credit Canada.

         Recent budgets have introduced a number of significant tax measures to facilitate VC investment, including reduced taxation of capital gains, rollovers for investments in small business shares, and tax changes that facilitate the use of partnerships by pension funds and foreign investors. In addition, reductions in the general corporate income tax rate and the phasing out of the federal capital tax have improved the competitiveness of our tax system and contributed to a better climate for VC investing. A summary of recent federal measures in support of increased venture capital investment in Canada is provided in Table 4.6.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

TABLE 4.6

Summary of Recent Government Initiatives to Stimulate Entrepreneurship and VC Investments

        OBJECTIVE                                     INITIATIVE
        ---------                                     ----------
Create a more competitive           Reduction of the general corporate income tax rate
corporate tax system                from 28 per cent to 21 per cent by 2004.

                                    Phasing out of the federal capital tax by 2008, and
                                    eliminating it as of 2004 for smaller firms with
                                    capital of less than $50 million.

                                    Phased increase of the income limit for the small business deduction to $300,000 by 2005.

Promote entrepreneurship            Reduction of the capital gains tax inclusion rate from
and VC investment                   three-quarters to one-half.

                                    Introduction in 2000 of a measure allowing investors to defer capital gains tax on small business shares where the proceeds are reinvested in other small business shares.
                                    Budget 2003 eliminated limits on eligible investment amounts and extended the allowable reinvestment period.

Encourage VC investment             Relaxation of the conditions under which pension funds can
by pension funds                    invest using limited partnerships. Regulations to implement
                                    Budget 2001 changes in this area are now in
                                    force; draft regulations to implement
                                    further measures announced in Budget 2003,
                                    to become effective as of 2003, were
                                    released on February 27, 2004, for public
                                    consultation.

Encourage VC investment             Measure introduced in Budget 1999 to ensure that
by foreign investors                foreign investors in VC partnerships are not inappropriately subject to income tax merely because of the use of a
                                    partnership vehicle.

Direct VC investments               Together, the Business Development Bank of Canada
                                    and Farm Credit Canada have established targeted venture
                                    capital operations, estimated at $400 million by March 2004, to increase financing of knowledge-based and export-oriented businesses.

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                              THE BUDGET PLAN 2004

         In this budget the Government is taking additional steps to enhance access to venture capital for promising Canadian firms, through new venture capital investments totalling $270 million.

INVESTING IN INNOVATIVE START-UP
AND EARLY-STAGE COMPANIES

Budget 2004 sets aside $250 million for investment in venture capital by the Business Development Bank of Canada (BDC). BDC has been asked to submit a detailed plan for the implementation of specific seed-stage and venture capital initiatives. Funding will be provided upon approval of this plan by the Government.

         The Government's objectives for the plan are to increase the amount of early-stage and late-stage venture capital available for innovative Canadian companies:

- $100 MILLION for pre-seed and seed investment to nurture the development of embryonic technologies, bringing them to the next level of venture capital financing. BDC will make direct investments, and create and participate in investment funds, in areas where Canada has a strong research base and successful firms, such as:

         -        Life sciences.

         -        Biotechnology.

         -        Medical technologies.

         -        Environmental technologies.

         -        Information and communications technologies.

         BDC Venture Capital has a nationwide network of professionals who identify the very best prospects and invest talent and money to commercialize them. They will remain alert to developments in promising new areas such as nanotechnology.

- $100 MILLION to support the creation of specialized venture capital funds, including in the priority areas identified above, that will lever additional private equity investment in leading-edge technologies. This investment will support the development of a broader base of private VC fund managers.

- $50 MILLION to invest directly in innovative start-up and early-stage companies to further support the commercialization of enabling technologies.

         Based on past experience, the Government's additional investments through BDC should lead to over $1 billion in new venture capital investment in Canadian companies.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         To ensure that it has the benefit of the best advice possible, encompassing both science and financial issues, the Government expects that BDC Venture Capital will establish a number of external advisory committees comprising Canada's leading scientists, engineers and financiers. These experts will bring to bear their unique knowledge and skills in analyzing complex technological and business proposals, and will serve as sounding boards for the BDC's venture capital decision makers.

INVESTING IN AGRICULTURE AND AGRI-FOOD INNOVATION

In 2003 the Canadian cattle industry faced unprecedented challenges, following the discovery in May of a case of bovine spongiform encephalopathy (BSE) and the resulting closure of all of our major beef and cattle export markets. While some markets have since partially reopened, the detection in December of a second case of BSE in North America has added to the uncertainty currently facing the industry. Access to our export markets is a priority for Canada, and the Government will continue to press for the reopening of borders.

         To date a number of research projects on BSE and other transmissible spongiform encephalopathies (TSEs) have been undertaken at universities and health facilities across Canada. For example, through research conducted at the Centre for Research in Neurodegenerative Diseases at the University of Toronto, a possible basis for diagnosing, treating and vaccinating against TSEs has been discovered. The Networks of Centres of Excellence (NCE) program supports partnerships among universities, industry, government and non-governmental organizations. Through this budget, an additional $5 million a year will be provided to support the creation of a new NCE network for research on BSE and other TSEs, to further support Canadians in their research leadership roles and position Canada as a world leader in TSE/BSE science.

         In 2002 Farm Credit Canada (FCC) launched a new business line, FCC Ventures, to provide venture capital financing for the agriculture and agri-food sector. Last year the Government of Canada contributed an initial investment of $20 million over two years. The Government will continue to make investments to ensure that FCC Ventures is able to provide the ongoing financing needed to develop value-added businesses and promote diversification in this sector. Specifically, this budget provides FCC Ventures with an additional $20 million for venture capital financing.

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                              THE BUDGET PLAN 2004

INVESTING IN OFFSHORE DEVELOPMENT

In the February 2004 Speech from the Throne, the Government committed to pursuing a new Oceans Action Plan to maximize the potential of our coastal and offshore areas. As a first step, this budget provides $70 million over 10 years for seabed mapping of Canada's Arctic and Atlantic continental shelves. This investment will enable Canada, as a signatory to the United Nations Convention on the Law of the Sea, to achieve greater certainty with regards to its sovereignty over the Arctic and Atlantic continental shelves, and any mineral and hydrocarbon resources they hold, beyond the customary 200 nautical mile exclusive economic zone.

SMALL BUSINESS AND ENTREPRENEURSHIP

Entrepreneurs and small businesses are a key source of economic growth and job creation in Canada. Creating new businesses, growing them, and developing ideas into income-earning ventures are challenging endeavours. The Government is committed to helping entrepreneurs and small businesses succeed through supportive tax, regulatory and contracting policies.

GOVERNMENT ELECTRONIC TENDERING SYSTEM

The Government recognizes that electronic access to government procurement opportunities needs to be open and less onerous for business. This is in accordance with the Government's mandate to provide fair and equal access for all businesses.

         As a result of comments received by small business and organizations such as the Canadian Federation of Independent Business and the Canadian Construction Association, changes to the current Government Electronic Tendering Service are being implemented, and should be in place by June 2004. The new system will provide a number of significant improvements in the nature and level of service, including a 30-per-cent reduction in subscription fees. Furthermore, the Government will eliminate the monthly subscription fee for electronic access by March 2005.

REDUCING THE PAPERWORK BURDEN FOR SMALL BUSINESSES

The cost of complying with government regulations can be burdensome, especially for small businesses. In fact, a recent survey of Canadian Federation of Independent Business members found that 61 per cent cite government regulations and paper burden as having a significant impact on their operations. Entrepreneurs' time is best spent growing their businesses and creating new jobs.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         Budget 2004 commits the Government to working with small business groups to make measurable reductions in the paperwork burden. A working group composed of small business representatives and officials will be created and mandated to find practical and actionable ideas for early implementation. They will also be asked to develop a measure of paper burden so that progress can be tracked regularly in the future. Results will be referred to the appropriate parliamentary committees for review to ensure that continuing progress is made.

REVIEWING THE EFFICIENCY OF SMALL BUSINESS PROGRAMMING

Small business programs, such as those offered by the Community Futures Development Corporations (CFDCs) and their equivalents across the country, have a significant influence on local economic development. This is especially the case in regions without a regional development agency such as eastern Ontario. Over the next year the Government will review the role played by the CFDCs in these areas and examine the possibilities for broadening and deepening their mandate.

IMPROVING THE TAX TREATMENT FOR SMALL BUSINESSES

ACCELERATING THE INCREASE IN THE SMALL BUSINESS DEDUCTION LIMIT

To help small businesses retain more of their income for reinvestment and growth, a lower federal corporate income tax rate of 12 per cent applies on qualifying small business income. The 2003 budget increased the amount of income eligible for the 12-per-cent small business tax rate from $200,000 to $300,000 over four years. This budget proposes to accelerate this initiative, providing small businesses with access to the full $300,000 limit by 2005; this will cost $20 million in 2005-06.

IMPROVING ACCESS TO SR&ED TAX ASSISTANCE

An important source of capital for small firms conducting scientific research and experimental development (SR&ED) is the enhanced 35-per-cent refundable SR&ED tax credit. Under current tax rules, two or more small businesses may not have full access to this credit where they are associated through common investors, such as venture capital investors, even if these investors are not acting together. This budget proposes to remove this impediment by ensuring that small businesses that conduct SR&ED and raise funding from common investors not acting as a group have full access to the enhanced SR&ED tax credit.

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                             THE  BUDGET PLAN 2004

EXAMPLES OF TAX MEASURES SUPPORTING SMALL BUSINESS

SMALL BUSINESS TAX RATE: A lower tax rate of 12 per cent applies on qualifying active business income of small businesses. The 2003 budget announced an increase in the amount of income eligible for the small business tax rate, from $200,000 to $300,000, to be phased in over four years from 2003 to 2006. The 2004 budget proposes that the increase to $300,000 occur a year ahead of schedule, in 2005.

ROLLOVER OF INVESTMENTS IN SMALL BUSINESSES: A 2000 budget measure permitted investors to defer, subject to certain limits, the taxation of capital gains on dispositions of investments in eligible small business shares where the proceeds are reinvested in other eligible small business shares. In the 2003 budget, entitlement to this deferral was expanded by eliminating the individual investor limits on the amount of the original investment and reinvestment that is eligible for the deferral and by allowing a reinvestment to be made at any time in the year of disposition or within 120 days after the end of the year.

CAPITAL TAX THRESHOLD: The threshold for the tax was increased from $10 million to $50 million, effective 2004, eliminating the capital tax for smaller corporations.

RRSP LIMITS: Registered retirement savings plans (RRSPs) play a major role in assisting small business owners meet their retirement savings needs. The RRSP annual contribution limit is being increased from $13,500 in 2002 to $18,000 by 2006. The limit for 2004 is $15,500. Corresponding increases apply to the benefit and contribution limits for registered pension plans.

SCIENTIFIC RESEARCH AND EXPERIMENTAL DEVELOPMENT (SR&ED) TAX CREDIT: For small businesses, SR&ED tax credits are earned at a higher rate (35 per cent compared with 20 per cent for other businesses) on their first $2 million in qualifying expenditures. SR&ED tax credits earned on current expenditures at the 35-per-cent rate are fully refundable. Credits on SR&ED capital expenditures, and on current expenditures above $2 million, qualify for a refund at a reduced rate of 40 per cent.

$500,000 LIFETIME CAPITAL GAINS EXEMPTION ON THE SALE OF SMALL BUSINESS SHARES:

Investors do not pay tax on their first $500,000 of capital gains on small business shares.

LOSS CARRY-FORWARD

It can sometimes take many years before new businesses begin to earn profits. A fair and efficient tax system must recognize appropriately both profits and losses in determining tax liability. The current rules allow businesses to carry non-capital losses forward seven years and backward three years. Small businesses have submitted that seven years is not a long enough carryforward period, particularly for new businesses undertaking risky ventures. For example, a small biotechnology firm may incur losses over a number of years before successfully commercializing its technology and earning profits. To provide additional support, particularly to the small business sector, this budget proposes extending the non-capital loss carry-forward period of all taxpayers to 10 years.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

SMALL BUSINESS TAX MEASURES--CHARTING NEXT STEPS

The Canadian Federation of Independent Business, other small business representatives and the cooperative sector have proposed a range of other measures to support the emergence, capitalization and growth of enterprises. The suggestions from entrepreneurs and small businesses have formed an important part of the budget consultation process over the years. In order to assist the Government to identify the best options for future consideration among a range of competing proposals, the Government will seek the advice of the House of Commons Standing Committee on Finance. The committee will have the opportunity to assess the merits of proposed measures, and to advise on the relative priority that should be accorded to them, taking into account limited fiscal resources.

STRENGTHENING THE CANADIAN TAX ADVANTAGE

Given the mobility of investment capital globally, a competitive tax system is critical to fostering business investment in Canada. Investment supports economic growth and job creation. With more and better equipment embodying the latest technology, workers are more productive. Increased investment and higher labour productivity, in turn, lead to increased employment, higher wages and a higher standard of living. The importance of improving the competitiveness of the tax system has been underscored in recent years by reductions in corporate tax rates in many of our major trading partners.

         Establishing a Canadian tax advantage for investment, jobs and growth was one element of the Five-Year Tax Reduction Plan. As of 2004 the general rate of corporate income tax was lowered to 21 per cent from its 2000 level of 28 per cent. The 2003 budget reduced the corporate income tax rate on resource income from 28 to 21 per cent over five years while making improvements to the tax structure. In addition, it phased out the federal capital tax over five years. As of 2004 the tax is eliminated for firms with less than $50 million of taxable capital.

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                              THE BUDGET PLAN 2004

THE ADVANTAGE FOR INVESTMENT IN CANADA

Canada has created an investment climate that is extremely attractive for business. For example, this was confirmed in two recent KPMG reports which compared the relative attractiveness of locating a new automotive plant in selected jurisdictions. The key conclusion of the first study, completed last year, is that Canadian jurisdictions offer automobile manufacturers higher potential return and lower effective corporate income tax rates compared to U.S. locations. A broader KPMG study released in February 2004 found that business costs in Canada for an auto parts assembly plant are the second lowest of the 11 countries studied, over 6 per cent less than in the U.S. and second only to Australia.

According to both studies, Canada's lower corporate income tax rates on manufacturing are a key factor in providing an advantage relative to the U.S. Recent reductions in corporate income tax rates are ensuring that this advantage is extended to all sectors of the economy, including services and resources.

CORPORATE TAX RATES IN CANADA AND THE U.S.(1)

         [BAR CHART SHOWING CORPORATE TAX RATES IN CANADA AND THE U.S.]

(1) Combined average federal-provincial and federal-state general corporate tax rates, including capital tax equivalents. In Canada the federal rate for manufacturing and processing (M&P) is the same as the general rate, while some provinces have reduced rate for M&P. Reductions in the tax rate on resource income to the 21-per-cent general rate are being phased in.

Note: The phase-out of the federal capital tax by 2008 will increase the Canadian tax advantage to 3.4 percentage points.

Source: Department of Finance.

KPMG also found that higher levels of non-income taxes, including capital tax, provincial retail sales tax and property tax, reduce the cost advantage for Canadian locations. In this regard, the phase-out of the federal capital tax is increasing Canada's competitiveness as a destination for investment, in particular for capital-intensive industries like automobile assembly and parts manufacturing.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

THE ADVANTAGE FOR INVESTMENT IN CANADA (CONT'D)

Canada's competitiveness as an investment location for auto assemblers and parts manufacturers is enhanced by the Government of Canada's support for innovation. This includes the scientific research and experimental development (SR&ED) tax credit, Technology Partnerships Canada (TPC) and Sustainable Development Technology Canada (SDTC). The SR&ED program provides large firms with a tax credit equal to 20 per cent of their qualifying current and capital expenditures. TPC provides support for new automotive technologies, including hydrogen power, hybrid electric vehicle development and low-emission fuel systems. The Government of Canada's investments in SDTC are supporting pre-competitive research into alternative fuel technologies for transportation equipment. A portion of the $800 million that the Government has committed to invest in environmental technologies could further contribute to increasing the competitiveness of the Canadian automotive sector.

The automotive sector is a particularly important contributor to Canada's economy. The Canadian Automotive Partnership Council (CAPC), which was established by the Minister of Industry and represents governments, industry, labour and academia, is identifying actions to strengthen the sector. CAPC has endorsed government commitments in the past year to eliminate federal capital taxes, improve border infrastructure and create an automotive sector human resources council. CAPC is considering a longer-term vision, and potential goals relating to the assembly and parts industries, investment, employment, innovation, sustainability and the regulatory environment.

CAPITAL COST ALLOWANCES FOR INFORMATION AND COMMUNICATIONS TECHNOLOGY ASSETS

Competitive corporate statutory tax rates are essential for creating an advantage for investment. However, other aspects of the tax structure affect competitiveness, economic efficiency and the contribution of the tax system to growth in productivity and standard of living. One area where the tax system has an important impact on new investment is the treatment of capital assets.


         Businesses use capital assets over a number of years. The capital cost allowance (CCA) system determines how much of the cost of a capital asset a business may deduct in a particular year. CCA deductions are generally determined by assigning a rate to a class of assets, and then applying the rate to the undepreciated balance in the class to determine the allowable deduction for the year.

         As a general principle, CCA rates should reflect the useful life of assets and thus provide adequate recognition of capital costs over time. Indeed, alignment of CCA rates with the useful life of assets can enhance productivity and standards of living through an increase in total investment and a more efficient allocation of investment across classes of assets.

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

                       THE BUDGET PLAN 2004

         In this regard, the Government recognizes the importance of information and communications technology (ICT) equipment. Improved productivity in several countries since the mid-1990s, including the U.S., has been associated with higher ICT investment. Similarly, in Canada, productivity growth is faster and has increased more rapidly since 1997 in ICT-intensive sectors, most notably in services.

LABOUR PRODUCTIVITY GROWTH BY ICT INTENSITY IN CANADA

                                    1990 - 1996         1997 - 2002        CHANGE
                                    -----------         -----------        ------
                                         (per cent, average annual growth)
Total economy                           0.9                 2.1              1.2
Private service sector                  0.7                 2.3              1.6
  ICT-intensive                         1.3                 3.3              2.0
  Less ICT-intensive                   -0.1                 0.5              0.6

Note: Labour productivity is defined as GDP per hour worked.

Source: Statistics Canada.

         The last increase in CCA rates for ICT assets occurred in 1976, when the rate applying to computer equipment was increased from 20 to 30 per cent. A review of the CCA rates for computers and certain other ICT assets indicates that higher CCA rates would better reflect the useful life of these assets. This budget therefore proposes the following changes:

- An increase in the CCA rate applying to computer equipment from 30 to 45 per cent.

- An increase in the CCA rate applying to broadband, Internet and other data network infrastructure equipment from 20 to 30 per cent.

         These changes will allow firms to write off these ICT investments more quickly, thereby ensuring that the tax system provides an appropriate environment for investment.

EXAMPLE

A small software development firm plans to invest in more advanced computing equipment in order to transform an innovative idea into a new product to expand its business and create new jobs. Currently it would take seven years to deduct substantially all of the investment. As a result of the proposed change to the CCA rate for computers, substantially all of the investment will be deducted within five years, two years faster than before the change.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         It is estimated that the fiscal cost of these CCA changes will be $110 million in 2004-05 and $255 million in 2005-06.

         The increases in the CCA rates proposed in this budget represent a significant improvement to the tax system. As stated in Budget 2003, the process of reviewing CCA rates is ongoing. As fiscal conditions permit, future budgets will identify further opportunities to better align CCA rates to the useful life of assets to support productivity growth.

ENSURING A FAIR AND EFFECTIVE TAX SYSTEM

Canada's income tax system is based on self-assessment. It is important that Canadians have confidence that it operates in a fair and effective manner and that taxpayers in similar positions pay a similar amount of tax.

         This budget proposes a number of targeted measures to enhance the fairness and effectiveness of the tax system, including:

-        Eliminating the deductibility of fines and penalties.

-        Addressing certain issues raised by income trusts.

-        Tightening certain provisions of the tax system.

ELIMINATING THE DEDUCTIBILITY OF FINES AND PENALTIES

The Income Tax Act generally permits a taxpayer to deduct, in computing income from a business or property, expenses incurred for the purpose of earning that income. Concerns have been raised about whether fines and penalties are deductible, based on current legislation, administrative practice and jurisprudence. The budget proposes to introduce measures to ensure that fines and penalties are not deductible for Canadian income tax purposes. This measure will apply to fines and penalties imposed by a government, government agency, regulator, court or other tribunal, or any other person having statutory authority to levy the fine or penalty in question. This will ensure, for example, that a business cannot deduct a fine levied under an environmental protection law.

ADDRESSING CERTAIN ISSUES RAISED BY INCOME TRUSTS

Income trusts have become an increasingly important investment vehicle in Canada. The income trust structure has been used for more than 10 years to manage real estate holdings (real estate investment trusts, or REITs) and to fund the ongoing operation of resource properties (resource royalty trusts). More recently businesses in other sectors of the economy have begun to use the income trust structure; these are known as business income trusts.

                              THE BUDGET PLAN 2004

         The income trust model has provided additional choice and flexibility for businesses to access capital markets as they determine the most advantageous structure for their particular circumstances. Businesses that put a premium on growth tend to use the corporate structure as this form improves their capacity to finance growth through retained earnings. However, when both corporate and shareholder taxation are considered, the corporate structure may result in higher taxes on distributed earnings, when compared to other business structures. Accordingly, certain mature and stable businesses that are not seeking additional capital have been attracted by the business income trust structure because it improves their ability to distribute earnings.

         Assessing the impact of income trusts on government revenues requires that a broad range of factors be taken into account, including the timing of taxation and the extent to which income trust units are held by tax-exempt entities and non-residents. Net earnings retained within the trust are taxed at the top federal-provincial personal income tax rate. However, the trust can distribute (flow) its earnings to its unitholders on a before-tax basis. Such distributions are considered to be income in the hands of the unitholders. The tax treatment of that income depends on the tax status of the unitholder.

         Currently it is estimated that foregone tax revenue from business income trusts is modest because reduced tax revenue at the corporate level is largely offset by increased tax revenue at the unitholder level. This occurs because, at the present time, most unitholders in income trusts are taxable.

         Most of the larger pension funds have not been active investors in the business income trust market. This has been attributed to concerns about potential liability. However, pension funds may consider becoming more active in this market once the liability issue is clarified in provincial legislation. Unlimited participation of pension funds in the business income trust market could have a significant impact on the market and government revenues because of their tax-exempt status and their influence in Canadian capital markets.

         In response to the issues raised above, the budget proposes to limit the size of investment and degree of participation of pension funds in business income trusts. Pension funds will be limited to holding no more than 1 per cent of fund assets in business income trusts and no more than 5 per cent of the units of any business income trust. Pension funds' investments in resource royalty trusts and REITs would not be affected by these limits. Deferred income plans that are not registered pension plans, such as RRSPs and registered retirement income funds, similarly would not be affected.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         The budget also proposes that interests held by non-residents in mutual funds, including royalty trusts, REITs and other funds whose value is attributable primarily to Canadian real and resource property, be subject to capital gains tax.

         The Department of Finance will continue to evaluate the development of the income trust market as part of its ongoing monitoring and assessment of both the Canadian financial market and the Canadian tax system.

TIGHTENING CERTAIN PROVISIONS OF THE TAX SYSTEM

This budget proposes a number of tightening measures designed to improve the fairness of the tax system. Specifically the budget proposes to:

- Clarify the application of the general anti-avoidance rule in the Income Tax Act to encompass the Income Tax Regulations and Canada's income tax treaties.

-        Expand the scope of the affiliated persons rules to apply to trusts.

- Restrict the ability of corporations (other than cooperative corporations and credit unions) to make deductible patronage dividends to non-arm's-length persons.

- Limit to 10 years the period in which the Canada Revenue Agency (CRA) may make taxpayer-requested adjustments.

- Limit the ability to carry forward charitable donations after a change of control.

- Enable the CRA to serve a financial institution with a notice or order in respect of one of its customers at either the customer's branch or at a designated office of the institution.

         Further information on these and other tax measures is provided in Annex 9, "Tax Measures: Supplementary Information and Notices of Ways and Means Motions."

REMITTANCES BY EMPLOYERS

REMITTANCE BY EMPLOYERS OF CANADA
PENSION PLAN CONTRIBUTIONS

To reduce the burden of compliance on employers and ensure harmonization between the Canada Pension Plan (CPP) and the Quebec Pension Plan, this budget proposes to legislate amendments to the CPP that were announced on February 27, 2004.

                              THE BUDGET PLAN 2004

         Starting in 2004 the amendments would deem CPP contributions made or remitted by one employer in a year for a given employee to have been made or remitted by a second employer in cases where the employee becomes employed by the second employer as a result of a merger of the two employers or acquisition of all or a distinct part of the business activities of the first employer by the second employer.

         The amendments would also clarify the rules governing employer contributions in respect of current and previous years by making explicit the long-standing practice that the total amount an employer is required to contribute in a year for a given employee is the amount that the employer is required to remit at source for the employee.

         These changes to the CPP will have no impact on budgetary revenues or expenditures or on CPP contribution rates, and the CPP will continue to be financially sound over at least the next 50 years. As required by the CPP legislation, the Chief Actuary of the CPP will prepare an actuarial assessment on proposed changes that will be tabled in Parliament following introduction of the legislation. The changes also require the consent of two-thirds of the provinces accounting for two-thirds of Canada's population before coming into force.

REMITTANCE BY EMPLOYERS OF EMPLOYMENT
INSURANCE PREMIUMS

To further reduce the burden of compliance on employers undergoing business restructuring, this budget also proposes to legislate amendments to the Employment Insurance Act to deem employment insurance premiums paid or remitted by one employer in a year for a given employee to have been paid or remitted by a second employer in cases where the employee becomes employed by the second employer as a result of a merger of the two employers or acquisition of all or a distinct part of the business activities of the first employer by the second employer. This change would apply starting in 2004.

ENHANCING REGULATORY EFFICIENCY

Sound and flexible market framework policies are another important source of competitive advantage. A business environment that is stable, efficient and growth-friendly provides firms with the tools and incentives to compete and succeed. A sound regulatory system instills trust and confidence, protects the public interest, supports innovation and market performance, and encourages

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

competition to better serve consumers and small businesses. The Government must ensure that the regulatory system is improving on an ongoing basis and that it continues to meet these policy goals.

SMART REGULATION

In May 2003 the Government created the External Advisory Committee on Smart Regulation. This committee, made up of leaders from the private sector, academia and non-governmental organizations, was set up to advise the Government on how best to create effective regulation that achieves social, environmental and economic objectives. The committee will release its report later in 2004.

STRENGTHENING SECURITIES REGULATION

Securities regulation is crucial to well-functioning and efficient capital markets. There is a strong consensus among capital market participants that our current securities regulatory structure is complex and inefficient. In December 2003 the Wise Persons' Committee, established to review Canada's securities regulatory structure, submitted its final report.

         The Wise Persons' Committee found that Canada's system of securities regulation is outdated and needs to change. They concluded that a single securities regulator would best meet the needs of Canada's issuers and investors and would improve securities regulation in four key ways: the enforcement effort would be strengthened, policy development would be streamlined, compliance and other costs imposed on the markets would be reduced, and Canada's international regulatory voice would be enhanced. The Wise Persons' Committee also concluded that, while a passport system would provide some improvements, it would not meaningfully address these four objectives.

         The Government of Canada agrees with the conclusions that the best possible securities regulatory structure for Canada is a single securities regulator, structured to be responsive to regional capital market needs and the special requirements of small and medium-sized enterprises, with an inclusive governing structure. The Government of Canada will work with provincial and territorial governments to move this forward. It is now incumbent on governments to act quickly or run the risk that our capital markets will be left behind.

IMPROVING FINANCIAL SECTOR REGULATION

Given the importance of the financial sector to our economy, it is the responsibility of governments to find ways to improve the regulatory framework and to deliver the benefits of regulation as efficiently and effectively as possible.

                              THE BUDGET PLAN 2004

         Currently two separate entities have a responsibility for prudential oversight of federally regulated deposit-taking institutions. The Office of the Superintendent of Financial Institutions (OSFI) is the primary prudential regulator of federal financial institutions. OSFI's objectives include safeguarding the integrity of the financial system and protecting depositors from undue loss. The Canada Deposit Insurance Corporation (CDIC) protects Canadians by insuring eligible deposits up to $60,000 in the event of the failure of a CDIC member institution. CDIC is also involved in the prudential oversight of federal deposit-taking institutions through activities such as the assessment of new entrants and the application of its standards of sound business and financial practices.

         The Government is committed to maintaining the present level of deposit insurance protection. However, there may be opportunities to improve the efficiency and effectiveness of the delivery of federal financial services regulation. To that end, the Government will seek views on how best to address any overlap in prudential, administrative and corporate services functions between OSFI and CDIC. The Government is undertaking this initiative with a view to introducing any changes before the end of this year.

STRENGTHENING CORPORATE GOVERNANCE

More broadly, the actions of corporate management, the role and responsibility of boards of directors and auditors, and the integrity and reliability of financial reporting are fundamental to investor confidence in capital markets. Canada must adopt the highest standards of practice to ensure continued investor confidence in Canadian public companies.

         Over the last year governments, regulators and industry have undertaken initiatives to strengthen the framework for corporate governance and financial reporting for public companies. Securities regulators have developed new financial integrity rules and corporate governance guidelines for public companies, and the accounting profession has adopted new auditor independence rules. The Canadian Public Accountability Board, a new independent public oversight body, has recently proposed rules dealing with professional standards, inspections, investigations and sanctions for accountants and accounting firms that audit reporting issuers. The Government will work closely with the Canadian Public Accountability Board, as well as with the industry, regulators and provincial governments, as appropriate, to ensure that the new independent public oversight body is able to achieve its mandate, within a sound governance structure and a strong legal framework.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS


         The Government of Canada has increased its enforcement efforts. It has established Integrated Market Enforcement Teams in Toronto and Vancouver and will be creating new teams in other financial centres this coming year. In addition, it has reintroduced proposed amendments to the Criminal Code that would, among other measures, create new offences, permit targeted evidence gathering and increase penalties for white collar crime.

         In addition, the Government is currently preparing proposals for amendments to the Canada Business Corporations Act, which it expects to release in the near future, that will enhance the transparency and accountability of corporations towards investors and shareholders. These proposals will touch on the role and composition of boards, auditor oversight and independence, financial reporting and enforcement.

         The Canada Corporations Act, Part II (CCA) now governs voluntary and non-profit organizations. The Government is committed to creating a new Not-for-Profit Corporations Act that will deliver on the Government's commitment under the Voluntary Sector Initiative, and help build a solid foundation upon which Canada's social economy can continue to develop.

STRENGTHENING PRODUCTIVITY TO ENHANCE THE WELL-BEING OF CANADIANS

A key objective of government policy is to improve the well-being of all Canadians so that they can achieve their economic and social goals in a secure and sustainable environment. One way to improve well-being is to raise living standards. Increased living standards contribute directly to Canadians' well-being and also allow increased resources to be devoted to important social objectives.

         There are two ways to increase living standards: greater employment and higher productivity. Greater employment increases living standards because more of the population is producing and earning income. Higher productivity increases living standards because each employed person produces and earns more.

         Productivity can be improved directly by investing in more education and better skills, and in more and better production equipment. An equally powerful approach is to invest in innovation. Innovation--new ideas--can improve how existing goods and services are produced and allow new goods and services to be introduced. The key ingredients for innovation are research and development, which also require highly skilled individuals and the latest equipment.

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

                              THE BUDGET PLAN 2004

CANADA'S RELATIVE PERFORMANCE IN STANDARD OF LIVING GROWTH

[COMBINED BAR CHARTS SHOWING CANADA'S RELATIVE PERFORMANCE IN STANDARD OF LIVING
                   GROWTH, FROM 1980-1996 AND FROM 1997-2003]

Notes: 2003 data are preliminary for Canada and the United States and OECD projections for the other countries.

Sources: Data for Europe and Japan from OECD Economic Outlook, No. 74 (December
2003), for Canada from Statistics Canada (census population and National Income and Expenditure Accounts GDP) and for the United States from census population and National Income and Product Accounts GDP.

         Canada recorded the fastest rate of growth in living standards of any G-7 country over 1997-2003, more than doubling the rate from 1980-96. This achievement was gained through both strong employment and productivity growth. Strong employment growth since 1997 has brought the unemployment rate down and encouraged a growing number of Canadians to enter the labour force. As a result, the share of working-age Canadians with jobs rose to a record high of 63 per cent in 2003. For the first time in more than 20 years, Canada's employment ratio has now exceeded the corresponding ratio in the United States, for two years in a row.

         While most of the activities that lead to productivity gains take place in the private market, the Government, for its part, can contribute to productivity growth by maintaining and strengthening a policy framework that provides the right environment for more investment in the drivers of productivity growth. The Government has been putting this kind of framework in place over the past decade.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         Sound macroeconomic policy is a key part of this framework. Low and stable inflation, prudent fiscal planning, balanced budgets and falling government debt help to keep interest rates low, reduce uncertainty and boost confidence. This in turn encourages investment in human and physical capital and innovation, and therefore encourages productivity growth.

         This sound macroeconomic policy is complemented with an effective microeconomic policy framework. Personal income tax changes have increased incentives for Canadians to learn, work, save and invest. Entrepreneurship and small business have benefited from a number of tax measures and programs. Reductions in corporate taxes have increased our international competitiveness by creating a Canadian tax advantage for investment and levelled the playing field for firms in all sectors. Government investments in education and research directly have supported Canada's productivity performance. Freer trade has provided not only better access to large foreign markets, but also the necessary competitive environment and incentives for firms to adopt the latest advances in technology.

         The recent improvement in standard of living growth in Canada shows the value of this policy framework. Because of the increasing importance of productivity growth, this policy framework needs to be maintained, and where necessary enhanced, to ensure that we can meet the challenge of an aging population.

                              THE BUDGET PLAN 2004

TABLE 4.7
The Importance of Knowledge and Commercialization

                                                                             2004-05          2005-06
                                                                             -------          -------
                                                                     (millions of dollars)
BUILDING RESEARCH FOUNDATIONS

     Federal granting councils                                                90                  90
     Indirect costs of research                                               20                  20
     Genome Canada                                                            60
     Networks of Centres of Excellence                                                             5
                                                                             ---                 ---
     Total                                                                   170                 115

COMMERCIALIZATION OF RESEARCH

     Commercializing federally sponsored research                             10                  10
     Commercializing research performed
        in federal labs                                                        5                   5
     National Research Council of Canada                                       5                   5
                                                                             ---                 ---
     Total                                                                    20                  20

VENTURE CAPITAL FINANCING

     Investing in innovative start-up/early-stage companies(1)              (250)
     Investing in agriculture and agri-food innovation
          Farm Credit Canada(2)                                               (5)                (15)
                                                                             ---                 ---
     Total                                                                     0                   0

INVESTING IN OFFSHORE DEVELOPMENT                                              7                   7

SMALL BUSINESS AND ENTREPRENEURSHIP
     Government electronic tendering system                                                      3.5
     Reducing the paperwork burden
        for small businesses                                                   1                   1
     Improving the tax treatment for small businesses
          Accelerating the increase in the small
             business deduction limit(3)                                                          20
          Improving access to SR&ED tax assistance(3)                          -                   -
          Loss carry-forward(3)                                                -                   -
                                                                             ---                 ---
     Total                                                                     1                24.5

STRENGTHENING THE CANADIAN TAX ADVANTAGE
     Capital cost allowances for information
        and communications technology assets(3)                              110                 255

ENSURING A FAIR AND EFFECTIVE TAX SYSTEM(3)                                  -15                 -55

TOTAL                                                                        293                 367

--------------------
(1) Federal support will be in the form of an equity injection in the Business Development Bank of Canada (BDC). As such, it is not counted as a budgetary expense.

(2) Federal support will be in the form of an equity injection. As such, it is not counted as a budgetary expense.

(3) Tax initiative.

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         HIGHLIGHTS--THE IMPORTANCE OF COMMUNITIES

- $7 billion in GST/HST relief for municipalities of all sizes over the next 10 years.

- Acceleration of the $1-billion Municipal Rural Infrastructure Fund, with spending over the next 5 years instead of 10.

- A stronger voice for municipalities in the federal decisions that affect them.

- New funding of $15 million a year in support of enhanced language training to reduce labour market barriers faced by immigrants.

-        Doubling to $50 million support for the Urban Aboriginal Strategy.

- Investment of $125 million over five years for the Aboriginal Human Resources Development Strategy.

- New funding of $4 billion over 10 years to clean up federal contaminated sites and sites for which the Government has partial responsibility.

- New funding of $200 million to support the development and commercialization of new environmental technologies.

- More effective tax rules for registered charities and support for the Voluntary Sector Initiative.

-        Increased support for the community-based and non-profit sector.

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

                              THE BUDGET PLAN 2004

INTRODUCTION

Canada's communities are the social and economic foundation of the country. In 1871, 20 per cent of Canadians were living in urban areas and 80 per cent in rural areas. Today, the situation is reversed with 80 per cent now living in urban areas.

         Whether large metropolitan areas, cities or rural hamlets, the communities Canadians choose to live in have a significant bearing on their quality of life and the social and economic opportunities open to them.

         Canada's cities have become the engine of the economy for the 21st century, the hubs where companies, highly skilled workers, universities and new ideas come together to generate investment and jobs. Dynamic cities are key to Canada's economic advantage and high standard of living.

         Canada's communities also drive the country's social advantage: an inclusive and diverse society that allows everyone to develop and fulfill their potential. Safe neighbourhoods, quality education, accessible health care, affordable housing and green spaces are all essential to Canadians' quality of life.

         Finally, Canada's communities hold an important key to sustainable development for future generations of Canadians, given the communities' responsibilities in areas such as clean water, clean air, waste disposal and public transit.

         Starting in the 1990s, the federal government launched a series of infrastructure programs in close cooperation with provincial and municipal governments. Through these programs, the Government has committed $12 billion to infrastructure--representing a potential total investment of $30 billion after taking into account contributions from provinces and municipalities.

         Beyond infrastructure, the federal contribution to municipalities has taken the form of social programs such as employment insurance, immigration, affordable housing, homelessness and cultural programs. Various economic development programs have played a major role in supporting the needs of municipalities in all regions.

         The social, economic and environmental challenges facing our municipalities are tightly interwoven and seldom confined to one jurisdiction. As such, they require an integrated response, not only from federal, provincial-territorial and municipal governments, but from other sectors of society as well. These include the private sector, the voluntary sector and social economy enterprises, which promote the economic and social development of communities. Government action must therefore be complemented by greater support for non-governmental organizations that contribute so much to the well-being of our communities.

                                      162
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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

CHALLENGES FACED BY COMMUNITIES

INFRASTRUCTURE

Leaders of Canada's cities and smaller communities have pointed to the financial challenges they face in trying to maintain and improve the economic and social strength of their municipalities. They consistently identify infrastructure as their most pressing priority.

- In many parts of Canada, municipal infrastructure (roads, water, sewers) was put in place decades ago and now needs to be replaced or rehabilitated.

- Our transportation infrastructure (roads, public transit systems) is not keeping up with demand, which raises serious congestion problems, particularly in and around Canada's major urban areas.

- Water infrastructure is also under strain. In many small and coastal communities, for example, water and sewage treatment needs to be improved. In older communities, water leakage and combined sewer overflows are serious problems, while high-growth areas are struggling with a demand for water services that is outstripping capacity.

SOCIAL PROGRAMS

The challenges municipalities face extend beyond the provision of physical infrastructure. Social programs and services that help Canadians participate in their communities, find employment and reap the opportunities around them are also under strain.

- For many Aboriginal Canadians, access to education, training and employment is an important reason for choosing to live in urban centres. Yet too many Aboriginal Canadians remain on the margins of the local economy and community.

- Most recent immigrants go to big cities and increasingly need settlement services and language training to help them integrate into work and society.

- In the downtown cores and poorer neighbourhoods of many cities, urban poverty problems have led to increased demands for affordable housing.

         These difficult challenges are best addressed by collaborative efforts among governments. For example:

- The March 2000 Vancouver Agreement brought together the Government of Canada, the Government of British Columbia and the City of Vancouver to address long-standing economic and social problems in Vancouver's Downtown Eastside.

- Winnipeg's Urban Development Agreement with the Government of Canada, the Government of Manitoba and the City of Winnipeg will harness collaborative action to promote revitalization and economic development.

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                              THE BUDGET PLAN 2004

FINANCING

Municipalities are facing increasing pressure to maintain and renew their infrastructure and ensure that necessary social programs are available to residents. There is a general understanding that there are limits on the extent to which the property tax base--the single most important source of revenue for municipalities--can finance these spending pressures.

         Some municipalities, in partnership with their provincial governments, have secured new arrangements to diversify their revenue bases. For example:

- In Manitoba, municipalities receive a share of provincial personal and corporate income tax revenue.

- In Calgary and Edmonton, the province of Alberta provides an annual capital grant to fund road and transit costs, based on fuel consumption in each city.

- In Vancouver, Victoria and Montreal, provincial authorities have put in place regionally determined gas taxes to fund transportation agencies.

         Beyond revenue diversification, municipalities are also looking to innovative new solutions to address their challenges. For example:

- Many municipalities have introduced measures to reduce water demand and, in turn, the capital and operating costs of water and wastewater systems. For instance, New Glasgow in Nova Scotia reduced its water demand by more than 30 per cent when it introduced a water metering program combined with better maintenance.

- Some municipalities make use of private financing and expertise to provide public infrastructure and related facilities.

- Some are returning to debt markets to help finance their long-term infrastructure needs. Borrowing to finance infrastructure development may very well be appropriate, particularly when the investment benefits future generations, increases the tax base or generates a dedicated revenue stream for the municipality.

- Municipalities are hearing from experts that full accrual accounting for capital assets would provide better information about the state of their infrastructure stock and encourage better planning for its replacement.

         In addition, provincial governments have supported innovative ways of addressing municipal financial challenges by establishing municipal financing authorities. These institutions pool municipal borrowings and improve municipalities' ability to borrow in capital markets at low rates.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

A NEW DEAL FOR COMMUNITIES: FIRST STEPS

In recognition of these challenges, the Government of Canada has made a historic commitment to forge a New Deal for Canada's communities. The New Deal will be a sustained, long-term effort to improve the living standards and quality of life of Canadians in cities and communities of all sizes.

         The New Deal for communities is intended to:

- Ensure Canada's municipalities have reliable and predictable long-term funding, by drawing on close cooperation among federal, provincial-territorial and municipal governments.

- Provide more effective program support for pressing infrastructure and social priorities in communities.

- Help communities acquire the best tools to pursue local solutions for local problems.

- Give municipalities a greater voice in shaping federal policies and programs that affect them.

         The New Deal will be based on a more effective partnership among federal, provincial-territorial and municipal governments, and the private and non-profit sectors. Given how community problems are tightly woven together without regard for jurisdictional boundaries, it is clear that no government or sector holds all the tools and levers required to achieve real and lasting results.

         Budget 2004 takes important first steps in building this New Deal. Specifically, the budget:

- Confirms the Government's intention to propose legislative amendments to give effect to a full rebate of GST paid by municipalities.

-        Accelerates federal spending through the Municipal Rural Infrastructure
Fund.

-        Commits extensive funds to the cleanup of federal contaminated sites.

- Offers greater support for programs affecting community priorities such as immigrant language training and greater coordination of programs for urban Aboriginal people.

         The Government is committed to providing a stronger voice to municipalities on the full range of federal policies and programs that are important to them. The Prime Minister has appointed a Parliamentary Secretary to lead efforts to secure the New Deal for communities.

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                              THE BUDGET PLAN 2004

The Government has also created the External Advisory Committee on Cities and Communities to ensure that the concerns of municipalities are heard and addressed on an ongoing basis. Finally, the federal Minister of Finance has committed to annual, pre-budget consultations with municipal representatives. The first of these consultations took place on February 19, 2004, under the aegis of the Federation of Canadian Municipalities.

GST/HST RELIEF FOR MUNICIPALITIES

As announced in the February 2, 2004, Speech from the Throne, the Government proposes to increase the rebate in respect of the goods and services tax (GST) and the federal portion of the harmonized sales tax (HST) for municipalities to 100 per cent from 57.14 per cent.

         Effective February 1, 2004, municipalities across Canada get full relief from the tax paid in providing municipal services and community infrastructure. The increased rebate will provide municipalities of all sizes with an estimated $7 billion in additional revenue over the next 10 years, including $100 million for two months of 2003-04, $580 million in 2004-05 and $605 million in 2005-06.

         All municipalities will be eligible for the increased rebate. This includes:

- Incorporated municipal bodies such as cities, towns, villages and metropolitan authorities.

- Local authorities such as transit commissions and public libraries that perform municipal functions and that are determined by the Minister of National Revenue to be a municipality.

- Entities designated by the Minister of National Revenue in respect of their delivery of municipal services, such as non-profit social housing corporations that provide residential accommodation on a rent-geared-to-income basis.

         The GST/HST relief measure advances the New Deal's objectives in three ways:

- The higher rebate represents an additional source of growing, reliable, long-term funding for all municipalities.

- The increased rebate benefits municipalities of all sizes across Canada, both large and small.

- It provides a significant contribution for the funding of critical infrastructure priorities such as roads, modern transit and clean water.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         On March 9, 2004, the Government announced further details on the GST/HST relief measure and its operation, including proposed consequential amendments required to facilitate an orderly transition to the full rebate, to protect the integrity of the tax system and to enhance transparency. Annex 9 sets out a detailed Notice of Ways and Means Motion consistent with earlier announcements.

GAS TAX SHARING

The new financial resources provided to municipalities through GST/HST relief are part of the federal government's recognition that Canada's communities need reliable, predictable and long-term revenue sources in order to plan for long-term infrastructure investments.

         As the Speech from the Throne stated, the Government will work with provinces to share with municipalities a portion of gas tax revenues, or determine other fiscal mechanisms that achieve the same goals. Over the coming months, the Government will launch these discussions with provincial-territorial governments and will continue to consult with municipalities.

INFRASTRUCTURE PROGRAMS

Budget 2003 announced $1 billion over 10 years to help finance municipal infrastructure projects that are typically smaller in scale under an initiative called the Municipal Rural Infrastructure Fund.

         In this budget, the Government will accelerate funding under the Municipal Rural Infrastructure Fund. Specifically, the $1 billion provided in the 2003 budget will now be spent over 5 years instead of the original 10, doubling the amount of funding available to municipalities over the next 5 years under this program.

         This measure adds to the considerable infrastructure support already provided over the last 3 years through the following initiatives:

- Budget 2001 announced $2 billion for the Canada Strategic Infrastructure Fund and $600 million for the Border Infrastructure Fund, both of which are now making key investments across Canada.

- Budget 2003 provided a further $2 billion to the Canada Strategic Infrastructure Fund in order to fund additional investments in large-scale projects.

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                              THE BUDGET PLAN 2004

         The Government has been progressively committing the funding available under these infrastructure programs. Of the $4.6 billion available under the Canada Strategic Infrastructure Fund and Border Infrastructure Fund, more than $1.5 billion remains available for new commitments.

         Finally, recent budgets have made important investments aimed at increasing the supply of affordable rental housing and addressing the homelessness problem. The Government of Canada is working in partnership with provinces, territories, municipalities and community groups to ensure these programs are delivered effectively to those most in need.

AFFORDABLE HOUSING AND HOMELESSNESS: RECENT FEDERAL INVESTMENTS

The Government of Canada has committed more than $2 billion over the six-year period between 2002-03 and 2007-08, including:

- $1 billion for the Affordable Housing Initiative, a capital grants program aimed at increasing the number of affordable rental housing units being built.

- More than $500 million for housing renovation programs, including the Residential Rehabilitation Assistance Program, Home Adaptations for Seniors' Independence, Emergency Repair Program and Shelter Enhancement Program. These programs support the renovation and renewal of the existing stock of affordable housing and help low-income persons with critical housing repair needs.

- $665 million for the National Homelessness Initiative, a key element of which is the Supporting Communities Partnership Initiative, which provides capital funding on a cost-sharing basis for local community groups to offer supportive services and facilities for the homeless.

These investments are in addition to $1.9 billion provided annually to support 640,000 households living in existing social housing units.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

ILLUSTRATIVE EXAMPLES OF PROJECTS BENEFITING FROM FEDERAL INFRASTRUCTURE FUNDING

ST. JOHN'S HARBOUR: The Government is providing a $31-million contribution to clean up St. John's Harbour in Newfoundland and Labrador. This $93-million project involves the construction of a centralized waste water treatment facility on the south side of St. John's Harbour, together with infrastructure for sewage collection and disposal of treated effluent. When completed, this project will have a demonstrably positive impact on the health of the local population and the environment.


HIGHWAY 30: Through the Canada Strategic Infrastructure Fund, the Government will contribute towards the completion of Highway 30. The province of Quebec and the private sector will also contribute towards the project which, once completed, will offer road traffic the opportunity to bypass the Island of Montreal and provide much-needed congestion relief.

GO TRANSIT: $385 million in federal funding has been announced for GO Transit, which provides transit services in the Greater Toronto Area (GTA). The federal investment will help fund a number of commuter rail improvements, which will allow GO Transit to provide additional and more reliable services to area residents. The resulting reduction in automobile trips within the GTA should lead to important congestion and environmental benefits.

RED RIVER FLOODWAY: $120 million in federal funding from the Canada Strategic Infrastructure Fund is being used to help finance the expansion of the Red River Floodway around Winnipeg. The expansion will significantly bolster the level of flood protection for the City of Winnipeg.

REGINA URBAN REVITALIZATION PROJECTS: A commitment of up to $14 million from the Government was recently announced for two urban revitalization projects in Regina. The first project involves the deepening of Wascana Lake, enhancing its recreational value. The second project entails the construction of a multi-purpose facility at Regina Exhibition Park, which will host community and sports-related activities.

EXPANSION OF THE VANCOUVER CONVENTION AND EXHIBITION CENTRE: The Government has confirmed its intention to contribute towards the expansion of the Vancouver Convention and Exhibition Centre. This investment will significantly enhance Vancouver's tourism potential and thus improve the local economy.

NATIONAL SATELLITE INITIATIVE: The Government has launched a $155-million National Satellite Initiative. This joint project between Infrastructure Canada, Industry Canada and the Canadian Space Agency is meant to provide high-speed broadband Internet access services via satellite to communities located in the Far and Mid North and in isolated or remote areas of Canada. Expanding broadband access will enable these communities to benefit from essential services, particularly in the areas of health, education and e-government.

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                              THE BUDGET PLAN 2004

MUNICIPAL EXPENDITURES: A SNAPSHOT

In 2002, municipal spending amounted to $47 billion a year, equivalent to $1,513 per person. Municipal spending accounts for about 10.5 per cent of total government spending in Canada.

-        Municipalities provide services that Canadians depend on, including:

- Transportation (road construction and maintenance, snow clearing, public transit)

-        Protection (fire and police protection)

-        Environment (water and sewage management, garbage collection)

-        Social services, public health and housing

-        Other services including recreation and culture and regional planning

    [PIE GRAPH SHOWING BREAKDOWN OF 2002 PER CAPITA MUNICIPAL EXPENDITURES]

- The focus of municipal spending varies Debt significantly across provinces, reflecting charges differences in priorities and differences in Transportation the division of responsibilities between municipal and provincial governments.

- For example, spending for social services, health and housing represents a very small share of municipal expenditures in most provinces, except in Ontario where it represents almost a third of total municipal spending.

COMPOSITION OF SELECTED MUNICIPAL EXPENDITURES BY PROVINCE, 2002

       [BAR CHART SHOWING COMPOSITION OF SELECTED MUNICIPAL EXPENDITURES
                               BY PROVINCE, 2002]

Sources: Statistics Canada's Financial Management System, 2003. Data exclude school boards.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

MUNICIPAL REVENUES: A SNAPSHOT

- Municipalities raised approximately $47 billion in revenues in 2002, similar to their expenditures, resulting in balanced budgets, on average.

-        Municipalities raise revenues through:

-        Property and related taxes

-        User fees

-        Transfers from other levels of government

-        Investment income

- Other own-source revenues, such as selective sales taxes, licenses, permits and fines

      [PIE GRAPH SHOWING BREAKDOWN OF 2002 PER CAPITAL MUNICIPAL REVENUE]

Note: Does not add up to 100% due to rounding.

- In all, municipalities raised more than 80per cent of their revenues from property and consumption taxes and user fees levied at the municipal level.

- As with expenditures, the distribution of municipal sources of revenue also varies across the provinces.

- Property taxes by far represent the largest source of municipal revenue, ranging from 45 to 70 per cent.

- Municipal reliance on user fees varies significantly across provinces, ranging from 17 per cent in Newfoundland and Labrador to more than 30 per cent in Alberta.

COMPOSITION OF SELECTED MUNICIPAL REVENUES BY PROVINCE, 2002

[BAR CHART SHOWING COMPOSITION OF SELECTED MUNICIPAL REVENUES BY PROVINCE, 2002]

Sources: Statistics Canada's Financial Management System, 2003. Data exclude school boards.

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                              THE BUDGET PLAN 2004

MUNICIPAL DEBT TRENDS

- Although municipalities are required to run balanced budgets, they are generally permitted to borrow to finance capital expenditures such as investment in infrastructure. However, despite low interest rates, many municipalities have shown a preference to reduce debt in recent years.

- In 2000 total net municipal debt stood at just under $10 billion, equivalent to 1 percent of GDP. This represents a significant reduction from a peak of more than $23 billion in 1993.

- The reduction in debt varies among provinces and reflects various factors including forgiveness of municipal debt by some provinces, in particular British Columbia.

                                CHANGE IN LOCAL(1) NET DEBT
                                PER CAPITA BY PROVINCE,
MUNICIPAL DEBT TRENDS           1993-2000

[COMBINED BAR CHARTS SHOWING MUNICIPAL DEBT TRENDS AND CHANGE IN LOCAL NET DEBT
                       PER CAPITA BY PROVINCE, 1993-2000]

Source: Statistics Canada's Financial Management System, 2003. Data are available until 2000.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

THE CLEANUP OF CONTAMINATED SITES

Cleaning up contaminated sites in or near urban areas is key to community rejuvenation. Cleaning contaminated sites facilitates sustainable land use practices by reducing pressures leading to urban sprawl and helps protect local water sources.

         The Government is committed to doing its part to help communities meet their sustainable development objectives. To this end, Budget 2004 sets aside $4 billion over 10 years to clean up contaminated sites. This includes $3.5 billion over 10 years for a major, multi-year cleanup of contamination on federal lands. It is estimated that roughly 40 per cent of these sites are in or near urban areas.

         Also included is $500 million for the cleanup of sites for which the Government shares some responsibility such as the Sydney tar ponds. (Additional details on the measures taken in this budget to clean up contaminated sites are found in the section "Environment and Sustainable Development" on page 181.

PROGRAMS FOR URBAN ABORIGINAL PEOPLE

The Urban Aboriginal Strategy (UAS), which helps communities develop new approaches to local Aboriginal issues, and the Aboriginal Human Resources Development Strategy, which provides access to training and employment, are two examples of federal programs that help to address the priorities of Aboriginal people and communities. As described in the section "The Importance of Learning," the budget extends the UAS from three to four years--through to 2006-07--and doubles its total budget to $50 million from $25 million over the duration of the strategy.

As well, as described in "The Importance of Learning," this budget confirms the five-year renewal of the $1.6-billion Aboriginal Human Resources Development Strategy by providing $125 million over five years (i.e. $25 million each year) to replace funds that were due to end on March 31, 2004.

ENHANCED LANGUAGE TRAINING FOR IMMIGRANTS

More than 90 per cent of immigrants arriving in Canada settle in the largest urban centres, with more than 75 per cent settling in the metropolitan areas of Montreal, Toronto and Vancouver. Immigration is very much an urban phenomenon. Many newcomers face barriers preventing them from integrating into the Canadian labour market. The greatest of these barriers is insufficient language ability for the workplace. This budget will invest an additional $15 million annually to expand the enhanced labour market language training pilots announced in Budget 2003. Further details are provided in "The Importance of Learning."

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                              THE BUDGET PLAN 2004

NEW DEAL FOR COMMUNITIES--SUMMARY

GST/HST Relief

- Municipalities will receive $7 billion in GST/HST relief over the next 10 years including $100 million for 2003-04, $580 million in 2004-05 and $605 million in 2005-06.

GAS TAX SHARING

- The Government of Canada will work with provinces to share with municipalities a portion of gas tax revenues or to determine other fiscal mechanisms that will achieve the same goals.

ACCELERATION OF INFRASTRUCTURE FUNDING

- The $1-billion commitment under the Municipal Rural Infrastructure Fund will be spent over the next 5 years instead of over 10 years, as originally planned.

CLEANUP OF CONTAMINATED SITES

- New funding of $3.5 billion over 10 years will be provided to accelerate the ongoing cleanup of federal contaminated sites. An additional $500 million will contribute to the cleanup of sites, such as the Sydney tar ponds, for which the Government shares some responsibility.

IMMIGRANT LANGUAGE TRAINING

- New funding of $15 million annually will be allocated to language training programs to support quicker integration of new immigrants into the economy.

URBAN ABORIGINAL PEOPLE

- The Urban Aboriginal Strategy will be extended to more communities, and its budget doubled from $25 million to $50 million over the duration of the strategy. Additional funds of $125 million over five years will be provided for the Aboriginal Human Resources Development Strategy to replace funds that are scheduled to end on March 31, 2004.

A STRONGER VOICE FOR MUNICIPALITIES

- The Prime Minister has appointed a Parliamentary Secretary to lead efforts on the New Deal for communities, as well as a federal External Advisory Committee on Cities and Communities.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

THE COMMUNITY-BASED AND NON-PROFIT SECTOR

Canadians depend on community-based non-profit organizations, ranging from adult literacy groups to immigrant support agencies and large philanthropic foundations. The activities of these organizations are as diverse as education, culture, the arts, the delivery of social services, faith, international aid, health and the environment. Although some rely on volunteers while others have paid employees, they are similar in that they work for the greater good of communities of all sizes in every region of Canada. In recognition of their contribution to the well-being of Canadians, Budget 2004 contains a number of initiatives benefiting the voluntary sector and the social economy.

SUPPORTING THE VOLUNTARY SECTOR

Canada's voluntary sector, including its millions of volunteers, influences virtually all aspects of our society from poverty relief, environment issues, health and faith, to arts and culture, international development, sports and recreation.

TAX RULES FOR REGISTERED CHARITIES

Canadians must be able to donate to charities with full confidence that their monies will be spent on charitable programs and services. Registered charities, for their part, need to know that the rules are clear and are administered fairly and transparently. They must also have the flexibility to effectively manage the gifts entrusted to them by Canadians.

         Budget 2004 proposes significant changes to the tax rules for registered charities that will help advance these goals. Specifically, this budget:

- Responds to the recommendations of the Joint Regulatory Table (JRT)-- a key component of the Voluntary Sector Initiative (VSI) that was launched in 2000 by the Government.

- Improves disbursement quota rules that apply to the gifts that registered charities receive.

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                              THE BUDGET PLAN 2004

RESPONDING TO THE RECOMMENDATIONS OF THE JOINT REGULATORY TABLE

In March 2003, the JRT, in its report Strengthening Canada's Charitable Sector:
Regulatory Reform, made 75 recommendations for improvements to the rules governing charities under the Income Tax Act. This report is the result of extensive consultations between the Government of Canada, the charitable sector and other key stakeholders. The JRT was launched in November 2000 as one of six tables established by the VSI.

         Budget 2004 responds to the large majority of the JRT's recommendations concerning registered charities by proposing:

-        A new compliance regime.

-        A more accessible appeals regime.

-        Improved transparency and more accessible information.

         The Government will invest $12 million a year to implement these reforms. The changes will generally take effect on January 1, 2005. Additional information is provided in Annex 9.

JOINT REGULATORY TABLE: PRINCIPLES FOR REGULATORY REFORM

- The regulatory framework that governs charities should facilitate public trust in the work of charities in Canada.

- The regulatory framework should uphold the integrity of the provisions in the Income Tax Act that govern charities.

- The regulatory framework should ensure fair application of the law and transparency in regulatory decision-making processes.

- The regulatory process should be as simple, non-duplicative and cost-effective as possible.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

IMPROVING THE DISBURSEMENT QUOTA RULES

This budget takes important steps to improve the rules that determine the portion of charitable donations that registered charities must devote to delivering charitable programs and services, including proposals to support more effective gift management practices by charities. This includes, for instance, a reduced disbursement quota, to 3.5 per cent from 4.5 per cent per year on capital assets held by registered charities. This change will help ensure that capital endowments can provide a stable and sustainable flow of funds for the delivery of charitable programs and services. This and other proposed changes are described in Annex 9.

HIGHLIGHTS OF SUPPORT PROVIDED TO REGISTERED CHARITIES THROUGH THE INCOME TAX SYSTEM

The 80,000 charities registered under the Income Tax Act form a significant part of Canada's voluntary sector. These charities deliver social services and financial support tailored to meet the diverse needs of individuals and communities. Canadians recognize the value of charitable giving and the important contribution that Canada's registered charities make towards improving quality of life.

Charitable giving by Canadians is encouraged in part by substantial tax assistance. For example, individuals receive a 16-per-cent federal tax credit on the first $200 in donations and 29 per cent on donations over $200. When provincial tax assistance is taken into account, individual taxpayers can receive, on average, about 45 per cent tax assistance on their charitable donations over $200. In 2002, 5.5 million Canadians made financial or in-kind donations worth $5.8 billion; and federal tax assistance provided for charitable donations was more than $1.7 billion.

Amendments to the Income Tax Act in recent years have helped to further encourage charitable giving. For example:

- Since 1997, persons donating publicly traded securities to public charities have benefited from preferential capital gains tax treatment (capital gains resulting from donations are included in the donor's income at one-half the normal rate; as a result, only 25 per cent of the capital gains are subject to tax).


- In 2000, this preferential capital gains tax treatment was extended to donations of ecologically sensitive land.

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                              THE BUDGET PLAN 2004

THE VOLUNTARY SECTOR: GOING FORWARD

MAINTAINING EFFECTIVE TAX RULES FOR REGISTERED CHARITIES

The Government is committed to monitoring the effectiveness of the changes proposed in this budget. To ensure that the charitable sector remains well-supported by Canada's income tax system, the Government will continue to seek the views of the charitable sector, including through a new Charities Advisory Committee that will be advising the Minister of National Revenue. The Government also looks forward to the report of the Standing Senate Committee on Banking, Trade and Commerce that will be examining issues related to charitable giving this year.

INCREASED SUPPORT FOR THE VOLUNTARY SECTOR INITIATIVE

To strengthen the capacity of the voluntary sector, the Government launched the $95-million Voluntary Sector Initiative (VSI) in 2000--a joint endeavour with representatives of the voluntary sector.

         Budget 2004 provides $6 million over the next two years to advance the VSI by strengthening the sector's capacity to collaborate and innovate. This will also support a stronger voice for philanthropic and charitable organizations in local, regional and national public policy dialogue.

NEW NOT-FOR-PROFIT CORPORATIONS ACT

There are about 18,000 federally incorporated voluntary and not-for-profit organizations now governed by the Canada Corporations Act, Part II (CCA). The Government is committed to creating a new Not-For-Profit Corporations Act that will reduce the regulatory burden on the not-for-profit sector; improve financial accountability; clarify the roles and responsibilities of directors and officers; and enhance and protect the rights of members.

         This legislation will be flexible enough to meet the needs of both small and large organizations while providing the accountability and transparency necessary to maintain the public trust and confidence in the voluntary sector. The new statute will deliver on the Government's commitment under the VSI, and help to build a solid foundation upon which Canada's social economy can continue to develop.

A BANK FOR THE CHARITABLE SECTOR

Interest has been expressed in the concept of a bank targeted at the unique challenges of the charitable sector. Proponents of the concept see it as offering a range of specialized financial services and advice, specifically tailored to the requirements of the charitable sector. It could broaden the range of financial instruments available to the sector, as well as its financial-planning capacity.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         The idea of a bank for the charitable sector is an innovative concept worthy of further development. Private and voluntary sector support for this promising initiative has the potential to leverage the capabilities of a sector that comprises thousands of organizations working for the benefit of all Canadians. The Government welcomes the opportunity to help explore fully this promising idea by working closely with its proponents as they pursue the federal regulatory and taxation issues related to the creation of this new bank.

SUPPORTING THE SOCIAL ECONOMY

Social economy enterprises are run like businesses, producing goods and services for the market economy, but they manage their operations and redirect their surpluses in pursuit of social and community goals. Typically, social economy enterprises grow out of community economic development strategies involving citizens, governments, the voluntary sector, business, learning institutions and other partners.

         In recognition of the social economy sector's growing contribution to Canada's communities, Budget 2004 increases support for the sector by confirming that it will become eligible for a wide range of programs currently offered to small business. These include programs and agencies that provide financing and contributions to small businesses.

         Budget 2004 also provides new funding through pilot programs focused on strengthening existing support in areas that social economy and community economic development organizations have identified as their highest priorities, namely capacity building, financing and research.

CAPACITY BUILDING

Budget 2004 provides $17 million over the next two years to Industry Canada for a targeted pilot program in support of strategic planning and capacity building of community economic development organizations. Industry Canada and the regional development agencies (RDAs)--Western Economic Diversification Canada, Canada Economic Development for Quebec Regions, and the Atlantic Canada Opportunities Agency--will deliver funding through existing programs that support non-profit organizations.

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                              THE BUDGET PLAN 2004

FINANCING

The financing requirements of social economy enterprises are varied, ranging from credit to patient capital, such as longer-term loans with flexible repayment terms. Budget 2004 provides $100 million in the next five years in support of financing initiatives to:

- Support a competitive process resulting in government investments in up to four regional patient capital funds.

-        Increase lending to social economy enterprises.

         Access to patient capital is often a critical factor in the ability of social economy enterprises to grow. Part of the funds allocated for social economy financing can be used to create up to four regional patient capital demonstration funds. A competitive process will determine the recipients of the funds. Decisions about the allocation of resources between the Loan Investment Fund Program and the Patient Capital Demonstration funds will be made by Industry Canada and the RDAs following consultations and based on regional needs.

         RDAs have supported borrowing by both for-profit and not-for-profit organizations through programs such as Western Economic Diversification Canada's Loan Investment Fund Program. By providing funds to lenders to offset potential future net losses on select qualified loans, lenders are encouraged to make loans to certain classes of enterprises. Mechanisms for this support include strategic alliances with lenders such as credit unions, commercial banks and the Business Development Bank of Canada. Programs of this type will be developed for social economy enterprises across Canada.

RESEARCH

Budget 2004 provides $3 million annually over five years starting in 2005-06 to the Social Sciences and Humanities Research Council, which administers the Community-University Research Alliance (CURA) program. CURA links researchers with communities and not-for-profit organizations to work on social and community economic development issues. The program currently supports 40 projects between researchers and communities across Canada.

         New funding in this budget will support community-based research on the social economy through a targeted competition under the CURA program. The results of this research will document and share best practices across the country and help the social economy to reach its potential.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

NEW HORIZONS FOR SENIORS

This budget recognizes the contribution that is made by seniors and seniors' groups to their communities. It provides $8 million in 2004-05 and $10 million annually thereafter to fund a New Horizons for Seniors Program. This program will support a wide range of community-based projects in all areas of Canada that enable seniors to participate in social activities, pursue an active life and contribute to their community.

ENVIRONMENT AND SUSTAINABLE DEVELOPMENT

A clean and safe environment is fundamental to a healthy society and sustainable economic growth. Budget 2004 makes significant new investments in support of:

-        Cleaning up contaminated sites.

-        Promoting environmental technologies.

- Developing indicators that will help ensure that environmental considerations are fully integrated into decision making.

         These actions build on efforts made between 1997 and 2003, a period during which the Government added $5.4 billion in spending on environmental and climate change measures. Efforts to improve the environment included expanding the national parks system, establishing new marine protected areas, and improving transborder air quality in collaboration with the United States. To reduce greenhouse gas emissions and address climate change, the Government has invested $3.7 billion since 1997, including $2 billion in the last budget. Of this amount, approximately $1.3 billion has been allocated to technology and emission reduction measures. Energy efficiency and renewable energy initiatives, such as wind power incentives, could be considered for funding out of the remaining $695 million.

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                              THE BUDGET PLAN 2004

RECENT INVESTMENTS IN THE ENVIRONMENT BY THE GOVERNMENT OF CANADA
(1997-2003)

1997--$60 MILLION, e.g. Commercial Buildings Incentive Program, Renewable Energy Deployment Initiative

1998--$192 MILLION, e.g. Climate Change Action Fund

1999--$121 MILLION, e.g. toxic substances research, establishment of a UNESCO Biospheric Reserve in Clayoquot Sound

2000--$1.4 BILLION, e.g. Green Municipal Funds, Species at Risk, Canadian Foundation for Climate and Atmospheric Sciences, Sustainable Development Technology Canada

2001--$579 MILLION, e.g. Wind Power Production Incentive, World Summit on Sustainable Development

2003--$3.0 BILLION, e.g. climate change technology and emission reduction measures, National Parks, cleanup of federal contaminated sites

TOTAL--$5.4 BILLION

CLEANING UP CONTAMINATED SITES

Budget 2004 includes funding to support cleaning up:

- Federal contaminated sites--i.e. sites for which the Government of Canada has sole responsibility.

- Shared liability contaminated sites--i.e. sites for which the Government of Canada is only partly responsible.

         Cleaning up contaminated sites encourages sustainable economic development in urban areas--for example, by encouraging redevelopment over urban sprawl--and leads to improved local quality of life. It also rejuvenates communities by reducing threats to human and ecosystem health, particularly for Northerners faced with the legacy of abandoned mines.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

FEDERAL CONTAMINATED SITES

It is important that those responsible for contaminated sites clean them up and, in this regard, the Government is committed to putting its own house in order. The Government is currently responsible for approximately 3,800 sites that have been contaminated to varying degrees, usually due to past practices that were not in accordance with the environmental standards of today.

         This budget provides $3.5 billion over 10 years to accelerate the ongoing cleanup of contaminated sites for which federal departments are responsible. This represents one of the single largest environmental investments ever made in Canada and a remarkable opportunity for economic development in the communities where these sites are located.

- More than 60 per cent of these expenditures are expected to occur in the North, contributing to an improved environment, economic development and employment opportunities for Aboriginal communities and Northerners.

- More than 40 per cent of the sites affected by this announcement are in or near urban areas.

         To ensure the cleanup of contaminated sites is carried out in a timely, effective and well-coordinated manner, the Government will develop a strategic long-term plan and report on progress to Canadians each year.

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                              THE BUDGET PLAN 2004

FEDERAL CONTAMINATED SITES

The contamination of land owned by the Government is the result of a wide range of past activities such as military operations, scientific research and marine navigation. Examples of federal sites include:

- GIANT MINE, located 5 kilometres outside Yellowknife, is perhaps the most publicized contaminated site in Northern Canada. The site is contaminated with arsenic from past gold mining. The Government became responsible for the cleanup of the site in 1999, when the mine went into receivership. In 2003 the Government spent $10 million to address urgent health and safety issues at the site.

- The Dene Aboriginal population near the shores of Great Bear Lake, Northwest Territories, lives in the midst of the former PORT RADIUM. Significant efforts have been made in recent years to assess how best to address the community's health and environmental concerns.

- The DISTANT EARLY WARNING LINE system was installed throughout Canada's North in the Cold War era to protect North America. Cleanup of both physical debris and chemical contamination on these sites will be accelerated, in accordance with today's environmental standards.

- Although it is best known as one of Canada's ecological treasures, BANFF NATIONAL PARK is also home to a number of former landfill and storage areas that have been assessed and will likely require cleanup.

- The LACHINE CANAL was once central to the industrial growth of Montreal. Federal, provincial and municipal governments have undertaken restoration measures to transform the Lachine Canal area into a recreation space and a foundation for the revitalization of nearby neighbourhoods. However, areas within the Canal may still require further remediation.

- Last year, the Government spent over $8 million to address contamination at the former HARVEY BARRACKS near downtown Calgary. Once completed, the cleanup will ensure the land can be redeveloped to meet the needs of a growing city.

- A contaminant found at the Canadian Forces Base at VALCARTIER, Quebec, has also been found in the neighbouring community of Shannon. Steps have already been taken to provide safe drinking water for the community but further work is required to deal with the contamination itself.

SHARED-LIABILITY CONTAMINATED SITES

Budget 2004 also provides up to $500 million over 10 years to provide support for remediation activities consistent with federal responsibilities and policies on shared-liability contaminated sites.

         An immediate priority for the Government will be to conclude discussions with the Government of Nova Scotia and the City and citizens of Sydney to establish an effective approach and a fair division of responsibilities and costs for the cleanup of the Sydney tar ponds.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

ENVIRONMENTAL TECHNOLOGY

The Government of Canada is committed to ongoing support for the development and commercialization of environmental technologies.

         New environmental technologies hold the promise of improving economic efficiency while contributing to a cleaner and healthier environment, for example, through more efficient use of energy. These technologies will be fundamental to meeting our environmental goals, such as reducing greenhouse gas emissions to address climate change.

         Reflecting the sale of its Petro-Canada shares, the Government will increase its investments by $1 billion in support of new environmental technologies. Over the two fiscal years covered by this budget, the Government will invest a further $200 million in Sustainable Development Technology Canada
(SDTC). A further $800 million will be invested over the subsequent five years in support of environmental technologies, as new opportunities emerge and priorities are identified.

         SDTC is an arm's-length foundation that supports the development and commercialization of new technologies that address climate change and air quality issues. The $200 million provided to SDTC in this budget will increase its total funding level to $550 million. The mandate of SDTC will also be broadened to include support for clean water and soil technologies. This broader mandate will allow SDTC to deliver innovative technology solutions in relation to the full spectrum of sustainable development issues--climate change, clean air, water and soil. It also complements other environmental initiatives announced in this budget, such as the cleanup of federal and shared-liability contaminated sites.

         The commitment to invest a further $800 million over five years on environmental technologies will help Canada address new and pre-existing environmental challenges while seizing the opportunity to develop dynamic and growing sectors of our economy. For example, investment in fuel-efficient and alternative fuel vehicles and new lightweight materials can deliver environmental benefits and improve the competitiveness of the Canadian automotive sector. Other potential investments include the further development and demonstration of clean coal and CO(2) sequestration, renewable energy, and cellulose ethanol technologies.

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                              THE BUDGET PLAN 2004

         Over the coming year, the Government will also examine the range of available federal programs that support environmental technologies in order to ensure cost-effective delivery and to maximize results for Canadians.

ENVIRONMENTAL INDICATORS

Building on the recommendations of the National Round Table on the Environment and the Economy, this budget will invest $15 million over the next two years to develop and report better environmental indicators on clean air, clean water and greenhouse gas emissions.

OTHER INITIATIVES IN SUPPORT OF COMMUNITIES

NORTHERN STRATEGY FOR ECONOMIC DEVELOPMENT

In the Speech from the Throne, the Government committed to develop a Northern Strategy to help ensure that economic development opportunities are developed in partnership with Northern Canadians. The Parliamentary Secretary to the Minister of Indian Affairs and Northern Development with special emphasis on Northern Economic Development and the Minister of Indian Affairs and Northern Development are working to develop this strategy.

         This budget will provide $90 million over five years to support a Northern Strategy for economic development. This initiative will have a positive impact on all Northerners, including the approximately 50,000 Aboriginal people in Canada who live in the North.

NORTHERN OIL AND GAS DEVELOPMENT

Oil and gas development has the potential to provide unprecedented opportunities for Northern Canadians for decades to come. Development of these resources must be realized both in partnership with Northern communities and in a manner that ensures effective environmental stewardship. The Government is committed to these goals and to facilitating a timely regulatory and environmental assessment response to pipeline and oil and gas development in the Northwest Territories.

         To demonstrate the Government's commitment to responsible energy development in the North, Budget 2004 provides $75 million over three years to increase federal and regional environmental assessment capacity and streamline the regulatory process. This announcement will also ensure resources are available to conduct scientific research on current and longer-term environmental challenges associated with development in the Mackenzie Valley, Mackenzie Delta and the Beaufort Sea.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

SUPPORTING NORTHERN COMMUNITIES

TERRITORIAL FORMULA FINANCING

- $150-million increase in Territorial Formula Financing (TFF) over five years to support territorial investments in their priorities. This will bring projected TFF payments to more than $10 billion over the next five years.

HEALTH SUPPORT FOR THE TERRITORIES

- Health transition funding, provided after the 2003 First Ministers' Accord on Health Care Renewal, will be made ongoing in 2006-07, providing $60 million over three years to bolster health care services in the North.

NORTHERN ECONOMIC DEVELOPMENT

- $90 million over five years to support a Northern Strategy aimed at ensuring economic development opportunities are developed in partnership with Northern Canadians.

NORTHERN OIL AND GAS DEVELOPMENT

- $75 million over three years to ensure that the Government of Canada and regional authorities can respond in a timely, responsible and effective manner to the tremendous opportunity of pipeline and oil and gas development in the North.


CONTAMINATED SITES

- $3.5 billion towards the cleanup of federal contaminated sites, over 60 per cent of which is expected to occur in the North--contributing to an improved environment, economic development and employment opportunities.

SEABED MAPPING

- $51 million over 10 years to conduct seabed mapping of the Arctic continental shelf. The data collected will lead to a formal submission under the United Nations Convention on the Law of the Sea and help secure Canada's sovereignty in the High Arctic.

ECONOMIC DEVELOPMENT IN ATLANTIC CANADA

Atlantic Canada has made considerable economic progress in recent years. The region's economy is diversifying into new, knowledge-based industries, and there is greater value-added activity in the natural resources sector. Pan-Atlantic initiatives that build on these foundations, such as the Atlantic Investment Partnership, are accelerating these developments. Over the coming year the Government will be working with Atlantic Canadians to find ways to ensure that these economic gains are consolidated and expanded. This work will be guided by recent reports, such as The Rising Tide: Continuing Commitment to Atlantic Canada, which provides a number of proposals that could further strengthen the region's economic prospects.

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
                              THE BUDGET PLAN 2004

INDEPENDENT CENTRE FOR FIRST NATIONS GOVERNMENT

The Speech from the Throne highlighted the importance of building strong First Nations governments. Both the Government of Canada and the Aboriginal leadership agree that this can best be achieved by emphasizing the various elements of sound and effective governance, notably partnership, dialogue, capacity building, transparency and accountability.

         As announced in December 2003 and reaffirmed in the Speech from the Throne, the Government of Canada will work with First Nations to establish an Independent Centre for First Nations Government. This budget proposes to provide $5.5 million over the next two years and up to $5 million a year thereafter to establish and operate this Centre. This amount would be in addition to funds that may be allocated by the Minister of Indian Affairs and Northern Development for this initiative.

         The precise design of the Centre will be developed in 2004-05. A First Nations-led Advisory Council will make recommendations regarding the design and mandate of the Centre over the next six months. It is expected that the Centre will:

-        Serve as a focal point for dialogue on governance and self-government.

- Help First Nations communities to strengthen capacity, enhance governance structures and day-to-day operations and move toward greater self-government.

CANADA'S RELATIONSHIP WITH THE METIS COMMUNITY

In September 2003, the Supreme Court of Canada ruled in the Powley case that the members of the Metis community in and around Sault Ste. Marie have an Aboriginal right to hunt for food under subsection 35(1) of the Constitution Act, 1982.

         This budget proposes to set aside $20.5 million over the next year to enable the Government of Canada to work with Metis leadership as well as provinces and territories to properly address Metis Aboriginal harvesting issues and work towards assessing the implications and possible approaches to implementation of the Powley decision.

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                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

TABLE 4.8
The Importance of Communities

                                                          2003-04            2004-05       2005-06
                                                          -------            -------       -------
                                                                    (millions of dollars)
NEW DEAL FOR COMMUNITIES: FIRST STEPS
     GST/HST relief for municipalities(1)                     100                580           605
     Infrastructure programs                                                      25            50
                                                              ---              -----           ---
     Total                                                    100                605           655

THE COMMUNITY-BASED AND NON-PROFIT SECTOR
     Tax rules for registered charities                                           12            12
     Voluntary Sector Initiative                                                   3             3
                                                              ---              -----           ---
     Total                                                                        15            15

SUPPORTING THE SOCIAL ECONOMY
     Capacity building                                                             7            10
     Financing                                                                    20            20
     Community-University Research Alliance                                        0             3
     New horizons                                                                  8            10
                                                              ---              -----           ---
     Total                                                                        35            43

ENVIRONMENT AND SUSTAINABLE DEVELOPMENT
     Cleanup of contaminated sites(2)                                           (400)         (400)
     Environmental technology                                                    200
     Environmental indicators                                                      5            10
                                                              ---              -----           ---
     Total                                                                       205            10

OTHER INITIATIVES IN SUPPORT OF COMMUNITIES
     Northern strategy for economic development                                   10            20
     Northern oil and gas development                                             20            30
     Independent Centre for First Nations Government                               2             3
     Canada's relationship with the
        Metis community                                                         20.5
                                                              ---              -----           ---
     Total                                                                      52.5            53

TOTAL                                                         100              912.5           776
                                                              ---              -----           ---

-----------------
(1) Tax initiative.

(2) The estimated cost related to the management and remediation of environmentally contaminated sites has been accrued as a liability in the Government's financial statements. As a result, the actual costs of the remediation will not affect the budgetary expenses, although they will impact on non-budgetary transactions and financial source/requirements.

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                              THE BUDGET PLAN 2004

         HIGHLIGHTS--THE IMPORTANCE OF CANADA'S
         RELATIONSHIP TO THE WORLD

- An additional $250 million over two years to cover the costs of Canada's participation in peacekeeping missions in Afghanistan and the fight against terrorism.

- An additional $50 million for Canada's participation in the peacekeeping force in Haiti.

- Exemption from tax of the income earned by Canadian Forces personnel and police while serving on high-risk international missions.

- An additional $605 million over five years for the security contingency reserve.

-        A reduction in the Air Travellers Security Charge.

- Building on the 8-per-cent increase for 2004-05, an additional $248 million for international assistance, or an 8-per-cent increase, for 2005-06.

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
                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

INTRODUCTION

The world has changed since Canada's last review of its international policies a decade ago. So, too, has Canada's relationship to the world.

         The United States plays a greater role in the world. China, India, Brazil and other emerging economies are now important global players. Globalization has advanced dramatically, although not all parts of the world have benefited equally. New security threats have emerged. Restoring stability and aiding reconstruction in post-conflict states such as Afghanistan and Iraq has become more pressing.

         Within the international system, new institutions and processes such as the Group of Twenty (G-20), which brings together important emerging economies with Group of Seven (G-7) countries, have emerged to address new needs, and existing multilateral institutions including the United Nations (UN), the North Atlantic Treaty Organization (NATO), the International Monetary Fund (IMF) and the World Bank are re-examining their approaches.

         Canada must also adjust to this changing world. The Government has launched the International Policy Review, an integrated review to reassess our foreign policy objectives, trade and investment needs, defence requirements and international assistance.

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

                              THE BUDGET PLAN 2004

DEFENCE

Canada's current defence policy objectives were established in the Defence White Paper published in 1994. In the late 1990s, however, it became apparent that sustaining this defence policy would require additional resources.

         The Government increased defence resources in Budget 2000, Budget 2001 and Budget 2003. In particular, the $800-million annual funding increase introduced in 2003, as well as efficiency measures introduced by the department, have enabled the Department of National Defence to move towards operational sustainability in the short term.

         As Canada conducts its International Policy Review and develops a new national security policy, long-term financial resource requirements will be considered as part of the review of defence strategy and associated Canadian Forces' capacity. Rebuilding Canada's military on old models will not suffice. Canada's defence objectives and capabilities must match our foreign policy goals, as well as our defence and security obligations and objectives. It will also be important to recognize the need for much closer cooperation among the many agencies and departments of government that are engaged in fighting global terrorism.

         Canada has a proud history of responding to threats to global security and contributing to peacekeeping efforts around the globe. In addition to significant contributions in Eastern Europe, the Canadian Forces have been very active in Afghanistan since 2001. Initially, the Canadian Forces participated in the coalition against terrorism through the now-completed Operation Apollo. They are currently involved in Operation Athena, playing a leadership role in the NATO-led mission to maintain peace and security in Afghanistan.

         The Prime Minister recently extended Operation Athena for another year at a lower level of participation. In addition to that mission, Canada will participate in Operation Altair, the continuing Canadian Forces contribution to the coalition against terrorism in Afghanistan. Budget 2004 provides $195 million in 2004-05 and $55 million in 2005-06 to cover the incremental costs of these missions.

         On March 5, 2004, Canada announced that it would participate in the multinational effort to create a secure environment and pursue a constitutional process to restore democratic governance in Haiti. As a first step, 450 Canadian Forces personnel and six helicopters are taking part in the United Nations Multinational Interim Force to assist in stabilizing the situation in that country. This budget provides $50 million in 2004-05 to cover incremental costs of that three-month commitment.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         As well, the Government will provide the additional resources required to cover the incremental costs of any future out-of-country new deployments of Canada's military.

TAX RELIEF FOR CANADIAN FORCES PERSONNEL AND POLICE DEPLOYED TO INTERNATIONAL HIGH-RISK OPERATIONAL MISSIONS

Canada's military and police serving on international missions provide testimony to Canada's commitment to world peace and stability. They serve on important missions around the globe, working in partnership with the United Nations and our NATO allies. Our commitment is long-standing--for example, since 1947 the Canadian Forces have completed 72 different international operations.

         This budget provides special recognition for Canadian Forces personnel and police serving their country on high-risk international operational missions. Starting January 1, 2004, the employment income that these individuals earn while deployed to these missions will be exempt from income tax. This tax relief will apply on income up to the highest level of pay earned by a non-commissioned member of the Canadian Forces.

         This measure will cost an estimated $30 million annually.

D-DAY

In addition, the Government recognizes the many sacrifices and contributions that have been made by Canada's veterans. To help ensure that these contributions are not forgotten, the budget provides $1.5 million for the Juno Beach Centre at Courseulles-sur-Mer in Normandy to commemorate the 60th anniversary of the landing of Canadian soldiers on D-Day in June 1944.

PLANNED CAPITAL SPENDING

National Defence has an ongoing capital plan and Strategic Capability Investment Plan, aimed at ensuring the best equipment possible for Canada's military. Major projects currently underway include upgrading Canada's Aurora long-range patrol aircraft and the CF-18 fighter jets, as well as replacing the aging armoured personnel carrier fleet with Canada's state-of-the-art Coyote vehicles.

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

                              THE BUDGET PLAN 2004

         The Speech from the Throne emphasized the Government's commitment to provide the Canadian Forces with the equipment and training needed to fulfil their important and difficult duties. As part of the multi-year capital budget of National Defence, the following major capital acquisitions are underway to refurbish the Canadian Forces:

- The Maritime Helicopter Project, which will deliver 28 maritime helicopters that will meet Canadian Forces' needs well into the 21st century.

- Eight hundred new Mercedes G-wagons, 60 of which will replace Iltis vehicles already in combat. These new vehicles provide the Canadian Forces with enhanced carrying capacity, mobility and protection.

- Tactical Unmanned Arial Vehicles and Counter Bombardment Radars, already in use by Canadian troops in Afghanistan.

- The acquisition of 66 Mobile Gun Systems to replace its aging Leopard tank fleet.

         Another major priority for Canada's military is the purchase of modern Fixed Wing Search and Rescue aircraft (SAR) to replace older Hercules aircraft and Canada's fleet of Buffalo aircraft. Under Defence's current plan, deliveries of the new aircraft will begin much later in the decade. This budget sets aside non-budgetary resources to allow the Department of National Defence to move this acquisition forward in time without displacing other planned capital investments. By doing so, the Government will accelerate the process so that deliveries of the replacement SAR planes to Canada's military can begin within 12 to 18 months. This measure will allow Defence to spend an additional $300 million on capital in 2005-06 and similar amounts in subsequent years until this procurement is completed.

         Other major acquisitions consistent with the current capital budget include replacements for the navy's replenishment ships that will be capable of supporting naval task forces at sea as well as providing other capabilities such as sea-lift of Canadian Forces en route to missions. Final decisions will await the results of the International Policy Review.

SECURITY

Since September 11, 2001, the Government has taken important steps to strengthen national security. This has involved actions on many fronts, including securing Canada's borders and improving air and marine security. In the coming months, the Government will be issuing Canada's first National Security Policy, which will lay out a blueprint for action to address threats to our collective security.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

         On December 12, 2003, the Government announced important organizational changes, including the new Department of Public Safety and Emergency Preparedness. This new department includes national security, crisis management, emergency preparedness, border functions, corrections, policing and crime prevention. The Government also announced the creation of the new Canada Public Health Agency to address public health risks and to work with the provinces and territories in responding to public health crises. The new position of National Security Advisor to the Prime Minister was created to ensure cooperation between agencies and the development and implementation of an effective national security policy.

         Budget 2001 allocated $7.7 billion over five years to security-related initiatives in areas such as intelligence and policing, screening of new entrants to Canada, emergency preparedness and response, and a new approach to air security.

         Budget 2001 also created a security contingency reserve of $345 million over five years to respond to future security needs that could not be anticipated at the time of the budget. Budget 2003 provided additional funds of $75 million over two years for the security contingency reserve as a further response to security needs, including those under the Smart Border Action Plan.

         To continue to meet current needs and provide for new security priorities, Budget 2004 provides an additional $605 million over five years to the security contingency reserve. These funds will be used to address security priorities such as intelligence, border protection, marine and cyber security, and enhanced coordination of systems, information, threat assessments and emergency response.

SMART BORDERS

The Government is committed to the Smart Border Action Plan which is strengthening North American security while improving the flow of travellers and commerce.

         Since signing the Canada-U.S. Smart Border Declaration on December 12, 2001, the Government has made significant investments in border security. Budget 2001 allocated $1.2 billion over five years to strengthen border security and improve border infrastructure. Since

                              THE BUDGET PLAN 2004

Budget 2003, a further $286 million has been allocated from the security contingency reserve for the development and implementation of key border management programs such as:

- The Free and Secure Trade (FAST) program for the expedited movement of low-risk goods, which is now available at 12 high-volume border crossings.

- The NEXUS program for the expedited movement of people, which is currently operational at 11 border locations and will be expanded to two new locations.

- The Integrated Border Enforcement Teams (IBETs), which are now operational in all 14 IBET regions along the border.

         The new Canada Border Services Agency, under the Department of Public Safety and Emergency Preparedness, intends to bring together all border-related activities within the Government to ensure a more cohesive approach to meeting border security and trade objectives.

         Building on the success of the Smart Border Action Plan, Canada, the United States and Mexico will continue to cooperate on new border and security priorities. Secure and efficient borders are crucial to Canada's economy as well as the economies of our North American trade partners.

         In 2003 the Government continued to make strategic investments in border infrastructure, particularly through the $600-million Border Infrastructure Fund. These new investments are spread across Canada--New Brunswick, southern Ontario, Saskatchewan and British Columbia--and are in addition to the $150-million commitment made in 2002 towards the Windsor Gateway. In total, about $450 million of the funding available from the Border Infrastructure Fund has now been committed towards specific projects.

AIR SECURITY

The Government committed $2.2 billion of the $7.7 billion allotted for security initiatives in Budget 2001 to an enhanced air travel security system and created the Canadian Air Transport Security Authority (CATSA).

         A Crown corporation, CATSA reports to Parliament through the Minister of Transport. CATSA is responsible for the delivery of consistent, effective and professional services that meet or exceed Transport Canada standards, including:

-        Pre-board screening of passengers and their belongings.

-        Acquisition, deployment and operation of explosives detection systems.

-        Implementation of the Canadian Air Carrier Protective Program.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

-        Implementation of a restricted area identification card.

-        Screening of non-passengers entering airport restricted areas.

-        Contributions for supplemental airport policing services.

         To fund the enhanced air travel security system, the Government established the Air Travellers Security Charge at a level sufficient to recover planned expenditures through 2006-07. The Government committed to review the charge over time to ensure revenue remains in line with expenditures. The first review, set out in Budget 2003, reduced the charge for air travel within Canada to $7 from $12 for one-way travel and to $14 from $24 for round-trip travel.

         Based on updated revenue and expenditure projections, this budget proposes to reduce the charge for air travel within Canada to $6 for one-way travel and to $12 for round-trip travel. For transborder air travel, the charge will be reduced to $10 and, for other international air travel, the charge will be reduced to $20.

         Additional details concerning the review are provided in Annex 5, "The Air Travellers Security Charge."

INTERNATIONAL ASSISTANCE

Despite greater prosperity in many emerging economies, serious development challenges remain in most of the poorest countries and regions of the world. Canada must maintain its commitment to developing nations and those recovering from conflict by continuing to provide much-needed international assistance.

         This budget builds upon the 8-per-cent increase in international assistance already provided for 2004-05 in the 2003 budget, by providing an additional $248 million, or an 8-per-cent increase, for 2005-06.

         Canada will continue its commitment made at the 2002 Kananaskis Summit to devote at least half of all international assistance increases to Africa. The Government is also proceeding with legislation to provide anti-HIV/AIDS drugs, as well as other drugs, at low cost to African countries. This will help make medical treatment more accessible to the estimated 30 million people currently suffering from HIV/AIDS in Africa.

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

                              THE BUDGET PLAN 2004

INTERNATIONAL ASSISTANCE ENVELOPE INCREASES

  [BAR CHART SHOWING INTERNATIONAL ASSISTANCE ENVELOPE INCREASES FROM 2003-06]

         Canada will continue to provide leadership on the issue of debt forgiveness for the world's poorest countries, particularly in Africa. In 2004 the Government will add Rwanda and the Democratic Republic of the Congo to the list of countries benefiting from Canada's debt moratorium. This action will build on relief already provided by the Heavily Indebted Poor Countries (HIPC) Initiative and impose an immediate debt service moratorium on all debt owed to Canada by these countries, i.e. $3.3 million and $45.5 million respectively. Canada will also cancel the $1.8-million debt owed by Guyana along with other debts owed by eligible countries under the Canadian Debt Initiative as they complete the HIPC process.

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

                 MOVING FORWARD ON THE PRIORITIES OF CANADIANS

THE HEAVILY INDEBTED POOR COUNTRIES INITIATIVE
AND THE CANADIAN DEBT INITIATIVE

The Heavily Indebted Poor Countries (HIPC) Initiative is an international initiative that began in 1996 and was enhanced in 1999. HIPC brings together all major creditors of poor countries to reduce their debts to a sustainable level. To be eligible for debt relief, countries are required to maintain a solid track record of economic reform. At present, 27 countries are currently benefiting from over US$40 billion in HIPC debt relief, reducing their overall debt burden by two-thirds.

On January 1, 2001, Canada went further and implemented an immediate debt payment moratorium for HIPC countries committed to poverty reduction and good governance. This built on the Canadian Debt Initiative announced in March 1999 and expanded in February 2000, which provides 100 per cent debt forgiveness for countries upon their completion of the HIPC process.

The addition of the Democratic Republic of the Congo and Rwanda brings the total to nine countries that are benefiting from a debt service moratorium under the Canadian Debt Initiative. The others include Cameroon ($309.5 million in debt owed to Canada), Ethiopia ($0.4 million), Ghana ($2.5 million), Honduras ($20.3 million), Madagascar ($33.7 million), Senegal ($4 million), and Zambia ($52.9 million). To date, four countries have had their debts eliminated under this initiative: Bangladesh ($0.6 million), Bolivia ($10.2 million), Tanzania ($83.6 million) and Benin ($0.7 million).

         International assistance also involves helping countries and regions torn apart by conflict. In Afghanistan and Iraq, Canada is playing its part in alleviating suffering and rebuilding these countries to enable them to become free, stable and prosperous.

         Canada announced its commitment to provide debt relief on the vast majority of Iraq's debt to Canada, which stands at approximately $750 million. This is in addition to Canada's contribution of up to $300 million in humanitarian and reconstruction efforts in Iraq. Canada's actions on Iraqi debt will be undertaken in cooperation with other creditors through the Paris Club, an international group of creditor governments from industrialized countries that works with debtor nations on debt restructuring.

         Canada will also expand its reconstruction and humanitarian assistance in Afghanistan by $250 million over five years from the International Assistance Envelope beginning in 2004-05. With this increase, Canada's aid to Afghanistan since September 11, 2001, will have totalled over $616 million.

                              THE BUDGET PLAN 2004

CANADA CORPS

Canada is increasingly looked to by the developing world to provide expertise, knowledge and support on good governance which reflect Canadian values. A variety of governmental, non-governmental and private sector organizations across Canada have arisen or adapted to meet this growing demand.

         To provide a focal point to more effectively match the skills and talents of governments, community groups and all Canadians with communities that need them in developing countries, the Government will establish the Canada Corps. It will provide enhanced opportunities for young Canadians--students and recent graduates--to participate in these governance initiatives so that they can learn about the world as they contribute to it. The goal is to provide new opportunities for Canadians, and for Canada to be a leading voice in the world for democracy, pluralism, human rights and the rule of law. This budget invests $15 million over the next two years to support the Canada Corps initiative.

TABLE 4.9
The Importance of Canada's Relationship to the World

                                                           2004-05         2005-06
                                                           -------         -------
                                                            (millions of dollars)
DEFENCE

   New defence funding                                         245              55

   Tax relief for Canadian Forces
     personnel and police serving on
     high-risk international operations(1)                      30              30

   Juno Beach Centre                                           1.5

   Accelerating capital spending(2)                                           (300)
                                                               ---             ---
   Total                                                       277              85

SECURITY CONTINGENCY RESERVE                                   115             115

INTERNATIONAL ASSISTANCE(3)                                                    248

CANADA CORPS                                                     5              10

TOTAL                                                          397             458

-----------------
(1)  Tax initiative.

(2) Under accrual accounting, the acquisition of capital assets has no direct budgetary impact in the year in which the asset is acquired. Instead, the amortization of the asset over its useful life is recognized in the budgetary balance. The acquisition of capital assets does, however, directly affect non-budgetary transactions and financial source/requirements.

(3) In the 2003 budget, the International Assistance Envelope was increased by 8 per cent in 2002-03, 2003-04 and 2004-05.

ANNEX 1

UPDATE ON
FEDERAL TAX REDUCTIONS

                              THE BUDGET PLAN 2004

INTRODUCTION

Tax reductions and improvements to Canada's tax system over the past decade have played an important role in strengthening Canada's social foundations and building a 21st century economy.

         With the elimination of the deficit in 1997, tax relief was provided in the 1998 and 1999 budgets. In 2000 the Five-Year Tax Reduction Plan--a plan upon which subsequent budgets have built--was introduced.

         In reducing taxes, the approach has been to take fiscally sustainable action that contributes to improving the standard of living and quality of life of all Canadians. Broad-based tax relief benefited first those who needed it most, in particular low-income families with children. Targeted measures for students and persons with disabilities further enhanced the fairness of the tax system.

         Tax actions also contributed to establishing the conditions for economic growth and job creation. A fair, efficient and competitive tax system plays a key role in creating a stronger, more productive economy by improving incentives to work, save and invest; supporting entrepreneurship and small business; and fostering the creation and expansion of dynamic firms that can take on the world.

         This annex reviews recent tax relief measures and provides an update on how they support Canada's social and economic goals by:

- Providing personal income tax relief to all Canadians and targeting relief to those who need it most.

-        Encouraging entrepreneurship and small business.

- Creating a Canadian advantage for attracting investment and levelling the playing field for firms in all sectors.

PERSONAL INCOME TAX RELIEF

By the end of 2004-05, the Five-Year Tax Reduction Plan will have reduced taxes by $100 billion over five years--the largest tax cut in Canadian history.

         About three-quarters of this benefit is flowing to individuals, with most of the tax relief going to low- and modest-income Canadians. By the coming fiscal year, the tax reduction plan will have reduced federal personal income taxes by 21 per cent on average and 27 per cent for families with children. Under the plan:

- Personal income tax rates for all taxpayers were lowered effective January 1, 2001.

                                    ANNEX 1

- The Canada Child Tax Benefit (CCTB) was substantially increased to help low- and middle-income families with children.

- Full indexation was restored to the personal income tax system as of January 1, 2000. It ensures that household gains from tax reductions and benefit increases are permanent. This benefits lower-income Canadians the most.

         Budget 2003 built on the Five-Year Tax Reduction Plan by providing additional support for families with children, bringing the maximum benefit for a first child under the CCTB to a projected $3,243 in 2007, more than double the 1996 level of $1,520 (see chart below).

         The actions taken since 2000 have also removed about 1 million low-income Canadians from the tax rolls.

ENHANCEMENTS OF ANNUAL FEDERAL CHILD BENEFITS SINCE
THE CREATION OF THE NATIONAL CHILD BENEFIT
(Maximum for One Child Age 7 or Over)(1)

   [BAR CHART SHOWING ENHANCEMENTS OF ANNUAL FEDERAL CHILD BENEFITS SINCE THE CREATION OF THE NATIONAL CHILD BENEFIT (MAXIMUM FOR ONE CHILD AGE 7 OR OVER)]

(1) An additional benefit can be claimed for children under 7 years of age. This additional benefit provides up to $239 in 2004.

                              THE BUDGET PLAN 2004

         As Table A1.1 and the box on the next page show, these measures will provide significant tax relief to Canadians this year.

TABLE A1.1
Personal Income Tax Relief

                                                                                             SUBSEQUENT
                                                           2003             2004               YEARS
                                                           ----             ----               -----
                                                                        (dollars)
PERSONAL AMOUNTS AND BRACKET THRESHOLDS

Basic personal amount                                          7,756            8,012             Indexed
22-per-cent bracket threshold                                 32,183           35,000             Indexed
26-per-cent bracket threshold                                 64,368           70,000             Indexed
29-per-cent bracket threshold                                104,648          113,804             Indexed

CANADA CHILD TAX BENEFIT (CCTB) AND
  NATIONAL CHILD BENEFIT (NCB) SUPPLEMENT(1)

First child maximum(2)                                         2,632            2,719         Indexed. To
                                                                                           be increased(4)

Second child maximum(2)                                        2,423            2,503         Indexed. To
                                                                                           be increased(4)

Third child and subsequent children maximum(2,3)               2,427            2,507         Indexed. To
                                                                                           be increased(4)

CCTB phase-out rate                                     5% (2.5% for       4% (2% for          4% (2% for
                                                       families with    families with       families with
                                                           one child)       one child)          one child)
Family net income at which NCB supplement
 phase-out ends and CCTB phase-out begins                     33,487           35,000             Indexed

CHILD DISABILITY BENEFIT(1,5)

Maximum benefit                                                1,600            1,653             Indexed

-----------------
(1)      Paid on a benefit-year cycle beginning in July.


(2) An additional benefit can be claimed for children under 7 years of age. This additional benefit provides up to $239 in 2004.

(3) Includes additional benefit for third child and subsequent children of $82 in 2003 and $84 in 2004.

(4) NCB supplement increased by $150 in July 2003, and to be increased by $185 in July 2005 and $185 in July 2006 as per Budget 2003.

(5) Took effect in July 2003, but payable in March 2004 (including a retroactive payment for the July 2003 to March 2004 period).

                                    ANNEX 1

PERSONAL INCOME TAX RELIEF IN 2004

As shown in Table A1.1, tax measures introduced since 2000 will continue to provide significant tax relief to individuals and families. Compared to what taxes would have been in 2004 without the actions that were taken:

- A typical single parent with one child and an income of $25,000 receives an additional $1,139 in annual net federal benefits.

- A typical one-earner family of four earning $40,000 pays $2,003 less in annual net federal income tax--a savings of about 60 per cent.

- A typical two-earner family of four earning $60,000 pays $1,984 less in annual net federal income tax--a savings of about 35 per cent.

Tax reductions and benefit enhancements since 2000 provide that families with children typically do not pay net federal tax--their benefits exceed any tax payable--until their income approaches about $35,000.

         In addition, Canadians benefit from the significant reduction in employment insurance (EI) rates in recent years. This year's reduction to $1.98 from $2.10 in 2003 represents the 10th consecutive year in which the EI premium has been reduced.

         Budget 2004 proposes additional tax relief for persons with disabilities, caregivers and Canadians pursuing lifelong learning. It also builds on prior actions for families with children by helping them accumulate savings for their children's post-secondary education as a key means of encouraging improved economic and social outcomes for all Canadians.

ENTREPRENEURSHIP AND SMALL BUSINESS

Entrepreneurs and small businesses are important sources of innovation, job creation and economic growth. The tax system can support the growth of small businesses by encouraging them to retain more of their earnings and by enhancing opportunities and incentives for investors, such as venture capital funds, to invest in small enterprises. For these reasons, the tax system provides considerable support to small business. This includes a number of tax measures introduced in recent years. For example:

- The small business capital gains rollover was introduced in 2000 and expanded in 2003 to make it easier for small businesses to access the risk capital needed to expand and grow.

- The federal capital tax, which is being phased out over a five-year period for large businesses, has been completely eliminated in 2004 for smaller businesses.

                              THE BUDGET PLAN 2004

- To support savings and investment, and to better meet the retirement savings needs of Canadians, including small business owners, the annual registered retirement savings plan (RRSP) contribution limit is being increased from $13,500 in 2002 to $18,000 by 2006. The limit for 2004 is $15,500.
Corresponding increases apply to the benefit and contribution limits for registered pension plans (RPPs).

- The capital gains inclusion rate was reduced to one-half as of October 18, 2000.

     The 2003 budget increased the amount of income eligible for the 12-per-cent small business rate from $200,000 to $300,000 over four years. This budget proposes to accelerate this initiative, providing small businesses access to the full $300,000 limit for 2005.

     Budget 2004 improves the tax system further by allowing businesses to deduct over a longer period the losses they may incur, and removes a potential tax impediment for small businesses that conduct research and development and that raise funds from common investors not acting together.

     As Table A1.2 shows, these measures will provide significant additional support for entrepreneurs and small business this year.

TABLE A1.2

Measures for Entrepreneurship and Small Business

                                       2003            2004            SUBSEQUENT YEARS
                                       ----            ----            ----------------
Small business deduction limit       $225,000        $250,000         Rises to $300,000
                                                                      in 2005

Federal capital tax threshold        $10 million     $50 million      Capital tax
                                                                      eliminated for
                                                                      larger businesses
                                                                      in 2008

RRSP limit(1)                        $ 14,500        $ 15,500         Rises to $18,000
                                                                      by 2006 and indexed
                                                                      to average wage
                                                                      growth thereafter

-----------------
(1) Corresponding increases apply to the benefit and contribution limits for RPPs.

                                    ANNEX 1

THE CANADIAN ADVANTAGE

A number of steps have been taken to improve the competitiveness of the tax system and level the playing field so that firms in all sectors will face similar statutory income tax rates.

     A competitive tax system helps economic growth and job creation by encouraging business investment. With more and better equipment embodying the latest technology, workers are more productive. Increased investment and higher labour productivity in turn lead to higher wages and increased employment.

     Improving the competitiveness of the tax system is particularly important in attracting and retaining capital at a time when most industrialized countries are significantly reducing their corporate tax rates.

RECENT INTERNATIONAL DEVELOPMENTS IN CORPORATE TAX RATES

- Since 1997, 21 of the 30 countries that are members of the Organisation for Economic Co-operation and Development (OECD) have reduced their statutory corporate income tax rates, in some cases quite substantially.

-    This includes all Group of Seven (G-7) countries except the United States.

     - The United Kingdom reduced its rate to 30 per cent in 2000, providing the lowest statutory rate among G-7 nations.

     - The combined German rate has been reduced by about 12 percentage points since 2000; Italy's by about 16 percentage points since 1997; and Japan's by almost 9 percentage points since 1998. France has reduced its effective statutory rate by about 8 percentage points since 1998.

-    Among other OECD countries:

     - Ireland progressively reduced its general rate from 38 per cent in 1996 to 12.5 per cent in 2003.

     - Sweden's statutory rate, at 28 per cent, is almost one-half what it was in 1989 (52 per cent).

     Before 2000 only certain sectors, such as manufacturing and processing, had access to tax rates that were by and large internationally competitive. Other firms, including smaller, innovative firms in the fast-growing service sector, faced a higher general corporate income tax rate. As a result of the actions taken in 2000 and 2003, rates were lowered so that firms in all sectors will pay the same statutory rate of tax.

                              THE BUDGET PLAN 2004

     As the chart below shows, with these changes, Canada's average (federal-provincial) corporate tax rate, including capital taxes, is now 2.3 percentage points lower than the average U.S. (federal-state) rate.

     Federal tax relief measures contributing to the Canadian advantage include the following:

- The 28-per-cent general corporate income tax rate has been reduced to 21 per cent.

- The 21-per-cent rate is being extended to the resource sector, along with other improvements to that sector's tax structure, with the phasing-in being completed by 2007.

- The federal capital tax is being phased out over a five-year period starting in 2004.

     These measures will help improve the competitiveness of our tax system and enhance the advantage for business in Canada so that firms can invest, grow, compete globally and create jobs (see box on next page).

     Budget 2004 brings improvements to certain capital cost allowance (CCA) rates to ensure that they reflect the useful life of assets and provide adequate recognition of cost, thus establishing the right conditions for productivity-enhancing investment. Proposed adjustments to CCA rates in this budget relate to computers and data network infrastructure equipment.

CORPORATE TAX RATES IN CANADA AND THE U.S.(1)

         [BAR CHART SHOWING CORPORATE TAX RATES IN CANADA AND THE U.S.]

Note: The federal capital tax will be phased out by 2008. This will increase the advantage to 3.4 percentage points.

(1) Combined federal-provincial and federal-state rates, including capital tax equivalents.

                                    ANNEX 1

THE CANADIAN TAX ADVANTAGE

Large and                      As of 2004 the average (federal-provincial)
medium-sized                   corporate tax rate, including capital taxes, in
businesses:                    Canada is 2.3 percentage points lower than the
                               average U.S. (federal-state) rate.

                               By 2008 the federal capital tax will be
                               eliminated.

                               By 2007 the federal tax rate on resource income will be reduced to 21 per cent, the same rate that applies to firms in other sectors.

Small businesses:              Significantly lower corporate tax rates in Canada
                               than in the U.S. on income above US$50,000 (about
                               C$65,000). Similar corporate tax rates in Canada and the U.S. on income below this amount.

                               A $500,000 lifetime capital gains exemption for small business shares that has no equivalent in the U.S.

Research and                   A 20-per-cent research and development (R&D) tax
development:                   credit in Canada for all R&D expenditures
                               compared to the U.S. 20-per-cent credit
                               for incremental R&D.

                               A 35-per-cent refundable tax credit available to smaller Canadian-controlled private corporations that has no equivalent in the U.S.

GOING FORWARD

These efforts to improve the tax system have been an integral element in a balanced mix of initiatives to improve the standard of living of Canadians. Since early 2001 Canada has had the strongest employment growth of any G-7 country. Canada has created 838,000 jobs over this period, versus a loss of 2.3 million jobs in the U.S.

     Going forward, the Government remains committed to targeted tax reductions, anchored in a sound fiscal plan, that best contribute to strengthening Canada's social foundations and building a 21st century economy.

TAX MEASURES TO SUPPORT
ECONOMIC AND
SOCIAL OBJECTIVES,
ENHANCE TAX FAIRNESS AND
IMPROVE THE TAX STRUCTURE

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

BROAD-BASED PERSONAL INCOME TAX RELIEF

1998

- Increased the basic personal, spousal and equivalent-to-spouse amounts(1) by $500 each for low-income Canadians.

- Eliminated the 3-per-cent general surtax for taxpayers with incomes up to about $50,000 and reduced the amount for those with incomes between $50,000 and $65,000.

1999

- Extended the $500 supplement to the basic personal, spousal and equivalent-to spouse amounts to all tax filers, and increased each by an additional $175, for a total supplement of $675.

-    Eliminated the 3-per-cent general surtax for all taxpayers.

2000

-    Restored full indexation as of January 2000.

-    Reduced all personal income tax rates effective January 2001:

     -    The 17-per-cent rate was reduced to 16 per cent.

     - The 24-per-cent rate--reduced from 26 per cent on July 1, 2000-- was reduced further to 22 per cent.

     - The 29-per-cent rate was reduced to 26 per cent on income between $61,509 and $100,000.

     - The deficit-reduction surtax--which had been eliminated for income up to about $85,000 on July 1, 2000--was completely eliminated.

-    Legislated to provide that by 2004:(2)

     -    the basic personal amount would be at least $8,000.

     -    the spousal amount(1) would be at least $6,800.

     -    the second bracket threshold would be at least $35,000.

     -    the third bracket threshold would be at least $70,000.

     -    the fourth bracket threshold would be at least $113,804.

--------------------------
(1) The spousal amount is now called the spouse or common-law partner amount, and the equivalent-to-spouse amount is now the amount for an eligible dependant.

(2) Given the restoration of full indexation, the basic personal amount is $8,012 and the spouse or common-law partner amount is $6,803 for 2004.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

FAMILIES WITH CHILDREN

1996

- Introduced new tax treatment of child support payments, with payments non-deductible for the payer and non-taxable for the recipient.

- Announced a two-step $250-million enrichment of the Working Income Supplement (WIS) of the Child Tax Benefit (CTB).

1997

- Announced a new Canada Child Tax Benefit (CCTB) by simplifying and enriching the current CTB starting July 1998 with an $850-million supplement for low-income families.

- Enriched the WIS from the $125 million announced in the 1996 budget to $195 million and restructured it from a per-family to a per-child basis, increasing the maximum WIS from $500 per family to $605 for the first child, $405 for the second child and $330 for each additional child.

1998

- Increased the child care expense deduction limits to $7,000 for children under age 7 and $4,000 for children age 7 and over.

- Enriched the supplement under the CCTB by $425 million on July 1, 1999, and a further $425 million on July 1, 2000.

1999

- Set the design for the $850-million increase in the CCTB supplement amount announced in the 1998 budget.

- Enriched the CCTB by $300 million in July 2000 to enhance benefits for modest and middle-income families.

- Ensured that the maximum goods and services tax credit supplement is provided to low-income single-parent families.

2000

-    Increased the CCTB base benefit by $70 per child in July 2000.

- Increased the National Child Benefit (NCB) supplement by $300 per child for July 2001.

- Increased the income threshold at which the NCB supplement is fully phased out and the base benefit begins to be phased out to $32,000 in 2001.

-    Legislated that by 2004:

     - The amount of family net income at which the CCTB phase-out begins will be at least $35,000.

     - The phase-out rate of the base benefit of the CCTB will be reduced from 5 to 4 per cent (from 2.5 to 2 per cent for families with one child).

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

FAMILIES WITH CHILDREN (cont'd)

2003

- Increased the annual NCB supplement for low-income families by $150 per child in July 2003.

- Legislated that the NCB supplement for low-income families would increase by an additional $185 in July 2005, and a further $185 in July 2006.

- Introduced, effective July 2003, as a supplement to the CCTB, a new $1,600 Child Disability Benefit for low- and modest-income families with a child with a disability.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

TAX-ASSISTED RETIREMENT SAVING

1996

- Replaced the seven-year limit with an unlimited carry-forward of unused registered retirement savings plan (RRSP) room.

1997

- Introduced the pension adjustment reversal to restore lost RRSP room for those leaving pension plans before retirement.

1998

- Removed contributions to RRSPs and registered pension plans (RPPs) from the base for the alternative minimum tax.

1999

- Allowed greater flexibility to transfer RRSP and registered retirement income fund (RRIF) proceeds to financially dependent children upon the death of the RRSP/RRIF owner.

- Introduced a goods and services tax/harmonized sales tax (GST/HST) rebate for multi-employer pension plans to provide comparable sales tax treatment relative to single-employer pension plans.

2003

- Legislated an increase of the annual RRSP contribution limit to $18,000 by 2006 (with corresponding RPP limit increases).

- Allowed money purchase RPPs to pay pension benefits in the form of the same income stream permitted under a RRIF.

- Increased the maximum pension accrual rate to 2.33 per cent for firefighters who are members of defined benefit RPPs that provide benefits integrated with the Canada Pension Plan or the Quebec Pension Plan.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

EDUCATION AND SKILLS

1996

- Increased the amount used to establish the education tax credit from $80 per month to $100 per month.

- Raised the annual limit on the transfer of the tuition and education amounts to those who support students from $4,000 to $5,000.

- Increased the annual limit on contributions to registered education savings plans (RESPs) from $1,500 to $2,000, and the lifetime limit from $31,500 to $42,000.

- Broadened eligibility for the child care expense deduction to assist parents who undertake education or retraining.

1997

- Doubled the amount used to establish the education tax credit over two years to $200 per month.

- Made ancillary fees, such as health services and athletics, eligible for the tuition credit.

-    Allowed a carry-forward of unused tuition and education tax credits.

-    Increased annual contribution limits for RESPs from $2,000 to $4,000.

-    Allowed transfers of RESP funds to an RRSP or to the contributor.

1998

- Provided a Canada Education Savings Grant (CESG) of 20 per cent on annual contributions of up to $2,000 to an RESP, along with carry-forward flexibility.

-    Introduced a tax credit for interest on student loans.

-    Allowed RRSP withdrawals for lifelong learning.

- Enhanced tax support for part-time education through the education tax credit and the child care expense deduction.

2000

- Increased the partial annual exemption from $500 to $3,000 for scholarship, fellowship or bursary income.

- Doubled the amount used to establish the education tax credit from $200 per month to $400 per month for full-time students and from $60 per month to $120 per month for part-time students.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

EDUCATION AND SKILLS (cont'd)

2001

- Exempted from income tax government tuition assistance for adult basic education.

- Extended the education credit to individuals who receive taxable assistance for post-secondary education under certain government programs, including employment insurance.

- Allowed apprentice vehicle mechanics to deduct a portion of tool expenses incurred as a condition of apprenticeship.

2004

- Proposing, beginning in 2004, that each child born after 2003 will be eligible for a Canada Learning Bond (CLB) of $500 in the first year their family is entitled to the National Child Benefit (NCB) supplement, as well as CLBs of $100 in each subsequent year the family is entitled to the NCB supplement, up to in the year the child is 15.

- Proposing to increase, starting in 2005, the CESG rate from 20 to 40 per cent for families with income under $35,000 and from 20 to 30 per cent for families with income between $35,000 and $70,000. The enhanced CESG will apply to the first $500 contributed annually.

- Proposing to extend eligibility for the education tax credit to students who pursue post-secondary education related to their current employment, when the costs are not reimbursed by the employer.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

CHARITIES AND PUBLIC INSTITUTIONS

1994

- Lowered the threshold at which charitable donations begin to earn the 29-per-cent tax credit from $250 to $200.

1995

- Removed the income limit for tax credits on donations of ecologically sensitive lands.

1996

- Increased the limits on charitable donations eligible for tax credits from 20 to 50 per cent of net income, and to 100 per cent of net income in the year of death and the preceding year.

- Allowed most charitable and public organizations to raise funds without collecting and remitting GST on sales.

- Provided a 100-per-cent GST rebate on books purchased by public libraries, educational institutions and other specified bodies.

1997

- Provided a half-inclusion rate on capital gains arising from donations made before 2002 of certain publicly traded securities.

-    Raised the limit for donations from 50 to 75 per cent of net income.

- Allowed 25 per cent of capital cost allowance recapture of donated property to be included in the net income limit.

- Sanctioned a new method of valuation for easements of ecologically sensitive land.

- Simplified GST accounting, reporting and remittance requirements for charities.

1998

- Increased tax-free allowances for volunteer firefighters from $500 to $1,000, and extended these allowances to other emergency service volunteers.

- Allowed designated charities to treat certain services they supply to business customers as GST/HST taxable, thereby allowing charities to compete on an equal footing with other suppliers.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

CHARITIES AND PUBLIC INSTITUTIONS (cont'd)

2000

- Reduced tax on employment benefits in respect of donations of shares acquired through stock option plans to parallel treatment for donations of certain publicly traded securities.

- Extended the charitable donations tax credit to donations of RRSP, RRIF and insurance proceeds that are made as a consequence of direct beneficiary designations.

- Reduced capital gains income inclusion by one-half in respect of gifts of ecologically sensitive land and related easements, covenants and servitudes.

2001

- Made permanent the 1997 measure providing a half-inclusion rate on capital gains arising from donations of certain publicly traded securities to public charities.

2003

- Effective January 1, 2004, enhanced the political contribution tax credit to 75 per cent of the first $400 contributed instead of the first $200.

- Extended the tax shelter registration requirements to arrangements involving tax credits.

- Proposed amendments to limit the tax benefits of charitable donations made under certain tax shelter and other arrangements.

2004

- Responding to the recommendations of the Joint Regulatory Table of the Voluntary Sector Initiative by proposing, for the regulation of registered charities, a new compliance regime, a more accessible appeal regime, and more transparency and accessibility of information.

- Proposing a number of improvements to the disbursement quota rules to give charities greater flexibility to manage the gifts they receive, and to ensure that an appropriate proportion of charities' tax-assisted gifts and assets are devoted to charitable programs and services.

- Increased the rebate in respect of the goods and services tax and the federal portion of the harmonized sales tax for municipalities to 100 per cent from 57.14 per cent.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

PERSONS WITH DISABILITIES AND TAX TREATMENT OF MEDICAL EXPENSES
AND CAREGIVERS

1996

-    Enriched the tax credit for infirm dependants.

-    Expanded zero-rating of orthopaedic and orthotic devices under the GST.

- Extended GST relief on purchases of vehicle modifications necessary for people with disabilities.

1997

- Expanded the list of eligible expenses under the medical expense tax credit (e.g. added sign language interpreter fees).

-    Removed the limit on the attendant care deduction.

-    Introduced a refundable medical expense tax credit supplement for earners.

- Broadened the definition of preferred beneficiary for trusts benefiting persons with disabilities.

1998

- Introduced a new tax credit for caregivers for in-home care of related seniors and persons with disabilities.

- Broadened the Home Buyers' Plan so that persons with disabilities or their relatives may buy a home that is more accessible for, or better suited for the care of, the individual with a disability, even if the purchaser is not a first-time home buyer.

- Added training expenses for caregivers to the list of expenses eligible for the medical expense tax credit.

- Allowed certification for the disability tax credit (DTC) by occupational therapists and psychologists.

-    Exempted respite care services from the GST/HST.

1999

- Expanded the list of eligible expenses under the medical expense tax credit (e.g. tutoring for persons with learning disabilities or other mental impairments).

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

PERSONS WITH DISABILITIES AND TAX TREATMENT OF MEDICAL EXPENSES
AND CAREGIVERS (cont'd)

2000

- Extended eligibility for the DTC to individuals requiring extensive therapy.

-    Expanded the list of relatives to whom the DTC can be transferred.

- Provided additional tax assistance for families caring for children with severe disabilities by introducing a $2,941 supplement amount for children eligible for the DTC. The amount was then increased to $3,500 for the 2001 tax year.

- Increased the maximum child care expense deduction available in respect of persons eligible for the DTC from $7,000 to $10,000.

- Extended income tax assistance for expenses relating to the costs of adapting a new home to the needs of a person with a disability.

- Expanded the attendant care deduction to include the cost of an attendant required by a person with a severe and prolonged impairment in order to attend school.

- Announced an increase in the DTC amount from $4,293 to $6,000 for the 2001 tax year.

- Announced an increase in the caregiver tax credit amount from $2,386 to $3,500 for the 2001 tax year.

- Announced an increase in the infirm dependant tax credit amount from $2,386 to $3,500 for the 2001 tax year.

- Added speech-language pathologists to the list of occupations that can certify individuals for the DTC.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

PERSONS WITH DISABILITIES AND TAX TREATMENT OF MEDICAL EXPENSES
AND CAREGIVERS (cont'd)

2003

- Introduced, as a supplement to the Canada Child Tax Benefit, a new $1,600 Child Disability Benefit for low- and modest-income families with a child with a disability.

- Increased the level of income used to determine financial dependence of an infirm child or grandchild for the purpose of RRSP/RRIF rollovers.

- Expanded the list of eligible expenses for the medical expense tax credit to include real-time captioning, the cost of note-taking services, and the incremental cost of gluten-free food products for individuals with celiac disease who require a gluten-free diet.

- Established the Technical Advisory Committee on Tax Measures for Persons with Disabilities.

- Set aside funding beginning in 2004-05 to enhance tax measures for persons with disabilities, drawing on the expert advice of the Technical Advisory Committee and on an evaluation of the DTC.

- Clarified the DTC eligibility criteria with respect to the activity of "feeding and dressing" oneself to ensure that the DTC continues to be provided to those who need it most.

2004

- Based on the early work of the Technical Advisory Committee, proposing to create a disability supports deduction to recognize the costs of disability-related supports incurred by persons with disabilities for the purposes of employment or education.

- Proposing to improve the tax recognition of medical and disability-related costs incurred by caregivers.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

JOBS, GROWTH, ENTREPRENEURSHIP AND INNOVATION

1999

- Reduced the corporate tax rate applying to electrical generating activities.

- Clarified the status of non-resident funds that retain Canadian service providers.

2000

- Reduced the capital gains inclusion rate from three-quarters to two-thirds for disposition of property after February 27, 2000, and before October 18, 2000, and then to one-half for disposition of property after October 17, 2000.

- Introduced a rollover of capital gains on the disposition of qualified small business investments.

- Introduced deferral of the income inclusion from exercising qualifying stock options until disposition.

- Legislated a schedule for reducing the general corporate income tax rate from 28 per cent in 2000 to 21 per cent in 2004.

- Reduced the corporate tax rate on income between $200,000 and $300,000 earned by a Canadian-controlled private corporation from an active business carried on in Canada from 28 to 21 per cent effective January 2001.

- Improved the capital cost allowance system for certain rail assets, manufacturing and processing equipment, certain electrical generating equipment, and heat/water production and distribution equipment.

- Allowed self-employed individuals to deduct the portion of Canada Pension Plan and Quebec Pension Plan contributions representing the employer's share, beginning January 2001.

- Introduced a new export distribution centre program to relieve the GST/HST cash-flow burden.

- Introduced a GST rebate, equal to 2.5 percentage points of tax, for newly constructed, substantially renovated or converted residential rental accommodation not eligible for an existing rebate.

- Introduced a temporary 15-per-cent mineral exploration tax credit for flow-through share investors.

2001

- Deferred the January, February and March 2002 corporate tax installments for small businesses.

- Removed tax-related impediments to venture capital investment in Canada through the use of partnerships by Canadian pension plans and by foreign investors.

- Allowed full deductibility of meals provided at temporary construction work camps.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

JOBS, GROWTH, ENTREPRENEURSHIP AND INNOVATION (cont'd)

2003

- Increased the small business deduction limit from $200,000 to $300,000 over four years.

- Enhanced the small business capital gains rollover measure introduced in 2000 by removing the original investment and reinvestment limits, and extending the length of time available to make a qualifying reinvestment.

-    Improved the automobile expense and benefit provisions.

- Phased out the federal capital tax over a period of five years -- eliminating it in 2004 for smaller corporations.

- Removed impediments to the use of qualifying limited partnerships as investment vehicles for Canadian venture capital funds.

- Reduced the corporate tax rate on resource income from 28 to 21 per cent over five years while making improvements to the tax structure.

- Extended the temporary mineral exploration tax credit for flow-through share investors for one year to the end of 2004.

- Increased the Film or Video Production Services Tax Credit from 11 to 16 per cent.

- Proposed amendments to simplify and better target the tax incentives for certified Canadian films.

2004

- Proposing improvements to the capital cost allowance system for computer equipment and data network infrastructure equipment.

- Proposing to amend the scientific research and experimental development investment tax credit rules so that small Canadian-controlled private corporations that have a common group of shareholders who are not acting together will not have to share the $2-million expenditure limit.

- Proposing to extend the carry-forward periods from 7 to 10 years for certain losses and foreign tax credits.

- Proposing to extend the temporary mineral exploration tax credit for flow-through share investors for one year to the end of 2005.

- Proposing to accelerate the increase in the small business deduction limit to $300,000 by one year to 2005.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

SUSTAINABLE DEVELOPMENT

1994

- Expanded the range of renewable energy and energy conservation equipment eligible for accelerated capital cost allowance under new Class 43.1 to include solar and geothermal energy equipment used to generate electricity and equipment used to collect landfill and digester gas.

1996

- Improved access to financing for the renewable energy and energy conservation sector by relaxing the specified energy property rules and expanding eligibility for flow-through shares.

1997

- Extended the mining reclamation trust rules to environmental trusts for waste disposal sites and quarries for the extraction of aggregates.

- Expanded the range of renewable energy and energy conservation expenses eligible for full deductibility and flow-through treatment to include the costs of acquiring and installing test wind turbines.

- Expanded the range of renewable energy and energy conservation equipment eligible for accelerated capital cost allowance under Class 43.1 by including certain used equipment and reducing the qualification threshold for photovoltaic systems.

1999

- Expanded the range of renewable energy and energy conservation equipment qualifying for accelerated capital cost allowance under Class 43.1 to encourage the productive use of flare gas.

2001

- Extended the existing intergenerational income-tax-deferred rollover for farm property to commercial woodlots operated in accordance with a prescribed forest management plan.

- Expanded the range of renewable energy and energy conservation equipment eligible for accelerated capital cost allowance under Class 43.1 to include small hydroelectric facilities.

2002

- Improved the definition of test wind turbines and extended the time period for making eligible expenditures related to flow-through share financing of renewable energy and energy conservation projects.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

SUSTAINABLE DEVELOPMENT (cont'd)

2003

- Removed the 4-cent federal excise tax on diesel fuel from bio-diesel fuel and from the bio-diesel portion of blended diesel fuel, where the bio-diesel fuel is of a biological non-fossil fuel origin.

- Expanded the range of renewable energy and energy efficient equipment eligible for accelerated capital cost allowance under Class 43.1 to include certain stationary fuel cells, equipment used to produce bio-oil, and equipment used to produce heat for greenhouses from renewable energy sources.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

PERSONAL INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE

1994

-    Eliminated the $100,000 lifetime capital gains exemption.

-    Extended the base for the alternative minimum tax.

-    Restricted the use of tax shelters.

- Extended the taxation of employer-paid life insurance premiums to the first $25,000 of coverage.

-    Introduced income testing of the age credit.

1995

-    Eliminated tax advantages available through trusts.

-    Reduced the overcontribution allowance for RRSPs from $8,000 to $2,000.

-    Eliminated retiring allowance rollovers for years of service after 1995.

- Eliminated double claims of personal credits in the year of personal bankruptcy.

1996

- Announced new rules on taxpayer migration to ensure that gains that accrue while a taxpayer is a resident of Canada are subject to Canadian tax.

- Further constrained tax shelters relying on a mismatch of income and expenses.

1999

-    Introduced a measure to prevent income splitting with minors.

- Introduced special rules for the treatment of retroactive lump-sum payments.

2000

- Removed the $1,000 deemed adjusted cost base and proceeds of disposition for personal-use property acquired as part of an arrangement in which the property is donated as a gift to a qualified donee.

2004

- Proposed a deduction to make tax-free the employment income earned (up to prescribed limits) by military or police personnel serving on high-risk deployed operational missions outside Canada.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

BUSINESS INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE

1994

- Reduced the deduction for business meals and entertainment expenses from 80 to 50 per cent to better reflect the personal consumption element of these expenditures.

- Increased the rate of tax on corporate dividends received by private investment corporations.

- Implemented measures to ensure that the income of financial institutions is measured appropriately for tax purposes.

-    Reduced regional investment tax credits.

- Modified the basis upon which insurance companies may claim reserves for income tax purposes.

- Ensured corporations cannot avoid paying tax when selling assets through "purchase butterfly" transactions.

-    Tightened the rules applicable to foreign affiliates.

-    Tightened the rules applicable to forgiveness of debt.

1995

-    Eliminated the deferral of tax on unincorporated business income.

- Eliminated the deferral advantage for investment income earned by private holding companies.

- Replaced the film tax shelter mechanism for certified Canadian films with a tax credit.

- Tightened the rules relating to non-arm's-length contract scientific research and experimental development (SR&ED).

1996

- Reduced tax assistance for labour-sponsored venture capital corporations (LSVCCs).

-    Repealed the joint exploration corporation rules.

- Restricted eligibility of various expenses for flow-through share treatment.

-    Limited SR&ED benefits for non-arm's-length salaries and wages.

1997

-    Replaced tax shelters used to finance non-Canadian films with a tax credit.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

BUSINESS INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE (cont'd)

1998

-    Allowed deductibility of countervailing duties and anti-dumping charges.

- Prevented unintended benefits under the SR&ED regime by implementing a mechanism to ensure that where the product of an SR&ED project is sold, the overall cost of the project is reduced and investment tax credits are provided on the net cost of performing SR&ED.

- Improved a range of international taxation rules, such as the harmonization of the operation of domestic tax rules with bilateral tax treaties, as well as the clarification of the foreign tax credit provisions, residency rules and certain anti-avoidance provisions.

1999

- Updated rules governing LSVCCs to ensure consistency with provincial programs and address issues relating to corporate restructuring.

- Proposed changes to improve the rules governing the taxation of income earned through investments in foreign-based investment funds and non-resident trusts.

2000

-    Modified the thin capitalization rules to work more effectively.

-    Repealed the non-resident-owned investment corporation provisions.

- Modified the treatment of provincial deductions for SR&ED that exceed the actual amount of the expenditure.

- Clarified the treatment of weak currency borrowing as equivalent to a direct borrowing in the currency that is used by the taxpayer to earn income.

- Clarified foreign tax credit rules and rules regarding the deductibility of foreign exploration and development expenses.

- Provided a tax deferral to Canadian resident shareholders in respect of certain distributions by foreign corporations of spin-off shares received after 1997.

2003

- Extended the tax shelter registration requirements to arrangements involving tax credits.

- Proposed amendments to ensure that restrictive covenant payments, such as in respect of non-competition agreements, are taxable.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

BUSINESS INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE (cont'd)

2004

-    Proposing to deny the deductibility of statutory fines and penalties.

- Proposing to amend the Income Tax Act to prevent persons, other than cooperatives and credit unions, from deducting patronage dividends paid to non-arm's-length persons.

- Proposing to limit investments by registered pension plans in business income trusts.

- Proposing to tax non-resident investors on their gains arising from investments in certain taxable Canadian property through Canadian mutual funds.

- Proposing that Canadian resource property and timber resource property be treated as taxable Canadian property for purposes of the anti-avoidance rule that limits non-resident ownership of mutual funds.

- Proposing to expand the scope of the affiliated persons rules to deal with trusts in a manner consistent with how the affiliated persons rules apply to partnerships.

- Proposing to limit the ability of corporations to carry forward charitable donations after an aquisition of control.

- Proposing to clarify that the general anti-avoidance rule applies to tax regulations and Canada's tax treaties.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

SALES AND EXCISE TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE

1996

- Tightened the GST rules governing the claiming of input tax credits and rebates by large businesses and exempt entities.

- Reinforced the GST rules relating to trusts, estates and partnerships to ensure fair and consistent treatment of similar businesses that are organized differently.

- Tightened the GST real property rules to ensure that all builders of multiple-unit residential buildings are treated equitably.

2000

-    Reduced the annual exemption from the excise tax on tobacco exports from
     2.5 to 1.5 per cent of production.

2001

- Introduced a new tobacco tax structure, including a two-tiered export tax regime for exported Canadian tobacco products.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

SIMPLIFYING AND IMPROVING TAX ADMINISTRATION AND ENFORCEMENT

1994-97

-    Strengthened outreach and education programs.

-    Enhanced easy-to-understand automatic telephone information systems.

- Met with special tax filer groups such as senior citizens and immigrants to help them comply.

- Established a single Business Number for streamlining registration for GST remitters, employers, corporations and importers/exporters.

- Introduced a "Business Window" initiative to provide one-stop service for small businesses.

-    Simplified payroll reporting for small businesses.

- Reduced compliance costs for small and medium-sized businesses by coordinating GST, income tax and excise tax audits.

-    Streamlined procedures to simplify and expedite customs clearance.

- Implemented a new approach to large business audits including audit protocol.

-    Reinforced measures to target the underground economy.

- Implemented earlier identification of abusive tax avoidance and tax shelter schemes.

- Continued to improve sophisticated risk models to identify areas of high risk and a sector approach to compliance for small and medium-sized businesses.

- Introduced forgiveness of penalties on voluntary tax disclosures to encourage taxpayers to comply voluntarily.

- Implemented exchange of information provisions to help deal with tax havens.

- Implemented new rules requiring residents of Canada to file an information return when they own foreign assets in excess of $100,000 in value.

- Required adequate documentation of transactions relating to transfer pricing and introduced new penalty provisions related to Revenue Canada(3) reassessments.

-    Increased resources for Revenue Canada for transfer pricing audits.

- Increased resources for Revenue Canada to enhance information and compliance from charities.

1998

-    Introduced mandatory reporting of federal and construction contracts.

--------------------
(3) Now the Canada Revenue Agency.

                                    ANNEX 1

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

SIMPLIFYING AND IMPROVING TAX ADMINISTRATION AND ENFORCEMENT (cont'd)

1999

- Allowed corporations to offset interest on corporate tax overpayments and underpayments.

- Provided for civil penalties for misrepresentations of tax matters by third parties.

-    Improved tax administration by sharing limited information with provinces.

-    Proposed measures to reduce tobacco contraband.

2000

- Authorized the Minister of National Revenue to obtain judicial authorization, in certain circumstances, to take immediate action to protect GST/HST revenues.

- Allowed the Canada Customs and Revenue Agency(4) to provide relevant taxpayer information to the police for investigation purposes.

- Extended tax penalties to persons who interfere with an official performing a collection duty.

- Empowered the Minister of National Revenue to waive or cancel interest, or a penalty calculated in the same manner as interest, that is otherwise payable under the non-GST/HST portions of the Excise Tax Act.

- Refined the rules related to the electronic filing of GST/HST returns by removing the requirement to apply to the Minister of National Revenue for approval, provided established criteria are satisfied.

2001

- Instituted a new procedure to revoke or deny registered charitable status for charities that support terrorist activities.

-    Improved the responsiveness of the GST credit effective July 2002.

- Introduced a new legislative and administrative framework for the taxation of spirits, wine and tobacco.

2003

- Harmonized interest, penalty and related administrative and enforcement provisions of the Excise Tax Act (non-GST) and Income Tax Act.

- Clarified that fuel taken out of the country in the fuel tank of a vehicle being driven across the border does not qualify as an export and that no rebate of excise tax is payable in respect of the fuel.

------------------------
(4) Now the Canada Revenue Agency.

                              THE BUDGET PLAN 2004

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure by Year of Announcement: 1994-2004

SIMPLIFYING AND IMPROVING TAX ADMINISTRATION AND ENFORCEMENT (cont'd)

2004

- Proposing to allow any notice or order relating to the administration and enforcement of the Income Tax Act and other federal tax statutes to be served on a federally governed financial institution either (1) at any branch of the institution in question, or (2) at a specific office or branch designated by the institution.

- Proposing to amend the Income Tax Act (and other federal tax statutes) to establish a 10-year limitation period for the collection of tax debts in response to the Supreme Court of Canada's 2003 decision in Markevich v. Canada.

- Beginning with applications filed after 2005, proposing to limit the period in which taxpayers can request adjustments to 10 years.

ANNEX 2

FISCAL PERFORMANCE
OF CANADA'S
FEDERAL-PROVINCIAL-TERRITORIAL
GOVERNMENT SECTOR

                              THE BUDGET PLAN 2004

INTRODUCTION

- This annex presents the fiscal situation of the aggregate federal-provincial-territorial government sector, based on Public Accounts data, as published by the individual governments.(1)

- At the federal level, a $1.9 billion surplus is estimated for 2003-04, down from a surplus of $7.0 billion in 2002-03. A deficit of $5 billion is expected for the provincial-territorial government sector,(2) up from a deficit of $1.8 billion in 2002-03. As a result, after five consecutive surpluses, the aggregate federal-provincial-territorial sector is expected to post a $3.1 billion deficit in 2003-04.

- The revenue-to-GDP (gross domestic product) ratio continued to decline in 2003-04 at both the federal and provincial-territorial government levels, partly reflecting tax cuts announced in past budgets and weak income tax collections. Provincial-territorial revenues continue to exceed federal revenues.

- Total spending as a percentage of GDP was relatively stable at both the federal and provincial-territorial government levels in 2003-04. For both levels of government, the ratios were well below levels observed in 1993-94.

- Debt-to-GDP ratios continue to fall. It is estimated that the federal debt-to-GDP ratio declined by 26.4 percentage points from its peak of 68.4 per cent in 1995-96 to 42 per cent in 2003-04. Over the same period, the aggregate provincial-territorial debt-to-GDP ratio is estimated to have declined by 4.1 percentage points to 23.6 per cent.

--------------------------
(1) Does not include the financial activities of the local government sector, which comprises municipalities and school boards, or the Canada Pension Plan (CPP) and the Quebec Pension Plan (QPP). A more comprehensive picture of the total government sector is contained in Annex 3, "Canada's Financial Performance in an International Context," which includes both the local government sector and the CPP/QPP.

(2) Based on data available up to March 15, 2004.

                                    ANNEX 2

THE TOTAL FEDERAL-PROVINCIAL-TERRITORIAL GOVERNMENT SECTOR IS EXPECTED TO BE IN A DEFICIT POSITION, IN AGGREGATE, IN 2003-04

FEDERAL AND PROVINCIAL-TERRITORIAL BUDGETARY BALANCE
(Public Accounts Basis)

[BAR AND LINE GRAPH SHOWING FEDERAL AND PROVINCIAL-TERRITORIAL BUDGETARY BALANCE
                            (PUBLIC ACCOUNTS BASIS)]

- After posting five consecutive surpluses, the federal-provincial-territorial governments are projecting an aggregate deficit of $3.1 billion, or
0.2 per cent of GDP, in 2003-04, an $8.2-billion deterioration from 2002-03.
A surplus of $1.9 billion projected for the federal government level is more than offset by the projected provincial and territorial governments' deficit of $5 billion.

                              THE BUDGET PLAN 2004

THE COMBINED PROVINCIAL-TERRITORIAL SECTOR IS EXPECTED TO POST A DEFICIT FOR THE SECOND CONSECUTIVE YEAR

Provincial-Territorial Budgetary Balances
(Public Accounts Basis)

                         1993-94   2000-01   2001-02   2002-03(1)   2003-04(1)
                         -------   -------   -------   ----------   ----------
                                     (millions of dollars)
Newfoundland
 and Labrador               -341      -350      -468       -691         -827
Prince Edward Island         -71       -12       -17        -84          -53
Nova Scotia                 -546       147       113         32          -22
New Brunswick               -266        43        79          1            8
Quebec                    -4,923       427        22       -528            0
Ontario                  -11,202     1,902       375        117       -5,621
Manitoba                    -431        41        63          4            5
Saskatchewan                -272        58         1          1            0
Alberta                   -1,371     6,571     1,081      2,134        3,327
British Columbia            -899     1,503    -1,187     -2,680       -1,644
Yukon                         15        35       -21         -6          -15
Northwest Territories        -22       118       120        -34          -83
Nunavut                       --       -12       -47        -22          -50
                         -------   -------   -------   ----------   --------
Total                    -20,329    10,471       114     -1,757       -4,976
                         -------   -------   -------   ----------   --------

-----------------------------
(1) Estimates.

- A $5-billion deficit is estimated for the aggregate provincial-territorial sector in 2003-04 (equivalent to 0.4 per cent of GDP), largely reflecting sizeable deficits in Ontario and British Columbia. Although five provinces are projecting balanced budgets or better, only Alberta is forecasting a significant surplus this year.

- The increase in the expected aggregate provincial-territorial deficit between 2002-03 and 2003-04 is primarily due to the deterioration in Ontario's fiscal position.

                                    ANNEX 2

TOTAL GOVERNMENT REVENUES AS A SHARE OF GDP CONTINUED TO DECLINE IN 2003-04

FEDERAL AND PROVINCIAL-TERRITORIAL REVENUES
(Public Accounts Basis)

        [LINE GRAPH SHOWING FEDERAL AND PROVINCIAL-TERRITORIAL REVENUES
                            (PUBLIC ACCOUNTS BASIS)]

- In 2003-04 it is estimated that revenues as a percentage of GDP declined at both the federal and provincial-territorial levels for the third consecutive year.

- Since 2000-01 federal revenues as a share of GDP have declined by 2.1 percentage points to an estimated 14.9 per cent, mainly reflecting reductions in personal and corporate income taxes and employment insurance premiums as well as weaker tax collections resulting from slower economic growth. Provincial-territorial revenues as a percentage of GDP have declined from 18.7 per cent in 2000-01 to an estimated 17.1 per cent in 2003-04, primarily reflecting tax reductions announced in the 2000 and 2001 provincial-territorial budgets.

- Provincial-territorial revenues (including federal transfers such as the Canada Health and Social Transfer and equalization) continue to exceed federal revenues.

                              THE BUDGET PLAN 2004

ALTHOUGH PROGRAM SPENDING HAS INCREASED SLIGHTLY AS A SHARE OF GDP IN RECENT YEARS, IT REMAINS WELL BELOW THE LEVEL OF 10 YEARS AGO

FEDERAL AND PROVINCIAL-TERRITORIAL PROGRAM SPENDING
(Public Accounts Basis)

    [LINE GRAPH SHOWING FEDERAL AND PROVINCIAL-TERRITORIAL PROGRAM SPENDING
                            (PUBLIC ACCOUNTS BASIS)]

- As a share of GDP, program spending at both levels of government has fallen sharply over the last 10 years as part of fiscal restructuring to eliminate deficits.

- From 1993-94 to 2003-04 federal program spending as a share of GDP fell from 15.7 per cent to an estimated 11.8 per cent.

- Over the same period provincial-territorial program spending, measured as a share of GDP, fell from 19.1 per cent to an estimated 15.9 per cent.

                                    ANNEX 2

DESPITE THE RECENT DETERIORATION IN BUDGETARY BALANCES, THE DEBT BURDEN CONTINUES TO FALL AT BOTH LEVELS OF GOVERNMENT ...

FEDERAL AND PROVINCIAL-TERRITORIAL DEBT
(Public Accounts Basis)

           [BAR CHART SHOWING FEDERAL AND PROVINCIAL-TERRITORIAL DEBT
                            (PUBLIC ACCOUNTS BASIS)]

- In 2003-04 the federal debt-to-GDP ratio is estimated to be 42 per cent, a drop of 26.4 percentage points from its peak of 68.4 per cent in 1995-96.

- The provincial-territorial debt-to GDP ratio is estimated at 23.6 per cent in 2003-04, a decline of 5.1 percentage points from its peak of 28.7 percentage points in 1999-2000.

- The federal debt burden remains nearly double the combined provincial-territorial debt burden.

                              THE BUDGET PLAN 2004

.... RESULTING IN A DROP IN DEBT-SERVICING CHARGES AS A PER CENT OF REVENUES

FEDERAL AND PROVINCIAL-TERRITORIAL DEBT CHARGES
(Public Accounts Basis)

       [BAR CHART SHOWING FEDERAL AND PROVINCIAL-TERRITORIAL DEBT CHARGES
                            (PUBLIC ACCOUNTS BASIS)]

- While declining over the last seven years in response to federal surpluses and debt reductions, the federal government continues to face higher debt-servicing charges than the provincial-territorial sector as a result of its larger debt burden.

- In 1995-96 the federal government spent 37.6 cents of every dollar of revenue on debt charges. Significant progress has been made in reducing this burden: in 2003-04 federal debt charges now consume an estimated 19.8 cents of every dollar of revenue.

- In the provincial-territorial sector an estimated 10.8 cents of every revenue dollar is spent on debt charges.

ANNEX 3

CANADA'S FINANCIAL
PERFORMANCE IN AN
INTERNATIONAL CONTEXT

                              THE BUDGET PLAN 2004

INTRODUCTION

- This annex reviews Canada's financial position on a comparable basis with that of the other Group of Seven (G-7) countries (United States, United Kingdom, France, Germany, Japan and Italy). The data relate to the total government sector, on a National Accounts basis of accounting. For Canada, this includes the federal, provincial-territorial and local government sectors, as well as the Canada Pension Plan and the Quebec Pension Plan. In addition, this annex compares the fiscal situation of the federal government in Canada and the United States.

-    On a total government sector basis:

     -    Canada was the only G-7 country to record a surplus in 2002 and 2003.

     - According to the Organisation for Economic Co-operation and Development (OECD), Canada is projected to be the only G-7 country to record a surplus in both 2004 and 2005.

     - Canada had the largest improvement in its budgetary situation among the G-7 countries since 1992, including the sharpest decline in the debt burden.

     - Canada's total government sector debt burden declined to an estimated 35 per cent of gross domestic product (GDP) in 2003 and, according to the OECD, it is expected to be the lowest in the G-7 in 2004.

-    Looking at the federal government fiscal positions in Canada and the U.S.:

     -    The Canadian federal government posted a surplus of C$7.0 billion, or
          0.6 per cent of GDP, in 2002-03 while the U.S. federal balance fell further into deficit in 2002-03 to US$375 billion, or 3.5 per cent of GDP.

     - For 2003-04, a surplus of C$1.9 billion is estimated for Canada, while a deficit of US$521 billion is projected for the United States.

     - As a result of continued surpluses at the federal level in Canada and the recent deterioration in U.S. federal finances, the federal market debt-to-GDP ratio in Canada is expected to fall below the U.S. figure in 2003-04 for the first time since 1977-78.

                                    ANNEX 3

COMPARING FISCAL RESULTS ACROSS COUNTRIES

- Two important factors need to be taken into account in making international comparisons: differences in accounting methods among countries which affect the comparability of data, and differences in financial responsibilities among levels of government within countries.

- For these reasons, the standardized System of National Accounts definitions and data are used, and the focus is the total government sector (i.e. the combined national and subnational levels) when making comparisons across G-7 countries. The OECD produces a complete series of estimates based on this system. Unless otherwise indicated, the data presented in this annex are based on the December 2003 OECD Economic Outlook.

COMPARING FISCAL RESULTS BETWEEN THE CANADIAN AND U.S. FEDERAL GOVERNMENTS

It is also important to note that there are certain fundamental differences in the accounting practices and responsibilities of the Canadian and U.S. federal governments. The U.S. federal budgetary balance includes the substantial surpluses in the Social Security system, whereas surpluses in the CPP are not included in the Canadian federal figures.

                              THE BUDGET PLAN 2004

CANADA WAS THE ONLY G-7 COUNTRY AT THE TOTAL GOVERNMENT SECTOR LEVEL TO RECORD A SURPLUS IN 2003 ACCORDING TO OECD

TOTAL GOVERNMENT FINANCIAL BALANCES, 2003
(OECD ESTIMATES)
(National Accounts Basis)

[BAR CHART SHOWING TOTAL GOVERNMENTAL FINANCIAL BALANCES, 2003 (OECD ESTIMATES)
                           (NATIONAL ACCOUNTS BASIS)]

Sources: OECD Economic Outlook, No. 74 (December 2003); Department of Finance calculations.

- Canada was the only G-7 country to record a surplus in 2003, according to OECD estimates of total government sector(1) financial positions, measured on a National Accounts basis. This was the second consecutive year in which Canada was the only G-7 country in surplus.

- Canada's surplus for 2003 is estimated at 1 per cent of GDP by the OECD, compared to an average deficit of 4.7 per cent of GDP in the G-7 countries.

-----------------
(1) Includes federal, provincial-territorial and local governments as well as the Canada Pension Plan and Quebec Pension Plan. The OECD uses the term "financial balance" to mean "budgetary balance."

                                    ANNEX 3

CANADA'S FINANCIAL BALANCE HAS IMPROVED SIGNIFICANTLY COMPARED TO THE G-7
AVERAGE

TOTAL GOVERNMENT FINANCIAL BALANCES
(National Accounts Basis)

        [BAR AND LINE GRAPH SHOWING TOTAL GOVERNMENT FINANCIAL BALANCES
                           (NATIONAL ACCOUNTS BASIS)]

Sources: OECD Economic Outlook, No. 74 (December 2003); Department of Finance calculations.

- Canada's total government sector financial balance has improved substantially since 1992, when it recorded a deficit of 9.1 per cent of GDP, almost double the G-7 average.

- In 1997, fiscal improvements at all levels of government enabled Canada's total government sector to post a surplus. Canada has consistently recorded surpluses since that time with 2003 being the seventh consecutive year of surplus.

- Canada has shown the largest budgetary improvement of any of the other G-7 countries over the past decade. From 1992 to 2003 Canada's total government financial balance registered a turnaround of about 10 percentage points.

- In contrast, despite showing improvement in the second half of the 1990s, the financial balance for the G-7 countries, on average, has almost returned to 1992 levels.

                              THE BUDGET PLAN 2004

CANADA IS THE ONLY G-7 COUNTRY EXPECTED TO MAINTAIN A FINANCIAL SURPLUS

TOTAL GOVERNMENT FINANCIAL BALANCES
(National Accounts Basis)

             [BAR CHART SHOWING TOTAL GOVERNMENT FINANCIAL BALANCES
                           (NATIONAL ACCOUNTS BASIS)]

Sources: OECD Economic Outlook, No. 74 (December 2003); Department of Finance calculations.

- All of the G-7 countries continue to experience considerable pressure on their finances.

- However, Canada is expected to continue to be the only G-7 country to post a total government surplus this year and again next year, according to OECD.

                                    ANNEX 3

CANADA'S PROGRAM SPENDING AS A SHARE OF GDP IS NOW BELOW THE G-7 AVERAGE

TOTAL GOVERNMENT PROGRAM SPENDING
(National Accounts Basis)

[BAR CHART SHOWING TOTAL GOVERNMENT PROGRAM SPENDING (NATIONAL ACCOUNTS BASIS)]

Sources: OECD Economic Outlook, No. 74 (December 2003); Department of Finance calculations.

- The substantial turnaround in Canada's financial position, as a percentage of GDP, is attributable in large part to a sharp reduction in program spending, i.e. all expenditures less public debt charges.

- Between 1992 and 2003 Canada's total government program spending as a share of GDP is estimated to have been reduced by 9.2 percentage points, a far greater reduction than in any other G-7 country.

- As a result, Canada's program spending relative to GDP is now below the G-7 average, whereas in 1992 it was well above the G-7 average.

                              THE BUDGET PLAN 2004

CANADA HAS ACHIEVED THE LARGEST DECLINE IN THE DEBT BURDEN AMONG THE G-7
COUNTRIES

TOTAL GOVERNMENT NET FINANCIAL LIABILITIES
(National Accounts Basis)

         [BAR CHART SHOWING TOTAL GOVERNMENT NET FINANCIAL LIABILITIES
                           (NATIONAL ACCOUNTS BASIS)]

(1) Adjusted to exclude certain government employee pension liabilities, to enhance comparability with other countries' debt measures.

Sources: OECD Economic Outlook, No. 74 (December 2003), Federal Reserve, Flow of Funds Accounts of the United States (March 2004), Department of Finance calculations.

- Canada had the second highest government debt burden in the mid-1990s. Since then Canada's total government sector has achieved the largest decline in the debt burden of the G-7 countries. Between 1995 and 2003 the net debt-to-GDP ratio was reduced by 34.3 percentage points.

- As a result, Canada's total government debt burden moved below the G-7 average in 2001, and is projected by the OECD to be the lowest of the G-7 countries by the end of 2004.

                                    ANNEX 3

CANADA IS ONE OF VERY FEW COUNTRIES WITH A SUSTAINABLE PUBLIC PENSION SYSTEM

A SUSTAINABLE PUBLIC PENSION SYSTEM

In 1997 measures were introduced to:

-    Pre-fund the Canada Pension Plan (CPP) and Quebec Pension Plan (QPP)

-    Ensure sustainable benefits and contribution rates.

-    Improve stewardship and accountability.

As a result of these reforms, on an actuarial basis, Canada's public pension system is one of the very few that is projected to be sustainable over the next 50 years or more.

- International financial comparisons focus on the total government sector, which includes the federal, provincial-territorial and local governments as well as the CPP and QPP.(2)

- Although public pension systems around the world differ greatly, Canada is one of very few countries with an actuarially balanced public pension system.

- As a result of reforms in 1997, which increased the degree of pre-funding of the CPP/QPP and improved stewardship and accountability, the CPP/QPP is now actuarially sound for at least the next 75 years.

- As a result of improvements to Canada's pension system and the substantial turnaround in the fiscal situation at both the federal and provincial levels of government, Canada's ability to meet future fiscal challenges, including those associated with population aging, has improved significantly since the mid-1990s.

-------------------------
(2) The CPP and QPP are funded through payroll contributions and ensure a basic level of retirement income for all working Canadians.

                              THE BUDGET PLAN 2004

UNLIKE THE U.S., THE FEDERAL GOVERNMENT IN CANADA HAS MAINTAINED A BUDGETARY SURPLUS SINCE 1997-98

FEDERAL GOVERNMENT BUDGETARY BALANCES
(Public Accounts Basis)

            [BAR CHART SHOWING FEDERAL GOVERNMENT BUDGETARY BALANCES
                            (PUBLIC ACCOUNTS BASIS)]

Note: This chart shows the budgetary balance for Canada and the unified budget balance for the U.S., for fiscal years ending March 31 and September 30 respectively.

Sources: Canada--Department of Finance; U.S.--Budget of the United States Government, fiscal year 2005.

- The Canadian and U.S. federal governments achieved significant turnarounds in their budgetary balances over the last decade, moving from large deficits in the first half of the 1990s to surplus positions in the latter half of the 1990s. However, since 2001-02 Canada has remained in surplus while the U.S.
has returned to deficits.

- The Canadian federal government posted a surplus of C$7.0 billion, or 0.6 per cent of GDP, in 2002-03, while the U.S. government recorded a deficit of US$375 billion, or 3.5 per cent of GDP. It is worth noting that the U.S. government's on-budget deficit, which excludes the Social Security account's surplus, was US$536 billion. Pension surpluses generated by the CPP in Canada are not included in the federal balance.

- While the Canadian budgetary balance is expected to be in a $1.9 billion surplus in 2003-04, the U.S. budget deficit is expected to worsen to a record level of US$521 billion, or 4.5 per cent of GDP (the on-budget deficit is projected to be US$675 billion).

                                    ANNEX 3

THE FEDERAL MARKET DEBT-TO-GDP RATIO IN CANADA IS EXPECTED TO FALL BELOW THAT OF THE U.S. IN 2003-04

FEDERAL GOVERNMENT MARKET DEBT
(Public Accounts Basis)

   [BAR CHART SHOWING FEDERAL GOVERNMENT MARKET DEBT (PUBLIC ACCOUNTS BASIS)]

Note: This chart shows market debt for Canada and debt held by the public for the U.S., for fiscal years ending March 31 and September 30 respectively.

Sources: Canada--Department of Finance; U.S.--Budget of the United States Government, fiscal year 2005.

- Both countries achieved a significant decline in the market debt-to-GDP ratio in the second half of the 1990s.

- As a result of continued surpluses at the federal level in Canada and the recent deterioration in U.S. federal finances, the federal market debt-to-GDP ratio in Canada is expected to fall below the U.S. figure in 2003-04 for the first time since 1977-78. The Canadian federal market debt-to-GDP ratio is expected to fall to 36.8 per cent in 2003-04, while the U.S. figure is expected to rise to 38.6 per cent.

ANNEX 4

THE BUDGETARY BALANCE,
FINANCIAL SOURCE/
REQUIREMENT, AND NATIONAL
ACCOUNTS BUDGET BALANCE

                              THE BUDGET PLAN 2004

INTRODUCTION

There are three basic measures of the Government of Canada's fiscal position-- two are based on the Public Accounts (the budgetary balance and the financial source/requirement, which are audited by the Auditor General of Canada) and one on the System of National Accounts, as prepared by Statistics Canada.

     Differences in the measures arise because the accounting frameworks are designed for different purposes and because of timing factors related to the receipt of data.

PUBLIC ACCOUNTS BUDGETARY BALANCE

The fundamental purpose of the Public Accounts is to provide information to Parliament on the Government's financial activities, as required under the Financial Administration Act. The Public Accounts are based on generally accepted accounting principles for the public sector (as recommended by the Public Sector Accounting Board [PSAB] of the Canadian Institute of Chartered Accountants) and are audited by the Auditor General of Canada. The budgets of the Government of Canada are based on the Public Accounts. Public policy decisions are, therefore, made on the Public Accounts basis.

     Starting with the February 2003 budget, the Government's financial statements are prepared on a full accrual basis of accounting, as recommended by the PSAB and the Auditor General. Revenues are recognized when they are earned and obligations when they are incurred.

PUBLIC ACCOUNTS FINANCIAL SOURCE/REQUIREMENT

The financial source/requirement measures the difference between cash payments by the Government and cash receipts. It is roughly equivalent to the amount of money that the Government has to borrow in credit markets or the amount of market debt that the Government is repaying. However, in any one year, changes in the Government's cash balance and foreign reserve position can also have an effect on the level of market debt.

     Prior to April 1, 2000, the main difference between the budgetary balance and the financial source/requirement was the treatment of Government of Canada employee pension accounts. The budgetary balance included the total annual pension-related obligations (the Government's contribution as an employer for current service costs plus interest on its borrowings from the pension accounts), while the financial source/requirement included only the benefits paid out in that year less employee premiums paid.

                                    ANNEX 4

     The legislated reform of the Government of Canada employee pension plans has significantly narrowed this difference. Effective April 1, 2000, contributions to the plans are invested in the market, thereby reducing the difference between the budgetary balance and financial source/requirement by about $3.5 billion.

     Full accrual accounting further affects the difference between the two measures. If the accrual and resulting cash impact occur in the same year, then there is no difference. However, if the cash impact of the accrual falls in a different year, there will be a difference between the two measures.

     Most industrialized countries present their budgets on a basis that is more comparable to the financial source/requirement. The financial source/requirement corresponds more closely to the unified budget balance in the United States, except that the U.S. measure includes the surplus from Social Security while the Canadian measure excludes the surpluses in the Canada Pension Plan and Quebec Pension Plan.

NATIONAL ACCOUNTS BUDGET BALANCE

The primary objective of the National Accounts is to measure current economic production and income. In the National Accounts, the government sector is treated on the same basis as other sectors of the economy. As such, only tax revenues collected on income generated in the current year are included as revenues and only spending which relates to economic activity in the current year is included as expenditures.

     The accounting standards used in the System of National Accounts are generally consistently applied across all major industrialized economies. In contrast, accounting standards used by governments in presenting their financial statements vary across jurisdictions. As a result, the National Accounts data, prepared by the Organisation for Economic Co-operation and Development (OECD) and the International Monetary Fund (IMF), are a better proxy for international fiscal comparisons.

     The National Accounts also provide a consistent framework for aggregation and comparison of the fiscal positions of the various levels of government in Canada.

                              THE BUDGET PLAN 2004

PUBLIC ACCOUNTS BUDGETARY BALANCE AND
THE NATIONAL ACCOUNTS BUDGET BALANCE

Differences between the Public Accounts budgetary balance and the National Accounts budget balance (net lending) have decreased over time. Accounting policy changes implemented by the Government on the recommendation of the Auditor General during the mid-1980s in the Public Accounts, mainly relating to the consolidation of specified purpose accounts such as the Employment Insurance Account, brought the budgetary balance closer to the National Accounts concept of net lending. Accounting changes by Statistics Canada, whereby public service employee pension plans were reclassified to the personal sector from the government sector, brought net lending closer to the budgetary balance.

         Remaining differences between the two measures primarily relate to the universe covered by each measure and timing issues. The Public Accounts include all departments, agencies, Crown corporations and funds, while the government sector in the National Accounts is, in the main, a sub-sector of this universe based on ownership, control and funding criteria.

         In the National Accounts, payments to arm's-length organizations such as foundations and trusts and provisions for liabilities are not recognized until the payment is made to the ultimate recipient. In contrast, in the Public Accounts, a liability is recorded in the year in which it is incurred, even though payments may only be made sometime in the future. This helps to explain why the National Accounts net lending in 1997-98, and more recently in 2002-03, were higher than the budgetary surpluses recorded in the Public Accounts.

         Finally, the National Accounts incorporate revised data on a regular basis, whereas the audited Public Accounts results are not revised unless there has been a change in accounting policy or a major error is discovered. On balance, the impact of data revisions move the National Accounts net lending closer to the Public Accounts budgetary balance.

SUMMARY

Each of the three measures provides important and complementary perspectives on the Government's fiscal position. Although the measures differ in their levels, their trends are broadly similar (see the table and chart on the next page).

                                     ANNEX 4

TABLE A4.1
Alternative Measures of the Federal Fiscal Position--1993-94 to 2002-03

                                                                   NATIONAL
FISCAL                                      FINANCIAL              ACCOUNTS
YEAR             BUDGETARY BALANCE      SOURCE/REQUIREMENT      BUDGET BALANCE(1)
------------------------------------------------------------------------------------
               (millions    (per cent  (millions    (per cent  (millions   (per cent
               of dollars)    of GDP)  of dollars)    of GDP)  of dollars)   of GDP)
1993 - 94       -38,530        -5.3    -32,383        -4.5      -40,113        -5.5
1994 - 95       -36,632        -4.8    -27,075        -3.5      -35,357        -4.6
1995 - 96       -30,006        -3.7    -20,888        -2.6      -31,049        -3.8
1996 - 97        -8,688        -1.0     -6,174        -0.7       -9,789        -1.2
1997 - 98         2,132         0.2     11,077         1.3        8,116         0.9
1998 - 99         2,847         0.3      5,866         0.6        6,436         0.7
1999 - 00        13,145         1.3      7,839         0.8       14,033         1.4
2000 - 01        20,162         1.9     11,293         1.0       17,731         1.6
2001 - 02         7,019         0.6       -309         0.0       10,004         0.9
2002 - 03         6,969         0.6      7,645         0.7       12,814         1.1

-----------------
Note: A positive number denotes a surplus while a negative number denotes a deficit.

(1) National Accounts budget balance figures (not seasonally adjusted) are on a fiscal year basis.

ALTERNATIVE MEASURES OF THE FEDERAL FISCAL POSITION

    [LINE GRAPH SHOWING ALTERNATIVE MEASURES OF THE FEDERAL FISCAL POSITION]

                              THE BUDGET PLAN 2004

CORRESPONDING MEASURES OF FEDERAL DEBT

As the deficits or surpluses derived from these measures are different, so are the measures of debt (see Table A4.2).

         The sum of annual budgetary deficits and surpluses since Confederation under full accrual accounting is the federal debt (accumulated deficit). This represents the statement of the financial position of the Government of Canada, as audited by the Auditor General of Canada. The change in this measure is the annual budgetary balance.

         For the financial source/requirement, the relevant measure is the stock of market debt that the Government has outstanding.

         Another debt measure in the Public Accounts is interest-bearing debt. This measure includes all interest-bearing liabilities of the Government of Canada and is the most appropriate measure for calculating the average effective interest rate. Interest-bearing debt is larger than market debt because it includes liabilities that have not been issued on markets--notably the Government's liabilities to its employees' pension accounts.

         The National Accounts net worth represents the Government's total liabilities minus its assets. With the move to full accrual accounting, the difference between the Public Accounts measure of the accumulated deficit and the National Accounts measure of net worth has increased, mainly due to the recognition of environmental liabilities, Aboriginal claims and post-employment and retirement benefits.

TABLE A4.2
Alternative Measures of the Federal Debt--1993-94 to 2002-03

                       FEDERAL DEBT                INTEREST-                                        NATIONAL
FISCAL                 (ACCUMULATED                 BEARING                 MARKET                  ACCOUNTS
YEAR                      DEFICIT)                    DEBT                   DEBT                  NET WORTH(1)
---------------------------------------------------------------------------------------------------------------------
                   (billions   (per cent   (billions   (per cent     (billions    (per cent    (billions    (per cent
                  of dollars)   of GDP)    of dollars)    of GDP)    of dollars)    of GDP)     of dollars)   of GDP)
1993 - 94           487.5        67.0         549.7        75.6         414.0         56.9         463.4       63.7
1994 - 95           524.2        68.0         585.6        76.0         441.0         57.2         498.0       64.6
1995 - 96           554.2        68.4         622.3        76.8         469.5         57.9         524.7       64.7
1996 - 97           562.9        67.3         636.7        76.1         476.9         57.0         529.7       63.3
1997 - 98           560.7        63.5         631.2        71.5         467.3         52.9         522.9       59.2
1998 - 99           557.9        61.0         631.9        69.1         460.4         50.3         513.1       56.1
1999 - 00           544.7        55.4         635.1        64.6         456.4         46.5         501.0       51.0
2000 - 01           524.6        48.8         628.0        58.4         446.4         41.5         477.1       44.4
2001 - 02           517.5        46.7         622.9        56.2         442.3         39.9         468.1       42.3
2002 - 03           510.6        44.2         620.8        53.7         439.8         38.1         456.1       39.5

-----------------------
(1) National Accounts net worth figures are on a fiscal year basis.

ANNEX 5

THE AIR TRAVELLERS
SECURITY CHARGE

                              THE BUDGET PLAN 2004

INTRODUCTION

In the December 2001 budget, the Government allocated $7.7 billion through 2006-07 for a comprehensive plan to enhance personal and economic security for Canadians. This amount included $2.2 billion to make air travel more secure in accordance with rigorous new national standards, including the creation of a new federal air security authority, the Canadian Air Transport Security Authority (CATSA).

         To fund the enhanced air travel security system, the Air Travellers Security Charge (ATSC) was introduced, to be paid by air travellers effective April 1, 2002. The charge was established at a level sufficient to fund the enhanced air travel security system through 2006-07. The enhanced air travel security system benefits principally and directly travellers who use the Canadian air transportation system. In these circumstances, a user charge is fair and fiscally responsible.

         At the time the ATSC was announced, the Government indicated that it would review the charge over time to ensure that revenue remains in line with planned expenditures for the enhanced air travel security system through 2006 - 07.

         Following up on this commitment, in Budget 2003 the Government reduced the charge on round-trip domestic air travel to $14 from $24--a reduction of more than 40 per cent.

         Based on updated revenue and expenditure projections, this budget proposes, effective for tickets purchased on or after April 1, 2004, the following adjustments to the charge: for air travel within Canada, to $6 from $7 for one-way travel and to $12 from $14 for round-trip travel; to $10 from $12 for transborder air travel; and to $20 from $24 for other international air travel.

STRUCTURE AND OPERATION

The charge is payable by the purchaser of an air transportation service and is collected by the air carrier at the time of payment for the air travel. Currently, for air travel within Canada the total cost of the charge is $7 per emplanement, to a maximum of $14 per ticket. For transborder air travel to the continental United States, the charge is $12, while for other international air travel the charge is $24. Where applicable, the total cost of the charge includes the goods and services tax (GST) or the federal portion of the harmonized sales tax (HST).

                                    ANNEX 5

         For domestic air travel, the charge applies only to flights between the 89 airports at which CATSA is responsible for the delivery of the enhanced air travel security system. These 89 airports are listed in a schedule to the Air Travellers Security Charge Act. Travel between smaller non listed airports is not subject to the charge. Similarly, direct travel between listed and non-listed airports is not subject to the charge.

REVENUE FROM THE CHARGE

REMITTANCES

ATSC remittances are reported in The Fiscal Monitor, which is published each month by the Department of Finance. The ATSC amounts that are reported each month in The Fiscal Monitor are the cash amounts remitted by air carriers in accordance with the legislative and administrative provisions of the charge.

- ATSC remittances reported in The Fiscal Monitor for the period April 1, 2002 to March 31, 2003 were $379 million. In addition, associated GST/HST amounts for this period are estimated at $9 million.

- For the period April 1, 2003 to January 31, 2004 ATSC remittances reported in The Fiscal Monitor are $335 million. In addition, associated GST/HST amounts are estimated at $7 million for this period.

         It should be noted that the ATSC remittances reported in The Fiscal Monitor for any given month will generally pertain to tickets sold during the previous month. For example, where an air carrier sells tickets during the month of April, the air carrier must report and remit the ATSC amounts no later than the end of May--these remittances are then reported in The Fiscal Monitor for May. This means that the reporting of remittances lags by one month the actual sales by air carriers that generate ATSC revenues.

ACCRUAL ACCOUNTING

With the Government's decision to adopt full accrual accounting in Budget 2003, revenue is now accounted for in the period to which it relates, and not necessarily the period when it is remitted by taxpayers. This means that ATSC revenue for fiscal year 2002-03 ending March 31, 2003, should include tickets sold by air carriers up to March 31, 2003, i.e. ATSC amounts remitted by air carriers by April 30, 2003.

                              THE BUDGET PLAN 2004

         It is on this basis that the Public Accounts of Canada tabled in the House of Commons on November 4, 2003, report ATSC revenue of $421 million for fiscal year 2002-03. With the associated GST/HST amounts, total revenue from the charge is $430 million. The implementation of full accrual accounting is explained in greater detail in Annex 6 of The Budget Plan 2003.

OUTLOOK FOR AIR PASSENGER TRAFFIC

In December 2003 the Aviation Forecast Centre at Transport Canada delivered its updated forecast for annual growth of origin-destination passengers through 2006, as set out in Table A5.1. These figures represent the expected aggregate growth in air passenger traffic for domestic, transborder and other international air travel.

TABLE A5.1
Air Passenger Traffic Growth in Canada

                                         2002     2003       2004       2005        2006
                                         ----     ----       ----       ----        ----
                                                           (per cent)
Budget 2003                              -5.4      3.9        5.9        4.6         4.3
Updated forecast                         -3.7     -2.5        6.8        5.8         4.9
Difference                                1.7     -6.4        0.9        1.2         0.6

-----------------
Source: Transport Canada.

         The key differences between the updated forecast and the projections in Budget 2003 may be summarized as follows.

- Air passenger traffic in 2002 has been revised upward by 1.7 per cent to reflect the stronger-than-anticipated recovery of air passenger traffic in 2002.

- The estimation of air passenger traffic in 2003 has been reduced by 6.4 per cent, reflecting the impact on the demand for air travel of severe acute respiratory syndrome (SARS) and the conflict in Iraq.

- The growth rates for air passenger traffic in 2004 through 2006 are modestly higher than forecast last year, reflecting an anticipated recovery from the events of 2003.

         The net effect of the revised forecast from Transport Canada is to modestly reduce the total number of passengers over the period from 2002 through 2006. This reduction is roughly 2 per cent and is based on Transport Canada's assessment that SARS and the conflict in Iraq will have mainly a short-term effect on the demand for air travel.

                                    ANNEX 5

UPDATED REVENUE FORECAST

As noted on the preceding page, total ATSC revenue for fiscal year 2002-03 is $430 million. Based on recent remittances, total ATSC revenue for fiscal year 2003-04 is forecast to be $400 million. Applying Transport Canada's updated forecast for growth in air passenger traffic to this base of $400 million results in the updated revenue forecast set out in Table A5.2.

TABLE A5.2
Revenues From the ATSC

                                2002-03   2003-04   2004-05    2005-06  2006-07   TOTAL
                                                     (millions of dollars)
Budget 2003                       405       375        395        415       430   2,020
Updated forecast                  430       400        420        445       465   2,160
Difference                        +25       +25        +25        +30       +35    +140

         The forecast for total revenue of $2.160 billion through 2006-07 is $140 million higher than the $2.020 billion that was forecast following the reduction of the charge in Budget 2003, indicating a stronger revenue-generating capacity for the charge than was estimated last year.

         The revenue forecast in Budget 2003 was based on only eight months of ATSC collections data, including transitional months. Since that time revenue projections have been revised to reflect ATSC collections through October 2003, as well as additional technical refinements with respect to data and methodology.

         As shown in Table A5.2, revenues for each of 2002-03 and 2003-04 are $25 million greater than forecast in Budget 2003. This $25-million annual amount has been projected forward for fiscal years 2004-05 through 2006-07, increasing with forecast growth in air passenger traffic. On this basis, a total of $140 million from the revenue forecast is available to reduce the level of the charge.

EXPENDITURES FOR THE ENHANCED AIR TRAVEL SECURITY SYSTEM

The Government's new approach to air travel security provided additional funding to strengthen capacity to set regulations, review standards and monitor and inspect all air security services. On April 1, 2002, CATSA assumed responsibility for the delivery of a number of key aviation security services under a single new federal authority. CATSA is a Crown corporation operating on a not-for-profit basis and reporting to Parliament through the Minister of Transport.

                              THE BUDGET PLAN 2004

         In Budget 2001 planned expenditures for the enhanced air travel security system were established at $2.189 billion. In Budget 2003 this amount was revised to reflect two amounts. First, $18 million was deducted in respect of funds not used by Transport Canada and the RCMP in fiscal year 2001-02. Second, $175 million was deducted further to the Government's decision to adopt full accrual accounting. Under full accrual accounting, capital expenditures are amortized over their useful economic life rather than expensed in the year of acquisition. On this basis, the charge was set at a level to reflect the average annual depreciation amount associated with the steady-state operation of the air travel security system. As a result of these changes, the total amount of expenditures to be recovered by the charge through 2006-07 was reduced to $1.996 billion.

         As concerns expenditures for air travel security in fiscal year 2002-03, CATSA has indicated in its annual report for 2002-03 a lapse of operating funds of $39 million, thereby reducing planned expenditures through 2006-07. While some re-profiling of capital expenditures among fiscal years has occured, this does not have a material effect on costs to be recovered over the five-year period. Therefore, an amount of $39 million is available from the expenditure projection to reduce the level of the charge.

SCOPE FOR REDUCING THE CHARGE

On the basis of the revenue and expenditure adjustments noted above, the total amount available through 2006-07 to reduce the level of the charge is $203 million, as set out in Table A5.3.

TABLE A5.3
Adjustments Through 2006-07
Recovery of Costs for the Enhanced Air Travel Security System

                                                                            AMOUNTS
---------------------------------------------------------------------------------------
                                                                 (millions of dollars)
Projected revenues
  Budget 2003 estimate                                                        2,020
  Adjustment to reflect updated revenue projection                             +140
                                                                              -----
  Total projected revenues                                                    2,160
Projected expenditures
  Budget 2003 estimate                                                        1,996
  Adjustment to reflect actual expenditures in 2002-03                          -39
                                                                              -----
  Total projected expenditures                                                1,957
Total amount available to reduce the charge                                     203
---------------------------------------------------------------------------------------

                                    ANNEX 5

         The $203 million available to reduce the level of the charge is the difference between projected revenue of $2.160 billion and projected expenditures of $1.957 billion--consistent with the commitment in Budget 2001 to balance revenue and expenditures through 2006-07.

REDUCING THE AIR TRAVELLERS SECURITY CHARGE

The $203 million available to reduce the level of the charge allows for a reduction in the range of 15 per cent across the three categories of air travel--domestic, transborder and other international.

         The level of the charge for air travel within Canada will be reduced to $12 from $14 for round-trip travel and to $6 from $7 for one-way travel. The level of the charge for transborder air travel will be reduced to $10 from $12 and for other international air travel the rate will be reduced to $20 from $24. The new rates are set out in Table A5.4.

TABLE A5.4
ATSC Rate Structure

                                                             CURRENT RATE      NEW RATE
---------------------------------------------------------------------------------------
Domestic (one-way)                                                $ 7              $ 6
Domestic (round-trip)                                             $14              $12
Transborder                                                       $12              $10
Other international                                               $24              $20
---------------------------------------------------------------------------------------

Note: The above amounts include GST or federal portion of HST where applicable.

         The new rates preserve the simplicity of the charge, facilitating compliance and administration, and allow for the reduction to be implemented quickly and with minimal disruption. The Government proposes that the new rates apply to tickets purchased on or after April 1, 2004, as set out in the attached Notice of Ways and Means Motion.

LOOKING FORWARD

Budget 2001 presented a five-year framework through 2006-07 for balancing ATSC revenue and expenditures for the enhanced air travel security system.

                              THE BUDGET PLAN 2004

Since that time the Government has followed up on its commitment to review the charge over time to ensure that revenue remains in line with planned expenditures. Revenue estimates have been updated to incorporate recent ATSC collections data and a revised Transport Canada forecast for air passenger traffic. Planned expenditures have been adjusted to reflect actual expenditures to date as well as the impact of full accrual accounting on the steady-state operation of the mature air travel security system. On this basis, the level of the charge has been established at rates that provide for a balancing of revenue and expenditures through 2006-07.

         The new rates also provide for a balancing of revenue and expenditures over the longer term. The charge is expected to generate a level of revenue--some $390 million in 2006-07--roughly equivalent to the expected steady-state cost of the mature air travel security system. Having established this basis for the longer term, it is appropriate that revenue and expenditures be considered on the basis of a rolling five-year timeframe, so as to ensure an appropriate planning horizon for the ATSC and the enhanced air travel security system. Accordingly, future reviews of the ATSC will be conducted on the basis of a rolling five-year period.

         Further, as part of its commitment to review the charge over time, the Government has requested that the Auditor General of Canada perform an audit of revenue from the charge and expenditures for the enhanced air travel security system. The presentation of audited financial information will help to ensure transparency and accountability. The report from the Auditor General will be released upon completion of the audit process and, in the first instance, will cover the period to March 31, 2003.

NOTICE OF WAYS AND
MEANS MOTION TO AMEND
THE AIR TRAVELLERS SECURITY
CHARGE ACT

                                    ANNEX 5

NOTICE OF WAYS AND MEANS MOTION TO AMEND
THE AIR TRAVELLERS SECURITY CHARGE ACT

That it is expedient to amend the Air Travellers Security Charge Act to provide among other things:

         (1) That if an air transportation service is acquired in Canada, the amount of the Air Travellers Security Charge in respect of the service be reduced to:

         (a) $5.61 for each chargeable emplanement included in the service, to a maximum of $11.22, if the service does not include transportation to a destination outside Canada and if tax under subsection 165(1) of the Excise Tax Act is required to be paid in respect of the service;

         (b) $6.00 for each chargeable emplanement included in the service, to a maximum of $12.00, if the service does not include transportation to a destination outside Canada and if tax under subsection 165(1) of the Excise Tax Act is not required to be paid in respect of the service;

         (c) $9.35 for each chargeable emplanement included in the service, to a maximum of $18.69, if the service includes transportation to a destination outside Canada and does not include transportation to a destination outside the continental zone and if tax under subsection 165(1) of the Excise Tax Act is required to be paid in respect of the service;

         (d) $10.00 for each chargeable emplanement included in the service, to a maximum of $20.00, if the service includes transportation to a destination outside Canada and does not include transportation to a destination outside the continental zone and if tax under subsection 165(1) of the Excise Tax Act is not required to be paid in respect of the service;

         (e) $20.00, if the service includes transportation to a destination outside the continental zone.

         (2) That if an air transportation service is acquired outside Canada, the amount of the Air Travellers Security Charge in respect of the service be reduced to :

         (a) $9.35 for each chargeable emplanement by an individual on an aircraft used to transport the individual to a destination outside Canada but within the continental zone, to a maximum of $18.69, if the service does not include transportation to a destination outside the continental zone and if tax under subsection 165(1) of the Excise Tax Act is required to be paid in respect of the service;

                              THE BUDGET PLAN 2004

         (b) $10.00 for each chargeable emplanement by an individual on an aircraft used to transport the individual to a destination outside Canada but within the continental zone, to a maximum of $20.00, if the service does not include transportation to a destination outside the continental zone and if tax under subsection 165(1) of the Excise Tax Act is not required to be paid in respect of the service;

         (c) $20.00, if the service includes transportation to a destination outside the continental zone.

         (3) That any enactment founded on paragraph (1) or (2) apply to air transportation services that include a chargeable emplanement on or after April 1, 2004 and for which consideration is paid or becomes payable on or after that date.

ANNEX 6

RENEWING EQUALIZATION
AND TERRITORIAL
FORMULA FINANCING

                              THE BUDGET PLAN 2004

INTRODUCTION

When some regions of a country are not as prosperous as others, they find it more difficult to deliver public services unless they impose much higher taxes than other regions. An equalization program is an approach used in various federal countries including Canada, Australia, Germany and Switzerland to deal with this situation.

         Conceptually, an equalization program identifies a reference region (or regions) as a standard, and the fiscal capacities of less prosperous regions are raised to that fiscal capacity. This means that the gap in the amount of revenue a less prosperous region can raise from its revenue base, compared to the standard, is fully filled by transfers from the federal government.

         In this way, an equalization program acts as a form of insurance for regional governments. As a region's own-source revenues increase, its need for this insurance declines.

THE CANADIAN EQUALIZATION PROGRAM

Since its inception in 1957, the Canadian equalization program has played an important role in defining the Canadian federation. Not all provinces in the federation are equally prosperous. The federal government makes equalization payments to less prosperous provinces to allow them to provide their residents with public services that are reasonably comparable to those in other provinces, at reasonably comparable levels of taxation. Provinces that receive these unconditional funds use them to help pay for the programs for which they have primary responsibility, including health care, education and social programs.

         The principle and purpose of the equalization program have been entrenched in the Constitution of Canada since 1982:

         Parliament and the government of Canada are committed to the principle of making equalization payments to ensure that provincial governments have sufficient revenues to provide reasonably comparable levels of public services at reasonably comparable levels of taxation. [Section 36(2)]

                                    ANNEX 6

         Newfoundland and Labrador, Nova Scotia, Prince Edward Island, New Brunswick, Quebec, Manitoba and Saskatchewan have been consistent recipients of equalization payments. In recent years British Columbia has also qualified for payments. Over the period 1999-2000 to 2003-04, the equalization program transferred an average $10 billion a year to these provinces. Total equalization entitlements since 1980-81 are shown in the following chart.

EQUALIZATION ENTITLEMENTS(1)

          [BAR CHART SHOWING EQUALIZATION ENTITLEMENTS FROM 1980-2005]

(1) Includes impact of the $150-million augmentation to 2004-05 equalization payments proposed in this budget (see "The 2004 Equalization Renewal" section).

HOW EQUALIZATION PAYMENTS ARE CALCULATED

Equalization payments are determined by a formula that is established in legislation. The formula measures each province's ability to raise revenues and compares this to a standard amount related to the ability of reference provinces to raise revenues.

         The standard is equal to the average per capita revenue-raising ability of the five "middle-income" provinces--Ontario, Quebec, British Columbia, Manitoba and Saskatchewan. It does not include provinces with the lowest or highest fiscal capacity. The revenue-raising capacity of each province is measured by its ability to raise revenues in each of 33 revenue sources, including personal income tax, corporate income tax, sales taxes, property taxes, fuel taxes, alcoholic beverage taxes, tobacco taxes, motor vehicle taxes, payroll taxes and revenues from natural resources.

                              THE BUDGET PLAN 2004

         For fiscal year 2004-05, the equalization standard is estimated to be $6,126 per capita, as shown in the following chart. Equalization payments are made to the provinces with revenue-raising capacity below the standard to bring their total fiscal capacity, including equalization payments, fully up to the standard. It is the nature of the program that when a province's ability to raise revenues increases, its equalization entitlement will decline accordingly.

THE EQUALIZATION FORMULA, 2004-05

             [BAR CHART SHOWING THE EQUALIZATION FORMULA, 2004-05]

         Equalization entitlements are based on the relative fiscal capacities of provinces. Since the beginning of the 1980s, disparities in fiscal capacities among provinces have tended to gradually converge, with the gap between receiving and standard provinces steadily narrowing.

         However, in the shorter term, changing economic and fiscal circumstances in Canada's regions can lead to volatility in payments from one year to the next. For example, when the Ontario economy is growing rapidly relative to other provinces, as it was in the late 1990s, the standard increases and equalization entitlements increase. Similarly, when the Ontario economy is growing more slowly than the rest of the country, as occured in 2002 and 2003, the gaps between the standard and the less prosperous provinces tend to narrow and equalization entitlements decline. It is worth noting that fluctuations in the Ontario economy have similar impacts on the federal tax bases from which transfer payments are funded.

                                    ANNEX 6

         An equalization program needs to contend with this challenge of volatility. The floor provision in the Canadian equalization program limits the amount by which an individual province's payments can decline from one year to the next. On the other hand, large upward movements in equalization payments can imply a significant financial burden on the federal government. For this reason, the equalization program also had a provision that limited the amount that overall equalization payments could grow over time. With the improvement in the Government of Canada's fiscal position, the equalization ceiling was eliminated from 2002-03 onward as part of the 2003 First Ministers' Accord on Health Care Renewal.

TABLE A6.1
Equalization Entitlements(1)

  YEAR           N.L.    P.E.I.  N.S.     N.B.    QUE.      MAN.    SASK.    B.C.   TOTAL
-----------------------------------------------------------------------------------------
                                          (millions of dollars)
1994 - 95        958     192     1,065      927   3,965     1,085   413        0    8,607
1995 - 96        932     192     1,137      876   4,307     1,051   264        0    8,759
1996 - 97      1,030     208     1,182    1,019   4,169     1,126   224        0    8,959
1997 - 98      1,093     238     1,302    1,112   4,745     1,053   196        0    9,738
1998 - 99      1,068     238     1,221    1,112   4,394     1,092   477        0    9,602
1999 - 00      1,169     255     1,290    1,183   5,280     1,219   379      125   10,900
2000 - 01      1,112     269     1,404    1,260   5,380     1,314   208        0   10,948
2001 - 02      1,056     256     1,316    1,190   4,690     1,347   238      195   10,290
2002 - 03        862     236     1,111    1,111   3,985     1,283   145        0    8,733
2003 - 04        753     235     1,120    1,125   3,802     1,289   122      332    8,779
2004 - 05        726     246     1,146    1,155   3,761     1,341   462      824    9,661

Per Capita Equalization Entitlements

  YEAR                   N.L.    P.E.I.   N.S.    N.B.      QUE.    MAN.    SASK.  B.C.
---------------------------------------------------------------------------------------
                                               (dollars)
1994 - 95                1,648   1,427    1,141   1,224     544       961    408    0
1995 - 96                1,619   1,422    1,214   1,155     586       929    261    0
1996 - 97                1,835   1,532    1,271   1,354     573       994    220    0
1997 - 98                1,971   1,744    1,393   1,474     650       927    191    0
1998 - 99                1,957   1,738    1,305   1,476     600       960    466    0
1999 - 00                2,161   1,854    1,374   1,569     718     1,067    370   31
2000 - 01                2,105   1,974    1,502   1,679     731     1,146    206    0
2001 - 02                2,022   1,877    1,412   1,587     634     1,171    238   48
2002 - 03                1,660   1,724    1,189   1,481     536     1,110    146    0
2003 - 04                1,450   1,709    1,197   1,499     508     1,110    123   80
2004 - 05                1,398   1,776    1,223   1,537     500     1,147    464  197

-----------------
(1) Includes impact of the $150-million augmentation to 2004-05 equalization payments proposed in this budget (see "The 2004 Equalization Renewal" section on following page).

                              THE BUDGET PLAN 2004

EQUALIZATION ESTIMATE UPDATES

When equalization payments are initially made to provinces, they are based on estimates. The estimates are updated every six months until a final calculation is made--30 months after the end of the fiscal year to which the payments relate. The updates often result in adjustments to payments to reflect under- or over-estimates with respect to all fiscal years that have not yet been finalized. Naturally, given that equalization fills a "gap" in fiscal capacity, changes in payments to a particular province depend not only on its own economic performance, but also on the performance of the provinces in the standard. For example, since Ontario's fiscal capacity makes up about 50 per cent of the standard, equalization payments are quite sensitive to the performance of the Ontario economy.

         Natural variations in the relative economic circumstances between regions tend to be magnified by the estimates process. As the underlying economies changed, revisions to the data underlying the calculations have resulted in changes in estimated equalization payments as large as 30 per cent from one year to the next.

         Given these fluctuations, a challenge arises in budget planning for equalization-receiving provinces. To deal with this, the Government of Canada has extended the repayment period for certain overpayments identified in 2003-04 to five years. These repayments will commence in 2005-06. Such an approach, while helpful, does not deal with the underlying causes of the challenge, which is the large variation in payments related to data revisions. This budget takes steps to reduce this variability.

THE 2004 EQUALIZATION RENEWAL

The equalization program is reviewed and renewed every five years to ensure the integrity of the formula upon which payments are based. Maintaining the integrity of the program requires periodic revisions to reflect the evolution in provincial taxation practices and the use of the most up-to-date data. Equalization renewal is thus about making appropriate, fair and accurate changes, not about cuts or enrichment to the program. For example, the equalization program was excluded from Program Review reductions in 1995. Equalization was last renewed in 1999 for the period 1999-2000 to 2003-04.

         Legislation accompanying this budget will propose to renew the equalization program for five years--from 2004-05 to 2008-09. Receiving provinces are expected to receive more than $50 billion in payments over this period. As part of this renewal, the budget proposes that a number of issues

                                    ANNEX 6

be dealt with to maintain the integrity of the program and improve its operation. These modifications would provide more stable and predictable equalization payments and more accurate measurements of fiscal capacity in tax bases to deal with the challenge referred to above.

IMPROVING ACCURACY: CHANGES TO TAX BASES

A key objective of each five-year renewal is to update the equalization formula to reflect current taxation practices of provinces and to incorporate new or better data used in the measurement of provinces' ability to raise revenues. To this end, improvements to a number of tax bases are being proposed, including:

- THE PROPERTY TAX BASE: The property tax base will be changed to reflect the use of real market value in the residential property sector. Special consideration will be made for British Columbia, where property values are significantly higher than in other provinces, reflecting to some extent nominal rather than real differences in the quantity and quality of properties. The property tax change is a fundamental redesign of the second-largest base in the program, which will have significant distributional impacts across provinces, and needs to be tested and studied. For this reason, only 50 per cent of the proposed residential property tax base will be used for the next five years. The next renewal will aim for full implementation of this new methodology to the residential sector of the base and extension of the methodology to the commercial/industrial and farm sectors.

- THE PERSONAL INCOME TAX BASE: The new approach will take into account the adoption by all provinces in the Tax Collection Agreements of "tax on income" in 2001. The new base will model each province's tax system and will have the added benefit of automatically adapting to changes in provincial tax regimes.

- OTHER BASES: Changes will also be made to: 1) the Hospital and Medical Insurance Premiums base, to reflect changes made to health care premiums in the 2002 Alberta and B.C. budgets and incorporate Quebec's Health Services Fund; 2) the Water Power Rentals base, to include hydroelectric production on the Columbia River in the United States owned by British Columbia; 3) the Mineral Resources base, to remove certain minerals not generally taxed by provinces and to adjust the definition of fiscal capacity; 4) and the Commercial Motor Vehicle Licences base, to adopt available data on the number of commercial vehicles that are registered in each province and adjust fiscal capacity with respect to farm vehicles.

                              THE BUDGET PLAN 2004

MORE STABLE AND PREDICTABLE PAYMENTS

A key element of this renewal is making payments more stable and predictable. The budget proposes that payments be based on a three-year moving average. The moving average process will smooth out payments, dampen the effects of data revisions and reduce the number of times payments are revised. Entitlements for each fiscal year will be based on the average of entitlements, as currently defined, for the three years preceding the fiscal year. The ability of the moving average process to smooth out equalization payments is readily apparent in the following chart, which shows what payments would have been over the last 15 years had the moving average been in effect.

MOVING AVERAGE SMOOTHES PAYMENTS

         [LINE GRAPH SHOWING MOVING AVERAGE SMOOTHES PAYMENTS COMPARED
                       TO CURRENT SYSTEM, FROM 1990-2004]

As shown in the chart, the moving average process will reduce the effects on equalization payments of data revisions, such as revisions to population data following a new census and revisions to income tax data. Instead of year-over-year changes in equalization payments of up to about 30 per cent under the existing system over the last 15 years, fluctuations would have been limited to about 10 per cent under the moving average.

         For example, revisions to income tax and other data incorporated into the February 2004 equalization estimates reduced equalization payments by $2.2 billion in 2003-04. If the moving average had been in place in 2003-04, the decline in payments would have only been $263 million in 2003-04 and the remaining negative adjustment of $1.9 billion would have been spread over the next three years.

                                    ANNEX 6

         To make the introduction of the new approach as smooth and seamless as possible, the new system will be gradually phased in. The introduction of the moving average process will also operate as a natural way to phase in the tax base changes. The new system, including tax base changes, will thus be phased in over the period 2004-05 to 2006-07 and will be fully in place by 2007-08, as shown in the table below. During the transition period between 2004-05 and 2006-07, a declining portion of payments will continue to be made based on the existing structure.

         When the moving average is fully implemented, payments to provinces would be delayed by two years on average when compared to the system currently in place. To compensate provinces for this delay, the budget proposes that payments be increased by an adjustment factor. While an 8.5-per-cent adjustment factor would have been approximately cost neutral for the federal government and the provinces, a higher adjustment factor would ensure that most provinces derive a net benefit from the proposal. Accordingly, a 10-per-cent adjustment factor is being proposed, which will provide provinces with an additional $460 million over the next five years.

2004-05                      2005-06                 2006-07                 2007-08                 2008-09
----------------------------------------------------------------------------------------------------------------
                                                  1/3 x 2006-07            1/3 x 2004-05           1/3 x 2005-06
                                                   (Old bases)              (New bases               (New bases
                                                                            +adjustment)            +adjustment)
                                                  --------------------------------------------------------------
                          2/3 x 2005-06
                           (Old bases)
  2004-05                                         1/3 x 2004-05           1/3 x 2005-06            1/3 x 2006-07
(Old bases)                                        (New bases               (New bases              (New bases
                                                  +adjustment)              +adjustment)            +adjustment)
                          --------------------------------------------------------------------------------------

                          1/3 x 2004-05           1/3 x 2005-06            1/3 x 2006-07           1/3 x 2007-08
                           (New bases              (New bases               (New bases               (New bases
                          +adjustment)            +adjustment)             +adjustment)             +adjustment)
----------------------------------------------------------------------------------------------------------------

         In addition, provinces with significant volatility in their natural resource revenues, such as Saskatchewan, will be allowed to bring certain amounts of their equalization payments forward in time in order to better manage in-year changes in those revenues.

         To advance the benefits from the renewal package, the federal government will augment equalization payments by $150 million for 2004-05 and $25 million in 2005-06. These amounts will be distributed across receiving provinces on an equal per capita basis.

                              THE BUDGET PLAN 2004

         Finally, there have been large fluctuations in equalization payments over the past five years. Given the transition period to the more stable regime, the Government of Canada proposes to make repayable payments to provinces whose equalization payments at the end of 2004-05 are less than the average of payments the province received between 1999-2000 and 2002-03.

OFFSHORE ACCORDS

THE OFFSHORE ACCORDS

In the 1980s administrative arrangements were signed to allow Nova Scotia and Newfoundland to manage and tax offshore resources as if they were under provincial jurisdiction. Currently there are two accords in place: the Canada-Newfoundland Atlantic Accord (1985) and the Canada-Nova Scotia Offshore Petroleum Resources Accord (1982 and 1986).

         These accords contain time-limited measures that offset the impact on equalization payments of resource development (in general, as a province's ability to generate own-source revenues increases, its equalization payments decline). The offset provisions take the form of special payments to these provinces. For Nova Scotia, these payments relate to the impact of not including a portion of offshore revenues in the equalization program. For Newfoundland, the payments relate to the size of year-over-year declines in total equalization payments.

THE "GENERIC SOLUTION"

In addition to the accords, offshore revenue bases also meet the eligibility criteria of a provision in the equalization program, the so-called "generic solution," which augments the equalization payments of provinces that have more than 70 per cent of any base.

         When the generic solution was introduced, an election (or choice) mechanism was introduced for Nova Scotia and Newfoundland in the relationships between their Accords and the equalization program. At the end of each year, these provinces must elect which treatment option they prefer--their accord offset provision or the generic solution.

PROPOSED CHANGES

NOVA SCOTIA: The equalization offset provision of the Canada-Nova Scotia Offshore Petroleum Resources Accord will be reset to start in 2000-01. This change recognizes that Nova Scotia did not receive the expected benefits of this provision when it was originally triggered, as the flow of revenues from offshore oil and gas turned out to be lower than originally expected. The new date will coincide with the start of production from Sable Island.

                                    ANNEX 6

         NEWFOUNDLAND AND LABRADOR: The deadline for Newfoundland and Labrador to choose either the generic solution of the equalization program or the benefits of the Canada-Newfoundland Atlantic Accord will be extended from December 31 of the fiscal year for which payments are made to the month prior to the final determination of equalization for that fiscal year, to ensure that the province has access to complete information to make the best choice.

FINANCIAL IMPACT OF EQUALIZATION RENEWAL

Once legislated, the improvements to the tax bases will provide an estimated $265 million in additional annual funding to provinces. The 10-per-cent adjustment factor will add $150 million to the annual ongoing costs of the program. In total, the tax base changes, 10-per-cent adjustment factor and additional transitional funding for 2004 - 05 and 2005 - 06 mean that an estimated additional $1.5 billion will be transferred to equalization-receiving provinces over the next five years (see Table A6.3). The economic realities in each province relative to the standard will determine the actual impact of these changes over the course of the renewal period.

PRIORITIES FOR NEXT EQUALIZATION RENEWAL

Work will begin in the near future on the review of the program leading to the next renewal in 2009. The Government of Canada is committing to a full examination of all natural resource revenue bases, including the Crown Lease base and criteria for application of the generic solution. Priority will also be given to the continued examination of the property tax base.

RENEWAL OF TERRITORIAL FORMULA FINANCING

Territorial Formula Financing (TFF) is the principal federal transfer to the three territories. Similar to equalization, TFF takes into account the revenue-raising capacity of the territories. However, in order to ensure that the territorial governments have the capacity to provide public services comparable to those of the provinces, including health, it is also necessary to take into account the higher costs and unique circumstances in the North.

         TFF payments are unconditional grants and are governed by agreements with the territories which are updated every five years on the same cycle as equalization renewal.

                              THE BUDGET PLAN 2004

         The federal government is putting in place new five-year TFF arrangements with the territorial governments for the period April 1, 2004 to March 31, 2009, which will commit additional resources to assist territories to invest in key priorities and respond to the unique challenges in the North.

         Following up on the Prime Minister's February 2003 commitment to review the overall funding requirements of the territories, the federal government and the territories undertook an extensive assessment.

         Under TFF, territorial expenditure bases will be increased, providing an additional $150 million over five years to allow each territory to target its priorities. To address the key priority of health, the health transition funding provided following the 2003 First Ministers' Meeting will be made ongoing in 2006 - 07 with an annual benefit of $20 million. Finally, effective 2004 - 05 the TFF ceiling will be removed.

         In 2004 - 05 the federal government will transfer approximately $1.8 billion to the three territorial governments under the new TFF arrangements. Over the next five years, these transfers are projected to total more than $10 billion to ensure territorial governments have the resources to provide northern Canadians with health and other public services.

         To further support the territorial priorities, $90 million over five years will be provided to support a northern strategy to ensure that economic development opportunities are developed in partnership with northern Canadians.

         As a result of these investments, the federal government will provide an additional $300 million over five years in support of territorial investments in priority areas, including health and economic development (see Table A6.3).

                                    ANNEX 6

HOW TERRITORIAL FORMULA FINANCING WORKS

- TFF is determined through a formula based on a gap-filling principle, which takes into account the difference between the expenditure needs and revenue means of the territorial governments, and pays the difference in a cash payment.

- Territorial expenditure needs are represented by the formula's Gross Expenditure Base (GEB), which is indexed to move in line with growth in provincial spending so as to reflect expenditure pressures facing governments in other parts of the country. It is also adjusted for territorial population growth relative to that of Canada as a whole.

- Revenue-raising ability is measured by estimating the revenue a territory would have at its disposal if it exercised a tax effort similar to that in other parts of the country, adjusted to recognize the special circumstances in the North.

TERRITORIAL FORMULA FINANCING, 2003 - 04

           [BAR CHART SHOWING TERRITORIAL FORMULA FINANCING, 2003-04]

                              THE BUDGET PLAN 2004

TABLE A6.2
TFF Entitlements(1)

                              YUKON            NWT(2)            NUNAVUT(2)        TOTAL
                                               (millions of dollars)
1994 - 95                     289              889                   -              1,178
1995 - 96                     292              904                   -              1,196
1996 - 97                     289              908                   -              1,197
1997 - 98                     307              921                   -              1,228
1998 - 99                     310              935                   -              1,245
1999 - 00                     319              493                  520             1,332
2000 - 01                     336              310                  566             1,212
2001 - 02                     358              547                  614             1,519
2002 - 03                     366              370                  653             1,389
2003 - 04                     424              586                  686             1,696
2004 - 05                     445              633                  722             1,800

Per Capita TFF Entitlements

                              YUKON            NWT(2)          NUNAVUT(2)           TOTAL
                                                      (dollars)
1994 - 95                      9,686           13,698                -              12,434
1995 - 96                      9,468           13,588                -              12,285
1996 - 97                      9,067           13,459                -              12,050
1997 - 98                      9,535           13,600                -              12,289
1998 - 99                      9,803           13,878                -              12,576
1999 - 00                     10,318           12,016           19,371              13,483
2000 - 01                     11,033            7,656           20,652              12,326
2001 - 02                     11,916           13,449           21,893              15,379
2002 - 03                     12,144            8,955           22,799              13,877
2003 - 04                     13,684           14,009           23,368              16,600
2004 - 05                     13,895           14,960           24,033              17,244

(1) Includes impact of TFF funding increase of $20 million for 2004-05 proposed in this Budget.

(2) Nunavut was created on April 1, 1999. After this date, TFF payments previously made to NWT were divided between NWT and Nunavut.

                                    ANNEX 6

TABLE A6.3
Fiscal Impact of Equalization and TFF Renewals

                        2004 - 05   2005 - 06   2006 - 07   2007 - 08   2008 - 09   TOTAL
-----------------------------------------------------------------------------------------
                                              (millions of dollars)
SUPPORT FOR PROVINCES
Equalization               175          176        290         439          445     1,525
SUPPORT FOR THE NORTH
TFF Renewal
      Increased TFF(1)      20           25         30          35           40       150
      Health                                        20          20           20        60
Northern economic
  development               10           20         20          20           20        90
                            -------------------------------------------------------------
Total                       30           45         70          75           80       300

-----------------
(1) These figures include base increases and escalation. The base increases will be $20 million in 2004-05, $3.5 million in 2005-06, $3.5 million in 2006-07, $2.5 million in 2007-08 and $2.5 million in 2008-09.

ANNEX 7

THE IMPORTANCE OF
PRODUCTIVITY GROWTH
TO THE LONG-TERM
WELL-BEING OF CANADIANS(1)

-------------------------------
(1) This annex incorporates data available up to March 9, 2004.

                              THE BUDGET PLAN 2004

THE GOVERNMENT'S KEY OBJECTIVE IS TO IMPROVE
THE WELL-BEING OF CANADIANS

A key objective of the Government's policy is to increase the well-being of all Canadians. The well-being of Canadians is a concept that encompasses our standard of living, our social goals, our environment and our security. These goals need not conflict. For example, enhanced growth in income enables increasing expenditures on health care, education and other social programs, thereby also contributing to Canadians' well-being. In the best of circumstances, economic and social policies are complementary. For instance, improved education enables individuals to play a fuller role in society; at the same time, more educated individuals generate the new ideas that foster growth in income.

         In recent years Canada has been successful in raising living standards through both employment and productivity growth. However, looking ahead 10 years, it will be increasingly difficult to continue to improve living standards through increased employment, because of shrinking of the working-age population. Aging population will also lead to greater pressures on pensions and health care expenditures. To lessen this burden, one of the critical tasks facing Canada over the rest of this decade is to increase productivity growth so that living standards continue to rise.

         To increase productivity requires more investment in the drivers of productivity growth: human capital, physical capital and innovation. Most of these investments are made by individuals and businesses. For its part, the Government must enhance and strengthen its policy framework to encourage all Canadians to invest more in these drivers.

                                    ANNEX 7

IMPROVEMENTS IN STANDARD OF LIVING COME FROM EITHER
PRODUCTIVITY GROWTH OR EMPLOYMENT GROWTH

THE CONTRIBUTION OF PRODUCTIVITY AND EMPLOYMENT TO STANDARD OF LIVING

        [DIAGRAM SHOWING THE CONTRIBUTION OF PRODUCTIVITY AND EMPLOYMENT
                             TO STANDARD OF LIVING]

-        While there are many indicators one can use, gross domestic product
(GDP) per person is probably the best single indicator of standard of living.

-        Broadly speaking, there are two ways to raise the standard of living:

         - Increase how much each employed worker produces -- productivity.(1)

         - Increase the share of the population that is working -- the employment-to-population ratio.

-------------------------------------
(1) Since productivity is best measured by real GDP per hour, changes in real GDP per capita also depend on changes in hours per worker. The trend towards fewer hours per worker over recent decades in most industrialized countries, particularly in Europe and Japan, has exerted downward pressure on GDP per capita growth. This effect is, however, very small for Canada (and the United States) and is therefore ignored in this section for simplicity.

                              THE BUDGET PLAN 2004

CANADA'S PRODUCTIVITY PERFORMANCE HAS IMPROVED MARKEDLY

CANADA'S RELATIVE PERFORMANCE IN LABOUR PRODUCTIVITY GROWTH

      [COMBINED BAR CHARTS SHOWING CANADA'S RELATIVE PERFORMANCE IN LABOUR
         PRODUCTIVITY GROWTH, FOR THE PERIODS 1980-1996 AND 1997-2003]

Notes: Labour productivity is measured by GDP per hour worked. Growth rates are annual compound growth rates.

(1) 2003 data are preliminary for Canada and the United States and Organisation for Economic Co-operation and Development (OECD) projections for the other countries.

Sources: Data for Europe and Japan from OECD Economic Outlook, No. 74
(December 2003), for Canada from Statistics Canada Labour Force Survey hours and National Income and Expenditure Accounts (GDP) and for the United States from unpublished Bureau of Labor Statistics (Labor Productivity and Cost Division) hours and National Income and Product Accounts GDP.

- Canada's recent productivity growth performance has been impressive. The last time the Canadian productivity growth rate was higher than in the 1997 - 2003 period was during the 1960s.

- Even though growth in productivity has picked up since 1997, prior lack-lustre performance means that the actual level of productivity in Canada remains lower than in the U.S. But this gap also shows that Canada has an opportunity to further increase productivity and in turn our standard of living.

                                    ANNEX 7

THE EMPLOYMENT-TO-POPULATION RATIO HAS ALSO INCREASED

CANADA'S RELATIVE PERFORMANCE IN
EMPLOYMENT-TO-POPULATION GROWTH

         [COMBINED BAR CHARTS SHOWING CANADA'S RELATIVE PERFORMANCE IN
                        EMPLOYMENT-TO-POPULATION GROWTH]

Notes: Employment-to-population ratio measures total employment over census population. Growth rates are annual compound growth rates.

(1) 2003 data are preliminary for Canada and the United States and OECD projections for the other countries.

Sources: Data for Europe and Japan from OECD Economic Outlook, No. 74 (December
2003), for Canada from Statistics Canada (census population and Labour Force Survey employment) and for the United States from census population and unpublished Bureau of Labor Statistics (Labor Productivity and Cost Division) employment.

- The proportion of Canada's population with jobs has increased substantially and now exceeds the U.S. level.

- The strong contribution of employment to GDP per capita growth in Canada comes from two factors: the proportion of working-age Canadians who have jobs is at a record high, and working-age Canadians make up a greater share of the population than ever before.

- However, with the aging of the population, the proportion of the population that is of working age will start to decline by 2010.

EMPLOYMENT RATES IN CANADA AND THE U.S.

          [LINE GRAPH SHOWING EMPLOYMENT RATES IN CANADA AND THE U.S.]

Note: Canadian rate adjusted to match U.S. methodology.

Sources: Statistics Canada and U.S. Bureau of Labor Statistics.

                              THE BUDGET PLAN 2004

AS A RESULT, CANADA'S STANDARD OF LIVING HAS IMPROVED
DRAMATICALLY SINCE 1997

CANADA'S RELATIVE PERFORMANCE IN STANDARD OF LIVING GROWTH

     [COMBINED BAR CHARTS SHOWING CANADA'S RELATIVE PERFORMANCE IN STANDARD
                               OF LIVING GROWTH]

Notes: Standard of living is defined here as GDP per capita. Growth rates are annual compound growth rates.

(1) 2003 data are preliminary for Canada and the United States and OECD projections for the other countries.

Sources: Data for Europe and Japan from OECD Economic Outlook, No. 74 (December
2003), for Canada from Statistics Canada (census population and National Income and Expenditure Accounts GDP) and for the United States from census population and National Income and Product Accounts GDP.

- Canada's standard of living growth has been the fastest in the G-7, and one of the best in the industrialized world, since the Government first balanced the budget in 1997 - 98. By contrast, Canada had one of the worst performances over the 1980 - 96 period.

- As noted above, both strong productivity and employment growth have contributed to Canada's much-improved standard of living performance. Since 1997, Canada's standard of living has grown by 2.7 per cent per year.

                                    ANNEX 7

DESPITE THE SUBSTANTIAL RISE IN CANADA'S STANDARD OF LIVING,
A GAP WITH THE U.S. REMAINS

LIVING STANDARDS GAP

                    [BAR CHART SHOWING LIVING STANDARDS GAP]

Notes: Standard of living is defined here as GDP per capita. Growth rates are annual compound growth rates.

(1) 2003 data are preliminary for Canada and the United States and OECD projections for the other countries.

Sources: Data for Europe and Japan from OECD Economic Outlook, No. 74, December 2003, for Canada from Statistics Canada (census population and National Income and Expenditure Accounts GDP) and for the United States from census population and National Income and Product Accounts GDP.

- Canada's impressive growth since 1997 has led to a marked increase in Canadians' standard of living: Canada has moved up from seventh in the OECD in 1996 to fifth in 2003 and second in the G-7. This growth has narrowed Canada's standard of living gap with the U.S. from 18.1 per cent in 1996 to 14.5 per cent in 2003.

- With higher employment rate levels in Canada than in the U.S., the standard of living gap with the U.S. is a direct function of the difference in the level of productivity.

                              THE BUDGET PLAN 2004

LOOKING AHEAD, A HIGHER STANDARD OF LIVING WILL HAVE TO COME FROM PRODUCTIVITY GROWTH BECAUSE OF POPULATION AGING

THE EFFECT OF AGING ON THE WORKING-AGE POPULATION

     [LINE GRAPH SHOWING THE EFFECT OF AGING ON THE WORKING-AGE POPULATION]

Source: Statistics Canada.

- The aging of the population will exert downward pressure on the employment-to-population ratio over the coming decades. Projections show that the proportion of the population aged 15 to 64 will begin to decline in 2010, leading to an inevitable fall in the percentage of the population that is working.

- With continued economic growth and policy adjustment, there is still some scope to further increase the proportion of working-age Canadians who have jobs. However, population aging means that it will become increasingly difficult to continue to increase the employment ratio in the future.

- This implies that continuing to boost productivity growth will be crucial if we are to continue to increase our standard of living in the future.

                                    ANNEX 7

TO INCREASE OUR STANDARD OF LIVING, CANADA MUST
CONCENTRATE ON THE KEY DRIVERS OF PRODUCTIVITY GROWTH

THE INTERACTION BETWEEN DRIVERS OF PRODUCTIVITY

       [DIAGRAM SHOWING THE INTERACTION BETWEEN DRIVERS OF PRODUCTIVITY]

- The goods and services we consume are produced by workers and equipment, which come together with the available technology. How well people and physical capital interact within the economy to produce these goods and services is measured by productivity.

- Productivity can be improved directly through higher investment in both physical and human capital. Investments in more education and better skills -- human capital -- allow workers to be more efficient and effective. Workers can also produce more goods and services if they can work with more and better equipment.

- Larger investments in human and physical capital also raise productivity levels indirectly through increased innovation. Innovation -- new ideas -- provides better ways of producing existing goods and services: it improves the technology being used. This improved technology allows workers and equipment to coalesce in novel ways to increase output.

- Innovation not only means finding better ways to produce existing goods and services; it also provides the opportunity for new goods and services to be developed.

- These drivers of innovation reinforce each other. Innovation produces new ideas that may be embodied in new physical capital, which in turn can be exploited by skilled workers to increase productivity.

                              THE BUDGET PLAN 2004

INTERNATIONAL EVIDENCE SUPPORTS THE IMPORTANCE OF THESE PRODUCTIVITY DRIVERS

QUANTIFYING GROWTH DRIVERS -- THE OECD GROWTH STUDY

IMPACT OF DRIVERS ON GDP PER CAPITA LEVEL IN STEADY STATE

DRIVERS                          CHANGE OF...                      IMPACT (%)
Human capital                      +1 year                           5.5
Physical capital              +1.0 percentage point                  1.3
Innovation                    +0.1 percentage point                  1.2

Notes: Human capital refers to the average years of education and physical capital to private non-residential investment as a percentage of GDP. Innovation is business research and development expenditures as a percentage of GDP. Results of a regression analysis of 21 OECD countries over 1971-98.

Source: OECD, The Sources of Economic Growth in OECD Countries, 2003.

- An OECD study provides strong empirical support of the importance of these drivers of growth. These drivers have long-term impacts on standard of living.

- The above chart shows how a particular change in each of the drivers of growth impacts on the standard of living. For example, international experience suggests that adding one year to the average educational attainment in a country can increase its level of GDP per capita by more than 5 per cent.

- Given that all of these drivers are important and interact with each other, it is crucial for Canada to encourage investment in all of the drivers of growth.

                                    ANNEX 7

CANADA DOES VERY WELL IN THE AREA OF HUMAN CAPITAL ...

CANADA'S RELATIVE PERFORMANCE IN HUMAN CAPITAL

[COMBINED BAR CHARTS SHOWING CANADA'S RELATIVE PERFORMANCE IN HUMAN CAPITAL, ONE
 SHOWING PERCENTAGE OF 25-64 POPULATION WITH POST-SECONDARY EDUCATION, 2001 AND ONE SHOWING PERCENTAGE OF 15-19 POPULATION ENROLLED IN FULL-TIME AND PART-TIME
                                 STUDIES, 2001]

Note: For Italy, other post-secondary includes university attainment. No data available for youth enrolment in Japan.

Source: OECD, Education at a Glance, 2003.

- Human capital is one of the key drivers of productivity growth. More human capital allows workers to bring new skills to bear and make better use of equipment, and hence have higher earnings.

- But workers with greater skills -- human capital -- are also an important source of new ideas that can increase innovation. There is no precise way of measuring human capital but the average level of education can approximate it.

- Canada does very well on the human capital front: Canadians are among the most highly educated in the world and perform well on international tests.

- But there is more to human capital than having post-secondary education. It is also vitally important that all Canadians attain the best quality education performance at every level. On this front, the relatively high dropout rate from high school is a concern.

- At the higher end of education, Canada has proportionately fewer university graduates with degrees in sciences than many other OECD countries.

                              THE BUDGET PLAN 2004

....BUT INVESTS LESS IN PHYSICAL CAPITAL...

CANADA'S RELATIVE PERFORMANCE IN PHYSICAL CAPITAL

  [COMBINED BAR CHART AND LINE GRAPH SHOWING CANADA'S RELATIVE PERFORMANCE IN PHYSICAL CAPITAL, MACHINERY AND EQUIPMENT INVESTMENT AS A PERCENTAGE OF GDP]

Sources: Europe and Japan: OECD National Accounts, 2003. Canada: Statistics Canada,
National Income and Expenditure Accounts. United States: Bureau of Economic Analysis,
National Income and Product Accounts.

- More physical capital allows workers to produce more output and therefore directly increases productivity.

- Physical capital also drives productivity growth higher because it embodies many of the new ideas that innovation produces. Investing in more physical capital allows firms to get access to the latest ideas. And as workers learn to use the latest equipment they can increase productivity even further.

- Investment in machinery and equipment (M&E) can represent the type of physical capital that embodies new ideas. While M&E investment in Canada rose strongly in the late 1990s, Canada still invests less in M&E than many other industrialized countries and has invested proportionately less than the U.S. for the last 20 years.

- However, the tax reductions introduced since 2000, including the reduction in the general corporate income tax rate and the phased elimination of the capital tax, have laid the foundation for stronger investment, notably in M&E.

                                    ANNEX 7

....AND INVESTS LESS IN INNOVATION THAN OTHER
LEADING COUNTRIES

CANADA'S RELATIVE PERFORMANCE IN INNOVATION

 [COMBINED BAR CHARTS SHOWING CANADA'S RELATIVE PERFORMANCE IN INNOVATION, ONE SHOWING BUSINESS R&D EXPENDITURES AS A PERCENTAGE OF GDP, 2001 AND ONE SHOWING GOVERNMENT AND HIGHER EDUCATION R&D EXPENDITURES AS A PERCENTAGE OF GDP, 2001]

Note: Italy's data are for 2000.
Source:  OECD, Main Science and Technology Indicators, 2003.

- Innovation is crucial in today's economy. New ideas are the cornerstone of higher productivity. Innovation is prevalent throughout the economy and so it is difficult to measure. It encompasses not only totally new technologies and goods but also small incremental improvements to existing ways of producing goods.

- One element of measuring innovation is by looking at research and development (R&D) expenditures as a proportion of GDP. Canada undertakes less investment in this area than many other leading countries. Canada has been lagging behind the U.S. for at least two decades. And we also invest less in R&D than other small open economies, such as Sweden and Finland.

- Canada's relatively weak R&D performance appears to be concentrated in the private sector. Reflecting large investments by governments since 1997, Canada's universities and public sector undertake a significant amount of R&D measured as a proportion of GDP.

- Recent corporate tax cuts, together with the already very generous scientific research and experimental development (SR&ED) investment tax credit and the expanding research base available in Canada, should therefore help encourage greater business R&D investment.

                              THE BUDGET PLAN 2004

ICT-RELATED TECHNOLOGICAL TRANSFORMATION SHOWS HOW THE DRIVERS OF GROWTH INTERACT TO FOSTER HIGHER PRODUCTIVITY IN CANADA

LABOUR PRODUCTIVITY GROWTH BY ICT INTENSITY IN CANADA

                             1990 - 1996           1997 - 2002               Change
-----------------------------------------------------------------------------------
                                        (per cent, average annual growth)
Total economy                   0.9                    2.1                     1.2

Private service sector          0.7                    2.3                     1.6
  ICT-intensive                 1.3                    3.3                     2.0
  Less ICT-intensive           -0.1                    0.5                     0.6

Note: Labour productivity is defined as GDP per hour.

Source: Statistics Canada.

- There is growing evidence that investment in information and communications technologies (ICT) has played a crucial role in the improved productivity performance of some countries, particularly the United States, since the mid-1990s.

- A critical driver of improved productivity growth has been the increased use of ICT, accompanied by a rethinking of how work is done. In other words, investment in ICT (or M&E investment more generally), embodying the latest innovations (R&D), and used by skilled workers (human capital), have led to significantly higher productivity growth.

- The same story as in the U.S. has held true here in Canada since 1997, as productivity gains have been concentrated in ICT-intensive sectors, notably in services.

- Public policies implemented since the mid-1990s have facilitated Canada's improved growth in productivity and standard of living. Increased rates of capital cost allowances for ICT investment, introduced in this budget, provide further impetus for ICT investment. The success of this productivity enhancing approach needs to be borne in mind in looking ahead.

                                    ANNEX 7

PRODUCTIVITY GROWTH CAN BE ENHANCED BY SOUND
MACROECONOMIC POLICY...

- Sound macroeconomic policy is the key ingredient in a productivity enhancing strategy. It helps to keep interest rates low and reduces uncertainty in the economy. This in turn encourages investment in human and physical capital and innovation, and therefore boosts productivity growth.

- In the last decade, Canada has developed a sound macroeconomic policy framework which needs to be maintained and enhanced.

KEY FACTORS IN CANADA'S MACROECONOMIC POLICY FRAMEWORK

LOW INFLATION

In 1991 the Bank of Canada and the Government agreed to adopt inflation targets. In 2001 the inflation target range of 1 to 3 per cent was extended until 2006.

Canada has achieved one of the lowest and most stable inflation regimes in the world over the past decade.

PRUDENT FISCAL PLANNING AND BALANCED BUDGETS

Prudent fiscal planning and sound financial management turned chronic government deficits into six consecutive years of budget surpluses through 2002-03. The Government is committed to maintaining this prudent approach to fiscal planning: maintaining balanced budgets or better and a reducing debt burden.

DECLINING DEBT-TO-GDP RATIO

The federal debt-to-GDP ratio is on a permanent downward path -- it has fallen from 68 per cent in 1995-96 to 44 per cent in 2002-03.

In this budget the Government has committed to lowering the federal debt-to-GDP ratio to 25 per cent within 10 years.

                              THE BUDGET PLAN 2004

....AND SOUND MICROECONOMIC POLICY

- While a sound macroeconomic policy is essential to a productivity enhancing policy framework, it must be complemented with microeconomic policies that reflect best practices. The right microeconomic framework encourages and supports investment in the drivers of growth.

KEY FACTORS IN CANADA'S MICROECONOMIC POLICY FRAMEWORK

SUPPORT FOR LEARNING

Learning builds                       The Government has expanded scholarships,
human capital, which                  bursaries and student loans for post-secondary
allows workers to                     students at all levels from two-year colleges to
bring new skills to                   doctoral studies, while helping Canadian families
bear and make better                  save for their children's education. It has invested
use of equipment.                     heavily in providing Canada's schools and libraries
Highly qualified                      with the information technology necessary to help
workers also generate                 young Canadians learn faster in a knowledge-based
innovative ideas.                     economy. This budget increases support for
                                      post-secondary education by introducing
                                      the Canada Learning Bond and a new grant
                                      for first-year students from
                                      low-income families.

ENCOURAGE RESEARCH AND DEVELOPMENT

R&D is a key driver                   The Government has invested to increase research
of innovation.                        capacity at Canada's universities and hospitals and
                                      supported our research infrastructure. It
                                      has funded the creation of new research
                                      professorships across Canada. This budget
                                      ensures continuing support for university
                                      initiatives to commercialize their
                                      path-breaking research.

A COMPETITIVE TAX STRUCTURE

A competitive tax                     The Five-Year Tax Reduction Plan introduced in
regime enhances                       2000, and additional measures taken in the 2003
incentives to invest in               budget, significantly reduces personal and corporate
human capital,                        taxes, thus enhancing incentives to work, save and
physical capital                      invest. This encourages entrepreneurship, risk
and innovation.                       taking and innovation and helps to create the
                                      conditions for productivity-enhancing
                                      investment such as in machinery and
                                      equipment, and R&D. This budget proposes
                                      to increase the capital cost allowance
                                      rates for ICT assets to better reflect the
                                      useful life of equipment. This will help
                                      to both increase and improve the efficient
                                      allocation of resources in the economy.

                                    ANNEX 7

EFFICIENT FINANCIAL MARKETS

Well-functioning                     To encourage financial investment in innovative
financial markets                    firms, the Government has reduced taxes on capital
help existing firms                  gains and made it easier to transfer investments. To
finance investments                  enhance financial market efficiency and to ensure
in machinery and                     that investors have confidence in Canada's financial
equipment and in                     markets, the Government is committed to further
R&D, and facilitate                  improving financial sector regulation and
the creation of new                  strengthening corporate governance.
and innovative firms.

TRADE LIBERALIZATION AND ATTRACTING
FOREIGN INVESTMENT

Trade liberalization                 The cornerstone of Canadian trade policy remains
opens new markets                    the World Trade Organization. But Canada also
for Canadian firms,                  continues to pursue reductions in barriers to trade
increasing the return                and investment both regionally and bilaterally.
to innovation. It also               Canada's active participation in the Free Trade Area
exposes them to                      of the Americas negotiations demonstrates its
competitive pressure,                commitment to freer trade. A competitive business
spurring investments                 environment encourages foreign investment.
that can raise
productivity. Foreign
investment helps to
transfer technology
and know-how
to Canadians.

EFFICIENT DESIGN OF SOCIAL POLICIES

Effective social                     The Government has invested in early childhood
policies can                         development programs and support for children in
contribute to                        low-income families. These programs are not only
productivity growth by               important for families but will also increase the
helping Canadians                    economy's human capital. Furthermore, the
participate effectively              programs have been designed to help enhance
in the workforce.                    incentives to work and earn income. The public
                                     health care system in Canada is an
                                     excellent example of a social policy that
                                     complements economic objectives.

SUPPORT FOR COMMUNITIES

Diverse and vibrant                  Efficient and effective communities attract and
communities attract                  retain workers and firms. In this budget, the
and retain highly                    Government has increased the resources available
qualified people                     to local governments by raising the GST rebate to
and create an                        municipalities to 100 per cent, accelerating the
environment that                     Municipal Rural Infrastructure Fund, committing to
stimulates innovation                cleaning up federal contaminated sites in urban
more generally.                      areas, and increasing resources for immigrant
                                     settlement, the voluntary sector and social
                                     economy,and Aboriginal people.

ANNEX 8

THE GOVERNMENT'S RESPONSE
TO THE AUDITOR GENERAL'S
OBSERVATIONS ON THE 2003
FINANCIAL STATEMENTS

                              THE BUDGET PLAN 2004

The Auditor General of Canada expressed an unqualified opinion on the Government's financial statements for 2002-03. This marks the fifth year in a row that the Auditor General has given an unqualified opinion on the Government's financial statements.

         The Auditor General, in her Observations on the 2003 Public Accounts of Canada, states that the Government has made major improvements in financial reporting that have established Canada as a world leader in financial reporting by a national government. She lists the following areas of improvement:

-        Adoption of full accrual accounting.

- Early adoption of the Public Sector Accounting Board's (PSAB's) reporting model for senior governments.(1)

-        Comparison of actual results with the budget.

- Discontinuance of the practice of netting revenues and expenses in most areas.

- Early adoption of the PSAB guideline on financial statement discussion and analysis.

         However, the Auditor General also notes that more needs to be done to build on the above improvements. In her Observations, she raises some of these matters for Parliament's attention:

- Lack of accrual-based budgeting and appropriations at the departmental and agency levels.

-        Valuation of National Defence inventory.

-        Year-end spending on foundations.

-        Employment Insurance Account surplus.

-        Timeliness and communication of financial results.

LACK OF ACCRUAL BASED BUDGETING AND APPROPRIATIONS

Effective with the 2003 budget, the basis of presentation of financial information in the budget, the audited financial statements in Volume I of the Public Accounts of Canada, and the Annual Financial Report of the Government of Canada is full accrual accounting.

------------------------------
(1) The Canadian Institute of Chartered Accountants sets accounting and auditing standards in Canada. Its Public Sector Accounting Board recommends accounting standards for Canadian governments.

                                    ANNEX 8

     The basis of presentation of departmental budgets and appropriations in the Main and Supplementary Estimates -- including Reports on Plans and Priorities and Departmental Performance Reports -- and in Volume II, Part I of the Public Accounts of Canada, is still cash accounting. Given these two bases of accounting, departments are held accountable to Parliament on the cash used against parliamentary appropriations, whereas the Government's overall financial performance is measured on another basis -- full accrual accounting.

     The Auditor General views the lack of accrual-based budgeting and appropriations by departments and agencies as an impediment to the Government's use of full accrual accounting information for better decision making.

     A specific work plan has been put in place by the Government to address these concerns based on four key elements: interim arrangements (e.g. accrual costing in Memoranda to Cabinet); Treasury Board Secretariat capital management policies (e.g. renewal and updating of current policy instruments); capital accrual budgeting pilots (e.g. finalizing scope and terms of reference); and ministerial/parliamentary engagement (e.g. development of a consultations strategy).

VALUATION OF NATIONAL DEFENCE INVENTORY

The Auditor General's audit results at the Department of National Defence revealed that the Department's inventory records are not suitable for management decision making and that it may be many years before they are suitable for this purpose. National Defence has agreed to implement a plan to ensure that appropriate controls are in place to record the costs of future purchases properly in its inventory system; to relieve the costs of old inventory properly over time as the inventory is used; and to monitor usage properly and determine ongoing adjustments to reflect the obsolescence of inventory items.

     National Defence has finalized a Go Forward Strategy to address these various issues and is in the process of carrying out that strategy. An interdepartmental committee -- including senior officials of the Department, the Treasury Board Secretariat and the Office of the Auditor General of Canada -- has met to provide advice regarding the strategy. A senior accrual accounting oversight committee has been created in the Department to provide departmental guidance on accrual accounting and facilitate the management of horizontal issues and requirements. That committee reports to the Defence Management Committee, which is chaired by the Deputy Minister.

                              THE BUDGET PLAN 2004

YEAR-END SPENDING ON FOUNDATIONS

The Auditor General has noted several concerns related to the Government's transfers to foundations at year-end and its cumulative transfers to the foundations. These are:

- Whether the Government's accounting for these transfers as transfers to arm's-length organizations is appropriate.

- That, for each of the foundations, the Government consider the effects of PSAB's new accounting standard on the government reporting entity.

- That the Government monitor the progress of PSAB's project on accounting for government transfer payments, and consider the possible implications for its accounting for transfers to foundations.

- That, although the Government announced changes in the accountability and governance structures for foundations in its 2003 budget, those changes do not provide the Government with the means to make adjustments should there be a major change in public policy and do not remedy the current lack of independent, reviews and evaluations that are made available to Parliament.

- That accounting considerations may be preventing the Government from making all necessary improvements in the accountability and governance structures of foundations.

     It is the Government's view that its accounting for transfers to foundations as arm's-length organizations is appropriate. There is no statement in PSAB's new government reporting entity standard that would indicate otherwise. Nonetheless, the Government is in the process of examining its relationship to each foundation vis-a-vis the new standard. The results of the examination will be discussed with the Auditor General later this year.

     The Government will also closely monitor PSAB's project on accounting for government transfer payments. That project is at an early stage and a final standard is not anticipated for some time.

     To clarify the circumstances under which foundations would be used by the Government, the 2003 budget set out principles under which the Government would consider using a foundation to deliver public policy:

- Foundations should focus on a specific area of opportunity, in which policy direction is provided generally through legislation and/or funding agreement.

                                    ANNEX 8

- Foundations should harness the insight and decision-making ability of independent boards of directors directly experienced and knowledgeable about the issues at stake.

-        Decisions by foundations should be made using expert peer review.

- Foundations should be provided with guaranteed funding that goes beyond annual parliamentary appropriations to give the foundations the financial stability needed for comprehensive medium- and long-term planning that is essential in their specific area of opportunity.

- Foundations should have the opportunity and hence the ability to lever additional funds from other levels of government and the private sector.

         These policy principles are consistent with the Treasury Board's new Policy on Alternative Service Delivery which came into effect on April 1, 2002.

         A key ingredient of the success of foundations is their independence from Government. However, this has led to some concern as to their transparency and accountability. Therefore, funding agreements between foundations and the Government specify their mandates and the conditions under which they operate. Directors are fully responsible for the actions of foundations, and all foundations are subject to annual independent audits of their financial statements.

         As part of the Government's ongoing effort to improve transparency and accountability of foundations, the 2003 budget announced a number of changes to improve the accountability of foundations to parliamentarians and other Canadians.

         PARLIAMENTARY APPROVAL: The Government has taken steps to ensure that the establishment and funding of foundations is adequately reviewed by Parliament.

- The Government is committed to parliamentary approval of purpose and funding through direct legislation for those foundations that are significant either from a policy or financial perspective. In all cases, Parliament will need to approve funding for foundations. As noted above, the Government's use of foundations will respect the requirements of the Treasury Board's Policy on Alternative Service Delivery.

         PUBLIC REPORTING: To improve the transparency and therefore the accountability of foundations to the public, the Government has taken the following steps:

- Foundations are required to provide corporate plans annually to the Minister responsible for administering the funding agreement over the duration of the agreement. Such corporate plans will include planned

                              THE BUDGET PLAN 2004

expenditures, objectives and performance expectations relating to the federal funding. Summaries of these plans will be made public by the responsible Minister and provided to Parliament.

- In addition, the departmental Reports on Plans and Priorities, which are tabled in Parliament, will now incorporate the significant expected results to be achieved by the relevant foundations and situate these within the department's overall plans and priorities. As well, the department responsible for administering the funding agreement will report on the significant results achieved by the foundation(s) in its Departmental Performance Report for the duration of the funding agreement and situate these within the department's overall results achieved.

- The annual report for each foundation, including relevant performance reporting, audited financial statements and evaluation results, will be presented to the Minister responsible for the funding agreement and made public. The annual reports of foundations created explicitly through legislation will be tabled in Parliament by the responsible Minister.

- All foundations' annual reports will contain performance information as well as audited financial statements prepared in accordance with generally accepted accounting principles. As foundations are independent, not-for-profit organizations that have their own governance structures and members, it is the members, as "shareholders" of the foundation, who appoint their external auditor and to whom the external auditor reports.

         COMPLIANCE WITH FUNDING AGREEMENTS: The accountability of foundations was further enhanced through the following measures:

- Foundations are required to conduct independent evaluations, to present these to the Minister responsible and to make them public. Departments are to incorporate any significant findings within their annual Departmental Performance Reports, which are tabled annually in Parliament.

- Funding agreements reached with foundations arising from the 2001 budget contain provisions for independent audits of compliance with funding agreements and for program evaluations. Also, there are now provisions for intervention in the event the responsible Minister feels that there have been significant deviations from the terms of the funding agreement. The provisions provide for dispute resolution mechanisms.

- Further, in all new funding agreements, provisions must be put in place so that the responsible Minister may, at his/her discretion, recover unspent funds in the event of winding up.

         The above is on a going-forward basis. The Government is consulting with existing foundations to explore making changes to their agreements with the Government to incorporate these new requirements.

                                    ANNEX 8

EMPLOYMENT INSURANCE ACCOUNT SURPLUS

In the 2003 Observations, the Auditor General states that, in her opinion, the Government has not been observing the intent of the Employment Insurance Act when setting the employment insurance (EI) contribution rate. She urged the Government to resolve this long-standing issue.

         The Employment Insurance Act required that the Canada Employment Insurance Commission set premium rates at levels that cover program costs while keeping rates relatively stable over the business cycle.

         The December 1999 Report of the Standing Committee on Finance noted that the rate-setting process in the EI Act "involves not only a `look forward' process in assessing the level of revenues sufficient to cover program costs over a business cycle, but also a `look back' process by taking into consideration the level of any past excesses or shortfalls of revenues relative to program costs." As EI premium revenues and program costs are consolidated in the Government's budgetary balance, the "look back" provision, the report concluded, would cause serious disruptions to the overall management of the Government's budget. The report recommended, therefore, that EI rates should be set on the basis of levels of revenues needed to cover program costs over the business cycle looking forward and not take into account the level of the cumulative surplus or deficit.

         Recognizing these difficulties, the Government announced that it would undertake a review of the premium rate-setting process. In the interim Bill C-2 gave power to the Governor in Council to set the rates for 2002 and 2003. In the 2003 budget the Government set the employee premium rate at $1.98 for 2004. Based on the private sector economic forecasts used in that budget, this was the rate estimated that would generate premium revenues equal to the projected program costs for 2004.

         In the 2003 budget the Government also launched consultations on a new permanent rate-setting mechanism based on the following principles:

-        Premium rates should be set transparently.

-        Premium rates should be set on the basis of independent expert advice.

-        Expected premium rates should correspond to expected program costs.

-        Premium rate-setting should mitigate the impact on the business cycle.

-        Premium rates should be relatively stable over time.

         The results of the consultations are now being reviewed. A summary of the consultations is available at www.fin.gc.ca.

                              THE BUDGET PLAN 2004

         It is the Government's intention to introduce legislation by the time of the next budget to implement a new mechanism that would be consistent with these principles, taking into account the views expressed during the consultations. However, to ensure against the risk that such legislation may not be passed in time to set the rate for 2005, the Government proposes to give the Governor in Council the authority to set, in the fall of 2004, the rate for 2005. In doing so, it would set the rate in a manner consistent with the new rate-setting mechanism.

TIMELINESS AND COMMUNICATION OF FINANCIAL RESULTS

In the 2003 Observations, the Auditor General includes several concerns and recommendations regarding the Government's communications of summary financial results. She states that:

- As the Public Accounts are extremely detailed, consideration should be given to providing some of the detail separately in other formats, or whether all of the information is needed when other vehicles may meet the same need. While the Annual Financial Report of the Government of Canada is much more a summary document, it is not written to explain the Government's financial results to a general audience and it continues to use net amounts in its analysis of revenues and expenses. She concludes that the Government, in consultation with key users, should review this information and determine the best way to provide it to parliamentarians and other interested Canadians.

- As the Government gains experience in using accrual methodology-- particularly for tax revenues--it should assess the predictive reliability of its estimates and determine if it is feasible to improve the timeliness of releasing its summary financial statements.

- The Government's financial results should be communicated clearly to Canadians, and the Government should present its financial results using "generally recognized and consistent terminology"--such as "accumulated deficit" as opposed to "federal debt"--in all its communications.

         As a follow-on to the 2003 budget, the Government initiated a project to improve reporting to Parliament and Canadians. The project has four objectives:

-        To make greater use of electronic reporting.

-        To improve reporting on horizontal issues.

-        To identify issues with the current suite of parliamentary reports.

- To propose an action plan addressing solutions to these problems and implementing changes to the timing and content of reports.

                                    ANNEX 8

         The project encompasses the Estimates family of reports (Main and Supplementary Estimates, Reports on Plans and Priorities and Departmental Performance Reports), the Public Accounts of Canada and Canada's Performance. The Government will engage its key stakeholders on the vision for improved reporting, including parliamentarians and interested parliamentary committees.

         The first Annual Financial Report of the Government of Canada was prepared for the 1993-94 fiscal year, in part based on a recommendation by the Auditor General. It is published by the Minister of Finance as soon as the audited financial results for the fiscal year are available--often several weeks before the Public Accounts are tabled in Parliament. It provides the link between the budget and the Public Accounts as there are often differences between the two. For example, the budget presents revenue and expenses on a net basis as this is consistent with the way Parliament appropriates funds, while the Public Accounts presents revenue and expenses on a gross basis. The Annual Financial Report provides the reconciliation between these two bases of presentation. As noted in the 2003 budget, in 1998-99 a survey was conducted on the ease of use of the report. The survey results were generally very positive. Nonetheless, the Government will explore ways in which the presentation of the budget, the Annual Financial Report and the Public Accounts of Canada can be prepared on a comparable basis.

         The Government agrees with the Auditor General that it should consider how to complete and table its summary financial statements more expeditiously. 2002-03 was the first year under full accrual accounting and, as the Auditor General notes, the accrual of tax revenue does take a significant amount of time after year-end to calculate. The accuracy of reported tax revenue is--and must be--a goal of the Government's financial reporting. But as the Government gains experience in the next few years with full accrual accounting, more accurate estimates of accrued tax revenues should be feasible on a more timely basis. The Government will work closely with the Auditor General in this time frame to accelerate the release of its financial results.

         The Government uses generally recognized and consistent terminology in all of its communications. As noted previously, the Government has fully complied with the form, content and narrative descriptions recommended by PSAB in its new government reporting model. The Auditor General has pointed out an exception: use of the term "federal debt" as opposed to "accumulated deficit."

                              THE BUDGET PLAN 2004

         When full accrual accounting was first announced in the 2003 budget, the Government took great pains to explain the two terms. In almost every instance that the term "federal debt" was used in the 2003 budget, it was explained as being equivalent to the accumulated deficit. The Government uses the term "federal debt" for one main reason. In surveys of Canadians' understanding of the Government's finances, many still feel the federal government is in deficit, although it has reported six consecutive annual surpluses. Terms like "accumulated deficit" may present the impression that the federal government is still in deficit. As a result, the Government used the term "federal debt" to describe its accumulated financial position, to avoid any incorrect interpretations.

OTHER GOVERNMENT INITIATIVES

Chapter 3, "Sound Fiscal Management," describes a number of other measures the Government is taking to improve financial management. These measures, together with the proposed actions described in this annex and other government initiatives announced by the Prime Minister on December 12, 2003, are aimed at maintaining--and enhancing--Canada's status as a world leader not only in financial reporting by a national government, but in the broader area of overall financial administration.

ANNEX 9

TAX MEASURES:
SUPPLEMENTARY INFORMATION
AND NOTICES OF WAYS
AND MEANS MOTIONS

TABLE OF CONTENTS

TAX MEASURES: SUPPLEMENTARY INFORMATION ........................................     321
        Overview ...............................................................     323
        Income tax measures ....................................................     324
                Tax Fairness for Persons with Disabilities .....................     324
                Caregiver Expenses .............................................     327
                Education Tax Credit ...........................................     329
                Small Business Deduction Limit .................................     329
                Refundable SR&ED Investment Tax Credit--
                  Expenditure Limit ............................................     330
                Carry-Forward Period for Business Losses .......................     331
                Capital Cost Allowance Rates for Computers and
                  Data Network Infrastructure Equipment ........................     332
                Mineral Exploration Tax Credit .................................     335
                Fines and Penalties ............................................     336
                Income Trusts ..................................................     337
                General Anti-Avoidance Rule ....................................     345
                Affiliated Persons Rules and Trusts ............................     345
                Patronage Dividends ............................................     346
                Taxpayer-Requested Adjustments .................................     347
                Trading Charitable Donations ...................................     347
                Notices Served on a Financial Institution ......................     348
                Registered Charities--Regulatory Reforms .......................     349
                Tax Relief for Canadian Forces Personnel
                  and Police Deployed to International High-Risk
                  Operational Missions .........................................     364
        GST/HST Rebate for Municipalities ......................................     365
        Other Measures .........................................................     366
                Education ......................................................     366
                Taxation Arrangements with First Nations .......................     371
                Update--Taxation Issues ........................................     372

                              THE BUDGET PLAN 2004

NOTICES OF WAYS AND MEANS MOTIONS
        Notice of Ways and Means Motion
                to Amend the Income Tax Act ....................................     377

        Notice of Ways and Means Motion
                to Amend the Excise Tax Act ....................................     390

        Notice of Ways and Means Motion
                to Amend the Income Tax Conventions Interpretation Act .........     404

TAX MEASURES:
SUPPLEMENTARY INFORMATION

                                    ANNEX 9

OVERVIEW

This annex provides detailed information on each of the tax measures proposed in the budget. Table A9.1 lists those measures that are proposed to be legislated pursuant to the 2004 budget and provides estimates of their budgetary impact. This annex also provides Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act and the Income Tax Conventions Interpretation Act.

TABLE A9.1

Federal Revenue Impact of Proposed Tax Measures

                                                      2003-   2004-   2005-
                                                      2004    2005    2006
                                                     ------  ------  ------
                                                     (millions of dollars)
INCOME TAX MEASURES
     Tax fairness for persons with disabilities(1)      -       15       15
     Caregiver expenses                                 -       20       25
     Education tax credit                               -        5       10
     Small business deduction limit                     -        -       20
     Refundable SR&ED investment tax credit--
       expenditure limit                                -        -        -
     Carry-forward period for business losses           -        -        -
     Capital cost allowance rates for computers
       and data network infrastructure equipment        -      110      255
     Mineral exploration tax credit                     -        -       10
     Fines and penalties                                -        -        -
     Income trusts                                      -      -15      -55
     General anti-avoidance rule                        -        -        -
     Affiliated persons rules and trusts                -        -        -
     Patronage dividends                                -        -        -
     Taxpayer-requested adjustments                     -        -        -
     Trading charitable donations                       -        -        -
     Notices served on a financial institution          -        -        -
     Registered charities--regulatory reforms           -       12       12
     Tax relief for Canadian Forces personnel
       and police deployed to international
       high-risk operational missions                   -       30       30

SALES AND EXCISE TAXES
     GST/HST rebate for municipalities                100      580      605

OTHER MEASURES
     Canada Learning Bond                               -       85       85
     Canada Education Savings Grant                     -       20       80
     Taxation arrangements with First Nations           -        -        -
TOTAL                                                 100      862    1,092

--------------
(1)  Funded from monies allocated in Budget 2003.

-    Small, non-existent or prevents revenue loss.

                              THE BUDGET PLAN 2004

INCOME TAX MEASURES

TAX FAIRNESS FOR PERSONS WITH DISABILITIES

WORK OF THE TECHNICAL ADVISORY COMMITTEE ON TAX MEASURES
FOR PERSONS WITH DISABILITIES

The Technical Advisory Committee on Tax Measures for Persons with Disabilities was established in 2003 to advise the Minister of Finance and the Minister of National Revenue on ways to improve tax fairness for persons with disabilities and those who care for them. To date, the Committee has identified a number of key areas of concern, including:

-        The eligibility criteria for the disability tax credit (DTC).

-        Barriers to employment and education for persons with disabilities.

-        The adequacy of tax measures for caregivers.

         With respect to the eligibility criteria for the DTC, the Committee believes that the revised DTC certification form released by the Canada Revenue Agency earlier this year addresses many of the concerns expressed by the community of persons with disabilities, specifically the eligibility of individuals with mental impairments. Going forward, the Committee will examine options for further improvements to the eligibility criteria and administrative procedures.

REDUCING BARRIERS TO EMPLOYMENT AND EDUCATION:
A NEW DISABILITY SUPPORTS DEDUCTION

Currently, persons with disabilities may receive tax relief for the cost of disability supports for employment and education through the attendant care deduction or the non-refundable medical expense tax credit (METC).

         However, persons with disabilities may pay tax on the income, including government assistance, used to purchase disability supports that are claimed under the METC (see box for an example).

         In examining barriers to employment and education for persons with disabilities, the Committee has proposed that disability supports purchased for purposes of employment or education be fully deductible, in a manner similar to that of attendant care expenses. In response, Budget 2004 proposes to replace the attendant care deduction with a broader disability supports deduction, which will recognize attendant care as well as other disability supports expenses incurred for education or employment purposes, unless they have been reimbursed by a non-taxable payment (e.g. insurance payment).

                                    ANNEX 9

TAX TREATMENT OF DISABILITY EXPENSES

Chris is a student living in New Brunswick who has a taxable income of $17,000 (comprised of scholarships and earnings from a part-time job). He has a severe hearing impairment and needs a sign-language interpreter in order to attend university. He has received an additional $5,000 from a Canada Study Grant for Students with Permanent Disabilities that he uses to purchase sign-language interpretation services to attend class, giving him a total income of $22,000 subject to tax.

EXISTING RULES

Under the current rules, Chris would pay some income tax on the government assistance, even if it were fully used to purchase disability supports necessary for him to attend school:

Amount of Canada Study Grant included in income                      $5,000
Less: Gross federal tax on the grant($5,000 X 16%)                     -800
      Gross provincial tax on the grant ($5,000 X 9.68%)               -484
Plus: METC recognition                                     $5,000
   Less: 3% threshold (3% of $22,000)                        -660
                                                           ------
   Claimable expenses                                      $4,340
      Federal tax relief ($4,340 X 16%)                                +694
      Provincial tax relief ($4,340 X 9.68%)                           +420
                                                                     ------
Amount of the grant left after taxes                                 $4,830

In order to cover the $5,000 in sign-language fees, Chris must pay $170 ($5,000-$4,830) out of his own pocket. If Chris were receiving income-tested benefits, he might pay even more from his own pocket since those income-tested benefits could be reduced.

PROPOSED RULES

With the proposed disability supports deduction, Chris will receive an offsetting deduction equal to the amount of the grant he received to pay for the sign-language interpreter fees. Thus, in this case, Chris' taxable income will remain at $17,000, which means that he will pay no income tax on the grant he received and that his eligibility for income-tested benefits will not be affected.

         The deduction will be based on the existing limits for the attendant care deduction, except that there will be no two-thirds factor applied. For example, in the case of an employee, the deduction will be the lesser of amounts paid for eligible expenses and earned income.

         The list of eligible disability supports expenses will be limited to amounts paid for:

- Sign-language interpretation services used by individuals who have a speech or hearing impairment (and paid to persons engaged in the business of providing such services).

                              THE BUDGET PLAN 2004

- Real-time captioning services used by individuals who have a speech or hearing impairment (and paid to persons engaged in the business of providing such services).

- Teletypewriters or similar devices that enable deaf or mute individuals to make and receive phone calls.

- Devices or equipment designed exclusively to be used by blind individuals in the operation of a computer (e.g. a Braille printer or a large-print on-screen device).

- Optical scanners or similar devices designed to be used by blind individuals to enable them to read print.

- Electronic speech synthesizers that enable mute individuals to communicate by use of a portable keyboard.

         Further, amounts paid for the following services or devices will also be eligible for the deduction if the need for those services or devices has been certified by a medical practitioner:

- Note-taking services used by individuals with mental or physical impairments (and paid to persons engaged in the business of providing such services).

- Voice-recognition software used by individuals with a physical impairment.

- Tutoring services used by individuals with a learning disability or a mental impairment (and paid to persons engaged in the business of providing such services).

- Talking textbooks used by individuals with a perceptual disability in connection with the individual's enrolment at a secondary school in Canada or designated educational institution.

- Attendant care services provided in Canada used by individuals with a mental or physical infirmity (and paid to persons who are not the taxpayer's spouse or common-law partner or under 18 years of age).

         The effect of the new deduction will be that no income tax will be payable on income (including government assistance) used to pay for these expenses, and that this income will not be used in determining the value of income-tested benefits.

         Expenses claimed under the disability supports deduction will not be claimable under the METC. Individuals who purchase disability supports for purposes other than education or employment will still be able to claim them under the METC.

                                    ANNEX 9

         This deduction will apply to the 2004 and subsequent taxation years.

         Consequential to this proposal, the value of the refundable medical expense supplement (RMES) will for the 2004 and subsequent tax years be equal to 25 per cent of allowable expenses claimed under the METC plus the new disability supports deduction, up to a maximum limit of $562 for 2004, indexed for future years. This will ensure that individuals who previously claimed the cost of disability supports under the METC and consequently received the RMES will not see the amount of their RMES reduced if they claim the expenses under the new disability supports deduction.

         In addition, consequential amendments to the Income Tax Regulations will be made regarding the eligibility of talking textbooks for the METC to ensure that the eligibility requirements for that expense are consistent for both the proposed deduction and the METC.

CAREGIVER EXPENSES

Taxpayers paying medical or disability-related expenses on behalf of a spouse, common law partner or dependent relative may claim those expenses under the medical expense tax credit (METC). For the purposes of the METC, a dependant is defined as a child, grandchild, parent, grandparent, brother, sister, uncle, aunt, niece or nephew who is dependent on the taxpayer for support.

         Currently, medical expenses incurred on behalf of a spouse or common law partner may be claimed to the extent that, together with the taxpayer's other medical expenses, they exceed the taxpayer's minimum expense threshold, that is, the lesser of 3 per cent of the taxpayer's net income and $1,813. However, in the case of a claim on behalf of a dependent relative, the amount of medical expenses claimable by a supporting relative is reduced by 4.25 times the amount by which the dependent relative's net income exceeds the basic personal amount ($8,012 for 2004). This restriction, which is often referred to as the notch provision, results in a sharp reduction in the amount of medical expenses that a supporting relative can claim.

         Budget 2004 proposes to allow caregivers to claim more of the medical and disability-related expenses that they incur on behalf of dependent relatives.

         Specifically, medical expense claims made on behalf of minor children will be pooled with the medical expenses of the taxpayer and his or her spouse or common-law partner, subject to the taxpayer's minimum expense threshold (the lesser of 3 per cent of the taxpayer's net income and $1,813), without regard to the income of the minor child.

                              THE BUDGET PLAN 2004

         For medical expenses paid on behalf of other dependent relatives (e.g., grandparent, niece, nephew, etc.), taxpayers will be able to claim qualifying medical expenses paid on behalf of such a dependant that exceed the lesser of 3 per cent of the dependant's net income and $1,813 (that is, the threshold for the METC that would apply if the dependant claimed the expenses). The maximum eligible amount that can be claimed on behalf of dependent relatives other than minor children will be $5,000.

         The current rules for determining dependency will continue to apply. If an individual is dependent on his or her spouse or common-law partner, no other supporting relative will be able to claim medical expenses they incurred on behalf of that individual.

TAX RECOGNITION OF MEDICAL EXPENSES PAID BY CAREGIVERS

Michelle provides support to her adult son, Warner, who has a disability. Warner has a part-time job and earns $10,000 annually. However, Michelle pays all of Warner's medical expenses, which are $4,000 a year. Michelle currently has a net income of $50,000.

EXISTING RULES

Under the current rules, Michelle would not be able to claim any of Warner's medical expenses, as shown below:

Medical expenses incurred on behalf of Warner                                 $  4,000
Less: 3% of Michelle's net income ($50,000X3%)                                  -1,500
                                                                              --------
Amount of claim before notch provision                                           2,500
Notch provision:
  Warner's net income                                                $10,000
  Basic personal amount                                               -8,012
                                                                     -------
  Warner's net income in excess of
  basic personal amount                                                1,988
  Amount medical expense claim reduced
  ($1,988 X 4.25)                                                               -8,449
                                                                              --------
Net medical expense claim (current rules)                                            0

PROPOSED RULES

Under the proposed rules, Michelle would be able to claim $3,700 of Warner's medical expenses, for a federal
of $592, calculated as follows:
Medical expenses incurred on behalf of Warner                                 $  4,000
Less: 3% of Warner's net income ($10,000 X 3%)                                    -300
                                                                              --------
Net medical expense claim (proposed rules)                                    $  3,700
Federal income tax reduction ($3,700 X 16%)                                   $    592

         This measure will apply to the 2004 and subsequent tax years.

                                    ANNEX 9

EDUCATION TAX CREDIT

The education tax credit is provided in recognition of non-tuition costs of post-secondary education, such as the cost of textbooks. The education amounts, upon which the education tax credit is calculated, are $400 per month of full-time study and $120 per month of part-time study.

         The education tax credit cannot currently be claimed by students who pursue post-secondary education that is related to their current employment. In order to facilitate the pursuit of job-related lifelong learning, the Budget proposes to remove this restriction provided that no part of the costs of education is re-imbursed by the employer.

         This measure will apply to the 2004 and subsequent taxation years.

SMALL BUSINESS DEDUCTION LIMIT

         The small business deduction reduces the basic federal corporate income tax rate to 12 per cent for the qualifying amount of active business income of a Canadian-controlled private corporation (CCPC). This provision helps small CCPCs retain more of their earnings for reinvestment and expansion. The maximum annual amount of active business income qualifying for the reduced 12-per-cent tax rate is the small business limit. Budget 2003 implemented a phased increase in the small business limit, from $200,000 in 2002 to $225,000 in 2003, $250,000 in
2004, $275,000 in 2005, and $300,000 in 2006 and subsequent years.

         In order to provide additional support to small business, Budget 2004 proposes that the increase in the small business limit to $300,000 be accelerated by one year. The small business limit will therefore be $300,000 in 2005 and subsequent years.

         The small business limit will be pro-rated where the taxation year of the corporation does not coincide with the calendar year. In addition, there will continue to be a requirement to allocate the small business limit among associated corporations, and the limit will continue to be reduced on a straight-line basis for CCPCs having between $10 million and $15 million of taxable capital employed in Canada.

                              THE BUDGET PLAN 2004

REFUNDABLE SR&ED INVESTMENT TAX CREDIT--EXPENDITURE LIMIT

For small Canadian-controlled private corporations (CCPCs), the scientific research and experimental development (SR&ED) investment tax credit (ITC) is available at an enhanced rate of 35 per cent instead of the general 20-per-cent rate. Unused portions of the SR&ED ITC earned at the 35-per-cent rate are fully or partially refundable, which can result in an annual refund of up to $700,000.

         The amount of SR&ED expenditures that earn tax credits at the 35-per-cent rate is referred to as the expenditure limit. The expenditure limit for a taxation year of a CCPC is generally $2 million, subject to reduction where the CCPC's taxable income is over $300,000 or taxable capital is over $10 million.

         CCPCs that are controlled (in law or in fact) by the same person or group of persons are considered to be associated corporations. Associated corporations must share the annual $2 million expenditure limit for the purposes of computing the refundable SR&ED ITC. The phase-out of the expenditure limit is also based on the combined taxable income and taxable capital of a group of associated corporations. The policy intent of these provisions for associated corporations is to prevent the multiplication of the expenditure limit by corporations controlled by the same person or group of persons.

         However, the associated corporation rules in the Income Tax Act may cause unintended results for some research and development intensive CCPCs that are considered to be associated solely because of independent investments made in the corporations by the same group of otherwise unconnected investors, such as venture capital investors. This is because, under the associated corporations rules, two or more persons who own shares of a corporation are considered to be a group of persons independent of any other factor.

         As the refundable SR&ED ITCs are an important source of additional working capital for these businesses, the application of this requirement can result in a higher cost of working capital, which in turn can diminish growth prospects.

         To remove this impediment to small business accessing SR&ED assistance if they also raise funding from common investors, the budget proposes to amend the refundable SR&ED ITC rules. Small CCPCs that have a group of common investors (which group the Minister of National Revenue is satisfied was not formed to gain access to multiple expenditure limits) will not have to share the $2 million expenditure limit solely because two or more

                                    ANNEX 9

investors collectively have a majority interest in the shares of each corporation. Each small business will, in such a case, have access to its own $2 million expenditure limit, thus continuing to provide each business with access of up to $700,000 in SR&ED assistance.

         This change will apply to taxation years that end after March 22, 2004.

CARRY-FORWARD PERIOD FOR BUSINESS LOSSES

The Income Tax Act measures and taxes income on an annual basis but provides for the recognition of losses from other taxation years in order to improve fairness and market efficiencies, and to recognize the effects of business cycles. Without such recognition, a business with stable profits could pay less tax over a given period of years than a business whose total profits for the period were the same but that experienced losses in some of those years. This in turn could make activities that generate stable income streams more attractive to entrepreneurs and investors than activities with greater volatility.

         Taxpayers may use losses to reduce their tax liability in earlier and later taxation years, subject to certain limits and conditions. Those limits and conditions largely depend on the character of the particular loss, with different rules applying to what are defined as, for example, non-capital (business) losses, limited partnership losses, farm losses, restricted farm losses, ordinary capital losses, allowable business investment losses, and capital losses on listed personal property--artworks, jewellery and the like.

         The carry-over period for non-capital losses can be especially important for small businesses. It is common for a new enterprise, particularly a smaller one, to experience several years of losses during its start-up phase. Currently, non-capital losses may be carried back three years and forward seven taxation years from the year in respect of which they arose. Even with a seven-year carry-forward period, many small business taxpayers are unable to fully utilize their losses before they expire. For example, in 2002 there were more than 24,000 small businesses which had losses that expired.

         The budget proposes to extend the loss carry-forward period for non-capital losses from 7 to 10 years. In addition to improving fairness and smoothing out the impact of business cycles, extending the non-capital loss carry-forward period to 10 years will harmonize it with the periods already applicable to farm losses and restricted farm losses.

                              THE BUDGET PLAN 2004

         Budget 2004 also proposes to extend to 10 taxation years the carry-forward periods for:

-        The application of unused foreign tax credits under Part I of the Act.

-        The application of non-capital losses under Part IV of the Act.

- The application of a life insurer's taxable Canadian life investment losses under Part XII.3 of the Act.

         This measure applies to losses and credits that arise in taxation years that end after March 22, 2004.

         The following table shows the current loss carry-forward periods that apply to different kinds of non-capital losses, and how these will change as a result of this measure. It should be noted that a taxpayer can generally choose to carry a loss back up to three taxation years, instead of carrying it forward. As well, in certain cases carry-overs are limited as to amount or subject to other special conditions.

TABLE A9.2
Carry-Forward Period (Taxation Years)

                  LOSS                       CURRENT   PROPOSED
------------------------------------------  ---------  ---------
Non-capital losses (general)                    7         10
Non-capital losses (applied under Part IV)      7         10
Farm losses                                    10         10
Restricted farm losses                         10         10
Taxable Canadian life investment losses         7         10
Limited partnership losses                  unlimited  unlimited

CAPITAL COST ALLOWANCE RATES FOR COMPUTERS AND DATA NETWORK INFRASTRUCTURE EQUIPMENT

Budget 2003 stated that the Government would review aspects of the tax structure to improve the efficiency of the tax system and strengthen the Canadian tax advantage for investment. One area in which the tax system has an important impact on investment is the treatment of capital property. A portion of the capital cost of depreciable property is deductible as capital cost allowance
(CCA) each year, with the maximum CCA rate for each type of property set out in the Income Tax Regulations. Improving the CCA rate structure can enhance productivity through an increase in total investment and a more efficient allocation of investment across asset classes.

                                    ANNEX 9

         Economic analysis shows that taxes on savings and investment have the largest impact on efficiency and living standards. Adjustments to capital cost allowances to better reflect the useful life of assets can have a particularly large impact on investment and income because they can be designed to affect the after-tax return on new investment only.

CAPITAL COST ALLOWANCE

- Capital cost allowance (CCA) is a deduction for tax purposes that recognises the depreciation of capital property. The CCA rate for an asset determines the portion of the cost of the asset that can be deducted each year (generally on a declining balance basis).

- CCA rates are generally intended to reflect the economic consumption over time of capital property. The deduction for CCA is based on the principle that depreciable capital assets are not consumed in the period in which they are acquired, but instead contribute to earnings over several years. Therefore, the cost of depreciable assets should be allocated over the entire period that the asset contributes to earnings--that is, the asset's useful life.

         The CCA rate for an asset should, as a general principle, reflect the useful life of that asset and thus provide adequate recognition of capital costs. In this way, CCA rates do not distort investment choices--they will instead lead to a more efficient allocation of resources in the economy.

         The useful life of assets can change over time for several reasons, including technological change. The Government's assessment of CCA rates is therefore an on-going process. As part of this continuing review, the budget proposes adjustments to CCA rates for computer equipment and data network infrastructure equipment.

         The Government will continue to assess the appropriateness of capital cost allowance rates which, as a general principle, should reflect the useful life of assets.

                              THE BUDGET PLAN 2004

COMPUTER EQUIPMENT

Currently, computer equipment is generally eligible for a 30-per-cent CCA rate.

CURRENT CCA TREATMENT

Computer equipment is described in Class 10 of Schedule II to the Income Tax Regulations as general-purpose electronic data processing equipment and systems software therefor, including ancillary data processing equipment but not including property that is principally or is used principally as:

(i) Electronic process control or monitor equipment.

(ii) Electronic communications control equipment.

(iii) Systems software for a property referred to in subparagraph (i) or (ii).

(iv) Data handling equipment unless it is ancillary to general-purpose electronic data processing equipment.

         A review of the CCA rate for computers indicates that a higher CCA rate would better reflect the useful life of these assets. The budget, therefore, proposes to increase the CCA rate for computer equipment acquired after March 22, 2004, to 45 per cent from 30 per cent. The current exemption for computers from the specified leasing property rules will be extended to computer equipment eligible for this higher CCA rate, other than any individual item with a capital cost in excess of $1 million.

Separate Class Election

Currently, certain equipment, including computer equipment, is eligible for a separate class election. The separate class election, which must be made for the taxation year in which a property is acquired, allows taxpayers to place eligible property in a separate class for CCA purposes. Although the separate class election does not change the CCA rate specified for the class, it does provide that upon the disposition of the property of that class, any remaining undepreciated balance can be fully deducted as a terminal loss, instead of remaining in a pool with other assets and being depreciated over time. With the proposed higher rate for computer equipment, the separate class election is no longer required. Accordingly, it is proposed that the separate class election provisions not be available to computer equipment eligible for the higher rate.

         To accommodate taxpayers who may have already planned purchases based on the availability of the separate class election, it is further proposed that, for computer equipment acquired before 2005, taxpayers may elect to have the property included in Class 10 and therefore eligible for the separate class election. The proposed election must be filed with the income tax return for the taxation year in which the property is acquired.

                                    ANNEX 9

DATA NETWORK INFRASTRUCTURE EQUIPMENT

Currently, data network infrastructure equipment is generally depreciated at a 20-per-cent CCA rate.

CURRENT CCA TREATMENT

Class 8 (20-per-cent CCA rate) of Schedule II to the Income Tax Regulations includes tangible capital property that is not included in another class. Because most broadband, Internet and other networking technology did not exist until recent years, data network infrastructure equipment is not expressly identified in Schedule II. As a result, it falls under Class 8.

         Data network infrastructure equipment is infrastructure equipment that supports advanced telecommunications applications such as e-mail, Web searching and hosting, instant messaging and audio- and video-over-IP (Internet Protocol). It includes assets such as switches, multiplexers, routers, hubs, modems and domain name servers that are used to control, transfer, modulate and direct data, but does not include office equipment such as telephones, cell phones or fax machines, equipment such as web servers that are currently considered to be computer equipment, or property such as wires, cables or structures.

         A review of the CCA rate for data network infrastructure equipment indicates that a higher CCA rate would better reflect the useful life of these assets. Budget 2004 proposes that data network infrastructure equipment acquired after March 22, 2004 be included in a new class, with a 30-per-cent CCA rate.

         Equipment eligible for this higher rate will include only data network infrastructure equipment that is currently included in Class 8 because it is not included in any other CCA class.

MINERAL EXPLORATION TAX CREDIT

In October 2000 the Government introduced a temporary tax credit for mineral exploration to moderate the impact of the global downturn in exploration activity on mining communities across Canada. The credit provides individuals with an additional tax incentive related to the purchase of certain flow-through share investments. Flow-through shares facilitate the financing of exploration by allowing companies to transfer unused income tax deductions to investors. The credit is equal to 15 per cent of specified grass roots mineral exploration expenses incurred in Canada by a corporation and renounced to an individual under a flow-through share agreement.

                              THE BUDGET PLAN 2004

         The 2003 budget announced an extension to the scheduled expiry date of the credit by one year to December 31, 2004. It also removed a restriction that had made the flow-through share look-back rule unavailable for the final year of the credit. As a result of the 2003 budget measure, funds raised from an individual under a flow-through share agreement in 2004 can be expended by a corporation up to the end of 2005 and be eligible for the credit as a deemed expense of the individual in 2004.

         Although market conditions for mineral exploration have improved since the credit was introduced, Budget 2004 proposes to establish in legislation an expiry date for the credit of December 31, 2005 in order to provide companies with ample time to plan their transition from the credit. Under the look-back rule, this will allow eligible expenses to be incurred up until the end of 2006.

         Mineral exploration activity will continue to benefit from the availability of flow-through share financing and the new corporate mineral exploration tax credit, which was introduced as part of the income tax changes for the resource sector announced in Budget 2003.

         Mineral exploration activity, including that facilitated by the credit, is subject to applicable federal and provincial environmental regulations. Any new mining project arising from that exploration would also be subject to regulation including, in most cases, project-specific environmental assessment.

FINES AND PENALTIES

The Income Tax Act generally permits a taxpayer to deduct, in computing income from a business or property, expenses incurred for the purpose of earning that income. Recent jurisprudence has held that deductibility generally extends to fines and penalties incurred in the ordinary course of earning income, unless the underlying action or omission was so egregious or repulsive that the fine or penalty could not reasonably be considered to have had an income-earning purpose.

         Many countries with similar income tax systems to Canada rely either on a statutory prohibition to the deductibility of fines and penalties or on jurisprudence that provides the same result. It is generally recognized that to allow a deduction for a fine or penalty that has been imposed in respect of a particular act or omission by a taxpayer, diminishes the disincentive to engage in that activity. Generally, therefore, such a deduction is contrary to overall public policy objectives.

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         Concerns have been raised concerning the deductibility of fines and penalties, based upon the current legislation, administrative practice and jurisprudence. In order to provide certainty in this area of the tax law, and to achieve an appropriate result, the budget proposes to deny the deductibility of any fine or penalty imposed by law--whether by a government, government agency, regulator, court or other tribunal, or any other person with statutory authority to levy fines or penalties. This would include fines and penalties imposed under the laws of a foreign country.

         The federal, provincial, municipal or foreign law under which an amount is required to be paid will determine whether the amount may be deductible: if it is not characterized as a fine or penalty, the amount may be deductible if it is otherwise incurred for the purpose of earning income; if it is characterized as a fine or penalty, the amount will not be deductible. This proposal would not apply to penalties or damages paid under a private contract.

         It is proposed that legislation to implement this measure include authority to exempt prescribed fines and penalties from its application. This regulatory authority is intended to be used only if situations are identified in which it would be inconsistent with public policy objectives to deny the deductibility of a particular type of fine or penalty. The views of the House of Commons Standing Committee on Finance will be sought in respect of any proposals to exercise this regulatory power.

         This amendment will apply to fines and penalties imposed after March 22, 2004. The Canada Revenue Agency will continue to review fines and penalties imposed on or before that date, to determine whether they are deductible under the previously-existing law.

         Pending the outcome of ongoing work relating to the harmonization of administrative rules--including penalties and interest--under various tax statutes, it is proposed that this prohibition on the deductibility of penalties not apply to penalty interest imposed under the Excise Act, the Air Travellers Security Charge Act and the GST/HST portions of the Excise Tax Act.

INCOME TRUSTS

BACKGROUND

Income trusts have become an increasingly important investment vehicle in Canada. The income trust structure has been used for more than 10 years to manage real estate holdings (real estate investment trusts, or REITs) and to fund the ongoing operation of resource properties (resource royalty trusts). More recently, businesses in other sectors of the economy have begun to use the income trust structure. These are known as business income trusts.

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HOW DO INCOME TRUSTS WORK?

Income trusts typically raise capital by offering trust units to the public. Using the proceeds from such an offering, income trusts generally invest in assets that provide a return based on the revenues of an active business. This return is often achieved through the acquisition of equity and debt instruments, royalty interests or real properties that are leased back to the operating business.

Net earnings retained within the trust are taxed at the top federal-provincial personal income tax rate. The trust can distribute (flow) its earnings to its unitholders on a before-tax basis. Such distributions are considered to be income in the hands of the unitholders. The extent to which that income is taxed is dependent on the tax status of the unitholder.

Trusts may also distribute amounts that are not taxable. These distributions may be a reimbursement of capital or tax-deferred cash flows generated by the trust from non-cash deductions (such as capital cost allowance) that have been claimed by the trust. These amounts are not subject to tax in the hands of the unitholders, but reduce the adjusted cost base of the units for purposes of determining capital gains or losses on disposition.

         The income trust model has provided an additional vehicle for businesses to access capital markets. It has provided additional choice and flexibility for businesses as they determine the most advantageous structure for their particular circumstances, whether that is a public corporation, an income trust, a partnership, or a private corporation. Businesses that put a premium on growth tend to use the corporate structure as this form improves their capacity to finance growth through retained earnings. However, when both corporate and shareholder taxation is considered, the corporate structure may result in higher taxes on distributed earnings, when compared to other business structures. Accordingly, certain mature and stable businesses that are not seeking additional capital have been attracted by the business income trust structure because it improves their ability to distribute earnings.

GOVERNANCE

It is important for income trusts to have sound governance structures and for investors to be aware of the rights and risks that they assume. For example, shareholders of corporations have limited liability--that is, they are not responsible for the debts or other liabilities of the corporation. It is not clear that the trust structure offers the same limits to the liability of investors as the corporate form. Provinces and provincial securities regulators have key responsibilities in these areas, and in recent months have begun to take action to address emerging issues constructively. This, together with the continuing evolution of the sector, should help to ensure the integrity of the income trust market.

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                                    ANNEX 9

REVENUE IMPACT

Assessing the impact of income trusts on government revenues requires that a broad range of factors be taken into account, including the timing and extent of taxation. For example, the use of income trusts:

- Typically shifts the taxation of income to unitholders; tax revenue foregone at the corporate level may be largely compensated by increased tax revenue at the unitholder level.

- Generally accelerates the incidence of taxation at the unitholder level.

- Can defer the incidence of taxation in circumstances where income trust units are held by deferred income plans such as registered pension plans (RPPs) and registered retirement savings plans (RRSPs).

- Can result in some revenue loss to the extent that income trust units are held by non-residents.

         Currently, the impact on tax revenues is estimated to be modest because reduced tax revenues at the corporate level are largely offset by increased tax revenues at the unitholder level. This occurs because, at the present time, most unitholders in income trusts are taxable.

PENSION FUNDS

Most of the larger pension funds have not been active investors in the business income trust market. This has been attributed to concerns about potential liability. However, pension funds may consider becoming more active in this market once the liability issue is clarified in provincial legislation, and this may occur in the near future.

         Unlimited participation of pension funds in the business income trust market could have a significant impact on the market and government revenues because of their tax-exempt status and their influence in Canadian capital markets.

         Budget 2004 proposes two measures to limit the level of investment that a pension fund can place in business income trusts.

         First, it is proposed that restricted investment property holdings of pension funds (RPP trusts, RPP corporations and tax-exempt pension investment corporations) be limited to no more than 1 per cent of the book value of the fund's assets. Excess restricted investment property holdings would be subject to a 1-per-cent per-month penalty tax. For this purpose:

- Restricted investment property would include direct holdings (units and debt) of business income trusts. It would also include holdings of investment vehicles such as mutual fund trusts, which give pension funds indirect exposure to business income trust investments.

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                              THE BUDGET PLAN 2004

- Holdings in an investment vehicle would be restricted investment property if more than 1 per cent of its holdings consist of restricted investment property. This treatment would be similar to the manner in which investment vehicles are generally treated for the purposes of the foreign property limit.

         Second, it is proposed that investment by pension funds will be limited to no more than 5 per cent of the units of any business income trust. Excess holdings in any given business income trust would also be subject to a 1-per-cent per-month penalty tax based on the fair market value of the excess units held.

         Restricted investment property will not include investments in resource royalty trusts and REITs, given that pension funds can invest directly in the type of property held by those entities. Deferred income plans that are not RPPs, such as RRSPs and registered retirement income funds (RRIFs), will not be affected by these proposals.

         Existing investments by pension funds in business income trusts will be given transitional relief. Specifically, existing investments in restricted investment property would not give rise to penalty tax themselves, but they would be taken into account in determining the extent to which new restricted investment property investments could be acquired. This transitional relief for direct holdings in business income trusts would cease after 10 years. Transitional relief for indirect holdings, however, would cease after five years in recognition of the greater risk for pension funds to expand their holdings in income trusts through indirect investments such as pooled investment vehicles and other mutual funds.

         To ensure that investment vehicles such as mutual funds have sufficient time to develop systems required to monitor the new limits and possibly restructure their portfolios, it is proposed that these penalty taxes apply for months that end after 2004.

NON-RESIDENTS' INVESTMENT THROUGH MUTUAL FUNDS

In general, non-residents are subject to income tax in Canada in respect of gains arising on the disposition of taxable Canadian property (TCP). The definition of TCP in the Income Tax Act includes real property situated in Canada, shares of the capital stock of private corporations and an interest in a partnership if more than 50 per cent of the value of the partnership's property is attributable to TCP. Canadian resource property and timber resource property are also TCP for certain purposes of the Income Tax Act.

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                                    ANNEX 9

         Although Canada's tax treaties limit the extent to which Canada can tax the gains of a resident of a treaty partner country, treaties allow Canada to tax gains on certain core kinds of TCP: in particular, real property situated in Canada and Canadian resource (including timber resource) property. However, under Canada's domestic law, non-residents who invest in Canada through Canadian mutual funds are generally not taxed in Canada on any of the Canadian-source gains they realize on those investments. Nor is the mutual fund itself taxed on the gain: because it has distributed the gain, the fund can deduct it in computing its own income.

         To reduce the disparity between the tax treatment of those non-residents who invest in TCP through a Canadian mutual fund and the treatment of those who invest directly, the budget proposes the following measures.

Taxation of TCP Gain Distributions

The distributions that any Canadian mutual fund pays out of its gains on taxable Canadian property will be treated, if the mutual fund is a trust, as Canadian-source trust income or, if the mutual fund is a corporation, as a taxable dividend, subject to the existing non-resident withholding tax (under
Part XIII of the Income Tax Act). That tax applies at a statutory rate of 25 per cent, but is typically reduced by tax treaty to 15 per cent.

         This measure will apply in respect of distributions of gains realized on dispositions after March 22, 2004.

Withholding on Otherwise Non-Taxable Distributions

An income tax will be applied, as a tax on capital gains, to certain otherwise tax-free distributions made after 2004 by Canadian mutual funds to their non-resident investors. The tax, at a rate of 15 per cent, will be withheld from the distribution at source.

         The distributions that will be subject to this new tax are those paid on units or shares of Canadian mutual funds that are listed on a prescribed Canadian or foreign stock exchange, and the value of which is principally attributable to Canadian real estate or Canadian resource property. To the extent that a distribution is already taxable in the hands of the investor as income (including the TCP-based distributions described above), it will not be subject to the withholding.

         The new tax withheld on the distribution will be a final tax. The non-resident investor will not need to report the distribution on a Canadian income tax return, nor will the cost base of the share or unit have to be adjusted to reflect the distribution.

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                              THE BUDGET PLAN 2004

Losses on Disposition

In some cases, a non-resident investor may realize a loss on disposing of an investment in an exchange-traded Canadian mutual fund. Since any gain arising on the disposition would not be subject to tax in Canada, the non-resident investor is ordinarily not permitted to use that loss--for example, to offset a gain on some other taxable Canadian property. The introduction of the new tax on distributions, however, makes it appropriate that there be some recognition of these losses.

         If a non-resident investor realizes a loss on the disposition of a unit or share in respect of which the investor has paid the new tax on distributions, the investor can file a special Canadian income tax return for the year the unit or share was disposed of. To the extent that the loss does not exceed the total of the distributions taxed in respect of that unit or share, the investor can apply the loss to offset those distributions--or to reduce other distributions, on other shares or units, that have been subject to the new tax on distributions. Where this occurs, a refund of some or all of the tax withheld may be claimed. This special form of capital loss, usable only for this purpose, may be carried back three taxation years or carried forward indefinitely.

                                    ANNEX 9

EXAMPLE

FACTS

Units of Property Trust (PT), a Canadian real estate investment trust, trade on a prescribed stock exchange. The value of the units is always attributable to real property in Canada.

On January 1, 2005, an investor resident in the US acquires 10,000 units of PT. The investor's total cost base of the units is $100,000, or $10 per unit.

Over the course of 2005, PT makes the following distributions:

-        30 cents per unit as a distribution of PT's income for the year.

- 10 cents per unit as a distribution of gains PT realized in the year on the disposition of Canadian real estate.

-        20 cents per unit as a different, otherwise non-taxable distribution.
On January 2, 2006, the investor sells 5,000 units of PT. The investor's proceeds from the sale are $45,000, or $9 per unit--realizing a $5,000 loss.

TAX EFFECTS

In accordance with existing law and the Canada-U.S. tax treaty, Canada applies a 15-per-cent withholding tax to the 30-cent-per-unit income distribution. Under these proposals, the 10-cent-per-unit distribution attributable to gains on Canadian real estate will also be subject to that same tax.

The 20-cent-per-unit distribution will be subject to the new 15-per-cent tax. A distribution tax of $300 ($0.20 X 10,000 units X 15%) will be withheld from the distribution.

Having realized a $5,000 loss in 2006 on the disposition of 5,000 units of PT, the investor can choose to file the special tax return for that year. In that return, the investor can claim $1,000 of that loss against the $1,000 distributed on the sold units. This will entitle the investor to a refund of $150 of the tax collected from the distribution. (The remaining $4,000 loss is not available for carryover since the investor's distributions on the sold units totaled just $1,000.)

INVESTMENTS BY MUTUAL FUNDS IN RESOURCE PROPERTIES

As discussed above, non-residents who invest directly in certain TCP are subject to taxation in Canada in respect of gains arising on the disposition of that property. If such property is held in a mutual fund in which non-residents hold units or shares, however, gains resulting from the disposition of such property can be distributed to non-resident investors at reduced levels of Canadian tax. In some cases, the gains may be distributed tax-free.

         Special rules were introduced to the Income Tax Act in 1990 to restrict the use of mutual fund trusts and mutual fund corporations (mutual funds) as intermediaries through which non-residents may invest in TCP without being

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                              THE BUDGET PLAN 2004

subject to an appropriate level of Canadian tax. In general terms, if more than 10 per cent of the mutual fund's property consists at any time of TCP and the mutual fund is established or maintained primarily for the benefit of non-residents, the fund may lose its status as a mutual fund.

         The use of mutual funds to reduce Canadian tax has particular relevance to investments in Canadian real property, Canadian resource property and timber resource properties, since non-resident persons generally do not benefit from any tax treaty relief with respect to gains from such property (i.e. such properties are not treaty-protected properties).

         The budget therefore proposes to clarify, for the purpose of the special rules limiting non-resident participation in mutual funds, that the properties a mutual fund must include in computing its 10-per-cent threshold will include Canadian resource properties and timber resource properties. A mutual fund that was on March 22, 2004, a mutual fund trust or corporation and that would otherwise cease, on March 23, 2004, to qualify as a mutual fund trust or corporation because of this proposal will have until January 1, 2007, to comply with the modified rule. This is intended to accommodate mutual funds and their investors in providing an orderly transition to comply with this clarification.

IMPROVED INFORMATION REPORTING

To improve the ability of trust beneficiaries to comply with the income tax law, trusts will be required to provide to their beneficiaries further information on the composition of distributions received from the trust. Trusts will be required to identify what portion, if any, of a distribution will give rise to an adjustment in the cost base of the beneficiary's interest in the trust. This measure will apply starting for information slips issued in respect of distributions made in respect of a trust's 2004 taxation year. Generally, these slips are required to be issued by a trust within 90 days after the end of its taxation year.

MONITORING

The Department of Finance will continue to evaluate the development of the income trust market as part of its ongoing monitoring and assessment of Canadian financial markets and the Canadian tax system.

                                    ANNEX 9

GENERAL ANTI-AVOIDANCE RULE

A statutory general anti-avoidance rule was introduced in the Income Tax Act in 1988. This rule is intended to prevent abusive or artificial tax avoidance schemes, without interfering with legitimate commercial and family transactions. In seeking to distinguish between legitimate tax planning and abusive tax avoidance, the general anti-avoidance rule aims to establish a reasonable balance between the protection of the tax base and the need for certainty for taxpayers in planning their affairs.

         Budget 2004 proposes to clarify that the Act's general anti-avoidance rule applies to a misuse or abuse of the provisions of the Income Tax Regulations, the Income Tax Application Rules (ITARs), and any enactments amending the Act, Regulations or ITARs, as well as to a misuse or abuse of a tax treaty.

AFFILIATED PERSONS RULES AND TRUSTS

For many purposes under the Income Tax Act, it is necessary to identify persons who have economic interests in common. For example, a person is not permitted to realize a tax loss upon transferring a property to a corporation the person controls: since the person indirectly retains an economic interest in the property, any tax recognition for such losses would be premature.

         The Act includes several sets of rules that establish the circumstances in which persons are considered to share economic interests. These include rules on related persons, associated corporations, connected corporations and affiliated persons--the last of which is the standard that applies in respect of losses.

         The existing affiliated persons rules do not deal comprehensively with trusts, and this can produce results at odds with the underlying intent of the rules that affect loss realizations. On the one hand, losses on true economic dispositions of property involving trusts are in some cases denied. For example, a trust having as its trustee a commercial trust company, and a brokerage firm controlled by the same financial institution that controls the commercial trust company, might be affiliated under the existing rules, even if the trust has no other connection to the group. As a result, tax recognition of losses arising from a sale of shares by the trust to the brokerage would be deferred.

         On the other hand, losses may be claimed on dispositions where use of a trust allows a taxpayer to retain an economic interest in the transferred property. For example, a taxpayer might be able to claim a loss under the present regime on a transfer of property to a trust of which he or she is the sole beneficiary (but not the trustee).

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                              THE BUDGET PLAN 2004

         These results are inappropriate and inconsistent with how the rules apply to dispositions involving corporations and, particularly, partnerships.

         The budget proposes to expand, for the purposes of the Act, the scope of the affiliated persons rules to deal more fully with trusts. This will be done in a manner that is generally consistent with how the rules apply to partnerships. Not only will this ensure that the loss deferral rules apply as intended to property dispositions involving trusts, but it will also improve the application of other rules that use the affiliation standard, such as those concerning nonresident persons who receive investment advice from Canadian service providers.

         Budget 2004 proposes that, after March 22, 2004, a trust will be affiliated with any of its beneficiaries who is entitled to a majority of the trust income or capital, and generally also with any person affiliated with such a beneficiary. After March 22, 2004, two trusts will be affiliated if two conditions are met:

- A person who has contributed property to one of the trusts on a non-arm's length basis or for inadequate consideration is affiliated with any such person in respect of the other trust.

- Beneficiaries that enjoy a majority of the income or capital of the trusts are affiliated.

         In the case of a discretionary trust, these new rules will apply as if any discretion of any person in respect of the trust had been fully exercised (or not exercised, as the case may be) in respect of each person who is a potential beneficiary of the discretion.

PATRONAGE DIVIDENDS

Co-operatives and many credit unions regularly distribute earnings to their members or customers in the form of patronage dividends--amounts computed at a rate in proportion to the amount of business done with the member or customer. The Income Tax Act allows a corporation or other person that pays patronage dividends to deduct the payments in computing income. Patronage dividends received by a customer or member, with the exception of those with respect to certain consumer goods or services, are included in computing the recipient's income. Ordinary taxable dividends, on the other hand, are not deductible by the payor corporation.

         Under certain circumstances, the current system could allow entities that are neither co-operatives nor credit unions to use patronage dividends in ways that erode the Canadian tax base. For example, a patronage dividend could be paid by a wholly-owned Canadian subsidiary to its U.S. parent company, with the intended result that all of the subsidiary's tax liability is eliminated, and the only tax applicable is non-resident withholding tax.

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                                    ANNEX 9

         While the general anti-avoidance rule may address some of these cases, the budget proposes to amend the Income Tax Act to prevent persons, other than co-operatives and credit unions, from deducting patronage dividends paid after March 22, 2004, to non-arm's length persons. This amendment will prevent unintended application of the patronage dividend provisions.

TAXPAYER-REQUESTED ADJUSTMENTS

In 1991 the Income Tax Act was amended to allow an individual or testamentary trust to request that the Minister of National Revenue accept a late-filed return for a taxation year, or reassess an income tax return beyond the normal reassessment period for a taxation year (generally 3 years), in order to provide for an income tax refund. This measure allowed the Minister to assess or reassess returns for the 1985 and subsequent taxation years. At the same time, the Act was also amended to permit the Minister of National Revenue to accept late-filed, amended, or revoked elections for taxation years after 1984 where an intention to make (or revoke) the election can be shown, and to waive or cancel penalties or interest for taxation years after 1984 in situations where factors beyond the taxpayer's control, such as illness or a natural disaster, prevented a tax return from being filed on time. However, these provisions did not include a mechanism to update the 1985 base year.

         Administrative problems can arise in verifying claims made for taxation years going as far back as 1985. The budget therefore proposes that, for applications for relief made after 2004, adjustments made under these provisions be limited to taxation years that end in any of the ten preceding calendar years.

         This measure will come into effect after 2004 in order to give taxpayers an opportunity to review their records and, if needed, request adjustments based upon the current law.

TRADING CHARITABLE DONATIONS

Individuals who make charitable donations, but who do not have sufficient tax payable in the year of donation to use all of the resulting tax credits, may carry forward their unused credit balance to be claimed in any of the five subsequent taxation years. Similarly, corporations may carry forward unused charitable donations deductions for up to five taxation years. There are no provisions in the Income Tax Act intended to allow individuals or corporations to sell or otherwise transfer these unused claims to other taxpayers, except in certain circumstances where a corporation is wound up into its parent corporation or amalgamates with another corporation to form a new successor corporation.

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                              THE BUDGET PLAN 2004

         In recent years, however, transactions have occurred under which a donation of property is made indirectly, by a person who could not otherwise use the resulting charitable donations deductions or credits, by means of a transfer of the property to a corporation, the subsequent donation of the property by the corporation to a charity, followed by a sale of the shares of the corporation to another corporation that is in a position to make use of the unused charitable donations deductions.

         In this regard, and in response to similar transactions involving other deductions, the Income Tax Act includes provisions that restrict the deductibility of accumulated losses and other tax pools after control of the corporation is acquired. In particular, capital losses realized by a corporation before an acquisition of control of the corporation cannot be carried forward for deduction after the acquisition of control.

         The budget, therefore, proposes that the Income Tax Act be amended to provide that charitable donations deductions of a corporation that were unused at the time control of the corporation was acquired will be claimable only for taxation years that end before that acquisition of control. This restriction will treat unused charitable donations deductions of a corporation in a manner that is similar to the treatment accorded capital losses and will ensure that unused charitable donations deductions cannot be traded.

         To prevent avoidance of this rule, it is proposed that no charitable donations deduction be allowed in respect of a gift of a property by a corporation (or a successor corporation) after the time control of the corporation has been acquired, if the property was acquired by the corporation before that time under an arrangement under which it was expected that control of the corporation would be so acquired and the gift would be so made.

         These amendments will apply in respect of gifts made after March 22, 2004.

NOTICES SERVED ON A FINANCIAL INSTITUTION

The Bank Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act (CCAA) require that, for notices and orders with respect to a customer of any Canadian bank, foreign bank branch, trust or loan company or an association governed by the CCAA (all of which are referred to here as a bank) to be binding on the bank, the notices or orders must be served at the branch of the bank that is the branch of account of the customer or the branch where the property of the customer is held. An exception to this requirement applies for enforcement notices with respect to family financial support. These notices can be served at a designated office of a bank.

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

                                    ANNEX 9

         The requirement to serve notices and orders at a particular branch gives rise to difficulties in the enforcement of the tax laws. The Canada Revenue Agency (CRA) may, for example, know that a taxpayer has an account with a given bank, but not know which particular branch is the branch of account.

         To facilitate the efficient administration of the tax system, the Bank Act, the Trust and Loan Companies Act and the CCAA will be amended to provide that the CRA may serve notices or orders under the laws it administers at either the branch of the bank that is the branch of account of a customer or at a designated office of the bank.

         It is expected that, to comply with this amendment, each bank will use the offices designated for enforcement notices for family financial support, although a bank would be able to designate different offices for the purposes of CRA notices and orders.

         The notices or orders served in accordance with this amendment would fix the bank with knowledge of its content and the action required, and, where applicable, would be binding on property of the customer in the possession of the bank.

         This measure will take effect on Royal Assent.

REGISTERED CHARITIES--REGULATORY REFORMS

There are approximately 80,000 charities registered under the Income Tax Act. Canadians recognize the value of charitable giving and the important contribution that Canada's registered charities make towards improving quality of life. In 2002 alone, 5.5 million Canadians made financial or in-kind donations worth $5.8 billion.

         In March 2003 the Joint Regulatory Table (JRT), in its report "Strengthening Canada's Charitable Sector: Regulatory Reform", made 75 recommendations for improvements to the rules governing charities under the Income Tax Act. This report is the result of extensive consultations between the Government of Canada, the charitable sector and other key stakeholders. The JRT was launched in November 2000, as one of six tables established by the Government's Voluntary Sector Initiative.

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                              THE BUDGET PLAN 2004

         Registered charities have not benefited from any significant updating to the administrative regime since 1983. The following budget measures significantly improve the regulatory framework for registered charities. These measures will also enhance Canadians' confidence that their generous donations to registered charities are well-managed. Specifically, Budget 2004:

- Responds to the recommendations of the JRT concerning registered charities by proposing:

         -        A new compliance regime.

         -        A more accessible appeals regime.

         -        More transparency and greater accessibility to information.

-        Proposes to improve the disbursement quota rules.

COMPLIANCE REGIME

Overall Compliance Strategy

The JRT established as key principles of regulatory reform that the regulatory framework should uphold the integrity of the provisions in the Income Tax Act and facilitate public trust in the work of charities.

         Currently, the only sanction against a registered charity that does not comply with the requirements of the Income Tax Act is the revocation of its status as a registered charity (i.e. de-registration). A revoked charity loses its tax-exempt status and its privilege to issue tax receipts. It must also transfer its assets within one year from its revocation to one or more registered charities. Any property remaining in the hands of the charity one year after the revocation must be transferred to the Crown. This requirement is often referred to as the revocation tax.

         Each year the registration of about 2,000 charities is revoked. Most of those revocations occur because of a failure to file the required annual information return, or because the charity is being discontinued. A small number (15-20) are revoked each year for serious non-compliance.

         Because of its harshness, revocation is seldom imposed for minor infractions. Consequently, lesser forms of non-compliance may go unchecked, thus diminishing public confidence in the legitimacy of charities and in how donations are spent.

         Budget 2004 therefore proposes a more responsive approach to the regulation of charities for Income Tax Act purposes, taking into account the small size of most registered charities and the goodwill of the volunteers who operate them.

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                                    ANNEX 9

         The first priority will be to encourage compliance through education. The Canada Revenue Agency (CRA) will work in partnership with leading sector organizations to help volunteers and employees who work for charities to know and understand the rules better.

         Coupled with the continued use by the Minister of National Revenue of compliance agreements to help correct minor or inadvertent infractions, this new approach will emphasize risk control, problem solving, and compliance management. The Minister of National Revenue will continue to be able to revoke the registration of charities for more severe cases of non-compliance.

         In addition, the budget proposes to introduce new, more effective sanctions that are more appropriate than revocation for relatively minor breaches of the Income Tax Act. The proposed sanctions will generally respond directly to activities that contravene the rules, thereby making the income tax rules for charities clearer and fairer. The sanctions will also be progressive, generally increasing in severity for repeat infractions. All proposed sanctions deal with infractions that are already identified in the Act. Moreover, a mechanism will be established to allow financial penalties to be reinvested in the charitable sector.

Proposed Intermediate Taxes and Penalties

Proposed sanctions and taxes include:

- The taxation of gross revenue generated by a registered charity from prohibited activities that generate income. The tax will apply: to private foundations that carry on a business activity; to charitable organizations and public foundations that carry on an unrelated business activity; and to foundations that acquire control of a corporation through means other than those allowed under the Act.

- Suspension of a registered charity's tax-receipting privileges for using donated funds other than for charitable purposes. This may include, for example, situations where a registered charity provides undue benefits to its trustees. A suspended charity will be prohibited from issuing official receipts and from receiving funds from qualified donees--that is, other organizations that can also issue official receipts--for a period of one year. The charity will also be required to advise potential donors of its suspension. A suspended charity's administrative and regulatory obligations--for instance, meeting its disbursement quota, or filing its annual information return--will continue during the suspension period.

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                              THE BUDGET PLAN 2004

- Monetary penalties for failure by a registered charity to file its annual information return on time as stipulated in the Act, together with publication of the names of late- or non-filers. These measures are intended to encourage registered charities to be more diligent in filing annual information returns for the benefit of the public and the tax authorities. Registered charities currently have six months from the end of their fiscal year to file an annual information return. Registered charities that have not filed on time will, as a first step, be subject to a penalty of $500. Further, registered charities that do not file upon the receipt of a demand to file from the Minister of National Revenue will have their registration revoked. Revoked charities will be allowed to apply for re-registration. If they do so apply and are re-registered within one year of the date of revocation, they will not be required to pay the revocation tax, provided they file the missing returns, pay all outstanding penalties and other taxes, and otherwise comply with the provisions of the Income Tax Act. However, revoked charities that are not re-registered during that period will be subject to the revocation tax.

         The proposed new sanctions regime is described in more detail in the table below. Charities will have the right to object to the imposition of an intermediate tax or penalty and, subsequently, to appeal to the Tax Court of Canada.

                                    ANNEX 9

TABLE A9.3
Registered Charities: Intermediate Taxes and Penalties

                                                       TAX OR PENALTY
                                       (UNLESS REGISTRATION OF THE CHARITY IS REVOKED)
                                 ----------------------------------------------------------
                                                                   REPEAT INFRACTION
                                                                    (Repeated acts or
                                                               omissions will increase the
         INFRACTION                     FIRST INFRACTION        probability of revocation)
-------------------------------  ----------------------------  ----------------------------
Late filing of annual            $500 penalty                  $500 penalty
information return

Issuing of receipts with         5% penalty on the eligible    10% penalty on the eligible
incomplete information           amount stated on the receipt  amount stated on the receipt

Failure to comply with certain   Suspension of tax-receipting  Suspension of tax-receipting
verification and enforcement     privileges                    privileges
sections of the Income.
Tax Act (230 to 2315),
eg keeping proper books
and records

Charitable organization or       5% tax on gross unrelated     100% tax on gross unrelated
public foundation carrying       business revenue earned       business revenue earned
on an unrelated business         in a taxation year            in a taxation year and
                                                               suspension of tax-receipting
                                                               privileges

Private foundation carrying      5% tax on gross business      100% tax on gross business
on any business                  revenue earned in             revenue earned in a taxation
                                 a taxation year               year, and suspension of
                                                               tax-receipting privileges

Foundation acquires control      5% tax on dividends paid      100% tax on dividends
of a corporation                 to the charity by the         paid to the charity by
                                 corporation                   the corporation

Undue personal benefit           105% tax on the amount        110% tax on the amount
provided by a charity to any     of undue benefit              of undue benefit and
person. For example, a                                         suspension of
transfer to a person who                                       tax-receipting privileges
does not deal at arm's length
with the charity or who is
the beneficiary of a transfer
because of a special
relationship with a donor
or a charity

A gift that is restricted under  105% tax on the amount        110% tax on the amount
subsections 149.1(2), (3) or     of the gift                   of the gift
(4) of the Act

Issuing receipts in a taxation   125% tax on the eligible      125% tax on the eligible
year for eligible amounts        amount stated                 amount stated
that in total do not exceed      on the receipt                on the receipt
$20,000 if there is no gift or
if the receipt contains
false information

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                              THE BUDGET PLAN 2004

TABLE A9.3
Registered Charities: Intermediate Taxes and Penalties

                                                       TAX OR PENALTY
                                       (UNLESS REGISTRATION OF THE CHARITY IS REVOKED)
                                 ----------------------------------------------------------
                                                                   REPEAT INFRACTION
                                                                    (Repeated acts or
                                                               omissions will increase the
         INFRACTION                     FIRST INFRACTION        probability of revocation)
-------------------------------  ----------------------------  ----------------------------

Issuing receipts in a taxation   Suspension of tax-receipting  Suspension of tax-receipting
year for eligible amounts        privileges and 125% tax       privileges and 125% tax on
that in total exceed $20,000,    on the eligible amount        the eligible amount
if there is no gift or if the    stated on the receipt         stated on the receipt
receipt or if the receipt
contains false information

Delaying expenditure of          The charities involved are    The charities involved are
amounts on charitable            jointly and severally, or     jointly and severally, or
activities through the transfer  solidarily, liable for the    solidarily, liable for the
of funds to another              amounts so transferred        amounts so transferred
registered charity               plus a 10% tax on             plus a 10% tax on
                                 those amounts                 those amounts

Notes:

These intermediate sanctions will not prevent application of the current provisions, which allow the Minister of National Revenue to revoke the registration of a charity in respect of any of the above infractions. For example, failure to file an information return may result in revocation of registered status upon a first infraction.

This chart does not include infractions for which no tax or penalty would be assessed, yet which would lead to revocation, e.g. ceasing to conduct charitable activities.

Taxes and penalties will be assessed in aggregate for a taxation year.

A repeat infraction is an action in a taxation year that gives rise to a tax or penalty in respect of which an assessment was previously raised for a preceding taxation year.

Rules of general application may also apply in addition to the sanctions referred to above, e.g. the failure to keep proper books and records is an offence punishable by a fine or imprisonment.

         These measures will apply in respect of taxation years that begin after March 22, 2004.

Transfer of Amounts in Respect of Taxes and Penalties

Where a particular charity is required to pay taxes and penalties for a taxation year which total more than $1,000, the charity will be permitted to satisfy its liability by transferring amounts to eligible donees as determined by the Minister of National Revenue. This will ensure that funds raised for charity may continue to be applied to charitable purposes.

         For these purposes, an eligible donee in respect of a particular charity is a registered charity that satisfies all of the following conditions:

-        It is fully compliant with the requirements of the Income Tax Act (i.e.
not at that time subject to any tax, penalties or suspensions, etc. under the
Act).

                                    ANNEX 9

- It is not subject to a certificate pursuant to the Charities Registration (Security Information) Act.

- It is a charity, more than 50 per cent of the members of the board of directors or trustees of which deal at arms' length with each member of the board of directors or trustees of the particular charity.

Revocation

The Minister of National Revenue will retain the authority to revoke the registered status of a charity for severe breaches of the Income Tax Act including continued, repeated or cumulative infractions, and in cases where it is clear that the organization is being operated for purposes that are not charitable.

         In addition, Budget 2004 proposes to allow the Minister of National Revenue to revoke the registration of an organization that obtained its registration on the basis of false or deliberately misleading information. This new ground for revocation is intended to provide the Minister of National Revenue with an expedited method of dealing with organizations that have obtained registration on false pretences.

Revocation Tax

Currently, a charity that has had its registration revoked has one year from the date of that revocation to divest itself of its assets--to registered charities or other qualified donees. The balance of the net assets of a revoked charity, after this divestiture, must be transferred to the Crown as a revocation tax.

Eligible Transfers on Revocation

The budget proposes that a particular charity whose registration has been revoked will be able to transfer assets only to registered charities, and only where those charities satisfy the conditions of the new eligible donee definition set out above. Other qualified donees such as municipalities, foreign universities and United Nations Agencies will not be eligible for transfers on divestiture, since the intent is to keep the money invested within the charitable sector in Canada, and applied to charitable purposes that are analogous to those for which the funds were originally raised.

Freezing Tax-Assisted Assets

The ability of a revoked charity to divest assets within one year of revocation provides a one-year suspension of any collection action in respect of the revocation tax. Cases can arise, however, where the Minister of National Revenue becomes aware that a revoked charity's assets are being diverted or directed for private benefit.

                              THE BUDGET PLAN 2004

         In order to collect the revocation tax in a timely manner, the budget proposes that the revocation tax be assessed in the Notice of Intended Revocation issued by the Minister of National Revenue. The assessment will be based on information received as a result of an audit or from the latest information return submitted by the charity. The normal suspension of collection for one year from the date of the publication of the Notice will not apply if the CRA obtains authorization from a judge to commence collection proceedings before that time. A charity whose registration has been revoked will retain the opportunity to satisfy the liability by transferring assets to an eligible donee, as described above.

Annulment

The Income Tax Act will be amended to provide explicit authority to the Minister of National Revenue to annul an organization's registration in circumstances where the Minister registered the organization in error. In recognition of the CRA's role in registering charities, and consistent with the current practice of the Minister of National Revenue under annulments made pursuant to administrative law, a revocation tax will not be applied in such circumstances, and official receipts issued prior to annulment will be honoured.

         The measures relating to revocation and annulment will apply to notices issued by the Minister of National Revenue after the later of December 31, 2004 and 30 days after Royal Assent to any measure giving effect to this proposal.

APPEALS REGIME

Where a registered charity or applicant for registration disagrees with a decision of the Canada Revenue Agency (CRA), its recourse is to appeal the decision to the Federal Court of Appeal. Budget 2004 proposes to make the appeals process more accessible and affordable for registered charities and unsuccessful applicants by creating an impartial CRA internal reconsideration process for matters affecting charities, and by allowing for appeals of taxes and intermediate penalties to be made to the Tax Court of Canada.

                                    ANNEX 9

Internal Reconsideration Process

Unlike other taxpayers, registered charities and applicants do not currently have access to the internal objection review process of the CRA. The budget proposes to extend the application of CRA's existing objection review process to notices of decisions regarding:

-        Applications for registration that have been denied.

-        Revocations or annulments of a charity's registration

- Designations relating to whether a registered charity is a private or public foundation or one that is directly involved with charitable programs and services.

- Impositions of any taxes or penalties against a registered charity. As part of this objection process:

- A valid Notice of Objection by an organization will be required to be filed within 90 days from the issuance by the CRA of the notice which is the subject of the objection.

- The results of the review will be required to be communicated to the organization in writing.

- The objection process will be mandatory before an appeal may be made to a court.

External Appeals Process

Appeals of decisions on registration and revocation will continue to be directed to the Federal Court of Appeal. Appeals of decisions to annul the registration of a charity will also be directed to the Federal Court of Appeal. Appeals of taxes and penalties, described above under the heading A New Compliance Regime for Registered Charities, may be directed to the Tax Court of Canada.

         It is proposed that these measures apply in respect of notices of decisions referred to above that are issued by the Minister of National Revenue after the later of December 31, 2004, and 30 days after Royal Assent to any measure giving effect to this proposal.

         This new objection and appeals processes will not apply to an applicant or a registered charity that is the subject of a certificate under the Charities Registration (Security Information) Act. The current process for such cases will continue to apply.

                              THE BUDGET PLAN 2004

TRANSPARENCY AND ACCESSIBILITY OF INFORMATION

The Canada Revenue Agency (CRA) is authorized to disclose information about the status of registered charities and some of their financial information. The budget proposes to further enhance transparency and accessibility by making new information available on registered charities, the registration process, regulatory decisions, and compliance activities and results. These proposals will not compromise existing safeguards that are in place to protect the privacy of individuals.

         Making the CRA's decision process more transparent and accessible will enhance the charitable sector's awareness of the income tax rules and how they are applied. At the same time, greater transparency and accessibility means greater accountability, serving to reinforce confidence within the donating public in the integrity of the CRA and the charitable sector.

Information Pertaining to Registered Charities

At present, Canadians have access to a variety of useful information on currently or previously registered charities. This includes annual information returns, governing documents, the names of directors and the periods during which they were directors, registration letters and notices of revocation.

         Budget 2004 proposes to authorize the Minister of National Revenue to release to the public the following additional information regarding registered charities, where such information has been submitted to the Minister after 2004:

-        Financial statements that are filed with annual information returns.

- Letters sent by the CRA to a charity relating to the grounds for annulment of the charity's registration.

- The CRA's decisions regarding a notice of objection filed by a registered charity.

- The information that a registered charity has filed in support of an application for special status or an exemption under the Act, as well as any responses to such applications from the CRA (e.g. requests for permission to accumulate assets).

- The identification of a registered charity on which a sanction has been imposed, the type of sanction imposed, and the letter sent to the charity relating to the grounds for the sanction.

                                    ANNEX 9

Information Pertaining to Organizations Denied Registration

Currently, no information is made available to the public about organizations that have been denied registration as registered charities under the Income Tax Act. Access to such information will assist the charitable sector and the public in understanding how the CRA determines whether an organization meets the criteria for registration as a registered charity. Accordingly, the CRA will make available its reasons for denying the registration of an organization. This will include, in such a manner as to withhold the identity of an applicant, the following information if submitted or received by an organization in the course of making an application to the CRA for registration as a registered charity:

- The governing documents of the organization, including the organization's statement of purpose.

- Information disclosed by the organization in the course of making the application.

-        A copy of the notice of denial in respect of the organization.

- A copy of the decision, if any, of the CRA's Appeals Branch regarding a notice of objection, if any, filed by the organization.

Additional Information on Official Tax Receipts

The Income Tax Regulations currently require registered charities to include certain information on their official receipts, such as details about the charity and the donor, the eligible amount in respect of the gift and the date of the gift. The budget proposes to also require that the name and website address of the CRA appear on all official receipts. This change will take effect for receipts issued after 2004.

Increasing Public Information and Sector Education

The CRA proposes to increase public education on what to be aware of when giving to charities, how to confirm the status of a charity, and how to file a complaint about a charity. In addition, the CRA will post on its website the reasons for its registration decisions as well as the policies, procedures and research databases it uses for its decision-making. The CRA will also make available to the public an annual report on its activities related to registered charities.

                              THE BUDGET PLAN 2004

A More Transparent Relationship with the Charitable Sector

Registered charities will now have a stronger voice in shaping the administration of tax rules through a newly created Charities Advisory Committee. The Committee will be comprised of sector representatives, and mandated to advise the Minister of National Revenue on these administrative issues.

DISBURSEMENT QUOTA RULES

In order to retain registered status, charities must fulfil minimum annual disbursement requirements set out in the Income Tax Act. These rules, known as the disbursement quota rules, ensure that a significant portion of a registered charity's resources are devoted to charitable programs and services, rather than, for example, fundraising, management, or administration. A summary description of these rules is provided below.

OVERVIEW OF CURRENT DISBURSEMENT QUOTA RULES

A registered charity must annually disburse an amount at least equal to the total of the following:

- 80 per cent of tax-receipted donations (other than endowments) received by it in the previous year.

- 80 per cent of the proceeds from the disposition of endowments in the year.

- For charitable foundations, 4.5 per cent of the fair market value of its capital assets (such as investments) that are not used directly in charitable activities or administration.

- For charitable foundations, a percentage of amounts received by it from other registered charities: 80 per cent for public foundations and 100 per cent for private foundations.

A registered charity meets its annual disbursement obligation by expending amounts on the delivery of its own charitable programs and services, or by transferring funds to registered charities and other qualified donees.

         The budget proposes to introduce several changes to the disbursement quota rules and to eliminate certain regulatory barriers to ensure that registered charities can effectively manage the gifts entrusted to them by Canadians.

                                    ANNEX 9

Disbursement Quota on Capital Assets

Disbursement Quota Rate

Budget 2004 proposes to replace the fixed 4.5 per cent disbursement quota rate with a new rate that is more representative of historical long-term real rates of return earned on the typical investment portfolio held by a registered charity.

         Given the ongoing nature of charitable activities, it is appropriate to allow charities to maintain a capital asset base on a sustainable long-term basis. Accordingly, the disbursement quota rate on capital assets should be set at a level that can sustain the real value of a charity's capital assets over the long-term. This is consistent with the long-term intentions of donors who provide gifts in the form of endowments.

         Analysis indicates that the current 4.5-per-cent disbursement quota rate is high relative to long-term investment returns. Accordingly, the budget proposes to reduce the 4.5-per-cent disbursement quota rate on capital assets to
3.5 per cent. This rate will be reviewed periodically to ensure that it continues to be representative of long-term rates of return.

         This change will apply to taxation years that begin after March 22, 2004.

Realizing Capital Gains from Endowments

Registered charities typically hold capital endowments that produce investment income in the form of capital gains, dividends, and interest. Since an annual disbursement quota is applied on the value of these capital endowments, registered charities will need to use the investment income in order to meet their disbursement obligations. In some cases, the return on an investment is weighted heavily in favour of capital gains, rather than cash flow such as dividends or interest. In these circumstances, a registered charity might prefer to meet its disbursement quota by realizing, and expending, capital gains that have accrued on endowments, if the terms of the gift do not restrict the charity from this action. However, if the charity does so, under the current rules it must then meet an 80 per cent disbursement obligation to the extent that the proceeds of disposition are expended by the charity. The effect of the current rules is to discourage registered charities from realizing capital gains in order to meet disbursement obligations to fund charitable programs and services.

         Budget 2004 therefore proposes to reduce the 80 per cent disbursement requirement that applies to the expenditure of proceeds from the disposition of such endowments, by the lesser of 80 per cent of the capital gain realized on the disposition and 3.5 per cent of the value of all property not used directly in charitable activities or administration.

         This proposal will apply to taxation years that begin after March 22, 2004.

                              THE BUDGET PLAN 2004

Extending the 3.5 Per Cent Disbursement Quota to Charitable Organizations

Historically, charitable foundations were the primary beneficiaries of endowments. For that reason, only charitable foundations were made subject to a disbursement obligation on endowments. Currently, however, both charitable organizations and charitable foundations may hold capital endowments from which they generate investment income. Accordingly, the budget proposes that charitable organizations be made subject to the 3.5 per cent disbursement obligation on their capital assets. With this change, all registered charities will be subject to the same disbursement obligations on their capital assets.

         In order to provide charitable organizations registered before March 23, 2004 with sufficient time to adjust to this new requirement, this measure will apply only to their taxation years that begin after 2008. For charitable organizations registered after March 22, 2004, this measure will apply to taxation years that begin after that date.

Transfers Between Registered Charities

Gifts Transferred to Charitable Organizations

Currently, both charitable organizations and charitable foundations may receive funds transferred from other charities. Those transfers may be used to satisfy the disbursement quota of the transferor charity and, if the transfer is made to a registered charitable foundation, is taken into account in calculating its disbursement quota (at a rate of 80 per cent for public foundations and 100 per cent for private foundations). However, the receipt of these transfers is not taken into account in calculating the disbursement quota of a charitable organization.

         The budget, therefore, proposes to ensure that all transfers from one registered charity to another are subject to a disbursement requirement. In particular, an 80 per cent disbursement requirement will be applied to transfers (other than specified gifts and transfers of capital endowments, as described below) received by registered charitable organizations in taxation years that begin after March 22, 2004.

Transfer of Endowments

Registered charities often receive gifts by way of bequest or inheritance, or that are subject to a condition that the gift be held by the charity for a period of not less than 10 years. Such gifts are often referred to as endowments.

                                    ANNEX 9

         Where the terms of the endowment so allow, a registered charity may transfer property received as an endowment to another registered charity. However, the existing income tax rules for endowments provide impediments to such transfers, generally because of the interaction of the disbursement obligations on both the transferor and the transferee.

         In order to facilitate these transfers, Budget 2004 proposes that an endowment received by a registered charity from another registered charity result in the same treatment as if the endowment had been received directly from the original donor. This will be effected by applying a 100 per cent disbursement requirement to the transferor (which will be satisfied by the transfer), and by treating the endowment in the hands of the recipient charity as if it had been received directly from the original donor.

         This proposal will apply to taxation years that begin after March 22, 2004.

Gifts Made by Way of Direct Designation

Currently, upon the death of an individual, a charitable donations tax credit may be claimed in the individual's terminal income tax return for gifts made to a registered charity as a result of a designation of the charity as the direct beneficiary of the individual's registered retirement savings plan (RRSP), registered retirement income fund (RRIF), or life insurance policy. The charitable sector has expressed concern that, while these gifts are analogous to endowments, they are currently subject to the same disbursement quota rules as ordinary gifts.

         The budget proposes to treat such gifts made by way of direct designation as endowments for the purpose of the disbursement quota rules. This means that such gifts will be subject only to the 3.5-per-cent disbursement quota while they are held as capital, and the 80-per-cent disbursement requirement in the year they are liquidated.

         This proposal will apply to taxation years that begin after March 22, 2004.

Endowments Received and Spent in the Same Year

Currently, endowments are subject to an 80-per-cent disbursement requirement to the extent that the registered charity liquidates and spends the capital in a year following the year in which the gift is received. Budget 2004 proposes that the 80-per-cent disbursement requirement also apply to gifts of capital that are liquidated in the same year that they are received.

         This proposal will apply to taxation years that begin after March 22, 2004.

                              THE BUDGET PLAN 2004

TAX RELIEF FOR CANADIAN FORCES PERSONNEL AND POLICE DEPLOYED TO INTERNATIONAL HIGH-RISK OPERATIONAL MISSIONS

Canada plays an important role in promoting and facilitating peace and stability around the world. This role is fulfilled by relying on the contributions of men and women of the Canadian Forces and Canadian police services (including the RCMP).

         Currently men and women serving with the Canadian Forces on high-risk international missions receive special non-taxable allowances, in addition to their regular pay, but the full amount of their regular pay is subject to income tax.

         In recognition of the contribution of these individuals, the Budget proposes to exclude from income subject to tax employment income that they earn while serving on high-risk military or police missions outside Canada.

         A member of the Canadian Forces or a Canadian police force serving on a deployed operational mission that is assessed for risk allowance pay at level three or higher (as determined by the Department of National Defence) will be entitled to deduct from taxable income the amount of employment earnings from that mission.

         Eligible individuals will be entitled to deduct from their taxable income the amount of their related employment earnings from the mission to the extent that those earnings have been included in computing income, up to the maximum rate of pay earned by a non-commissioned member of the Canadian Forces (i.e. approximately $6000 per month).

EXAMPLE

Corporal Smith earns a monthly base amount of $3,989 working in Ottawa. If she is posted to operations in Afghanistan, she will earn a foreign service premium, as well as hardship and risk allowances (all of which are non-taxable), amounting to $1,763 per month, for a total compensation of $5,752 per month.

Under the new measure, if Corporal Smith were to be posted in Afghanistan for six months, she would be allowed to deduct in computing her taxable income $3,989 for each of those months. This would provide a total deduction of $23,934, saving her about $4,600 in federal income tax.

         This measure will apply to the 2004 and subsequent taxation years.

                                    ANNEX 9

GST/HST REBATE FOR MUNICIPALITIES

As announced in the Speech from the Throne, the Government proposes that the rebate in respect of the goods and services tax (GST) and the federal portion of the harmonized sales tax (HST) for municipalities be increased to 100 per cent from 57.14 per cent. Further, as announced by the Prime Minister in his reply to the Speech from the Throne on February 3, 2004, municipalities are eligible for the increased 100-per-cent rebate effective February 1, 2004.

         On March 9, 2004, the government announced further details on the measure and its operation, including proposed consequential amendments required to facilitate an orderly transition to the full rebate, to protect the integrity of the tax system, and to enhance transparency. In particular, these consequential amendments ensure that the 100-per-cent rebate is targeted appropriately to municipalities and that only acquisitions made on or after February 1, 2004, are eligible for the increased rebate. These amendments also include coming-into-force dates and transitional provisions that ensure that the tax results are fair.

         A detailed Notice of Ways and Means Motion to implement the proposed increase in the municipal rebate, as well as the necessary consequential amendments, is tabled with the budget.

                              THE BUDGET PLAN 2004

OTHER MEASURES

EDUCATION

The budget builds upon existing assistance for education savings provided through registered education savings plans (RESPs) and the Canada Education Savings Grant (CESG). Two measures are proposed to assist education savings for low- and middle-income families:

- The creation of a new Canada Learning Bond for children in low-income families.

- An enhanced Canada Education Savings Grant for low- and middle-income families.

EXISTING EDUCATION SAVING ASSISTANCE THROUGH RESPS AND THE CESG

- Contributions to an RESP are not deductible for income tax purposes and they are not taxed upon withdrawal. For each beneficiary of an RESP, there is an annual $4,000 limit and a lifetime limit of $42,000 on contributions.

- Since 1998 the Government has provided a 20 per cent CESG on the first $2,000 of annual contributions (up to and including the calendar year in which the beneficiary turns 17 years of age) made to an RESP, or on contributions up to $4,000 if there is unused grant room from prior years. There is a maximum annual CESG of $400 per beneficiary ($800 if there is unused grant room) and a lifetime limit of $7,200.

- The CESG and the investment earnings in the RESP are available to the beneficiary as Educational Assistance Payments upon enrolment on a full-time basis in a qualifying post-secondary program at a recognized institution.

- Educational Assistance Payments are taxable in the hands of the student in the year they are received. In most cases, the student's relatively low income results in little or no tax.

- If the beneficiary does not pursue post-secondary education, the CESG is returned to the government. The subscriber may generally transfer the investment income in the RESP to his or her registered retirement savings plan
(RRSP), if RRSP contribution room is available. Otherwise, the investment income may be paid to the subscriber and included in the subscriber's income. This amount is also subject to a 20 per cent additional tax.

- An RESP must be terminated by the end of the year that includes the 25th anniversary of the opening of the plan.

                                    ANNEX 9

CANADA LEARNING BOND

Budget 2004 proposes to introduce, effective January 1, 2004, a new Canada Learning Bond (CLB) to provide a source of education savings for children in low-income families.

         Each child born on or after January 1, 2004 will be eligible for a CLB in each year that the child's family is entitled to the National Child Benefit
(NCB) supplement, up to and including the year in which the child turns 15 years of age.

- An initial CLB of $500 will be provided for the first year of entitlement for the NCB supplement which could be any year from the year of birth up to and including the year in which the child turns 15 years of age.

- Any subsequent CLB will be in the amount of $100, and will be provided in respect of a child for each year in which the family is entitled to the NCB supplement up to and including the year in which the child turns 15 years of age.

         A child in a low income family can receive CLB payments totalling up to $2,000, which--with a 3.5 per cent real rate of return--could be worth up to $3,000 by age 18.

ILLUSTRATIVE EXAMPLES

Mathieu is born in 2004 and is entitled to a $500 CLB at birth because his parents received the NCB supplement for that year. His parents continue to receive the NCB supplement for each year up to and including the year in which he reaches 15 years of age. This generates an entitlement to a $100 CLB for each of those years, and these funds are invested as they become available in Mathieu's RESP. Mathieu's RESP holdings earn an annual average real rate of return of 3.5 per cent. By the time Mathieu is ready to begin post-secondary education at age 18, the CLB will have grown to $3,000 (in 2004 dollars) in the RESP to help fund his post-secondary education.

Jennifer is also born in 2004. Her parents have family income above the NCB supplement range (greater than $35,000) in most years. However, they receive the NCB supplement for three years, when Jennifer is 4, 5 and 6 years of age. She is entitled to a first CLB of $500 at age 4, and an additional $100 CLB in each of the following two years. This $700 of CLB is invested in an RESP for her. When she is ready to begin full-time post-secondary education at age 18, the CLB will have grown to $1,120 (in 2004 dollars) in the RESP to help pay for post-secondary education costs.

                              THE BUDGET PLAN 2004

         The NCB supplement is paid on a 12-month benefit year cycle beginning in July based on family net income for the preceding tax year.

         While no separate application will be required for the CLB, eligibility will be linked to entitlement for the NCB supplement, which is a component of the Canada Child Tax Benefit. It will be essential, therefore, that application be made for the Canada Child Tax Benefit in order for the child to be entitled to the CLB. Children for whom a Children's Special Allowance is paid will also be eligible for the CLB.

         Entitlement to the CLB will be determined at the time of the first monthly payment of the NCB supplement in a benefit year in respect of a child. There will be only one CLB for a child in any particular benefit year. The CLB will be payable into an RESP of which the child is a beneficiary. While any person can subscribe to an RESP for the benefit of a child, only the primary caregiver for a child will be allowed to authorize the transfer of the CLB into an RESP for the benefit of the child. For purposes of the CLB, the primary caregiver in a particular year will generally be the person receiving the NCB supplement which generated entitlement for the CLB.

         An additional $25 will be paid into the RESP to which the initial CLB of $500 is deposited in recognition of one-time incidental expenses that may be associated with opening the RESP account. As at present, the Social Insurance Number of each beneficiary must be made available to the RESP provider before an RESP can be established.

         The CLB will be administered by the Department of Human Resources and Skills Development (HRSD). HRSD will keep track of CLB entitlements as they accumulate and record payments made for each child. A CLB in respect of a child can be transferred to an RESP at the request of a primary caregiver at any time before the child reaches 18 years of age. No interest will be paid on CLB entitlements that have not been transferred to an RESP--once in the RESP, the deposits will grow in accordance with the plan. If a CLB in respect of a child has not been transferred to an RESP by the time the child reaches 18 years of age, the child will have up to three years to open an RESP to hold the bond. In this case, the child will be both subscriber and beneficiary of the RESP. Once a child turns 21 years of age, any CLB in respect of the child which has not been transferred to an RESP will be forfeited.

         The CLB will not be taken into account in calculating annual and lifetime RESP or CESG contribution limits. No CESG will be paid on CLB amounts placed in an RESP.

                                    ANNEX 9

         A specific portion of each Educational Assistance Payment will be considered to be attributable to the Canada Learning Bond. As at present, the full amount of the Educational Assistance Payment is subject to tax in the hands of the student. Conditions governing the use and repayment of the CLB will generally be the same as those applying to the CESG. However, CLB entitlements are allocated to a specific child and, unlike the CESG, cannot be shared with other beneficiaries in a family plan or group plan.

         While it is proposed that the CLB be effective starting January 1, 2004, the first payment of the CLB will be made after Royal Assent to the enabling legislation and once delivery systems are put in place. Therefore, it is not expected that CLB payments will be made before January 2005.

         HRSD and the RESP industry will work together to put in place, as soon as possible, the administrative arrangements needed to implement this program.

CANADA EDUCATION SAVINGS GRANT

The budget proposes changes to the CESG matching rate for contributions made to RESPs by low- and middle-income families on or after January 1, 2005. Where a child who is under 18 years of age throughout a year is the beneficiary of an RESP, the first $500 contributed to the RESP in the year will attract:

- A 40 per cent CESG matching rate, if the child's family has qualifying net income in respect of the year of $35,000 or less.

- A 30 per cent CESG matching rate, if the child's family has qualifying net income in respect of the year greater than $35,000 but not exceeding $70,000.

         All other contributions eligible for the CESG will continue to qualify for the 20 per cent matching rate. The $35,000 and $70,000 thresholds are in 2004 dollars and will be indexed to inflation for 2005 when this program comes into effect, and for subsequent taxation years.

         For purposes of determining the CESG matching rates for a calendar year, qualifying net income in respect of the year will generally be defined as the family net income used to determine eligibility for the Canada Child Tax Benefit with respect to the child in January of that calendar year. This will be family net income for the second preceding calendar year.

         To avoid additional administrative complexity and to encourage regular contributions to an RESP, the enhanced matching rates will apply to maximum contributions of $500 for a child in any given year--that is, there is no carry-forward of unused access to the enhanced CESG.

                              THE BUDGET PLAN 2004

         At present, the maximum annual CESG contribution room that any child can earn in a year is $2,000. The maximum CESG payable in respect of a year is $400. The maximum CESG contribution room will stay at $2,000. The maximum CESG payable in respect of a year, as well as the lifetime CESG limit for a child, will be increased to accommodate the enhanced matching rates, effective for 2005. A parent of a low-income family contributing $2,000 in a year could receive a CESG totalling $500--that is, 40 per cent on the first $500 ($200) and 20 per cent on the remaining $1,500 ($300).

         Currently, where a child has accumulated sufficient unused CESG contribution room, subscribers may contribute up to $4,000 to the child's RESP in a year and will receive a CESG of $800 (that is, 20 per cent of $4,000). As a result of the enhanced CESG matching rates on the first $500 of RESP contributions in a year, qualifying subscribers contributing $4,000 in a year to catch up on unused CESG contribution room for the child of a low-income family may now receive a CESG of up to $900 in a year--that is, 40 per cent on the first $500 ($200) and 20 per cent on the remaining $3,500 ($700).

         Parents, grandparents and other individuals may each establish RESPs for a child. Their contributions will generally attract the CESG, subject to the child's annual and lifetime CESG and RESP contribution limits. Their contributions may also be eligible for the enhanced CESG matching rates. However, where the RESP subscriber is not the primary caregiver (or his or her spouse or common-law partner), consent of the primary caregiver will be required before the enhanced CESG rate will be paid on contributions made by such subscribers. Unless consent is obtained, the CESG matching rate on eligible contributions will be 20 per cent. In all cases, the provision which limits the enhanced CESG matching rate to the first $500 contributed each year will apply jointly to all RESPs of which the child is the beneficiary.

         It would not be appropriate to allow subscribers to withdraw existing RESP contributions and re-contribute them in order that their beneficiaries obtain a higher CESG matching rate. To prevent this, special rules will apply to withdrawals after March 22, 2004 for non-educational purposes of contributions which previously qualified for the CESG. Where such withdrawals occur, a 20 per cent CESG matching rate will apply to all eligible contributions made to any RESP in respect of those beneficiaries until the total level of contributions to RESPs for those beneficiaries returns to the level previously attained.

         Educational Assistance Payments will be apportioned between the CLB, the CESG and the investment income earned in the RESP. As at present, all Educational Assistance Payments will be subject to tax in the hands of the student.

                                    ANNEX 9

         While it is proposed that these measures be effective starting January 1, 2005, the first payment of the enhanced CESG will be made after Royal Assent is obtained for the enabling legislation and once delivery systems are put in place.

         Additional proposed rules relating to the CLB and enhanced CESG will be developed over the coming months. Further details will be released at a later date.

         Some provinces may pursue the development and implementation of education savings incentive programs that are similar to the Canada Learning Bond or Canada Education Savings Grant programs. The Government is willing to explore with provinces the possibility of collaborating on the delivery of provincial programs consistent with those provided federally and of putting into effect administrative agreements to do so.

TAXATION ARRANGEMENTS WITH FIRST NATIONS

In successive budgets since 1997, the Government has expressed its willingness to put into effect taxation arrangements with interested First Nations. To date, the Government has entered into taxation arrangements allowing nine First Nations to levy a tax on sales on their reserves of fuel, tobacco products and alcoholic beverages. Canada and the eight self-governing Yukon First Nations have also entered into personal income tax collection and sharing agreements. In 2003 the Government introduced legislation to provide the authority to interested First Nations to levy on their lands a First Nation Goods and Services Tax that is fully harmonized with the federal Goods and Services Tax
(GST). The Government continues to indicate its willingness to discuss and put into effect direct taxation arrangements with interested First Nations.

The Government is also prepared to facilitate the establishment of taxation arrangements between provinces, territories and interested First Nations. The Government of Quebec has made such a request. The Government of Canada expresses its willingness to enable and facilitate the establishment of taxation arrangements between the Government of Quebec and interested Indian Act bands situated in Quebec.

                              THE BUDGET PLAN 2004

UPDATE--TAXATION ISSUES

TAX TREATMENT OF SAVINGS

A tax system that encourages private saving is important both to support investment and economic growth and to allow Canadians to meet their individual savings needs. Budget 2003 announced increases in the registered pension plan
(RPP) and registered retirement savings plan (RRSP) limits to $18,000 by 2005 and 2006 respectively. It also noted that it is important that the tax system continue to provide effective mechanisms to support saving. In this regard, it was stated that representations received on the tax treatment of savings would be reviewed and analysis conducted in order to identify possible approaches for future improvements. In particular, the Budget stated an intention to examine and consult on the question of whether tax pre-paid savings plans (TPSPs) could be a useful and appropriate additional savings vehicle for Canadians.

         Finance officials consulted with interested groups, experts and academics on the tax treatment of savings and TPSPs. The discussions were helpful in gathering views on how the tax treatment of savings could be improved and on TPSPs in particular. The Department is reviewing the views brought forward and is continuing to examine and assess TPSPs and other approaches to improve the tax treatment of savings. In the consultation, the question of whether a new type of savings plan such as a TPSP could be appropriate for Canada raised a number of important issues which require further consideration.

DEDUCTIBILITY OF INTEREST AND OTHER EXPENSES

Interest and other expenses are generally deductible in computing income from a business or property only if the expense is incurred "for the purpose of earning income." As the 2003 Budget noted, the meaning of this phrase has become unclear, and in some respects it has been interpreted in a manner that could lead to inappropriate results. In particular, whether "income" is a gross or net concept, and whether "purpose" is subjective or objective, are questions that need to be addressed.

         On October 31, 2003, the Department of Finance released for public consultation a package of legislative proposals respecting the deductibility of interest and other expenses. The proposal focused not on the deductibility of a particular expense, but rather on the ability of a taxpayer to claim a loss from a business or a property. In doing so, the proposals adopted the concept of the reasonable expectation of profit--one that is already used several times in the Act and that has been extensively considered in court decisions.

                                    ANNEX 9

         In its release, the Department emphasized that the sole intent of the proposals is to restore the law and related administrative practices to what they were generally understood to be in the past. Some commentators have nonetheless expressed concern that the proposals could have more far-reaching effects. While this is not the intention behind these proposals, a number of significant issues have been raised that deserve further consideration.

         It is important to ensure that there is an adequate opportunity for taxpayers to comment on the proposals, and for the Department to consider those comments. Accordingly, the Department intends to extend the period for making written submissions on these proposals until the end of August of this year.

CROSS-BORDER SHARE-FOR-SHARE EXCHANGES

Under the Income Tax Act, certain share-for-share exchanges can be undertaken on a tax-deferred basis where the corporations involved are all resident in Canada or are all non-residents. These rules do not apply, however, to a Canadian resident shareholder who exchanges shares of a domestic corporation for shares of a foreign corporation. While there may be other indirect means of accomplishing such an exchange on a tax-deferred basis, the resulting transactions can be complex and costly.

         In the October 2000 Economic Statement and Budget Update, the Government undertook to consult with interested parties on the merits and technical design of a tax deferral provision that would, if implemented, apply in respect of cross-border share-for-share exchanges. Budget 2003 reiterated this plan.

         It is intended that a detailed proposal be released for public comment in the coming months.

LIMITATION PERIODS FOR THE COLLECTION OF FEDERAL TAX DEBTS

On March 4, 2004, the Minister of Finance announced his intention to propose changes to the Income Tax Act and other acts that will, among other things, establish a 10-year limitation period for the collection of federal tax debts. The proposed new limitation period responds to a Supreme Court of Canada decision that the collection of federal income tax debts was subject to the 6-year limitation period set out in the Crown Liability and Proceedings Act.

         The Government intends, at an early opportunity, to place before Parliament amendments that would give effect to the changes proposed by the Finance Minister earlier this month.

NOTICES OF WAYS
AND MEANS MOTIONS

                                    ANNEX 9

NOTICE OF WAYS AND MEANS MOTION TO AMEND THE INCOME TAX ACT

That is expedient to amend the Income Tax Act to provide among other things:

TAX FAIRNESS FOR PERSONS WITH DISABILITIES

         (1) That, for the 2004 and subsequent taxation years, the attendant care expenses deduction described in section 64 of the Act be replaced by a disability supports deduction that includes both attendant care expenses and other eligible disability supports expenses in accordance with proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on March 23, 2004.

         (2) That, for the 2004 and subsequent taxation years, the refundable medical expense supplement described in subsection 122.51(2) of the Act be amended to include 25 per cent of the amount determined for the disability supports expenses deduction.

CAREGIVER EXPENSES

         (3) That, for the 2004 and subsequent taxation years, an individual be permitted to claim in calculating the medical expense tax credit

         (a) medical expenses incurred on behalf of the individual, the individual's spouse or common-law partner, or the individual's child who has not attained the age of 18 years before the end of the year, to the extent that

                  (i) the total of those amounts exceeds the individual's medical expense threshold for the year (the lesser of $1,813 for 2004 (indexed) and 3% of the individual's net income for the year), and

                  (ii) those expenses are not included in calculating medical expenses claimed by any other taxpayer; and

         (b) medical expenses, to a maximum of $5,000, incurred by the individual on behalf of any other dependant to the extent that

                  (i) the medical expenses paid by the individual on behalf of the dependant exceed the dependant's medical expense threshold for the year (the lesser of $1,813 for 2004 (indexed) and 3% of the dependant's net income for the year), and

                  (ii) those expenses are not included in calculating medical expenses claimed by any other taxpayer.

                              THE BUDGET PLAN 2004

EDUCATION TAX CREDIT

         (4) That, for the 2004 and subsequent taxation years, a qualifying educational program for the purpose of the education tax credit include an otherwise eligible program that an individual takes in connection with, or as part of, the duties of an office or employment.

SMALL BUSINESS DEDUCTION LIMIT

         (5) That the rules in subsection 125(2) and (3) of the Act determining the business limit of a Canadian-controlled private corporation (CCPC) be modified for taxation years that end after 2004 such that

         (a) the business limit of a CCPC for a taxation year be, subject to subparagraph (b), the total of

                  (i) that proportion of $250,000 that the number of days in the taxation year that are in 2004 is of the number of days in the taxation year, and

                  (ii) that proportion of $300,000 that the number of days in the taxation year that are after 2004 is of the number of days in the taxation year; and

         (b) for the purpose of subsection 125(3) of the Act, associated CCPCs allocate a business limit for taxation years beginning after 2004 by allocating a total business limit of $300,000.

         (6) That the references in the description of M in the definition "specified partnership income" in subsection 125(7) of the Act to $275,000 and $754, respectively, for fiscal periods of a partnership that end in 2005 be replaced with references to $300,000 and $822 respectively.

REFUNDABLE SR&ED INVESTMENT TAX CREDITS -- EXPENDITURE LIMIT

         (7) That, subject to paragraph (8), for taxation years that end after March 22, 2004, if a Canadian-controlled private corporation (in this paragraph and paragraph (8) referred to as the "particular corporation") is associated with another corporation (in this paragraph and paragraph (8) referred to as "the other corporation"), in circumstances where those corporations would not be associated if the Act were read without reference to paragraph 256(1.2)(a) of the Act, and there is at least one shareholder of the particular corporation who is not a shareholder of the other corporation, the two corporations not be considered to be associated for the purposes of

         (a) computing the particular corporation's expenditure limit under subsection 127(10.2) of the Act;

                                    ANNEX 9

         (b) determining the particular corporation's business limit, as applied for the purpose only of calculating the particular corporation's expenditure limit under subsection 127(10.2) of the Act; and

         (c) paragraph (f) of the definition "refundable investment tax credit" in subsection 127.1(2) of the Act.

         (8) That paragraph (7) apply only if the Minister of National Revenue is satisfied

         (a) that the particular corporation and the other corporation are not otherwise associated; and

         (b) that the existence of a shareholder of the particular corporation who is not a shareholder of the other corporation, is not for the purpose of satisfying the requirements of that paragraph.

CARRY-FORWARD PERIOD FOR BUSINESS LOSSES

         (9) That, in respect of any non-capital loss, unused foreign tax credit or a life insurer's Canadian life investment loss, for a taxation year that ends after March 22, 2004, there be extended from seven to 10 the number of taxation years, after that taxation year, in respect of which

         (a) the non-capital loss may be deducted in computing taxable income under Part I of the Act or applied in determining the tax payable under
         Part IV of the Act,

         (b) the unused foreign tax credit may be claimed in computing tax payable under Part I of the Act, and

         (c) the life insurer's Canadian life investment loss may be applied in determining the life insurer's taxable Canadian life investment income under Part XII.3 of the Act.

MINERAL EXPLORATION TAX CREDIT

         (10) That the definition "flow-through mining expenditure" in subsection 127(9) of the Act be extended to include expenses otherwise described in that definition that are incurred, or deemed by subsection 66(12.66) of the Act to have been incurred, by a corporation in 2005.

                              THE BUDGET PLAN 2004

FINES AND PENALTIES

         (11) That no deduction be allowed in respect of an amount that is a fine or penalty (other than a prescribed type of fine or penalty) imposed after March 22, 2004 under a law of Canada or a province or a foreign state, other than penalty interest imposed under the Excise Act, the Air Travellers Security Charge Act and the GST/HST portions of the Excise Tax Act.

INCOME TRUSTS

         (12) That a designated taxpayer who holds restricted investment property at the end of a month that ends after 2004 be required to pay a tax for the month equal to 1% of the amount by which

         (a) the total of all amounts each of which is the cost amount to the taxpayer of a restricted investment property held by it at the end of the month exceeds

         (b) the greater of

                  (i) 1% of the total of all amounts each of which is the cost amount to the taxpayer of a property held by it at the end of the month, and

                  (ii) the total of all amounts each of which is the cost amount to the taxpayer of an excluded property held by it at the end of the month.

         (13) That a designated taxpayer who holds, directly or indirectly, units of a class of units of a business income trust at the end of a month that ends after 2004 be required to pay a tax for the month equal to 1% of the taxpayer's excess investment for the month in respect of that class.

         (14) That, for the purposes of paragraphs (12) and (13) and this paragraph,

         (a) a business income trust at any time be a unit trust (other than an exempt trust) any unit of which is, at that time, listed on a stock exchange, 50% or more of the fair market value, at that time, of all of the property of which trust is attributable to the fair market value of property of the trust that is

                  (i) a debt issued by an entity (other than an exempt trust) in respect of which, at that time, the trust has a significant interest,

                                    ANNEX 9

                  (ii) a participating interest in an entity (other than an exempt trust or a corporation that is not a mutual fund corporation, an investment corporation or a mortgage investment corporation) in respect of which, at that time, the trust has a significant interest,

                  (iii) property the fair market value of which at that time is primarily derived, directly or indirectly, from property described in clause (i) or (ii), or

                  (iv) property the fair market value of which at that time is primarily determined, directly or indirectly, by reference to the fair market value of property described in any of clauses
                  (i) to (iii);

         (b) a designated taxpayer be a taxpayer who is described in any of paragraphs 149(1)(o) to (o.2) of the Act or the Canada Pension Plan Investment Board;

         (c) an entity include a natural person, an association, an organization, a fund, a joint venture, a corporation, a partnership, a trust and a syndicate;

         (d) the excess investment of a taxpayer for a month in respect of a class of units of a business income trust be the amount determined by the formula

                                  (A - B) x C/D

         where

         A is the total fair market value of all the units of that class held at the end of the month by any of the taxpayer and entities not dealing at arm's length with the taxpayer,

         B  is the greater of

                  (i) 5% of the total fair market value of all of the issued and outstanding units of that class, and

                  (ii) the total fair market value of all the units of that class, that are excluded property to the holder, held at the end of the month by any of the taxpayer and entities not dealing at arm's length with the taxpayer,

         C is the total fair market value of all the units of that class (other than units that are excluded property to the holder) held at the end of the month directly, or indirectly through entities (other than a corporation described in paragraph 149(1)(o.2) of the Act) not dealing at arm's length with the taxpayer, by the taxpayer, and

                              THE BUDGET PLAN 2004

         D is the total fair market value of all the units of that class (other than units that are excluded property to the holder) held at the end of the month by any of the taxpayer and entities not dealing at arm's length with the taxpayer;

         (e) an excluded property held by an entity at any particular time before 2014 be

                  (i) where the month that includes the particular time ends before 2009, a restricted investment property that was acquired by the entity before March 23, 2004 and held continuously by the entity at all times after March 22, 2004 and before the particular time; and

                  (ii) where the month that includes the particular time ends after 2008 and before 2014, a unit of, or a debt issued by, a business income trust that was acquired by the entity before March 23, 2004 and held continuously by the entity at all times after March 22, 2004 and before the particular time;

         (f) an exempt trust, at any time, be a unit trust 90% or more of the fair market value, at that time, of the property of which is attributable to the fair market value of property of the trust that is

                  (i) real property, or a debt secured by a mortgage or charge on real property,

                  (ii) a Canadian or foreign resource property, or a timber resource property,

                  (iii) shares of the capital stock of, or debt issued by, a corporation listed on a prescribed stock exchange,

                  (iv) cash,

                  (v) debt described in clause 212(1)(b)(ii)(C) of the Act, or issued by a government of or a political subdivision of a country other than Canada,

                  (vi) property more than 90% of the fair market value of which is derived, directly or indirectly, from property described in clauses (i) to (v), or

                  (vii) property more than 90% of the fair market value of which is determined, directly or indirectly, by reference to the fair market value of property described in any of clauses (i) to (vi);

                                    ANNEX 9

         (g) a participating interest in an entity be

                  (i) in the case of an entity that is a corporation, a share of the capital stock of the corporation,

                  (ii) in the case of an entity that is a trust, an interest as a beneficiary under the trust, and

                  (iii) in the case of an entity that is a partnership, a partnership interest in the partnership;

         (h) a restricted investment property held by an entity at any time be a property that is

                  (i) a unit of, or debt issued by, a trust that is, at that time, a business income trust,

                  (ii) an interest in, a share of the capital stock of, or a debt issued by an entity that is, at that time, a trust, a partnership, a mutual fund corporation, an investment corporation or a mortgage investment corporation if the total of all amounts each of which is the cost amount to the entity of a restricted investment property held by it at that time exceeds 1% of the total of all amounts each of which is the cost amount to the entity of a property held by it at that time,

                  (iii) a debt issued by a corporation that is at that time controlled directly or indirectly in any manner whatever by one or more designated taxpayers if the total of all amounts each of which is the cost amount to the corporation of a restricted investment property held by it at that time exceeds 1% of the total of all amounts each of which is the cost amount to the corporation of a property held by it at that time, and

                  (iv) a property the fair market value of which is at that time primarily determined, directly or indirectly, by reference to the fair market value of property described in any of clauses
                  (i) to (iii); and

         (i) a trust have, at any time, a significant interest in respect of an entity if the total fair market value of participating interests in the entity that are held, at that time, by any of the trust and entities that do not deal at arm's length with the trust equals or exceeds 10% of total fair market value of all participating interests in the entity that exist at that time.

                              THE BUDGET PLAN 2004

MUTUAL FUNDS:TAXATION OF TCP GAINS DISTRIBUTIONS

         (15) That, after March 22, 2004,

         (a) every mutual fund, whether a trust or a corporation, be required to maintain a " TCP gains distributions account," to which it adds its gains from dispositions after March 22, 2004 of taxable Canadian properties and any TCP gains distributions (as described in subparagraphs (b) and (c)) it receives from other mutual funds, and from which it deducts its losses from dispositions after March 22, 2004 of taxable Canadian properties and any amounts its unitholders or shareholders receive from it as TCP gains distributions,

         (b) if the mutual fund is a trust, and it designates an amount under subsection 104(21) of the Act for a taxation year of the trust in respect of a unitholder of the trust,

                  (i) the unitholder be deemed to have received from the trust as a TCP gains distribution the lesser of twice the amount designated and the unitholder's portion (determined by reference to the trust's outstanding units) of the trust's TCP gains distributions account, and

                  (ii) if the unitholder is non-resident, the TCP gains distribution be deemed to be received as a distribution of the trust's income to which the exception from withholding tax provided by subparagraph 212(1)(c)(i) of the Act does not apply, and

         (c) if the mutual fund is a corporation, and it elects to treat a dividend paid to a shareholder as a capital gains dividend,

                  (i) the shareholder be deemed to have received from the corporation as TCP gains distribution the lesser of the amount of the dividend and the shareholder's portion (determined by reference to the corporation's outstanding shares) of the corporation's TCP gains distribution account, and

                  (ii) if the shareholder is non-resident, the TCP gains distribution be deemed, for the purpose of subsection 212(2) of the Act, to be a taxable dividend paid by the corporation that is not a capital gains dividend.

         (16) That where, at any time after 2004, the value of a mutual fund trust unit, or of a mutual fund corporation share, that is listed on a prescribed stock exchange is primarily attributable to real property in Canada, Canadian resource property or timber resource property, and the mutual fund pays or makes payable an amount to a non-resident person (including a partnership other than a Canadian partnership) that holds the unit or share, as a distribution on the unit or share,

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                                    ANNEX 9

         (a) the mutual fund be required to withhold and remit to the Receiver General, on account of the non-resident person's liability to tax, 15% of the amount of the distribution,

         (b) to the extent that the non-resident person (or, in the case of a partnership, its non-resident members) is not otherwise subject to tax under the Act on the distribution, the person be deemed for the purposes of the Act to have disposed at that time, for proceeds equal to amount of the distribution, of a property

                  (i) that is a taxable Canadian property the adjusted cost base of which to the person immediately before that time is nil, and

                  (ii) that is in all other respects identical to the unit or share,

         (c) a loss realized by the non-resident person on the disposition of the unit or share be treated as a "TCP holding loss" of the person, to the extent of all distributions, on the unit or share,

                  (i) to which the rule described in subparagraph (b) applies, and

                  (ii) that were paid or payable to the person after the person last acquired the unit or share, and at or before the time of the disposition, and

         (d) for the 2005 and subsequent taxation years, a non-resident person be liable to a tax equal to 15% of the amount, if any, by which

                  (i) the total of all distributions, paid or payable in the year to the person, to which the rule described in subparagraph (b) applies exceeds

                  (ii) the total of the person's TCP holding losses for the year and such amount as the person may claim of its unused TCP holding losses for a preceding taxation year or any of the three following taxation years.

         (17) That, after March 22, 2004, Canadian resource properties and timber resource properties be taxable Canadian property for the purposes of the rules that limit the amount of such property that a mutual fund that was established, or is maintained, primarily for the benefit of non-resident persons may hold, except that this measure not apply before 2007 to an entity that would otherwise cease on March 23, 2004, as a result of this measure, to be a mutual fund trust or a mutual fund corporation.

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                              THE BUDGET PLAN 2004

GENERAL ANTI-AVOIDANCE RULE

         (18) That, for greater certainty, subsection 245(4) of the Act has operated from its inception to exclude a transaction from the operation of subsection 245(2) of the Act only where it may reasonably be considered that the transaction would not result directly or indirectly in a misuse of the provisions of the Income Tax Act, the Income Tax Regulations, the Income Tax Application Rules, any enactments amending the Income Tax Act, the Income Tax Regulations, the Income Tax Application Rules or a tax treaty, or in an abuse having regard to those provisions, read as a whole.

AFFILIATED PERSONS RULES AND TRUSTS

         (19) That, for the purposes of determining after March 22, 2004 whether persons (including partnerships) are affiliated within the meaning of section
251.1 of the Act,

         (a) subsection 104(1) of the Act, which generally treats a reference to a trust as including a reference to the trustee or other persons who own or control the trust property, not apply;

         (b) a person be affiliated with a trust if the person

                  (i) is a majority interest beneficiary of the trust, or

                  (ii) would, if this paragraph were read without reference to this subparagraph, be affiliated with a majority interest beneficiary of the trust; and

         (c) two trusts be affiliated with each other at any time if a contributor to one trust is affiliated with a contributor to the other trust, and

                  (i) a majority interest beneficiary of one trust is, or is affiliated with, a majority interest beneficiary of the other trust,

                  (ii) a majority interest beneficiary of one trust is affiliated with each member of a majority-interest group of beneficiaries of the other trust, or

                  (iii) each member of a majority-interest group of beneficiaries of each trust is affiliated with at least one member of a majority-interest group of beneficiaries of the other trust.

                                    ANNEX 9

         (20) That, after March 22, 2004, for the purposes of subsection 251.1(1) of the Act,

         (a) a "contributor" to a trust include a person who has at any time made a loan or transfer of property, either directly or indirectly, in any manner whatever, to or for the benefit of the trust other than, where the person deals at arm's length with the trust at that time, and is not, immediately after that time, a majority interest beneficiary of the trust,

                  (i) a loan made at a reasonable rate of interest, or

                  (ii) a transfer made for fair market value consideration;

         (b) a "majority interest beneficiary" of a trust at any time mean a person,

                  (i) the fair market value of whose beneficial interest, if any, in the income of the trust at that time together with the income interests in the trust of all persons with whom the person is affiliated, is greater than 50% of the fair market value of all the income interests in the trust at that time, or

                  (ii) the fair market value of whose beneficial interest, if any, in the capital of the trust at that time, together with the capital interests in the trust of all persons with whom the person is affiliated, is greater than 50% of the fair market value of all the capital interests in the trust at that time;

         (c) a "majority-interest group of beneficiaries" of a trust at any time mean a group of persons each of whom is beneficially interested in the trust at that time such that

                  (i) if one person held the interests of all members of the group, that person would be a majority interest beneficiary of the trust, and

                  (ii) if any member of the group were not a member, the test described in subparagraph (i) would not be met; and

         (d) for the purposes of determining whether a person is affiliated with a trust,

                  (i) where a right of the person under the trust depends on the exercise by any person of, or the failure by any person to exercise, a discretionary power, the power be deemed to have been fully exercised or not exercised, as the case may be, and

                  (ii) the beneficial interest of a person in a trust be disregarded in determining whether the person deals at arm's length with the trust if the person would, in the absence of the beneficial interest, be considered to deal at arm's length with the trust.

                              THE BUDGET PLAN 2004

PATRONAGE DIVIDENDS

         (21) That, section 135 of the Act be amended to prevent persons, other than co-operatives and credit unions, from deducting patronage dividends paid after March 22, 2004 to non-arm's length persons.

TAXPAYER-REQUESTED ADJUSTMENTS

         (22) That, for requests made in a calendar year that is after 2004, by a taxpayer who is an individual (other than a trust) or a testamentary trust, the Minister of National Revenue may not, in respect of a taxation year of the taxpayer that ended more than ten calendar years before the beginning of that calendar year

         (a) make a reassessment under subsection 152(4.2) of the Act in respect of the taxation year,

         (b) refund under paragraph 164(1.5)(a) of the Act any overpayment for the taxation year,

         (c) waive or cancel, under subsection 220(3.1) of the Act, all or any portion of any penalty assessed in or in respect of, or interest otherwise accrued during, the taxation year, or

         (d) extend the time for making an election, or grant permission to amend or revoke an election, under subsection 220(3.2) of the Act, that was otherwise required to have been made before the end of the taxation year.

         (23) That, for requests made in a calendar year that is after 2004, by a taxpayer or a partnership, the Minister of National Revenue may not in respect of a taxation year of the taxpayer (or, in the case of a partnership, a fiscal period of the partnership) that ended more than ten calendar years before the beginning of that calendar year

         (a) waive or cancel, under subsection 220(3.1) of the Act, all or any portion of any penalty assessed in or in respect of, or interest otherwise accrued during, the taxation year or fiscal period, or

         (b) extend the time for making, or grant permission to amend or revoke an election, under subsection 220(3.2) of the Act, that was otherwise required to have been made before the end of the taxation year or fiscal period.

                                    ANNEX 9

TRADING CHARITABLE DONATIONS

         (24) That, in respect of gifts made after March 22, 2004, the Act be amended to provide that no deduction may be claimed by a corporation under section 110.1 of the Act in respect of

         (a) a gift made by the corporation before a time at which control of the corporation is acquired by a person or a group of persons, for a taxation year of the corporation that ends on or after that time; or

         (b) a gift made by the corporation on or after a time that control of the corporation is acquired by a person or a group of persons, if the property was acquired by the corporation before that time under an arrangement under which it was expected that control of the corporation would be so acquired and the gift would be so made.

REGISTERED CHARITIES--REGULATORY REFORM

         (25) That the provisions of the Act relating to charities be modified in accordance with proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on March 23, 2004.

CANADIAN FORCES PERSONNEL AND POLICE

         (26) That, for the 2004 and subsequent taxation years, a deduction be allowed in computing taxable income for members of the Canadian Forces or a Canadian police force in respect of employment income earned in a high-risk deployed operational mission as described in the budget documents tabled by the Minister of Finance in the House of Commons on March 23, 2004.

                              THE BUDGET PLAN 2004

NOTICE OF WAYS AND MEANS MOTION TO AMEND THE EXCISE TAX ACT

That it is expedient to amend the Excise Tax Act to provide among other things:

GST REBATE FOR MUNICIPALITIES

         (1) THAT SUBSECTION 123(1) OF THE ACT BE AMENDED BY ADDING THE FOLLOWING IN ALPHABETICAL ORDER:

         "designated municipal property" means property

         (a) that is property of a person who is at any time designated to be a municipality for the purposes of section 259;

         (b) that the person intended at that time to consume, use or supply in the course of activities specified in the designation and otherwise than exclusively in the course of activities that are not activities specified in the designation; and

         (c) in respect of which, or in respect of an improvement to which, an amount included in the "total tax charged in respect of the property or service" under paragraph (a) of the definition "non-creditable tax charged" in subsection 259(1) is an amount

                  (i) of tax in respect of a supply made to, or the importation or bringing into a participating province of the property or an improvement to it by, the person at that time,

                  (ii) deemed to have been paid or collected at that time by the person,

                  (iii) required to be added under subsection 129(7) in determining the person's net tax as a result of a branch or division of the person becoming a small supplier division at that time, or

                  (iv) required to be added under paragraph 171(4)(b) in determining the person's net tax as a result of the person ceasing, at that time, to be a registrant.

         (2) THAT THE ACT BE AMENDED BY ADDING THE FOLLOWING AFTER SECTION
141.1:

                  141.2 (1) Despite section 141.1, for the purposes of this Part, a supply (other than an exempt supply) made by way of sale of personal property of a municipality is deemed to have been made in the course of its commercial activities.

                                   ANNEX 9

         (2) Despite section 141.1, for the purposes of this Part, a supply (other than an exempt supply) made by way of sale of personal property of a person designated to be a municipality for the purposes of section 259 is deemed to have been made in the course of its commercial activities if the property is designated municipal property of the person.

(3) THAT SECTION 166 OF THE ACT BE REPLACED BY THE FOLLOWING:

         166. If a person makes a taxable supply and the consideration or a part of it for the supply becomes due, or is paid before it becomes due, at a time when the person is a small supplier who is not a registrant, that consideration or part, as the case may be, shall not be included in calculating the tax payable in respect of the supply except if the supply is

         (a) a supply by way of sale of real property;

         (b) a supply by way of sale of personal property by a municipality that is capital property of the municipality; or

         (c) a supply by way of sale of designated municipal property of a person designated to be a municipality for the purposes of section 259 that is capital property of the person.

(4) THAT THE ACT BE AMENDED BY ADDING THE FOLLOWING AFTER SECTION 198:

         198.1 (1) In the case of property of a municipality that is not a listed financial institution, the basic tax content of the property at any time after January 30, 2004 shall be determined by applying the following rules:

         (a) an amount of tax described by any of subparagraphs (i) to (v) of the description of A in paragraph (a) of the definition "basic tax content" in subsection 123(1) may be included in determining the value of A only if the tax

                  (i) became payable, or would have become payable in the absence of the circumstances described in subparagraph (iii) or (iv) of that description, after January 2004 under subsection 165(1) or section 212 or 218 in respect of the property, or

                  (ii) was payable, or would have been payable in the absence of circumstances described in subparagraph (iii) or (iv) of that description, under subsection 165(2), 212.1(2) or 218.1(1) or Division IV.1 in respect of the property;

                              THE BUDGET PLAN 2004

         (b) in determining the value of B in paragraph (a) of the definition "basic tax content" in subsection 123(1), any reference in the description of B to tax referred to in a subparagraph of the description of A shall be read to include an amount of tax only if the tax is included in the determination of the value of A in accordance with paragraph (a) of this subsection;

         (c) in determining the value of J in paragraph (b) of the definition "basic tax content" in subsection 123(1),

                  (i) paragraphs (a) and (b) of this subsection shall be applied in determining the basic tax content referred to in subparagraph (i) of the description of J, and

                  (ii) an amount of tax described by any of subparagraphs (iii) to (vi) of the description of J may be included only if the tax

                           (A) became payable, or would have become payable in the absence of the circumstances described in subparagraph (iv) or (v) of that description, after January 2004 under subsection 165(1) or section 212 or 218 in respect of the improvements to the property, or

                           (B) was payable, or would have been payable in the absence of the circumstances described in subparagraph (iv) or (v) of that description, under subsection 165(2), 212.1(2) or 218.1(1) or Division
                           IV.1 in respect of improvements to the property; and

         (d) in determining the value of K in paragraph (b) of the definition "basic tax content" in subsection 123(1), any reference in the description of K to tax referred to in a subparagraph of the description of J shall be read to include an amount of tax only if the tax is included in the determination of the value of J in accordance with paragraph (c) of this subsection.

         (2) In subsection (1), "municipality" includes a person designated to be a municipality for the purposes of section 259 and, in the case of a person so designated, "property" means property that, on January 31, 2004, was property of the person and was used, consumed or supplied by the person otherwise than exclusively in the course of activities that are not activities specified in the designation.

                                    ANNEX 9

         (5) THAT SUBSECTION 200(3) OF THE ACT BE REPLACED BY THE FOLLOWING:

                  (3) Despite paragraph 141.1(1)(a) but subject to section 141.2, for the purposes of this Part, if a registrant (other than a government) makes a supply by way of sale of personal property that is capital property of the registrant and, before the earlier of the time that ownership of the property is transferred to the recipient and the time that possession of the property is transferred to the recipient under the agreement for the supply, the registrant was last using the property otherwise than primarily in commercial activities of the registrant, the supply is deemed to have been made in the course of activities of the registrant that are not commercial activities.

         (6) THAT THE PORTION OF SUBSECTION 200(4) OF THE ACT BEFORE PARAGRAPH
(a) BE REPLACED BY THE FOLLOWING:

                  (4) Despite subsection 141.1(1) but subject to section 141.2, for the purposes of this Part, if a supplier that is a government makes a supply by way of sale of particular personal property that is capital property of the supplier,

         (7) THAT THE ACT BE AMENDED BY ADDING THE FOLLOWING AFTER SECTION 200:

                  200.1 If a registrant is a municipality or a person designated to be a municipality for the purposes of section 259, subsection 193(2) applies, with any modifications that the circumstances require, to personal property (other than a passenger vehicle, an aircraft of a registrant who is an individual or a partnership and property of a person designated to be a municipality for the purposes of section 259 that is not designated municipal property of the person) acquired or imported by the registrant for use as capital property of the registrant as if the personal property were real property.

         (8) THAT THE DESCRIPTION OF B IN PARAGRAPH 201(b) OF THE ACT BE REPLACED BY THE FOLLOWING:

                  B is

                           (i) if the registrant is deemed under subsection 199(3) or 206(2) or (3) to have acquired the vehicle or a portion of it at the particular time, or the registrant is bringing the vehicle into a participating province at the particular time, and the registrant was previously entitled to claim a rebate under section 259 in respect of the vehicle or any improvement to it, the difference between 100% and the specified percentage within the meaning of that section that applied in determining the amount of that rebate, and

                           (ii) in any other case, 100%; and

                              THE BUDGET PLAN 2004

         (9) THAT THE PORTION OF SUBSECTION 203(1) OF THE ACT BEFORE THE FORMULA BE REPLACED BY THE FOLLOWING:

                  203. (1) If a registrant (other than a municipality), at a particular time in a reporting period of the registrant, makes a taxable supply by way of sale of a passenger vehicle (other than a vehicle that is designated municipal property of a person designated at the particular time to be a municipality for the purposes of section
         259) that, immediately before the particular time, was used as capital property in commercial activities of the registrant, the registrant may, despite section 170, paragraph 199(2)(a) and subsections 199(4) and 202(1), claim an input tax credit for that period equal to the amount determined by the formula

         (10) THAT SUBSECTION 203(3) OF THE ACT BE REPLACED BY THE FOLLOWING:

                  (3) Despite paragraph 141.1(1)(a), for the purposes of this Part, a supply shall be deemed not to be a taxable supply if

                  (a) an individual or a partnership (other than a municipality) who is a registrant makes, at a particular time, the supply by way of sale of a passenger vehicle or an aircraft (other than a vehicle or an aircraft that is designated municipal property of a person designated at the particular time to be a municipality for the purposes of section 259) that is capital property of the registrant; and

                  (b) at any time after the individual or partnership became a registrant and before the particular time, the registrant did not use the vehicle or aircraft exclusively in commercial activities of the registrant.

                  (4) If a registrant (other than an individual or a partnership) that is a municipality or a person designated to be a municipality for the purposes of section 259, at a particular time in a reporting period of the registrant, makes a taxable supply by way of sale of a passenger vehicle (other than a vehicle of a person designated to be a municipality for the purposes of section 259 that is not designated municipal property of the person) that, immediately before the particular time, was capital property of the registrant, the registrant may, despite section 170, paragraph 199(2)(a) and subsections 199(4) and 202(1), claim an input tax credit for that period equal to the lesser of

                  (a) the amount determined by the formula

                                  A x (B - C)/B

                  where

                  A is the basic tax content of the vehicle at the particular time,

                                    ANNEX 9

                B is the total of

                  (i) the tax that was payable by the registrant in respect of the last acquisition or importation of the vehicle by the registrant,

                  (ii) if the registrant brought the vehicle into a participating province after it was last acquired or imported by the registrant, the tax that was payable by the registrant in respect of bringing it into that province, and

                  (iii) the tax that was payable by the registrant in respect of improvements to the vehicle acquired, imported or brought into a participating province by the registrant after the property was last acquired or imported, and

                C is the total of all input tax credits that the registrant was entitled to claim in respect of any tax included in the total for B, and

                  (b) the tax that is or would, in the absence of section 167, be payable in respect of the taxable supply.

         (11) THAT SUBSECTIONS 209(1) AND (2) OF THE ACT BE REPLACED BY THE
FOLLOWING:

                  209. (1) If a registrant (other than a financial institution or a government) is a public service body, section 141.2 and subsections 199(2) to (4) and 200(2) and (3) apply, with any modifications that the circumstances require, to real property acquired by the registrant for use as capital property of the registrant or, in the case of subsection 199(4), to improvements to real property that is capital property of the registrant, as if the real property were personal property.

                  (2) If a registrant (other than a financial institution) is a specified Crown agent, section 141.2 and subsections 199(2) to (4) and 200(2) and (4) apply, with any modifications that the circumstances require, to real property acquired by the registrant for use as capital property of the registrant or, in the case of subsection 199(4), to improvements to real property that is capital property of the registrant, as if the real property were personal property.

         (12) THAT THE PORTION OF SUBSECTION 209(3) OF THE ACT BEFORE PARAGRAPH
(a) BE REPLACED BY THE FOLLOWING:

                  (3) Despite subsections (1) and (2), section 141.2 and subsections 200(3) and (4) do not apply to

         (13) THAT THE ACT BE AMENDED BY ADDING THE FOLLOWING AFTER SECTION 257:

                              THE BUDGET PLAN 2004

                  257.1 (1) If a person that is a municipality, or is designated to be a municipality for the purposes of section 259, and that is not a registrant makes, at any time, a taxable supply by way of sale of personal property that is capital property of the person (other than property of a person designated to be a municipality for the purposes of section 259 that is not designated municipal property of the person), the Minister shall, subject to subsection (2), pay a rebate to the person equal to the lesser of

                  (a) the basic tax content of the property at that time, and

                  (b) the tax that is or would, in the absence of section 167, be payable in respect of the taxable supply.

                  (2) A rebate shall not be paid under subsection (1) to a person in respect of the supply by way of sale of personal property by the person unless the person files an application for the rebate within two years after the day the consideration for the supply became due or was paid without having become due.

                  (3) If, for the purposes of satisfying in whole or in part a debt or obligation owing by a person (in this subsection referred to as the "debtor"), a creditor exercises a right under an Act of Parliament or the legislature of a province or an agreement relating to a debt security to cause the supply of personal property and the debtor has a right to redeem the property under the Act or the agreement, the following rules apply:

                  (a) the debtor is not entitled to claim a rebate under subsection (1) with respect to the property unless the time limit for redeeming the property has expired and the debtor has not redeemed the property; and

                  (b) if the debtor is entitled to claim the rebate, consideration for the supply is deemed, for the purposes of subsection (2), to have become due on the day on which the time limit for redeeming the property expires.

         (14) THAT SUBSECTION 259(1) OF THE ACT BE AMENDED BY ADDING THE FOLLOWING IN ALPHABETICAL ORDER:

         "specified percentage" means

         (a) if the person is a charity or a qualifying non-profit organization and is not a selected public service body, 50%;

         (b) if the person is a hospital authority, 83%;

         (c) if the person is a school authority, 68%;

                                    ANNEX 9

         (d) if the person is a university or public college, 67%; and

         (e) if the person is a municipality, 100%;

         "specified provincial percentage" means

         (a) if the person is a charity, or a qualifying non-profit organization, that is not a selected public service body and that is resident in a participating province, 50%;

         (b) if the person is a hospital authority resident in Nova Scotia, 83%;

         (c) if the person is a school authority resident in Nova Scotia, 68%;

         (d) if the person is a university or public college resident in Nova Scotia, 67%;

         (e) if the person is a municipality resident in Nova Scotia or New Brunswick, 57.14%; and

         (f) in any other case, 0%.

         (15) THAT SUBSECTION 259(3) AND (4) OF THE ACT BE REPLACED BY THE
FOLLOWING:

                  (3) If a person (other than a listed financial institution, a registrant prescribed for the purposes of subsection 188(5) and a person designated to be a municipality for the purposes of this section) is, on the last day of a claim period of the person or of the person's fiscal year that includes that claim period, a selected public service body, charity or qualifying non-profit organization, the Minister shall, subject to subsections (4.1), (4.2), (4.21) and (5), pay a rebate to the person equal to the total of

                  (a) the amount equal to the specified percentage of the non-creditable tax charged in respect of property or a service (other than a prescribed property or service) for the claim period, and

                  (b) the amount equal to the specified provincial percentage of the non-creditable tax charged in respect of property or a service (other than a prescribed property or service) for the claim period.

                  (4) If a person is, on the last day of a claim period of the person or of the person's fiscal year that includes that claim period, designated to be a municipality for the purposes of this section in respect of activities (in this subsection referred to as the "designated activities") specified in the designation, the Minister shall, subject to subsections (4.01), (4.1), (4.2), (4.21), (4.3) and
         (5), pay a rebate to the person in respect of property or a service (other than a prescribed property or service) equal to the total of

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                              THE BUDGET PLAN 2004

                  (a) all amounts, each of which is an amount determined by the formula

                                    A x B x C

                  where

                  A  is the specified percentage,

                  B is an amount that is included in the total tax charged in respect of the property or service for the claim period and is an amount of tax in respect of a supply made to, or the importation or bringing into a participating province of the property by, the person at any time, an amount deemed to have been paid or collected at any time by the person, an amount required to be added under subsection 129(7) in determining the person's net tax as a result of a branch or division of the person becoming a small supplier division at any time, or an amount required to be added under paragraph 171(4)(b) in determining the person's net tax as a result of the person ceasing, at any time, to be a registrant, and

                  C is the extent (expressed as a percentage) to which the person intended, at that time, to consume, use or supply the property or service in the course of the designated activities, and

                  (b) all amounts, each of which is an amount determined by the formula

                                    D x E x F

                  where

                  D  is the specified provincial percentage,

                  E is an amount that is included in the total tax charged in respect of the property or service for the claim period and is an amount of tax in respect of a supply made to, or the importation or bringing into a participating province of the property by, the person at any time, an amount deemed to have been paid or collected at any time by the person, an amount required to be added under subsection 129(7) in determining the person's net tax as a result of a branch or division of the person becoming a small supplier division at any time, or an amount required to be added under paragraph 171(4)(b) in determining the person's net tax as a result of the person ceasing, at any time, to be a registrant, and

                  F is the extent (expressed as a percentage) to which the person intended, at that time, to consume, use or supply the property or service in the course of the designated activities.

                                       398

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                                    ANNEX 9

       (16) THAT THE PORTION OF SUBSECTION 259(4.01) OF THE ACT BEFORE PARAGRAPH
(a) BE REPLACED BY THE FOLLOWING:

              (4.01) An amount shall not be included in determining the value of B or E in subsection (4) in respect of a claim period of a person to the extent that

       (17) THAT SUBSECTION 259(4.1) OF THE ACT BE REPLACED BY THE FOLLOWING:

              (4.1) Subject to subsections (4.2) and (4.21), if a person is a charity, a public institution or a qualifying non-profit organization, and is a selected public service body, the rebate, if any, payable to the person under subsection (3) or (4) in respect of property or a service for a claim period is equal to the total of

              (a) 50% of the non-creditable tax charged in respect of the property or service for the claim period, and

              (b) the total of all amounts, each of which is an amount that would be determined under paragraph (4)(a) or (b) in respect of the property or service for the claim period if that subsection applied to the person and if

                     (i) the reference in subsection (4) to "specified percentage" were read as a reference to "the specified percentage applicable to a selected public service body described in whichever of paragraphs (a) to (e) of the definition of that expression in subsection (1) applies to the person minus 50%",

                     (ii) the reference in subsection (4) to "specified provincial percentage" were read as a reference to the greater of "the specified provincial percentage applicable to a selected public service body described in whichever of paragraphs (a) to (e) of the definition of that expression in subsection (1) applies to the person minus 50%" and "0%", and

                     (iii) in the case of a person who is not designated to be a municipality for the purposes of this section, the reference in the description of C or F in subsection (4) to "designated activities" were read as a reference to

                            (A) in the case of a person determined to be a municipality under paragraph (b) of the definition "municipality" in subsection 123(1), activities engaged in by the person in the course of fulfilling the person's responsibilities as a local authority, and

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                        THE BUDGET PLAN 2004

                            (B) in any other case, activities engaged in by the person in the course of operating a recognized degree-granting institution, a college affiliated with, or research body of, such an institution, a public hospital, an elementary or secondary school or a postsecondary college or technical institute, as the case may be.

       (18) THAT THE PORTION OF SUBSECTION 259(4.2) OF THE ACT BEFORE PARAGRAPH
(a) BE REPLACED BY THE FOLLOWING:

              (4.2) In determining an amount under paragraphs (3)(a) and (4)(a) for the purpose of determining a rebate payable to a person, no tax under any of subsection 165(2), sections 212.1 and 218.1 and Division IV.1 payable or deemed to have been paid or collected by the person shall be included

       (19) THAT SUBSECTION 259(4.21) OF THE ACT BE REPLACED BY THE FOLLOWING:

              (4.21) In determining an amount under paragraphs (3)(b) and (4)(b) for the purpose of determining a rebate payable to a person, no tax under any of subsection 165(1) and sections 212 and 218 payable or deemed to have been paid or collected by the person shall be included

              (a) in any amount referred to in any of subparagraphs (a)(i) to
              (iv) of the definition "non-creditable tax charged" in subsection
              (1);

              (b) in any amount referred to in subparagraph (v) of that definition that is required under subsection 129(7) to be added in determining the person's net tax; or

              (c) in determining any amount referred to in subparagraph (v) of that definition that is an input tax credit required under paragraph 171(4)(b) to be added in determining the person's net tax.

       (20) THAT PARAGRAPH 259(4.3)(e) OF THE ACT BE REPLACED BY THE FOLLOWING:

              (e) the total of all amounts each of which is an amount that would be determined under paragraphs (4)(a) or (b) in respect of the property or service for the claim period if

                     (i) the specified percentage for the purposes of subsection
                     (4) were 0%,

                     (ii) the specified provincial percentage for the purposes of that subsection were 50%, and

                     (iii) the reference to designated activities in the description of F in that subsection were a reference to the person's other activities.

                                    ANNEX 9

       (21) THAT SUBSECTION 259(9) OF THE ACT BE REPEALED.

       (22) THAT SECTION 259 OF THE ACT BE AMENDED BY ADDING THE FOLLOWING AFTER SUBSECTION (12):

              (13) If the amount of a rebate under subsection (3) or (4) that is approved by the Minister for payment to a municipality is increased as a result of the application to the municipality of the specified percentage instead of 57.14% in respect of any period, the Minister may, despite section 295, release for publication by the Government of Canada information as to the amount of the increase and any information necessary to identify the municipality. On publication, the information is not confidential information for the purposes of section 295.

       (23) THAT SECTION 1 OF PART V.1 OF SCHEDULE V TO THE ACT BE AMENDED BY STRIKING OUT THE WORD "OR" AT THE END OF PARAGRAPH (l), BY ADDING THE WORD "OR" AT THE END OF PARAGRAPH (m) AND BY ADDING THE FOLLOWING AFTER PARAGRAPH (m):

              (n) designated municipal property, if the charity is a person designated to be a municipality for the purposes of section 259 of the Act.

       (24) THAT THE PORTION OF SECTION 5.1 OF PART V.1 OF SCHEDULE V TO THE ACT BEFORE PARAGRAPH (a) BE REPLACED BY THE FOLLOWING:

              5.1 A supply by way of sale made by a charity to a recipient of tangible personal property (other than capital property of the charity or, if the charity is a person designated to be a municipality for the purposes of section 259 of the Act, designated municipal property), or of a service purchased by the charity for the purpose of making a supply by way of sale of the service, if the total charge for the supply is the usual charge by the charity for such supplies to such recipients and

       (25) THAT SECTION 2 OF PART VI OF SCHEDULE V TO THE ACT BE AMENDED BY STRIKING OUT THE WORD "OR" AT THE END OF PARAGRAPH (l) AND BY ADDING THE FOLLOWING AFTER PARAGRAPH (m):

              (n) property or a service made by a municipality; or

              (o) designated municipal property, if the public institution is a person designated to be a municipality for the purposes of section 259 of the Act.

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                              THE BUDGET PLAN 2004

       (26) THAT THE PORTION OF SECTION 6 OF PART VI OF SCHEDULE V TO THE ACT BEFORE PARAGRAPH (a) BE REPLACED BY THE FOLLOWING:

              6. A supply by way of sale made by a public service body (other than a municipality) to a recipient of tangible personal property (other than capital property of the body or, if the body is a person designated to be a municipality for the purposes of section 259 of the Act, designated municipal property), or of a service purchased by the body for the purpose of making a supply by way of sale of the service, if the total charge for the supply is the usual charge by the body for such supplies to such recipients and

       (27) THAT THE PORTION OF SECTION 25 OF PART VI OF SCHEDULE V TO THE ACT BEFORE PARAGRAPH (a) BE REPLACED BY THE FOLLOWING:

              25. A supply of real property made by a public service body (other than a financial institution, a municipality or a government), but not including a supply of

       (28) THAT SECTION 25 OF PART VI OF SCHEDULE V TO THE ACT BE AMENDED BY STRIKING OUT THE WORD "OR" AT THE END OF PARAGRAPH (h), BY ADDING THE WORD "OR" AT THE END OF PARAGRAPH (i) AND BY ADDING THE FOLLOWING AFTER PARAGRAPH (i):

              (j) designated municipal property, if the body is a person designated to be a municipality for the purposes of section 259 of the Act.

       (29) THAT AN ENACTMENT FOUNDED ON ANY OF PARAGRAPHS (1), (11), (12) AND
(21) BE DEEMED TO HAVE COME INTO FORCE ON FEBRUARY 1, 2004.

       (30) THAT ANY ENACTMENT FOUNDED ON ANY OF PARAGRAPHS (2), (3), (5) TO
(7), (9), (10), (13) AND (23) TO (28) APPLY TO ANY SUPPLY FOR WHICH CONSIDERATION BECOMES DUE AFTER MARCH 9, 2004 OR IS PAID AFTER THAT DAY WITHOUT HAVING BECOME DUE, BUT DOES NOT APPLY TO ANY SUPPLY MADE UNDER AN AGREEMENT IN WRITING ENTERED INTO BEFORE MARCH 10, 2004.

       (31) THAT ANY ENACTMENT FOUNDED ON PARAGRAPH (4) BE DEEMED TO HAVE COME INTO FORCE ON JANUARY 31, 2004.

       (32) THAT ANY ENACTMENT FOUNDED ON PARAGRAPH (8) APPLY FOR THE PURPOSE OF DETERMINING AN INPUT TAX CREDIT OF A REGISTRANT IN RESPECT OF A PASSENGER VEHICLE THAT THE REGISTRANT ACQUIRES, IMPORTS OR BRINGS INTO A PARTICIPATING PROVINCE AFTER JANUARY 2004.

                                    ANNEX 9

       (33) THAT ANY ENACTMENT FOUNDED ON ANY OF PARAGRAPHS (14) TO (20) APPLY FOR THE PURPOSE OF DETERMINING A REBATE UNDER SECTION 259 OF THE ACT OF A PERSON FOR CLAIM PERIODS ENDING ON OR AFTER FEBRUARY 1, 2004, EXCEPT THAT THE REBATE SHALL BE DETERMINED AS IF THOSE PARAGRAPHS DID NOT COME INTO FORCE FOR THE PURPOSE OF DETERMINING A REBATE OF A PERSON FOR THE CLAIM PERIOD OF THE PERSON THAT INCLUDES THAT DAY IN RESPECT OF

       (a) AN AMOUNT OF TAX THAT BECAME PAYABLE BY THE PERSON BEFORE THAT DAY;

       (b) AN AMOUNT THAT IS DEEMED TO HAVE BEEN PAID OR COLLECTED BY THE PERSON BEFORE THAT DAY; OR

       (c) AN AMOUNT THAT IS REQUIRED TO BE ADDED IN DETERMINING THE PERSON'S NET TAX

              (i) AS A RESULT OF A BRANCH OR DIVISION OF THE PERSON BECOMING A SMALL SUPPLIER DIVISION BEFORE THAT DAY, OR

              (ii) AS A RESULT OF THE PERSON CEASING BEFORE THAT DAY TO BE A REGISTRANT.

       (34) THAT ANY ENACTMENT FOUNDED ON PARAGRAPH (22) COME INTO FORCE ON ROYAL ASSENT.

                              THE BUDGET PLAN 2004

       NOTICE OF WAYS AND MEANS MOTION TO AMEND THE INCOME TAX CONVENTIONS INTERPRETATION ACT

That it is expedient to amend the Income Tax Conventions Interpretation Act to clarify that section 245 of the Income Tax Act applies to any benefit provided under a convention.